SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

IRVINE SENSORS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRVINE SENSORS CORPORATION

3001 RED HILL AVENUE

COSTA MESA, CALIFORNIA 92626

May [    ], 2006

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of Irvine Sensors Corporation (the “Company”), which will be held at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, on Wednesday June 28, 2006, at 1:00 p.m., Pacific Time. The formal meeting notice, proxy statement, proxy card and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2005 are enclosed herewith.

In December 2005, the Company acquired (the “Initial Acquisition”) 70% of the outstanding capital stock of Optex Systems, Inc., a privately held manufacturer of telescopes, periscopes, lenses and other optical systems and instruments (“Optex”), and obtained the right to purchase the remaining 30% of the capital stock of Optex. Because the shares of the Company’s common stock (the “Common Stock”) issued or to be issued to finance the Initial Acquisition represented approximately 20% of the Company’s outstanding Common Stock, the Nasdaq Marketplace Rules mandate stockholder approval to issue any further shares of Common Stock to purchase the balance of the Optex capital stock and upon conversion of certain indebtedness incurred to finance the Initial Acquisition or upon exercise of certain warrants issued in connection with the Initial Acquisition. Accordingly, at the Annual Meeting, the Company’s stockholders will be asked to approve four proposals involving the prospective issuance of the Company’s Common Stock in connection with the Initial Acquisition, including: (1) the issuance of 2,692,308 shares of Common Stock to the previously sole shareholder of Optex to acquire the remaining 30% of Optex capital stock; (2) the issuance of 982,503 shares of Common Stock to two private equity firms upon the conversion of Series 2 senior subordinated convertible notes issued in connection with the Initial Acquisition in the aggregate principal amount of $2,554,507, the issuance of 343,876 shares of Common Stock to the same private equity firms upon the exercise of related Series 2 warrants and the issuance of additional shares of Common Stock for the conversion and exercise of the Series 1 notes and Series 1 warrants exceeding 3,865,929 shares, for the repayment of interest under all notes and for any anti-dilution adjustments under all notes and all warrants issued to such private equity firms; (3) the issuance of a warrant to purchase up to 84,860 shares of Common Stock, and the issuance of the underlying shares of Common Stock upon exercise of such warrant, to the holder of the senior bank debt incurred in connection with the Initial Acquisition; and (4) the issuance of 192,308 shares of Common Stock to one of the Company’s directors or his consulting firm in lieu of payment of a cash success fee earned in connection with the Initial Acquisition and authority to issue additional shares of Common Stock to such consulting firm in the future should such director or his consulting firm earn additional success fees under a consulting agreement. In addition, at the Annual Meeting, stockholders will be asked to approve a 2006 Omnibus Incentive Plan, including an authorization of 1,900,000 shares for issuance thereunder, to elect nine directors and to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending October 1, 2006. The enclosed proxy statement explains the items of business to come formally before the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

Sincerely yours,

MEL R. BRASHEARS

Chairman of the Board

IRVINE SENSORS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 28, 2006

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Irvine Sensors Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, June 28, 2006, at 1:00 p.m. Pacific Time at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To approve the issuance of 2,692,308 shares of the Company’s common stock (the “Common Stock”) to Timothy Looney to purchase the remaining 30% of the capital stock of Optex Systems, Inc. (“Optex”);

2.	To approve the issuance of 982,503 shares of Common Stock upon conversion of Series 2 senior subordinated secured convertible notes in the aggregate principal amount of $2,554,507 which was issued to two private equity firms to finance the Company’s Initial Acquisition of 70% of the capital stock of Optex (the “Initial Acquisition”), the issuance of 343,876 shares of Common Stock upon the exercise of related Series 2 warrants and the issuance of additional shares of Common Stock for the conversion and exercise of Series 1 notes and Series 1 warrants exceeding 3,865,929 shares, for the repayment of interest under all notes and for any anti-dilution adjustments under all notes and warrants issued to such private equity firms;

3.	To approve the issuance of a warrant to purchase up to 84,860 shares of Common Stock, and the issuance of the underlying shares of Common Stock upon exercise of such warrant, to the holder of the Company’s senior secured bank debt, which debt was used to finance the Initial Acquisition;

4.	To approve the issuance of 192,308 shares of Common Stock to one of the Company’s directors or his consulting firm in lieu of payment of a cash success fee earned in connection with the Initial Acquisition, and the issuance of additional shares of Common Stock to such consulting firm in the future should such director or his consulting firm earn additional success fees under his consulting agreement with the Company;

5.	To approve the Irvine Sensors Corporation 2006 Omnibus Incentive Plan and to authorize the issuance of up to 1,900,000 shares of Common Stock thereunder;

6.	To elect nine directors, each to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

7.	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending October 1, 2006; and

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on May 15, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please read the attached proxy statement carefully, and mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a proxy from that nominee allowing you to cast your vote in person.

By Order of the Board of Directors,

John J. Stuart, Jr.
Costa Mesa, California	Chief Financial Officer, Senior Vice President
May [ ], 2006	and Secretary

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Irvine Sensors from documents we have filed with Securities and Exchange Commission that are not included in or delivered with this proxy statement. You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the Securities and Exchange Commission are also available to the public at its web site at http://www.sec.gov/. You can obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626, or by telephone at (714) 549-8211.

IRVINE SENSORS CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Irvine Sensors Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 28, 2006, and at any adjournment(s) or postponements(s) thereof (the “Annual Meeting”). The Annual Meeting will be held at 1:00 p.m., Pacific Time, at the Ayres Hotel located at 325 South Bristol Street, Costa Mesa, California 92626. These proxy solicitation materials, together with the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2005, are being mailed on or about May [ ], 2006 to all stockholders entitled to vote at the Annual Meeting.

Purpose of the Meeting

In December 2005, the Company acquired (the “Initial Acquisition”) 70% of the outstanding capital stock of Optex Systems, Inc., a privately held manufacturer of telescopes, periscopes, lenses and other optical systems and instruments (“Optex”), and was granted the right to purchase the remaining 30% of the capital stock of Optex (the “Buyer Option”). Because the shares of the Company’s common stock, $0.01 par value (the “Common Stock”), issued or to be issued in connection with the Initial Acquisition represented approximately 20% of the Company’s outstanding Common Stock, the Nasdaq Marketplace Rules mandate that stockholder approval be obtained in order to issue any other equity securities of the Company in connection with the Initial Acquisition and the Buyer Option. Proposals One through Four specifically authorize, among other things, the issuance of additional equity securities of the Company (i) upon conversion or cancellation of certain indebtedness incurred in connection with the Initial Acquisition, (ii) upon exercise of certain warrants issued in connection with the Initial Acquisition and (iii) as consideration for the exercise of the Buyer Option. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

Voting; Quorum

The Company has authorized two classes of voting securities: Common Stock (80,000,000 shares authorized) and preferred stock (500,000 shares authorized). On May 15, 2006, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, [19,690,455] shares of the Company’s Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. On the record date, there were [701] holders of record of the Company’s Common Stock according to information provided by the Company’s transfer agent. Each holder of Common Stock is entitled to one vote on each matter brought before the Annual Meeting for each share of Common Stock held by such stockholder on the record date. The holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Under the Company’s Certificate of Incorporation, cumulative voting is permitted in the election of directors. Under the cumulative voting rules, every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder designates, provided that votes cannot be cast for more candidates than are provided for by the By-Laws at the time of voting. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to commencement of voting and any stockholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such stockholder’s intention to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of directors, the nine nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Additionally, in the absence of an exemption from registration or waiver by regulatory authorities, in order to comply with California state securities laws, the 2006 Omnibus Incentive Plan may also be required to be approved by the majority of outstanding shares entitled to vote.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals One, Two, Three, Four, Five and Seven described in this proxy statement and the accompanying notice.

You may revoke or change your proxy at any time before the closing of the polls at the Annual Meeting by any of the following actions: (i) delivering a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company or (iii) personally attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If so, the Company will pay the proxy solicitor reasonable and customary fees. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at the Company’s 2007 Annual Meeting of Stockholders and included in the proxy solicitation materials related to that meeting must be received by the Company no later than January [ ], 2007, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement. All stockholder proposals must be in compliance with applicable laws and regulations and the Company’s By-Laws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders. Stockholders are advised to review the Company’s By-Laws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. The deadline under the Company’s current By-Laws for submitting a stockholder proposal or a nomination for a director that is not to be included in the proxy solicitation materials is also January [ ], 2007. Stockholder proposals should be addressed to the Secretary of the Company at the Company’s principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626; Attention: Corporate Secretary.

In addition, the proxy solicited by the Board for the 2007 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April [ ], 2007, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement. This deadline may be changed if the 2007 Annual Meeting is scheduled more than thirty days prior to the anniversary of the 2006 Annual Meeting, in which case the Company will provide notice of the changed deadline pursuant to Rules 14a-4(c) and 14a-8(e). It is recommended that stockholders submitting proposals direct them to the Secretary of the Company and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in the Company’s By-Laws and conditions established by the Securities and Exchange Commission.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Voting Electronically Via the Internet or Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. If your bank or brokerage firm provides for voting over the Internet or by telephone, your voting form will provide instructions for such alternative methods of voting. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instructions in the envelope provided.

SUMMARY TERM SHEET

In this proxy statement, the terms “Irvine Sensors,” “Company,” “we,” “us,” and “our” refer to Irvine Sensors Corporation and its subsidiaries.

The following summary term sheet provides information to help you understand the essential features and material terms of the Initial Acquisition and our proposed acquisition of the remaining 30% of the capital stock of Optex pursuant to a buyer option agreement. The term sheet also contains cross-references to more detailed discussions elsewhere in the proxy statement, for your further information and review. Please refer to the stock purchase agreement and the buyer option agreement, which are attached as Appendices A and B to this proxy statement, for further details.

•	The Initial Acquisition (see page 36). On December 30, 2005, we completed the Initial Acquisition and purchased 70% of the issued and outstanding capital stock of Optex from Timothy Looney, the sole shareholder of Optex. At the closing of the Initial Acquisition, Optex became our majority-owned subsidiary.

•	Initial Acquisition Consideration (see page 36). The consideration payable to Mr. Looney for the acquisition of 70% of Optex consisted of the following: (a) an initial cash payment of $14 million, which was paid at the closing of the Initial Acquisition; (b) an additional cash payment of $64,200 in consideration of the excess book value we acquired over the target net book value specified in the stock purchase agreement, which was paid in April 2006 after completion of Optex’s 2005 audit; and (c) a potential payment to Mr. Looney of up to an additional $4 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for each of the next three fiscal years.

•	Financing for the Initial Acquisition (see page 53 and page 64). In order to finance the Initial Acquisition, in December 2005, the Company closed a private placement with two accredited institutional investors, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (“Pequot”), consisting of senior subordinated secured convertible notes in the original aggregate principal amount of $10.0 million (the “Notes”) and issued to Pequot four-year warrants to purchase an aggregate of 1,346,154 shares of the Company’s Common Stock at an exercise price of $3.10 per share (the “Warrants”). The Notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. One series of Notes, with an aggregate face amount of $7,445,493, matures in four years, and the other series of Notes, with an aggregate face amount of $2,554,507, currently matures in two years. The principal and interest under the Notes is convertible into shares of Common Stock at a conversion price per share of $2.60 and the Warrants are exercisable for shares of Common Stock at an exercise price per share of $3.10, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of Common Stock. The conversion and exercise of the Notes and Warrants into an aggregate number of shares of Common Stock exceeding 19.99% of the Company’s outstanding Common Stock prior to the closing of the private placement is subject to approval of the Company’s stockholders. As a result of the private placement, Pequot became a beneficial owner of greater than 5% of the Company’s Common Stock. Further, in order to finance the Initial Acquisition, on December 30, 2005, we also closed a four-year $4.9 million senior secured term loan with Square 1 Bank. The term loan must be repaid in 48 equal monthly installments, and is subject to acceleration upon the occurrence of certain events of default. The term loan bears interest at the prime rate plus a varying percentage between 1.50% and 2.50% based upon a debt service

•	coverage ratio. On the earlier of the end of the term or repayment in full of the loan, we are required to pay Square 1 Bank a loan payoff success fee equal to the greater of 50 basis points on the amount of the term loan funded and an amount calculated based on the spread in the trailing 90-day average closing market price of 84,860 shares of our Common Stock between the date of the term loan funding and the date of the loan payoff. At our option, however, this loan payoff fee may be repaid by issuing Square 1 Bank a four-year warrant to purchase up to an aggregate of 84,860 shares of our Common Stock at an exercise price per share of $3.10, which warrant is subject to approval of our stockholders

•	Buyer Option (see page 36). In connection with the Initial Acquisition, we were granted a Buyer Option to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney, subject to approval by our stockholders of the issuance of shares of our Common Stock upon exercise of the Buyer Option. Upon such approval and the closing of the Buyer Option, Optex will become our wholly-owned subsidiary.

•	Buyer Option Consideration (see page 36). The consideration that we will pay Mr. Looney for the remaining 30% of the issued and outstanding capital stock of Optex at the closing of the Buyer Option consists of 2,692,308 shares of our Common Stock.

•	Earnout (see page 36). As part of the consideration for the Initial Acquisition, we may potentially pay Mr. Looney up to an additional $4 million in a cash earnout based upon the percentage of net cash flow, after debt service, generated from the Optex business for each of the next three fiscal years. For the fiscal year ending October 1, 2006, we will pay Mr. Looney 75% of Optex’s net cash flow, after debt service, up to $2 million, in a cash earnout. For the fiscal years ending September 30, 2007 and September 28, 2008, we will pay Mr. Looney 50% of Optex’s net cash flow, after debt service, up to an additional $1 million, in a cash earnout for each of those two fiscal years. In the event that Mr. Looney does not earn the full $2 million earnout consideration for the first earnout period, the amount by which the earnout consideration is not achieved in the first earnout period, up to a maximum of $500,000, may be carried over and earned in the second earnout period.

•

Escrow (see page 37). At the closing of the Initial Acquisition, we deposited $1 million of the consideration in a purchase price escrow account, and Mr. Looney deposited in a stock escrow account capital stock of Optex not sold in the Initial Acquisition equal to 14% of the Optex capital stock outstanding. Such shares were to be held until the earlier of (i) thirty days following the filing of our consolidated financial statements with the Securities and Exchange Commission (“SEC”) that include our revenues for the quarter ended December 31, 2005 or (ii) ninety days after the closing date of the Initial Acquisition. Optex’s 2005 audit determined that we received excess net book value over the target net book value specified in the stock purchase agreement. Accordingly, a post-closing cash payment of approximately $64,200 was made to Mr. Looney in consideration for this excess net book value, the $1 million of consideration in the purchase price holdback escrow was released to Mr. Looney in April 2005, and Mr. Looney deposited his remaining shares of Optex stock into the stock escrow account. At the closing of the Buyer Option, we will deposit into the stock escrow account a portion of the Buyer Option consideration, equal to that number of shares of our Common Stock having an aggregate value of $4 million (based on $2.60 per share and subject to adjustment in the event of a share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving our Common Stock), less the value of any portion of the Optex stock escrow amount that may have been released to us prior to the buyer option closing, in an escrow account to be held for eighteen months following the closing date of the Initial Acquisition. Such shares will replace the Optex stock in the stock escrow account that are being purchased in the Buyer Option, and such shares will remain in escrow for eighteen months following the closing date of the Initial Acquisition. The stock escrow account (including the Optex stock initially deposited or our Common Stock issued in replacement thereof) will be used to indemnify us if Mr. Looney breaches any of the representations, warranties, covenants and agreements made in the stock purchase agreement or the buyer option agreement or if we have any other valid indemnity claims under such agreements.

•	Conditions to Buyer Option Closing (see page 37). The Buyer Option is subject to conditions that must be satisfied or waived prior to the Buyer Option closing. A party will not be obligated to consummate the Buyer Option if: (a) the other party’s representations and warranties in the stock purchase agreement and the buyer option agreement are not true; (b) a party fails to perform its covenants under the stock purchase agreement and buyer option agreement; (c) there is litigation challenging the Buyer Option; or (d) there are laws or governmental orders that prohibit the Buyer Option closing. In addition, we will not be obligated to consummate the Buyer Option if: (x) a person other than Mr. Looney claims an ownership interest in Optex; (y) any of the Optex warrants have not been cancelled; or (z) our stockholders do not approve the issuance of the Common Stock as consideration for exercise of the Buyer Option.

•	Accounting Treatment (see page 38). The Initial Acquisition has been accounted for as a purchase of a business, so that the revenues, expenses and financial condition of Optex have been included in our consolidated financial statements following the Initial Acquisition. Thirty percent of the net income or loss of Optex after December 30, 2005 will be allocated to a minority interest, unless and until we exercise our Buyer Option upon stockholder approval or until some other subsequent event changes the ownership structure of Optex.

•	Tax Treatment (see page 38). Prior to the Initial Acquisition on December 30, 2005, Optex was a Subchapter S corporation, pursuant to which its net income was passed through to its shareholders for tax purposes. At December 30, 2005 and prior to the closing of the Initial Acquisition, Timothy Looney, the President of Optex, was Optex’s sole shareholder. Effective that date, our acquisition of Optex stock in the Initial Acquisition caused Optex to be reclassified as a general for-profit corporation that will be taxed subsequent to the transaction on a corporate basis. The tax effect to Mr. Looney of the Initial Acquisition or the Buyer Option is unknown to us. As long as we own less than 80% of the capital stock of Optex, we will not be able to consolidate Optex’s results of operations with ours for tax purposes. If we acquire the remaining 30% of the capital stock of Optex, we will be able to consolidate Optex’s results for tax purposes.

•	Registration or Exemption of Securities (see page 31 and page 38). The shares of our Common Stock that will be issued to Mr. Looney upon exercise of the Buyer Option will be exempt from registration under Regulation D under the Securities Act of 1933, as amended.

•	Board Recommendation (see page 31). Our Board of Directors unanimously recommends that the stockholders vote “FOR” the issuance of shares of our Common Stock to Mr. Looney in consideration for the purchase of the remaining 30% of the capital stock of Optex.

Information About the Companies

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

(714) 549-8211

We design, develop, manufacture and sell miniaturized vision systems and electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to these products, mostly for U.S. government customers or prime contractors. Most of our historical business relates to application of our proprietary technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms.

You can find more information about us on page 32 of this proxy statement under the caption “The Parties to the Initial Acquisition and Buyer Option—Irvine Sensors Corporation.”

Optex Systems, Inc.

1420 Presidential Drive

Richardson, Texas 75081

(972) 644-0722

Founded in 1987, Optex manufactures and sells optical sighting systems and assemblies primarily for U.S. Department of Defense applications. Optex’s products are installed on U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Armored Security Vehicles and have been selected for installation on the Future Combat Systems (“FCS”) Stryker vehicle. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. It delivers its products both directly to the military services and to prime contractors for military land vehicles.

You can find more information about Optex on page 32 of this proxy statement under the caption “The Parties to the Initial Acquisition and Buyer Option—Optex Systems, Inc.”

Summary of Reasons for the Acquisition of Optex

The decision of our Board of Directors to enter into the stock purchase agreement and buyer option agreement was based on a thorough analysis of each company’s strengths and weaknesses. This analysis allowed our Board of Directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. The primary reasons for the acquisition of Optex include the following:

•	a substantial increase in our revenues. Optex’s revenues for calendar 2005 were approximately $19 million, while our revenues for fiscal 2005 were approximately $23 million. Optex’s immediate contribution to our top line revenue growth and positive gross margins on its sales are expected to help us achieve a level of critical mass necessary for operational profitability;

•	support of our strategy to transition toward a product-dominated business with the ability to more aggressively exploit our advanced technology;

•	an increase in our customer base. Historically, Optex has profitably and reliably delivered high volume products under multi-year contracts to many of the same customers that are central to our core vision systems business strategy, which we anticipate will provide opportunities to leverage cross-selling opportunities at both companies;

•	an additional center of manufacturing excellence and an experienced manufacturing workforce for our products. Optex has an enviable reputation and credibility with its customers as a reliable supplier; and

•	the expansion of our addressable markets and competitive advantages through the integration of some of our night vision and laser imaging technologies with Optex’s optical sights.

To fully understand the proposed acquisition of the remaining 30% of Optex and the legal terms of the transactions, we urge you to read the stock purchase agreement and the buyer option agreement carefully. The entire text of the stock purchase agreement and the buyer option agreement is set forth as Appendices A and B to this proxy statement.

Comparative Per Share Data

The following table sets forth certain selected historical per share data of the Company for the fiscal year ended October 2, 2005 and of Optex for the year ended December 31, 2005 and combined per share data for the periods on an unaudited pro forma basis after giving effect to the Initial Acquisition on a purchase basis of accounting. This data is being provided solely as an illustration and should be read in conjunction with the selected financial data and the historical consolidated financial statements and notes thereto of the Company and Optex incorporated by reference and included elsewhere herein, respectively. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the Initial Acquisition been consummated as of the beginning of the period presented nor is such data necessarily indicative of future financial condition or results of operations.

	Irvine Sensors	Optex (3)	Combined Pro Forma with 70% Ownership of Optex	Combined Pro Forma with 100% Ownership of Optex
Fiscal Year Ended October 2, 2005 (Irvine Sensors and Combined Pro Forma) and Year Ended December 31, 2005 (Optex)
Diluted earnings per share(1)	$(0.10)	$0.27	$(0.10)	$(0.07)
Historical book value per share(1)(2)	$0.43	$0.63	$0.43	$0.38
Quarter Ended January 2, 2006
Diluted earnings per share(1)	$(0.06)	$(0.09)	$(0.11)	$(0.11)

Historical book value per share(1)(2)	$0.39	$0.63	$0.39	$0.34

(1) Based on a third party valuation analysis, the Company has recorded intangibles of approximately $2.2 million resulting from the Initial Acquisition, which will result in amortization expense of approximately $177,800 per quarter through the quarterly periods ended December 30, 2007 and approximately $33,500 per quarter through the subsequent six calendar years. If purchase of the remaining 30% of Optex’s common stock though exercise of the Buyer Option is approved by stockholders, such amortization expenses will increase to $254,100 and $47,800 per quarter, respectively. Historical diluted earnings per share is calculated by dividing net income for the period by the weighted average shares of common stock outstanding for the period. Pro forma combined diluted earnings per share is calculated by dividing pro forma combined net income for the period by the weighted average share of the Company’s Common Stock outstanding for the period. The Company has excluded from the computation of diluted loss per common share the maximum number of shares issuable pursuant to outstanding, in-the-money stock options and warrants because the Company had a loss from continuing operations for the periods presented and to include the representative share increments would be anti-dilutive.

(2) Historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at October 2, 2005 and January 1, 2006, respectively. Pro forma combined book value for the Company with 70% ownership of Optex is equal to historical book value for both the year period ended December 31, 2005 and the quarterly period ended January 2, 2006 since the Initial Acquisition closed on December 30, 2005, and the initial balance sheet effect of that transaction is reported in the Company’s Form 10-Q for the 13-week period ended January 2, 2006. Pro forma combined book value for the Company with 100% ownership of Optex is computed by dividing the pro forma combined stockholders’ equity by the pro forma number of shares of the Company’s Common Stock outstanding at October 2, 2005 and January 1, 2006, respectively, assuming issuance of the 2,692,308 shares of the Company’s Common Stock issuable pursuant to exercise of the Buyer Option.

(3) Optex’s equivalent shares outstanding are based on the exchange ratio of the Buyer Option, namely that 3,000, or 30% of the 10,000 outstanding, shares of Optex will be exchanged for 2,692,308 shares of the Company’s Common Stock, if exercise of the Buyer Option is approved by Irvine Sensors stockholders. This results in an equivalent exchange ratio of 897.436 Irvine Sensors shares for one share of Optex, or an aggregate equivalent of 8,974,360 shares of the Company’s Common Stock for the 10,000 outstanding shares of Optex.

Market Price Information

Historical Price Data

The following table sets forth the range of high and low sales prices of our Common Stock for the periods indicated, as reported by Nasdaq Capital Market (previously known as the Nasdaq SmallCap Market) under the trading symbol IRSN. Our stock is also traded on the Boston Stock Exchange under the trading symbol ISC. These prices represent prices among dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions:

	High	Low
Fiscal Year Ending October 1, 2006:
First Quarter	$2.88	$1.99
Second Quarter	3.33	2.21
Third Quarter (through April 28, 2006)	2.84	2.23

Fiscal Year Ended October 2, 2005:
First Quarter	$3.25	$1.70
Second Quarter	2.73	1.81
Third Quarter	2.53	1.60
Fourth Quarter	3.00	2.10

Fiscal Year Ended October 3, 2004:
First Quarter	$3.84	$1.21
Second Quarter	4.77	2.28
Third Quarter	4.34	2.33
Fourth Quarter	2.63	1.61

On April 28, 2006, the last sales price for our Common Stock as reported by the Nasdaq Capital Market was $2.40.

There is no established trading market for the common stock of Optex.

As of May 15, 2006, the record date for the Annual Meeting, we had [701] holders of record of our Common Stock according to information provided by our transfer agent. As of the same date, Optex had two holders of record of its common stock, which included Irvine Sensors and Mr. Looney.

Recent Price Data

On December 30, 2005, the last full trading day immediately prior to the public announcement of the Initial Acquisition, the closing price per share of our Common Stock as reported on the Nasdaq Capital Market was $2.39. On May [ ], 2006, the last practicable trading date for which information is available before the printing of the Proxy Statement, the closing price per share of our Common Stock as reported on the Nasdaq Capital Market was $[ ]. There can be no assurance as to the actual price of our Common Stock prior to, at or at any time following the exercise of the Buyer Option, or in the event the Buyer Option is not consummated. There is no established trading market for the common stock of Optex.

Dividends

We have never declared or paid cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Historically, as a Subchapter S corporation, Optex has made distributions of income from time to time to its sole shareholder.

Selected Historical Financial Information

Irvine Sensors Corporation

The following selected historical consolidated financial information of Irvine Sensors as of and for each of the three fiscal years in the period ended October 2, 2005 and as of October 2, 2005 and October 3, 2004 has been derived from Irvine Sensors’ audited historical financial statements incorporated by reference in this proxy statement. The consolidated financial statements for those periods were audited by Grant Thornton LLP, an independent registered public accounting firm. The following selected consolidated financial information for the years ended September 29, 2002 and September 30, 2001 and as of September 28, 2003, September 29, 2002 and September 30, 2001 has been derived from Irvine Sensors’ audited historical consolidated financial statements, which are not included or incorporated by reference in this proxy statement. The following selected consolidated financial information of Irvine Sensors as of and for the 13-week periods ended January 2, 2005 and January 1, 2006 has been derived from unaudited consolidated financial statements included in Irvine Sensors’ quarterly report on Form 10-Q for the 13-week period ended January 1, 2006 incorporated by reference in this proxy statement, and, in the opinion of Irvine Sensors management, includes all adjustments, consisting only of normal recurring adjustments except for adjustments to Irvine Sensors’ balance sheet as of January 1, 2006 to reflect the Initial Acquisition of Optex, necessary for a fair presentation of such information for the interim periods. The operating results for the 13-week period ended January 1, 2006 are not necessarily indicative of the results for the full year ending October 1, 2006. The following information should be read in conjunction with management’s discussion and analysis of financial condition and results of operations of Irvine Sensors and the consolidated financial statements and notes thereto of Irvine Sensors incorporated by reference into this proxy statement.

	Fiscal Year Ended
	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	September 30, 2001
Consolidated Statement of Operations Data:
Total revenues	$23,049,000	$13,686,700	$11,665,300	$13,267,800	$6,145,600
Loss from operations	(1,481,700)	(3,902,100)	(5,645,300)	(4,874,300)	(16,019,700)
Loss from continuing operations	(1,619,200)	(4,017,300)	(6,175,900)	(5,014,300)	(15,438,900)
Gain (loss) from discontinued operations	(177,300)	(149,600)	(169,200)	(1,023,200)	851,400
Net loss	(1,796,500)	(4,166,900)	(6,345,100)	(6,037,500)	(14,587,500)
Basic and diluted net loss per common share	$(0.10)	$(0.26)	$(0.82)	$(1.06)	$(5.72)
Weighted average number of common shares outstanding	18,392,500	15,799,200	8,958,200	5,694,800	2,549,500
Shares used in computing basic and diluted net loss per common share(1)	18,392,500	15,799,200	8,958,200	5,694,800	2,549,500

(1)	Net loss per common share includes, where applicable, cumulative and imputed dividends on preferred stock.

	13 Weeks Ended
	January 1, 2006	January 2, 2005
Consolidated Statement of Operations Data:
Total revenues	$4,781,000	$4,133,300
Loss from operations	(1,111,200)	(1,161,500)
Loss from continuing operations	(1,123,700)	(1,173,300)
Loss from discontinued operations	(1,400)	(2,800)
Net loss	(1,125,100)	(1,176,100)
Basic and diluted net loss per common share	$(0.06)	$(0.07)
Weighted average number of common shares outstanding	19,194,300	17,953,300
Shares used in computing basic and diluted net loss per common share	19,194,300	17,953,300

	Fiscal Year Ended
	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	September 30, 2001
Consolidated Balance Sheet Data:
Current assets	$5,756,400	$5,478,800	$3,243,200	$4,900,300	$5,024,200
Current liabilities	3,068,100	2,331,200	3,504,600	6,383,500	5,693,100
Working capital (deficit)	2,688,300	3,147,600	(261,400)	(1,483,200)	(668,900)
Total assets	11,653,200	11,243,000	8,455,600	10,538,550	11,141,650
Long-term debt	81,000	156,700	34,700	61,300	180,300
Stockholders’ equity	8,094,200	8,336,100	4,484,800	3,626,550	4,688,950

	13 Weeks Ended
	January 1, 2006	January 2, 2005
Consolidated Balance Sheet Data:
Current assets	$14,955,300	$5,297,800
Current liabilities	8,766,700	2,964,800
Working capital	6,188,600	2,333,000
Goodwill	10,751,700	—
Total assets	32,338,900	11,085,600
Long-term debt	12,649,600	170,400
Stockholders’ equity	7,645,700	7,531,600

Optex Systems, Inc.

The following selected historical financial information of Optex as of and for each of the years ended December 31, 2004 and December 31, 2005 has been derived from Optex’s audited historical financial statements and should be read in conjunction with such historical financial statements and notes thereto, which are included in this proxy statement.

	Fiscal Year Ended December 31
	2005	2004
Statement of Operations Data:
Total revenues	$18,949,400	$16,869,500
Income from operations	1,299,900	1,615,900
Net income	1,197,800	1,616,500

	December 31
	2005	2004
Balance Sheet Data:
Current assets	$7,438,000	$6,530,900
Current liabilities	2,234,000	2,535,900
Working capital	5,204,000	3,995,000
Total assets	7,893,100	6,851,800
Long-term debt	—	—
Stockholders’ equity	5,659,200	4,315,900

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following selected unaudited pro forma condensed combined consolidated financial information is intended to provide you with a picture of what the Company’s business might have looked like had the Initial Acquisition been completed as of October 3, 2004. The combined financial information may have been different had the Initial Acquisition actually been completed on such date. You should not rely on the selected unaudited pro forma condensed combined consolidated financial information as being indicative of the historical results that would have occurred had the Initial Acquisition occurred on such date or the future results that may be achieved after the Initial Acquisition. The following selected unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial statements and related notes thereto starting on page 39.

	13 Weeks Ended January 1, 2006	Fiscal Year Ended October 2, 2005
Consolidated Statement of Operations Data:
Total revenues	$9,985,700	$40,746,000
Income (loss) from operations	(1,842,800)	1,020,000
Loss from continuing operations	(2,094,900)	(1,733,700)
Loss from discontinued operations	(1,400)	(177,300)
Net loss	(2,096,300)	(1,911,000)
Basic and diluted net loss per common share	$(0.11)	$(0.10)
Weighted average number of common shares outstanding	19,230,900	18,542,600
Shares used in computing basic and diluted net loss per common share	19,230,900	18,542,600

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements regarding us which include, but are not limited to, statements concerning projected revenues, expenses, gross profit and income, mix of revenue, the success of our Optex Initial Acquisition and its relative contribution to our results of operations, the need for additional capital, potential contract awards and related funding of such awards, market acceptance of our products and technologies, the competitive nature of our business and markets, the success and timing of new product introductions and commercialization of our technologies, product qualification requirements of our customers, our significant accounting policies and the outcome of pending litigation and expense audits. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “may,” “will”, “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including those set forth in the section “Risk Factors” beginning on page 15 of this proxy statement and elsewhere in, or incorporated by reference into, this proxy statement. Such factors include, but are not limited to the following:

•	our ability to successfully integrate the operations of Optex and any other companies or businesses we may acquire in the future;

•	the anticipated synergies and the impact of the acquisition of Optex;

•	the availability of additional financing on acceptable terms in a timely manner;

•	our ability to secure additional research and development contracts;

•	governmental agendas and budget issues and constraints;

•	our ability to obtain expected and timely procurements resulting from existing contracts;

•	our ability to introduce new products, gain broad market acceptance for such products and ramp up manufacturing in a timely manner;

•	the pace at which new markets develop;

•	new products or technologies introduced by our competitors, many of whom are bigger and better financed than us;

•	our ability to successfully execute our business plan and control costs and expenses;

•	our ability to establish strategic partnerships to develop our business;

•	our limited market capitalization;

•	general economic and political instability; and

•	those additional factors which are listed under the section “Risk Factors” beginning on page 15 of this proxy statement and elsewhere in this proxy statement.

We do not undertake any obligation to revise or update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as required by law.

RISK FACTORS

The risks and uncertainties described below are not the only ones that we face. Other sections of this proxy statement include additional factors that could have an effect on our business and financial performance. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline.

You should carefully consider the following risk factors before you decide whether to vote to approve the issuance of shares in connection with the Buyer Option and in connection with the other proposals set forth in this proxy statement. You should also consider the other information in this proxy statement, the documents incorporated by reference in this proxy statement, the other documents appended to this proxy statement, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports filed on Form 8-K, and our other filings with the Securities and Exchange Commission.

The nature of our government contract business is inherently subject to timing variances that pose difficulties in predicting and controlling short-term financial results that will be measured by our senior bank to determine our compliance with debt covenants, thereby increasing the risk that we may be subject to default remedies available to such bank. The unanticipated delays that we have experienced in receipts of new research and development contracts since the Optex acquisition required us to recently renegotiate the covenants of our senior bank debt to reflect changes in our forecasted short-term results. Although we amended our agreement with our bank to establish renegotiated covenants in this instance, we cannot assure you that we will be able to successfully renegotiate our debt covenants in the event of future variance from forecasts. Failure to comply with our debt covenants would expose us to a variety of remedies available to the bank, including acceleration of the debt, which would place a significant strain on our financial resources, and we may not be able to raise additional replacement funding on acceptable terms, in a timely manner, or at all. As of April 2, 2006, we had term bank debt of approximately $4.7 million outstanding.

We may need to raise additional capital in the future, and additional funds may not be available on terms that are acceptable to us, or at all. In addition to our significant net losses in recent periods, until fiscal 2005, we have also historically experienced negative cash flows from operations. In fiscal 2003 and fiscal 2004, we experienced negative cash flows from operations of approximately $3.7 million and $4.2 million, respectively. Due largely to our capital expenditures, we experienced a net reduction of our cash during fiscal 2005 of approximately $755,000. In the first 13 weeks of fiscal 2006, the delays in subcontractor support and resulting net loss contributed to negative cash flow from operations of $373,500. To offset the effect of negative net and operational cash flows, we have historically funded a portion of our operations through multiple equity financings, and to a lesser extent through receivable financing. In December 2005, in order to finance the Initial Acquisition of Optex, we obtained a $4.9 million senior secured term loan and borrowed $10.0 million of senior subordinated secured convertible notes. We may need to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future financings may require stockholder approval, which may not be obtainable. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to procure additional production contracts or government research and development contracts;

•	our ability to control costs;

•	our ability to commercialize our technologies and achieve broad market acceptance for such technologies;

•	the timing of payments and reimbursements from government and other contracts;

•	research and development funding requirements;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	the impact of our Initial Acquisition of Optex, the exercise of our Buyer Option to acquire the remaining 30% of Optex and any additional acquisitions that we may complete;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, a slump in the semiconductor market, acts of war or terrorism and the current international conflicts.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. Additional funds may be raised through borrowings, other debt or equity financings, or the divestiture of business units or select assets. If additional funds are raised through the issuance of equity or convertible debt securities or if we consummate any acquisitions, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock.

Additional funds may not be available on favorable terms or at all. Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, or substantial transaction costs or break-up fees in certain instances. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Our Initial Acquisition of Optex Systems, Inc. is subject to significant new operational and financial risks and challenges that could adversely affect our financial condition and results of operations. In December 2005, we incurred a significant amount of debt in order to finance the Initial Acquisition. Because Optex represents our first significant acquisition and we have no prior history of integrating acquired companies or businesses into our operations, we cannot predict the impact of the

Initial Acquisition of Optex on our business operations, financial condition and results of operations. Our Initial Acquisition of Optex is subject to many inherent risks, including:

•	the history of Optex as a privately-held company and our ability to make the necessary investments to integrate the Optex operations into our system of internal controls;

•	our ability to successfully integrate the operational and cultural differences between our historical base of funded contract research and development, and Optex’s base of long-term product manufacturing;

•	our ability to satisfy the covenants in our debt instruments issued in connection with the financing of the Initial Acquisition of Optex;

•	our ability to service the debt we incurred in connection with the financing of the Initial Acquisition of Optex;

•	our ability to retain and integrate the management team of Optex, particularly its President, Timothy Looney;

•	our ability to successfully bridge the geographic separation between the Optex operations in Richardson, Texas and our historical base of operations in Costa Mesa, California;

•	the significant dilutive effect of the additional shares of our common stock issuable pursuant to the convertible debt and warrants issued in the financing of the Initial Acquisition of Optex;

•	the customer and market concentration of Optex’s business;

•	the unknown effect on our and Optex’s customers, suppliers and competitors resulting from our Initial Acquisition of Optex;

•	our ability to achieve the expected synergies from the Initial Acquisition of Optex; and

•	general economic and political conditions that could affect Optex’s business.

Our acquisition strategy may further strain our capital resources, result in additional integration and assimilation challenges, be further dilutive to existing stockholders, result in unanticipated accounting charges and expenses, or otherwise adversely affect our results of operations. An element of our business strategy involves expansion through the acquisitions of businesses, assets or technologies that allow us to expand our capabilities and market coverage and to complement our existing product offerings. The Initial Acquisition of Optex was our first acquisition under this strategy. Acquisitions may require significant upfront capital as well as capital infusions, and typically entail many risks, including unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. We have not engaged in an acquisition strategy prior to our Initial Acquisition of Optex, and we may experience difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of Optex or of any other companies or businesses we may acquire in the future. In addition, key personnel of an acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. These challenges are magnified as the size of the acquisition increases.

Acquisitions or asset purchases made entirely or partially for cash or debt could also put a significant strain on our limited capital resources. Acquisitions may also require large one-time charges and can result in contingent liabilities, adverse tax consequences, deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact our results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. In addition, we may issue equity or convertible debt securities in connection with an acquisition, as we did in connection with our Initial Acquisition of Optex. Any issuance of equity or convertible debt securities may be dilutive to our existing stockholders and such securities could have rights, preferences or privileges senior to those of our common stock.

We cannot assure you that we will be able to locate or consummate any pending or future acquisitions, or that we will realize any anticipated benefits from these acquisitions, including our Initial Acquisition of Optex. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisition on commercially acceptable terms, and any decline in the price of our common stock may make it significantly more difficult and expensive to initiate or consummate an acquisition.

The failure to acquire the remaining minority interest in Optex could have a negative effect on our stock price and business. We face a number of specific risks if our purchase of the remaining 30% of the capital stock of Optex is not completed, including:

•	the allocation of 30% of projected net income of Optex to a minority interest would correspondingly reduce any potential improvement to our consolidated results of operations, making it more difficult to achieve sustained profitability, with a potential negative effect on our stock price; and

•	the existence of a substantial minority interest and attendant reduction in potential profitability could also have a negative effect on our ability to obtain additional financing to meet future working capital requirements.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price. Since our inception, we have generated net losses in most of our fiscal periods. We experienced net losses of approximately $1.1 million for the first quarter of fiscal 2006, $1.8 million for fiscal 2005, approximately $4.2 million for fiscal 2004 and approximately $6.3 million for fiscal 2003. We cannot assure you that we will be able to achieve or sustain profitability on a quarterly or annual basis in the future. In addition, because we have significant expenses that are fixed or difficult to change rapidly, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. For example, we experienced contract delays in fiscal 2003 and, to a lesser degree, in fiscal 2004 and the first quarters of both fiscal 2005 and fiscal 2006 that resulted in unanticipated additional operating expenses to keep personnel on staff while the contracts were pending with no corresponding revenues. In addition, the increase in contract research and development revenue that we experienced in fiscal 2005 makes us more dependent on support from subcontractors to meet our operating plans and more susceptible to losses when such support is delayed. Such factors could cause us to continue to experience net losses in future periods, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

Our government-funded research and development business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts with us, or if we cannot obtain additional government contracts in the future, our revenues will decline and our results of operations will be adversely affected. For fiscal 2005, approximately 26% of our total revenues were generated from SAIC, a government contractor, 18% of our total revenues were generated from research and development contracts with the U.S. Army, 15% were generated from research and development contracts with the Defense Advanced Research Projects Agency, or DARPA, and 10% were generated from research and development contracts with the U.S. Air Force. For the first 13 weeks of fiscal 2006, approximately 33% of our total revenues were generated from research and development contracts with the U.S. Army, 21% of our total revenues were generated from research and development contracts with the Defense Advanced Research Projects Agency, or DARPA, and 12% were generated from research and development contracts with the U.S. Navy. Although we ultimately plan to shift our focus to include the commercialization of our technology, we expect to continue to be dependent upon research and development contracts with federal agencies and their contractors for a substantial portion of our revenues for the foreseeable future. Our dependency on a few contract sources increases the risks of disruption in this area of our business or significant fluctuations in quarterly revenue, either of which could adversely affect our consolidated revenues and results of operations.

Because both our historical operations and those of Optex currently depend on government contracts and subcontracts, we face additional risks related to contracting with the federal government, including federal budget issues and fixed price contracts. General political and economic conditions, which cannot be accurately predicted, directly and indirectly may affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations as long as research and development contracts remain an important element of our business. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development and price negotiations and milestone requirements. Each government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances. In addition, an increasing number of our government contracts are fixed price contracts, which may prevent us from recovering costs incurred in excess of its budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In fiscal 2005, we completed fixed-price contracts with an approximate aggregate value of $4.8 million. We experienced approximately $271,300 in losses on those contracts, representing approximately 6% of their aggregate funded amount. In the first 13 weeks of fiscal 2006, we completed fixed-price contracts with an approximate aggregate value of $1.9 million. We experienced approximately $93,600 in losses on those contracts, representing approximately 5% of the aggregate funded amount. At January 1, 2006, we had ongoing fixed-price contracts with an approximate unrealized aggregate value of $28.1 million, approximately $26.1 million of which are held by Optex. While fixed-price overruns in fiscal 2005 and the first 13 weeks of fiscal 2006 were largely discretionary in nature, we may not be able to achieve or improve upon this performance in the future since each contract has its own unique technical and schedule risks. In the event our actual costs exceed the fixed contractual cost, we will not be able to recover the excess costs.

Some of our government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Although government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of our staff could result in reductions of employees. In April 1999, we experienced the termination of one of our contracts, but this termination did not result in the non-recovery of costs or lay-off of employees. We have in the past chosen to incur excess overhead in order to retain trained employees during delays in contract funding. We also have had to reduce our staff from time-to-time because of fluctuations in our funded government contract base. In addition, the timing of payments from government contracts is also subject to significant fluctuation and potential delay, depending on the government agency involved. Any such delay could result in a temporary shortage in our working capital. Since approximately 83% of our total revenues in fiscal 2003, approximately 82% of our total revenues in fiscal 2004, approximately 93% of our total revenues in fiscal 2005 and approximately 86% of our total revenues in the first 13 weeks of fiscal 2006 were derived directly or indirectly from government customers, these risks can significantly affect our business, results of operations and financial condition. These risks may become more pronounced as a result of our Initial Acquisition of Optex, which also largely relies on government contracts.

If we are not able to commercialize our technology, we may not be able to increase our revenues or achieve or sustain profitability. Since commencing operations, we have developed technology, principally under government research contracts, for various defense-based applications. Contract research and development revenue accounted for approximately 89% of our total revenues for fiscal 2003, approximately 87% of our total revenues for fiscal 2004, approximately 90% of our total revenues for fiscal 2005 and approximately 89% of our total revenues for the first 13 weeks of fiscal 2006. However, since our margins on government contracts are generally limited, and our revenues from such contracts are tied to government budget cycles and influenced by numerous political and economic factors beyond our control, and are subject to our ability to win additional contracts, our long-term prospects of realizing significant returns from our technology or achieving and maintaining profitability will likely also require penetration of commercial markets. In prior years, we have made significant investments to commercialize our technologies without significant success. These efforts included the purchase and later shut down of the IBM cubing line, the formation of the Novalog, MSI, Silicon Film, RedHawk and iNetWorks subsidiaries and the development of various stacked-memory products intended for military, aerospace and commercial markets. While these investments have developed new revenue sources, they have not yet resulted in consolidated profitability to date, and a majority of our total revenues for fiscal 2003, fiscal 2004, fiscal 2005 and the first 13 weeks of fiscal 2006 were still generated from contract research and development. In fiscal 2005, we discontinued operations of our Novalog subsidiary due to the decline in the sales of its products and lack of availability of economic sources of supply for its products.

The significant military operations in the Middle East or elsewhere may require diversions of government research and development funding, thereby causing disruptions to our contracts or otherwise adversely impact our revenues. In the near term, the funding of U.S. military operations in Iraq or elsewhere may cause disruptions in funding of government contracts. Since military operations of such magnitude are not routinely included in U.S. defense budgets, supplemental legislative funding actions are required to finance such operations. Even when such legislation is enacted, it may not be adequate for ongoing operations, causing other defense funding sources to be temporarily or permanently diverted. Such diversion could produce interruptions in funding or delays in receipt of our research and development contracts, causing disruptions and adverse effects to our operations. In addition, concerns about international conflicts and the effects of terrorist and other military activity have resulted in unsettled worldwide economic conditions. These conditions make it difficult for our customers to accurately forecast and plan future business opportunities, in turn making it difficult for us to plan our current and future allocation of resources and increasing the risks that our results of operations could be adversely effected.

If we fail to scale our operations appropriately in response to recent growth, the Initial Acquisition of Optex and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected. We experienced a period of rapid growth in fiscal 2005 resulting in a 68% increase in our total revenues to $23.0 million in fiscal 2005 as compared to $13.7 million in fiscal 2004. Our total revenues in the first quarter of fiscal 2006 were 16% higher than the first quarter of fiscal 2005, but 28% less than the fourth quarter of fiscal 2005, which we believe, but cannot guarantee, to be a timing effect related to subcontractor support. Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. These strains are likely to become more pronounced as a result of our Initial Acquisition of Optex. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage the integration of Optex and our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

Historically, we have primarily depended on third party contract manufacturers for the manufacture of a majority of our products and any failure to secure and maintain sufficient manufacturing capacity or quality products could materially and adversely affect our business. For our existing products, other than those manufactured by Optex, we primarily use contract manufacturers to fabricate and assemble our stacked chip, microchip and sensor products, and our internal manufacturing capabilities prior to the Initial Acquisition of Optex consisted primarily of assembly, calibration and test functions for our thermal camera products. We currently plan to utilize Optex for some of our future manufacturing needs, but we cannot guarantee our success in that endeavor. We have typically used single contract manufacturing sources for our historical products and do not have long-term, guaranteed contracts with such sources. As a result, we face several significant risks, including:

•	a lack of guaranteed supply of products and higher prices;

•	limited control over delivery schedules, quality assurance, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.

In addition, the manufacture of our products is a highly complex and technologically demanding process and we are dependent upon our contract manufacturers to minimize the likelihood of reduced manufacturing yields or quality issues. We currently do not have any long-term supply contracts with any of our manufacturers and do not have the capability or capacity to manufacture our products in house in large quantities. If we are unable to secure sufficient capacity with our existing manufacturers, implement manufacturing of some of our new products at Optex or scale our internal capabilities, our revenues, cost of revenues and results of operations would be negatively impacted.

Certain Optex products are dependent on specialized sources of supply that are potentially subject to disruption and attendant adverse impact to our business. Some of Optex’s products currently incorporate components purchased from single sources of supply. If supply from such sources is materially disrupted, requiring Optex to obtain and qualify alternate sources of supply for such components, our revenues could decline, our reputation with our customers could be harmed, and our business and results of operations could be adversely affected.

Optex faces additional risks related to contracting with the federal government, including federal budget issues and fixed price contracts. Optex’s sales are largely to governmental agencies or prime contractors to such agencies. General political and economic conditions, which cannot be accurately predicted, directly and indirectly may affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on Optex’s results of operations. Optex’s ability to obtain contracts or purchase orders from government agencies or prime contractors frequently involves competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, price negotiations and milestone requirements. Furthermore, virtually all of Optex’s products are delivered pursuant to fixed-price orders, and Optex must therefore bear the risks of cost growth associated with its products, except to the extent that it has negotiated cost inflation contract protection that adequately covers inflationary growth in its costs.

If we are not able to obtain market acceptance of our new products, our revenues and results of operations will be adversely affected. We generally focus on markets that are emerging in nature. Market reaction to new products in these circumstances can be difficult to predict. Many of our planned products incorporate our chip stacking technologies that have not yet achieved broad market acceptance. We cannot assure you that our present or future products will achieve market acceptance on a sustained basis. In addition, due to our historical focus on research and development, we have a limited history of competing in the intensely competitive commercial electronics industry. As such, we cannot assure you that we will be able to successfully develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace. If we are not successful in commercializing our new products, our ability to generate revenues and our business, financial condition and results of operations will be adversely affected.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price. Our fiscal 2005 audit revealed a material weakness in our internal controls over financial reporting related to the size of our accounting staff. We are attempting to cure this material weakness by expanding our staff and reassigning responsibilities, but we have not yet completed our planned remediation. We are in the process of documenting and testing our internal control processes in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments and a written report on the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing the assessments in management’s report. During the course of our testing, we may identify other significant deficiencies or material weaknesses, in addition to the one already identified, which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. The integration of Optex’s operations is expected to materially complicate the timely achievement of this goal. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we will not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which could impact our ability to use Form S-3 for financings.

The Initial Acquisition of Optex is expected to materially complicate the timely achievement of effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, which could have a material adverse effect on our business and stock price. The geographic separation of Optex from our historical base of operations, and Optex’s prior organization as a privately held company, require the establishment of additional internal controls to meet the disclosure requirements of a publicly reporting company. The implementation and testing of such additional internal controls will consume both time and financial resources, increasing our risks of timely compliance with Section 404 of the Sarbanes-Oxley Act. As a result of the Initial Acquisition of Optex, achieving compliance with Section 404 of the Sarbanes-Oxley Act will be substantially more complicated and costly, and we cannot assure you that such compliance will be achieved in a timely manner, or at all.

Our stock price has been subject to significant volatility. You may not be able to sell your shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our common stock has traded at prices as low as $0.75 per share and as high as $375.00 per share (after giving effect to the 1-for-20 reverse stock split effected in September 2001). The current market price of our common stock may not increase in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of the common stock could continue to fluctuate or decline in the future in response to various factors, including, but not limited to:

•	quarterly variations in operating results;

•	our ability to control costs and improve cash flow;

•	our ability to introduce and commercialize new products and achieve broad market acceptance for our products;

•	announcements of technological innovations or new products by us or our competitors;

•	our ability to win additional research and development contracts;

•	changes in investor perceptions;

•	economic and political instability, including acts of war, terrorism and continuing international conflicts; and

•	changes in earnings estimates or investment recommendations by securities analysts.

The trading markets for the equity securities of high technology companies have continued to experience volatility. Such volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. We were subject to a class action lawsuit that diverted management’s attention and resources from other matters until it was settled in June 2004. We cannot guarantee you that we will not be subject to similar class action lawsuits in the future.

If we are not able to adequately protect or enforce our patent or other intellectual property rights, our ability to compete in our target markets could be materially and adversely affected. We believe that our success will depend, in part, on the strength of our existing patent protection and the additional patent protection that we may acquire in the future. As of April 2, 2006, we held 56 U.S. patents and 16 foreign patents and had other U.S. patent applications pending as well as various foreign patent applications. Five of these patents, covering early versions of our stacking technology, expire in less than one to two years, which may narrow our ability to pose barriers to entry from competitors if these early technologies become commercially significant. It is possible that any existing patents or future patents, if any, could be challenged, invalidated or circumvented, and any right granted under these patents may not provide us with meaningful protection from competition. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, to develop similar technology independently or to design around our patents. In addition, we treat technical data as confidential and generally rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect proprietary information. We cannot assure you that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours.

Our ability to exploit our own technologies may be constrained by the rights of third parties who could prevent us from selling our products in certain markets or could require us to obtain costly licenses. Other companies may hold or obtain patents or inventions or may otherwise claim proprietary rights to technology useful or necessary to our business. We cannot predict the extent to which we may be required to seek licenses under such proprietary rights of third parties and the cost or availability of these licenses. While it may be necessary or desirable in the future to obtain licenses relating to one or more proposed products or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms, if at all. If our technology is found to infringe upon the rights of third parties, or if we are unable to gain sufficient rights to use key technologies, our ability to compete would be harmed and our business, financial condition and results of operations would be materially and adversely affected.

Enforcing and protecting our patents and other proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected. We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We also may need to engage in litigation in the future to enforce our patent rights. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend or enforce our patents or other proprietary technology.

Our proprietary information and other intellectual property rights are subject to government use which, in some instances, limits our ability to capitalize on them. Whatever degree of protection, if any, is afforded to us through our patents, proprietary information and other intellectual property generally will not extend to government markets that utilize certain segments of our technology. The government has the right to royalty-free use of technologies that we have developed under government contracts, including portions of our stacked circuitry technology. While we are generally free to commercially exploit these government-funded technologies, and we may assert our intellectual property rights to seek to block other non-government users of the same, we cannot assure you that we will be successful in our attempts to do so.

We are subject to significant competition that could harm our ability to win new business or attract strategic partnerships and could increase the price pressure on our products. We face strong competition from a wide variety of competitors, including large, multinational semiconductor design firms and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we or our subsidiaries do, which may make it difficult to win new contracts or to attract strategic partners. This competition has resulted and may continue to result in declining average selling prices for our products. We cannot assure you that we will be able to compete successfully with these companies. Certain of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Increased competition has in the past resulted in price reductions, reduced gross margins and loss of market share. We believe that this trend may continue in the future. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

We must continually adapt to unforeseen technological advances, or we may not be able to successfully compete with our competitors. We operate in industries characterized by rapid and continuing technological development and advancements. Accordingly, we anticipate that we will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than we do. Developments by any of these companies could have a materially adverse effect on us if we are not able to keep up with the same developments. Our future success will depend on our ability to successfully adapt to any new technological advances in a timely manner, or at all.

We do not have long-term employment agreements with most of our key personnel. If we are not able to retain our key personnel or Optex key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected. We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. While we have adopted employee stock option plans designed to attract and retain key employees, our stock price has declined in recent periods, and we cannot guarantee that options granted under our plans will be effective in retaining key employees. We do not presently maintain “key man” insurance on any key employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, Optex does not presently have depth of staffing in its operational and financial management. Until additional key personnel can be successfully integrated with its operations, the timing or success of which we cannot currently predict, Optex’s results of operations and ultimate success will be vulnerable to losses of key personnel, particularly its President, Timothy Looney.

Significant sales of our common stock in the public market will cause our stock price to fall. In connection with the Initial Acquisition of Optex and the related financing, we have filed a registration statement on Form S-3, and may file additional related registration statements, covering shares of our common stock that may be freely offered for resale. As of April 2, 2006, we had approximately 19.7 million shares of common stock outstanding, substantially all of which were freely tradable, other than restrictions imposed upon our affiliates. The average trading volume of our shares in March 2006, however, was only approximately 43,800 shares per day. Accordingly, the freely tradable shares are significantly greater in number than the daily average trading volume of our shares. If the holders of the freely tradable shares were to sell a significant amount of our common stock in the public market, the market price of our common stock would likely decline. If we raise additional capital in the future through the sale of shares of our common stock to private investors, we may agree to register these shares for resale on a registration statement as we have done in the past. Upon registration, these additional shares would become freely tradable once sold in the public market, assuming the prospectus delivery and other requirements were met by the seller, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, conversions of notes or exercises of warrants and options. During the past three fiscal years, we issued in excess of 11.6 million shares of our common stock to fund our operations, resulting in significant dilution to our existing stockholders. At February 1, 2006, there were approximately 5.4 million shares of our common stock issuable upon the exercise of additional warrants and options that were in-the-money at that date, approximately 3.9 million additional shares of our common stock issuable upon the conversion of the Series 1 senior subordinated secured convertible notes and the exercise of the Series 1 warrants held by Pequot and, subject to stockholder approval, approximately 1.3 million additional shares of our common stock issuable upon the conversion of the Series 2 senior subordinated secured convertible notes and the exercise of the Series 2 warrants held by Pequot. Pursuant to the Optex transaction, we issued warrants to purchase in excess of 1.3 million shares of our common stock, which were not in-the-money on issuance. Any additional equity financings or exercise of in-the-money warrants and options in the future could result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights, and our stock price could decline, as a result of the issuance of shares of our common stock to Pequot upon the conversion of principal and accrued interest under the senior subordinated secured convertible notes or upon the exercise of the warrants held by Pequot, and in the event of the issuance of 2,692,308 shares of our common stock to Mr. Looney upon approval of our stockholders and exercise of the buyer option agreement entered into in connection with the Optex transaction.

If our stockholders approve the issuance of shares of our common stock to Mr. Looney in connection with the buyer option in the Optex transaction, such issuance will increase the supply of our common stock on the public market, which may dilute existing stockholders and cause our stock price to decline. Our current stockholders will suffer dilution in the event of the issuance of 2,692,308 shares of our common stock to Mr. Looney upon approval of our stockholders and exercise of a buyer option agreement entered into in connection with the Optex transaction, and the sale into the public market of those shares could materially and adversely affect the market price of our common stock. In the event that our stockholders approve the issuance of shares of our common stock to Mr. Looney in connection with the buyer option in the Optex transaction, such shares will be eligible for resale in the public market after the expiration of a one-year holding period, subject to certain price, volume and other restrictions, or earlier upon the effectiveness of the registration statement we are required to file pursuant to a registration rights agreement between us and Mr. Looney. The presence of these additional shares of common stock in the public market may further depress our stock price.

We may be unable to repay indebtedness in cash due under the Series 2 senior subordinated secured convertible notes that we entered into as part of the financing of the Initial Acquisition of Optex. The indebtedness to Pequot that we incurred with respect to the Series 2 senior subordinated secured convertible notes is material in relation to our levels of indebtedness in the past, our ability to service the debt from our operating cash flow and our ability to repay the debt in cash in full at maturity. The Series 2 senior subordinated secured convertible notes, with an aggregate face amount of $2,554,507, currently mature on December 30, 2007 and must be repaid in cash unless stockholder approval is obtained to repay such notes in shares of our common stock. If such stockholder approval is not obtained, we cannot assure you that we will have sufficient funds to repay the principal or accrued interest on such notes and/or that the use of our working capital to make such payments will not adversely affect our ability to have sufficient funds to meet our operating needs.

Changes in the accounting treatment of stock-based awards will adversely affect our reported results of operations. Effective October 3, 2005, the beginning of our fiscal 2006, we became subject to Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123(R). Pursuant to SFAS 123(R), we are required to expense against our reported earnings: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unvested portion of these share-based awards as of such implementation date. These amounts will be expensed after the implementation date over the respective vesting periods of each award. The long-term impact of our adoption of SFAS 123(R) cannot be fully predicted at this time because that will depend in part on the future fair values and number of share-based payments granted in the future. As a result of our adoption of SFAS 123(R), in the first 13 weeks of fiscal 2006 we recorded an expense charge of approximately $148,400. Had we adopted SFAS 123(R) in prior periods, the magnitude of the impact of that standard would have approximated the impact of SFAS 123 assuming the application of the Black-Scholes model as described in the disclosure of pro forma net loss and pro forma net loss per share in Note 1 of Notes to Consolidated Financial Statements for the three years ended October 2, 2005. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement may reduce net operating cash flows and increase net financing cash flows in periods after its adoption.

Our common stock may be delisted by the Nasdaq Capital Market if our stock price declines further or if we cannot maintain Nasdaq’s listing requirements. In such case, the market for your shares may be limited, and it may be difficult for you to sell your shares at an acceptable price, if at all. Our common stock is currently listed on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market). Among other requirements, to maintain this listing, our common stock must continue to trade above $1.00 per share. In July 2001, our stock had failed to meet this criterion for over 30 consecutive trading days. As a result, in accordance with Marketplace Rule 4310(c)(8)(B), we were notified by Nasdaq that we had 90 calendar days or until October 2001 to regain compliance with this Rule by reestablishing a sales price of $1.00 per share or greater for ten consecutive trading days. To regain compliance, we sought and received approval from our stockholders to effect a 1-for-20 reverse split of our common stock that became effective in September 2001, resulting in re-compliance by the Nasdaq deadline. However, subsequent to the reverse split, our common stock has, at various times, traded close to or below the $1.00 per share minimum standard, and we cannot assure you that the sales price of our common stock will continue to meet Nasdaq’s minimum listing standards. At March 31, 2006, the closing sales price of our common stock as reported by the Nasdaq Capital Market was $2.65 per share.

In addition to the price requirement, we must also meet at least one of the three following additional standards to maintain our Nasdaq listing: (1) maintenance of stockholders’ equity at $2.5 million or greater, (2) maintenance of our market capitalization in excess of $35 million as measured by market prices for trades executed on Nasdaq, or (3) net income from continuing operations of $500,000 in the latest fiscal year or two of the last three fiscal years. In July 2001, Nasdaq notified us that we were deficient with respect to all of these additional standards based on our financial statements as of April 1, 2001. In August 2001, Nasdaq advised us that, based on updated information, we had reestablished compliance with the $35 million market capitalization standard. However, the subsequent decline in the price of our common stock resulted in another deficiency notice from Nasdaq in August 2001. At that time, we did not comply with either the market capitalization standard or the stockholders’ equity standard. However, based solely on improvements in our stockholders’ equity resulting from the net gain of approximately $0.9 million realized from the discontinuance of operations of our Silicon Film subsidiary in September 2001, we were able to meet the minimum stockholders’ equity standard and reestablish compliance in November 2001. Although we are currently in compliance with Nasdaq’s listing maintenance requirements, we cannot assure you that we will be able to maintain our compliance with these requirements in the future. If we fail to meet these or other listing requirements, our common stock could be delisted, which would eliminate the primary market for your shares of common stock. As a result, you may not be able to sell your shares at an acceptable price, if at all. In addition, such delisting may make it more difficult or expensive for us to raise additional capital in the future since we may no longer qualify to register shares for resale on a Form S-3 registration statement.

If we are delisted from the Nasdaq Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares. If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

We may be subject to additional risks. The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE:

APPROVAL OF ISSUANCE OF 2,692,308 SHARES OF COMMON STOCK TO

TIMOTHY LOONEY UPON EXERCISE OF THE BUYER OPTION

Initial Acquisition and Buyer Option

On December 30, 2005, the Company completed the Initial Acquisition and purchased 70% of the issued and outstanding capital stock of Optex from Timothy Looney, the sole shareholder of Optex, in consideration for an initial cash payment of $14 million, plus an additional $64,200 in cash, which was paid upon completion of Optex’s 2005 audit, and a potential payment to Mr. Looney of up to an additional $4 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for each of the next three fiscal years, pursuant to a stock purchase agreement among the Company, Optex and Mr. Looney. Upon completion of the Initial Acquisition, Optex became the Company’s majority-owned subsidiary.

In connection with the Initial Acquisition, the Company also entered into a buyer option agreement on December 30, 2005 with Optex and Mr. Looney, pursuant to which the Company has agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney in consideration for the issuance to Mr. Looney of 2,692,308 shares of Common Stock, if the Company’s stockholders approve such issuance. The Board has determined that it is advisable and in the best interests of the Company and its stockholders to issue 2,692,308 shares of Common Stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding capital stock of Optex in accordance with the terms of the buyer option agreement. After consummating the transaction described in this proposal, Optex will become the Company’s wholly owned subsidiary. Under Delaware law, the Company’s stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Initial Acquisition of the capital stock of Optex.

The Board recommends that the stockholders vote “FOR” approval of the issuance of 2,692,308 shares of the Company’s Common Stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding capital stock of Optex in accordance with the terms of the buyer option agreement.

Reasons for the Issuance of Common Stock to Timothy Looney

The Company and the Board believe that the issuance of Common Stock to Mr. Looney in connection with the exercise of the Buyer Option will benefit the Company in several ways, including:

- Improve Return on Investment. Management and the Board believe that increasing the Company’s ownership interest in Optex will improve the Company’s return on investment based upon its increased equity interest in Optex and create additional value for the Company’s stockholders.

- Increase the Company’s Control. With 100% ownership of Optex, the Company will have greater voting and operational control over the Optex business. If the value of Optex increases, the Company will have a greater ability to capitalize on that value in a liquidity event.

- Simplify Corporate Structure. The acquisition of the balance of the outstanding capital stock of Optex will also simplify the Company’s corporate structure and financial reporting, which the Company believes will enable it to more fully control Optex and integrate its operations into the Company’s own operations, eliminate the potential conflicts that may arise with having a substantial minority shareholder of a subsidiary, and better enable the Company to pursue additional opportunities with Optex.

- Allow the Company to Fully Consolidate Any Net Income of Optex for Financial Reporting Purposes. Ownership of only 70% of Optex will require that 30% of any net income of Optex be allocated to a minority interest, rather than being allocated to the interest of Irvine Sensors stockholders. The Company believes that it is in the interests of its stockholders to be able to fully consolidate Optex’s potential future net income. The transaction described in this proposal will provide the Company with the 100% ownership interest required to achieve that end.

- Allow the Company to Consolidate Its Financial Results for Tax Purposes. Consolidation of the Company’s financial results for tax purposes requires the ownership of at least 80% or more of a subsidiary. Although the regulations for application of net carry forward loss are complex and it is presently unknown to what extent, if any, the Company may be able to apply its net carry forward loss to shelter the pre-tax income, if any, of Optex, the Company believes that it is in the interests of stockholders for the Company to have the ability to consolidate its financial results for tax purposes. The transaction described in this proposal will provide the Company with a 100% ownership interest in Optex compared to the Company’s current 70% ownership interest.

Reasons for Stockholder Approval

Because the issuance of 2,692,308 shares of Common Stock to Mr. Looney, when aggregated with the issuance of other securities in connection with the financing raised to fund the Initial Acquisition, would exceed 20% of the Company’s outstanding capital stock, the Company is asking its stockholders to approve the issuance of 2,692,308 shares of Common Stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding capital stock of Optex in accordance with the terms of the buyer option agreement. Stockholder approval of this proposal is being sought solely to comply with the Nasdaq Marketplace Rules governing the issuance of securities in connection with the acquisition of stock of another company when any such issuances in the aggregate would exceed 20% of an issuer’s outstanding capital stock.

Effect upon Rights of Existing Stockholders

The Company’s current stockholders will continue to own their existing shares after the transaction described in this proposal. The Company’s stockholders are not participating in nor receiving any consideration from the transaction described in this proposal. The Company’s stockholders should not send in their share certificates because their share certificates will not be exchanged in connection with the transaction described in this proposal.

If stockholders approve this proposal, and 2,692,308 shares of Common Stock are issued to Mr. Looney, the principal effect upon the rights of existing stockholders will be a dilution in their current percentage ownership in the Company. Mr. Looney will hold in the aggregate approximately 12% of the Company’s outstanding voting securities upon exercise of the Buyer Option and the beneficial ownership interest of the Company’s existing stockholders would be reduced by approximately 9%. Because Mr. Looney is an executive officer of the Company, approval of this proposal will have the effect of increasing the aggregate beneficial ownership of all current directors and executive officers as a group from 6,707,719 shares of Common Stock, or 29.8% of the Company’s securities as of March 31, 2006, to 9,400,027 shares of Common Stock, or 37.3% of the Company’s securities as of March 31, 2006. The amounts and percentages described above do not give effect to (i) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, or (ii) the issuance of shares of Common Stock pursuant to other outstanding options and warrants of the Company. The sale into the public market of the shares issued to Mr. Looney also could materially and adversely affect the market price of the Company’s Common Stock.

Interests of Directors, Officers and Affiliates

One of the Company’s directors, Chris Toffales, is a party to a consulting agreement with the Company pursuant to which Mr. Toffales and CTC Aero, LLC, an entity that he manages and owns, earned a success fee of $500,000 in connection with the Initial Acquisition. Currently, this consulting fee is payable in cash; however, as described in Proposal Four below, the Company has decided to seek stockholder approval to enable the Company to pay this consulting fee with 192,308 shares of Common

Stock in lieu of cash. If stockholders approve this payment, we will pay Mr. Toffales or CTC Aero an additional $175,000 in cash to offset the tax consequences of the stock payment. CTC Aero also earned a fee of approximately $127,500 from Pequot in connection with the closing of the Initial Acquisition and the financing related thereto. See “Executive Compensation and Other Information—Related Party Transactions” herein.

In addition, the Company entered into an employment agreement with Mr. Looney pursuant to which he serves and has been appointed as one of the Company’s Vice Presidents and as the President of Optex. This employment agreement became effective immediately after the closing of the Initial Acquisition. For information about Mr. Looney’s employment agreement, please see “Related Party Transactions.” The other interests of Mr. Looney are described elsewhere in this proposal.

Stockholders are urged to carefully consider the present and future interests described above prior to voting on this Proposal One.

Registration Rights Agreement

The shares of the Company’s Common Stock issued to Mr. Looney in connection with the transaction contemplated by the buyer option agreement will be issued in reliance on one or more exemptions from the registration requirements of federal and state securities laws. As a result, Mr. Looney may not sell any of the shares of the Company’s Common Stock he receives in this transaction except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of those shares, or an applicable exemption under the Securities Act.

The Company has entered into a registration rights agreement with Mr. Looney granting him registration rights with respect to the shares of Common Stock he receives in the transaction described in this proposal. Pursuant to the registration rights agreement with Mr. Looney, the Company is required to register with the SEC all or part of his shares on a registration statement on Form S-3. In addition, Mr. Looney will be able to require the Company to include his shares in future registration statements that the Company files, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. The Company will be obligated under the registration rights agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to Mr. Looney’s registration rights. In addition, the Company has agreed to indemnify and hold harmless Mr. Looney (and his affiliates) against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Mr. Looney (or his affiliates) may be required to make because of any of those liabilities.

Vote

The Company will not be able to exercise the buyer option to acquire the remaining 30% of Optex unless all of the conditions to closing contemplated by the buyer option agreement are satisfied, including the stockholder approval of the issuance of shares of the Company’s Common Stock to Mr. Looney.

The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the 2006 Annual Meeting is required by the Nasdaq Marketplace Rules to approve the issuance of shares of Common Stock to Mr. Looney in consideration for the remaining 30% of Optex.

Recommendation of the Board

The Board, including each of the directors who have no interest in the Initial Acquisition or the Buyer Option, has unanimously determined that the issuance of shares of Common Stock to Mr. Looney in consideration for the purchase of the remaining 30% of capital stock of Optex is fair to, and advisable and in the best interests of, the Company and its stockholders. The Board unanimously recommends that the Company’s stockholders vote “FOR” the issuance of shares of Common Stock to Mr. Looney in consideration for the remaining 30% of Optex upon exercise of the Buyer Option.

The Parties to the Initial Acquisition and Buyer Option

Irvine Sensors Corporation

We design, develop, manufacture and sell miniaturized electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to these products, mostly for U.S. government customers or prime contractors. Most of our historical business relates to application of our proprietary technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which we believe offer volume, power, weight and operational advantages over competing packaging approaches. The development of our stacking technologies has also led to our development of collateral technologies for the design of low power and low noise chips, thinning of chips and various specialized applications of chips and stacked chip assemblies in a variety of fields, including wireless infrared transmission, miniaturized sensors, image processing, infrared cameras, and internet data transmission and switching.

Our core chip-stacking technology was originally conceived and developed as a means of addressing the demands of space-based surveillance. However, the degree of miniaturization potentially realizable from our chip-stacking technologies has attracted research and development sponsorship from various government funding agencies for a wide variety of potential military and space applications, including but not limited to, stacked memories, embedded systems, miniaturized cameras and other communications and electro-optical systems.

We sell a variety of stacked chip assemblies intended for use in applications that require high-density packaging of electronics. In addition, we sell miniaturized cameras that take advantage of our high-density electronics packaging technologies to achieve weight, power and performance characteristics that discriminate our products from those of competitors. We are also developing other imaging and processing systems using our chip-stacking technologies that are intended for future product applications.

In December 2005, we completed the Initial Acquisition and obtained the right to purchase the remaining 30% of the capital stock of Optex pursuant to the Buyer Option. The initial purchase in December 2005 of our 70% interest in Optex was fully financed by a combination of $4.9 million of senior secured debt from Square 1 Bank under a term loan and $10.0 million of senior subordinated secured convertible notes from Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. As a result of the transaction described above, Optex became our majority-owned subsidiary. Other than Optex, none of our subsidiaries presently have separate operations due to a reorganization in fiscal 2003.

We were incorporated in California in December 1974 and reincorporated in Delaware in January 1988. Our principal executive offices are located at 3001 Red Hill Avenue, Building 4, Costa Mesa, California 92626. Our telephone number is (714) 549-8211.

Optex Systems, Inc.

Founded in 1987, Optex is a privately held company that manufactures high-quality sighting systems and optical assemblies for military applications. Optex’s assembly efforts range from simple subassemblies to complex systems composed of opto-mechanical and electro-optical components. Optex’s products include optically improved tank periscopes, muzzle reference sensors, back-up sights, rifle sights, ship binoculars, and a range of sighting systems and assembly components. Optex’s products are used on major U.S. Armored Vehicle programs including the M1 Main Battle Tank, Bradley Fighting Vehicle, M60 Tank, Light Armor Vehicle, Stryker Light Armor Vehicle, Mobile Gun System, Armor Security Vehicle, Amphibious Assault Vehicle, and the Efficient Fighting Vehicle. Optex’s products are also used on South Korea’s K1 Tank. Further, Optex plays a significant role in several U.S. and foreign programs involving night vision rifle sights.

The following is a summary description of each of the major sighting systems manufactured by Optex:

Optically Improved (OI) Periscopes. These periscopes are used on armored military vehicles (tanks and personnel carriers) with most vehicles containing an assorted configuration of 8 to 20 total units on each vehicle. These periscopes are simple, low-cost sights. Optex produces over 17 different kinds of periscopes. All of the OI Periscopes manufactured by Optex contain laser filters that protect the viewer from laser damage to the eye.

Muzzle Reference Sensor (MRS). The MRS is a collimator (a device that produces a beam of parallel light rays) that is mounted at the end of the gun barrel on a M1 Main Battle Tank and is planned for use on the Stryker vehicle. This unit provides a reference for the ballistic computer that aids in the precise acquisition of the target. The MRS is a relatively simplistic optical device, but must maintain very accurate alignment while functioning in extreme environments. Optex also produces Electronic MRS (EMRS) products, which use an LED light source in the device (the integration of the LED light source was developed by Optex).

Independent Commander’s Weapon Sight (ICWS). The ICWS is a large glass periscope that is used on the M1A1 and M1A2 Main Battle Tanks. Each tank utilizes eight of these periscopes.

PVS4 and TVS5 Objective Assemblies. The PVS4 Objective is part of the night sight used on the M16 rifle. The TVS5 is part of the night sight for the M60 Machine Gun.

Commanders Weapon Station Sight (CWSS). The CWSS is a three power monocular daylight periscope used as a sighting device for the commander’s weapon on an M1 Abrams tank.

M36ES Periscope Sight. The M36ES is a complex day/night periscope sight for use on the Armor Security Vehicle.

M137 Panoramic Telescope with M187 Mount. The M137 is an optical sight containing precision gears and counters that is mounted on the M119 howitzer and used for target acquisition.

Back-Up Sight (BUS). The BUS is a complex sighting system that is used on the Bradley Fighting Vehicle.

Ship Binoculars. The Ship Binoculars are often referred to as “Big Eye” Binoculars because they contain five inch objectives that allow users to view significant distances. The Big Eyes are typically mounted throughout the decks of U.S. Navy ships.

Optex does not have any patents or registered trademarks, Optex’s business is not considered to be seasonal, and it does not currently have any material research and development expenditures. Optex operates as a prime contractor with the U.S. Department of Defense specifically including the U.S. Army, U.S. Navy, U.S. Marines, and Defense Supply Centers. Optex is also a subcontractor to several large defense contractors such as General Dynamics, BAE, Textron and NorcaTec. Optex recently expanded its customer list to include foreign governments such as Israel and Australia. In calendar 2005, the U.S. Army and General Dynamics accounted for approximately 50% and 30% of Optex’s revenues, respectively. In calendar 2005, Litton Electro-Optical and Hoya were the sources of approximately 20% and 11% of Optex’s supply costs, respectively. Optex’s main competitors are Miller-Hollzwarth, Seiler Instruments, and Selectron.

Optex’s principal executive offices are located at 1420 Presidential Drive, Richardson, Texas 75081. Optex’s telephone number is (972) 644-0722.

Reasons for the Acquisition of Optex

Our Board of Directors, having concluded that the Initial Acquisition and Buyer Option is fair to, and in the best interests of, us and our stockholders, unanimously approved the Initial Acquisition, the Buyer Option and all transactions and documents necessary to their consummation.

The decision of our Board of Directors to enter into the stock purchase agreement and buyer option agreement was based on a thorough analysis of each company’s strengths and weaknesses. This analysis allowed our Board of Directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. These reasons for the acquisition of Optex include:

•	a substantial increase in our revenues. Optex’s revenues for calendar 2005 were approximately $19 million, while our revenues for fiscal 2005 were approximately $23 million. Optex’s immediate contribution to our top line revenue growth and positive gross margins on its sales are expected to help us achieve a level of critical mass necessary for profitability];

•	support of our strategy to transition toward a product-dominated business with the ability to more aggressively exploit our advanced technology;

•	an increase in our customer base. Historically, Optex has profitably and reliably delivered high volume products, under multi-year contracts, to many of the same customers that are central to our core vision systems business strategy, which we anticipate will provide opportunities to leverage cross-selling opportunities at both companies;

•	an additional center of manufacturing excellence and an experienced manufacturing workforce for our products. Optex has an enviable reputation and credibility with its customers as a reliable supplier; and

•	the expansion of our addressable markets and competitive advantages through the integration of some of our night vision and laser imaging technologies with Optex’s optical sights.

Our Board of Directors reviewed a number of additional factors in evaluating the Initial Acquisition and the Buyer Option, including, but not limited to the following:

•	the terms and conditions of the Initial Acquisition and the Buyer Option;

•	the terms and conditions of the financing required to close the Initial Acquisition;

•	information regarding our and Optex’s business focus, historical financial performance and condition, operations, technology and management;

•	the compatibility of the businesses, products, technologies, management and the administrative, sales and marketing and engineering technical organizations of us and Optex;

•	the requirements for a successful integration of Optex’s operations with ours; and

•	the results of our due diligence review of Optex.

Our Board of Directors also considered a number of countervailing factors that may pose a risk to the success of the combined entity including:

•	the possibility that the benefits anticipated from the acquisition of Optex might not be achieved or might not occur as rapidly or to the extent currently anticipated;

•	the risk that integration of the technologies, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated;

•	the risk that, despite the efforts of the combined company, key technical, management and sales personnel might not be retained by us or Optex;

•	the risk that our stockholders do not approve the issuance of Common Stock in consideration for the exercise of the Buyer Option and the acquisition of the remaining 30% of Optex is not completed; and

•	the risk that the debt service associated with the Initial Acquisition may strain our financial resources if the expected results of operations of the combined company are not achieved to the degree anticipated.

For a discussion of the existing risk factors and their possible effect on the success of the acquisition of Optex, see “Risk Factors” on page 15.

In the view of our Board of Directors, these potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the Initial Acquisition and Buyer Option.

TERMS OF THE INITIAL ACQUISITION AND BUYER OPTION

Stockholders are urged to carefully read the stock purchase agreement and the buyer option agreement that are attached to this Proxy Statement as Appendices A and B because they are the legal documents that govern the Initial Acquisition and Buyer Option.

Structure of the Initial Acquisition and Buyer Option

On December 30, 2005, we completed the Initial Acquisition and purchased 70% of the issued and outstanding capital stock of Optex from Timothy Looney, the sole shareholder of Optex. As a result of the Initial Acquisition, Optex became our majority-owned subsidiary. In connection with the Initial Acquisition, we were granted a Buyer Option, pursuant to which we agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if our stockholders approved the consideration to be paid for such shares. Upon such approval and the closing of the Buyer Option, Optex will become our wholly-owned subsidiary.

Initial Acquisition Consideration

The consideration payable to Mr. Looney for our acquisition of 70% of the capital stock of Optex consisted of the following: (a) an initial cash payment of $14 million, which was paid at the closing of the Initial Acquisition; (b) an additional cash payment of $64,200 in consideration for the excess net book value we acquired over the target net book value specified in the stock purchase agreement, which was paid in April 2006 after completion of Optex’s 2005 audit; and (c) a potential payment to Mr. Looney of up to an additional $4 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for each of the next three fiscal years.

Buyer Option Consideration

The consideration that we will pay Mr. Looney upon the exercise of the Buyer Option for the remaining 30% of the issued and outstanding capital stock of Optex at the closing of the Buyer Option consists of 2,692,308 shares of our Common Stock. We will deposit a portion of such consideration, equal to that number of shares of our Common Stock having an aggregate value of $4 million, based on $2.60 per share (subject to adjustment in the event of a share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving our Common Stock), less the value of any portion of the Optex stock escrow amount that may have been released to us prior to the Buyer Option closing, in a purchase price holdback escrow to secure the indemnity obligations of Mr. Looney for eighteen months following the closing date of the Initial Acquisition.

Earnout

As part of the consideration for the Initial Acquisition, we may potentially pay Mr. Looney up to an additional $4 million in a cash earnout based upon the percentage of net cash flow, after debt service, generated from the Optex business for each of the next three fiscal years. For the fiscal year ending October 1, 2006, we will pay Mr. Looney 75% of Optex’s net cash flow, after debt service, up to $2 million, in a cash earnout. For the fiscal years ending September 30, 2007 and September 28, 2008, we will pay Mr. Looney 50% of Optex’s net cash flow, after debt service, up to an additional $1 million, in a cash earnout for each of those two fiscal years. In the event that Mr. Looney does not earn the full $2 million earnout consideration for the first earnout period, the amount by which the earnout consideration is not achieved in the first earnout period, up to a maximum of $500,000, may be carried over and earned in the second earnout period.

Escrow

At the closing of the Initial Acquisition, we deposited $1 million of the consideration in a purchase price escrow account, and Mr. Looney deposited in a stock escrow account capital stock of Optex not sold in the Initial Acquisition equal to 14% of the total number of shares of Optex stock outstanding. Such shares were to be held until the earlier of (i) thirty days following the filing of our consolidated financial statements with the SEC that include our revenues for the quarter ended December 31, 2005 or (ii) ninety days after the closing date of the Initial Acquisition. The initial cash purchase price paid for 70% of Optex was subject to adjustment based on the difference as of the closing date of the Initial Acquisition between the estimated net book value of Optex and the actual net book value of Optex, determined after completion of Optex’s 2005 audit. The net book value is the excess of total assets over total liabilities shown on the Optex’s balance sheet determined in accordance with GAAP consistently applied, as of the closing date of the Initial Acquisition. Pursuant to Optex’s 2005 audit, it was determined that the actual net book value exceeded the estimated net book value by $64,200, and we paid Mr. Looney this amount in cash and released to Mr. Looney the $1 million that was being held in the cash escrow account. In connection with the release of the cash escrow, Mr. Looney deposited his remaining shares of Optex stock into the stock escrow account. At the closing of the Buyer Option, we will deposit into the stock escrow account a portion of the Buyer Option consideration equal to that number of shares of our Common Stock having an aggregate value of $4 million (based on $2.60 per share and subject to adjustment in the event of a share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving our Common Stock), less the value of any portion of the Optex stock escrow amount that may have been released to us prior to the Buyer Option closing, in the stock escrow account. Such shares will replace the Optex stock in the stock escrow account that are being purchased in the Buyer Option, and such shares will remain in escrow for eighteen months following the closing date of the Initial Acquisition. The stock escrow account (including the Optex stock initial deposited or our Common Stock issued in replacement thereof) will be used to indemnify us if Mr. Looney breaches any of the representations, warranties, covenants and agreements made in the stock purchase agreement or the buyer option agreement or if we have any other valid indemnity claims under such agreements. Please refer to the stock purchase agreement and buyer option agreement with Mr. Looney for further details regarding Mr. Looney’s representations, warranties, covenants and agreements, breaches of which may trigger Mr. Looney’s indemnification obligations thereunder.

Conditions to Buyer Option Closing

The Buyer Option is subject to conditions that must be satisfied or waived prior to the Buyer Option closing. A party will not be obligated to consummate the Buyer Option if: (a) the other party’s representations and warranties in the stock purchase agreement and the buyer option agreement are not true; (b) a party fails to perform its covenants under the stock purchase agreement and buyer option agreement; (c) there is litigation challenging the Buyer Option; or (d) there are laws or governmental orders that prohibit the Buyer Option closing. In addition, we will not be obligated to consummate the Buyer Option if: (x) a person other than Mr. Looney claims an ownership interest in Optex; (y) any of the Optex warrants have not been cancelled; or (z) our stockholders do not approve the issuance to Mr. Looney of Common Stock in consideration for the exercise of the Buyer Option.

Background of the Transaction

In June 2005, through an introduction provided by Chris Toffales, one of our directors, we became aware that Optex was being offered for sale. In July 2005, after review of an extensive Confidential Information Memorandum provided by representatives of Optex, our senior management visited Optex to make an initial determination of our interest to participate in the bidding for purchase of Optex. In August 2005, after due diligence on materials provided, further interactions with Optex and its representatives and discussions with financing sources, we submitted a non-binding proposal for the purchase of Optex to assess the interest of both parties to proceed on a basis that was mutually satisfactory. During this period, regular reports on the interactions with Optex and its representatives were made to our Board. After further discussions and negotiations with Optex, negotiations with financing sources, and authorization by our Board, in September 2005, in response to a Request for Proposal issued by Optex’s representatives, we submitted a Letter of Intent (“LOI”) to acquire Optex pursuant to a term sheet. In October 2005, Optex agreed to exclusively proceed to definitive due diligence according to our LOI, and we also executed a non-binding term sheet with an affiliate of Pequot Capital Management, Inc. regarding the financing in connection with the proposed acquisition. In November 2005, we received a non-binding Term Sheet for senior debt financing from Square 1 Bank. In November 2005 and December 2005, we conducted further extensive due diligence on Optex’s business and operations, including additional meetings with its management. In December 2005, we negotiated final terms and definitive agreements for the acquisition and for the related financing and conducted several detailed reviews of the proposed transactions with our Board. On December 30, 2005, we closed the Initial Acquisition, following authorization by our Board. Irvine Sensors and Optex have not had any business dealings with one another in the past.

Accounting Treatment

The Initial Acquisition will be accounted for as a purchase of a business, so that the revenues, expenses and financial condition of Optex will be included in our consolidated financial statements following the Initial Acquisition. Thirty percent of the net income or loss of Optex after December 30, 2005 will be allocated to a minority interest, unless and until we exercise our Buyer Option upon stockholder approval or until some other subsequent event changes the ownership structure of Optex.

Tax Treatment

Prior to the Initial Acquisition on December 30, 2005, Optex was a Subchapter S corporation, pursuant to which its net income was passed through to its shareholders for tax purposes. At December 30, 2005 and prior to the Initial Acquisition, Timothy Looney, the President of Optex, was Optex’s sole shareholder. Effective that date, our acquisition of Optex capital stock caused Optex to be reclassified as a general for-profit C corporation that will be taxed subsequent to the Initial Acquisition on a corporate basis. The tax effect of the Initial Acquisition and the Buyer Option to Mr. Looney is unknown to us. As long as we own less than 80% of the capital stock of Optex, we will not be able to consolidate its results with ours for tax purposes. If we acquire the remaining 30% of the capital stock of Optex, we will be able to consolidate Optex’s results for tax purposes.

Regulatory Approvals

Nasdaq Notification

Due to the number of shares of our Common Stock proposed to be issued in connection with the Initial Acquisition and the Buyer Option, we notified The Nasdaq Stock Market prior to the closing of the Initial Acquisition and related financing transactions.

Securities and Exchange Commission and Applicable State Securities Commissions

We have filed a Form D, Notice of Sale of Securities Pursuant to Regulation D, with the Securities and Exchange Commission and applicable state securities commissions to comply with the exemption from registration afforded by Regulation D under the Securities Act of 1933, as amended, and Section 18 of the Securities Act. Please note that the SEC filing is not a regulatory review or approval, and the SEC does not provide approvals for these transactions.

We do not believe that any regulatory review or approvals are necessary.

Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated statements of operations presented below (the “Statements”) combine the historical consolidated statements of operations of Irvine Sensors and Optex, giving effect to the Initial Acquisition and the financing for the Initial Acquisition, as if they had occurred on October 3, 2004. An unaudited pro forma condensed combined balance sheet is not included in the Statements as the Initial Acquisition is reflected in the Company’s consolidated balance sheet as of January 1, 2006 included in its filing on Form 10-Q, which was filed with the SEC on February 21, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Initial Acquisition and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results. You should read the following pro forma information in conjunction with the:

• accompanying notes to the unaudited pro forma consolidated financial statements;

• separate historical unaudited financial statements of Irvine Sensors (including the notes thereto) as of and for the 13-week period ended January 1, 2006 included in Irvine Sensors quarterly report on Form 10-Q for the 13-week period ended January 1, 2006, which is incorporated by reference into this proxy statement (SEC File No. 001-08402);

• separate historical audited financial statements of Irvine Sensors (including the notes thereto) as of and for the fiscal year ended October 2, 2005 included in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended October 2, 2005, which is incorporated by reference into this proxy statement (SEC File No. 001-08402); and

• separate historical audited financial statements (including the notes thereto) of Optex as of and for the years ended December 31, 2005 and 2004, which are included in this proxy statement.

The Statements include adjustments having a continuing impact on the consolidated company as a result of using the purchase method of accounting for the Initial Acquisition. The pro forma adjustments are described in the notes accompanying the Statements.

The Statements have been prepared based on information currently available to us, using assumptions that our management believes are reasonable. The Statements do not purport to represent the actual results of operations that would have occurred if the Initial Acquisition had taken place on the dates specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the Initial Acquisition. The Statements include certain reclassifications to conform the historical results of operations of Optex to our results of operations.

The assumptions used and adjustments made in preparing the Statements are described in the accompanying notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2005, the unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the 13-week period ended January 1, 2006, which was filed with the SEC on February 21, 2006, and the consolidated financial statements of Optex and accompanying notes, which we filed as exhibits to our Report on Form 8-K/A filed with the SEC on March 15, 2006 and which are included in the proxy statement.

The unaudited pro forma adjustments made in preparing the Statements are based on purchase price allocations based on third-party appraisals and on certain management judgments. These purchase price allocations are based on an analysis of the estimated fair values of assets acquired and liabilities assumed, including identifiable tangible and intangible assets, deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets.

The unaudited pro forma consolidated financial information is presented for informational purposes only.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

13-WEEK PERIOD ENDED JANUARY 1, 2006

	Irvine Sensors	Optex	Pro Forma Adjustments to Reflect 70% Ownership of Optex (see Note 3)		Pro Forma Combined With 70% Ownership of Optex	Pro Forma Adjustments to Reflect 100% Ownership of Optex (see Note 3)		Pro Forma Combined With 100% Ownership of Optex
Revenues:
Contract research and development revenue	$4,256,700	$—			$4,256,700			$4,256,700
Product sales	508,700	5,204,700			5,713,400			5,713,400
Other revenue	15,600	—			15,600			15,600

Total revenues	4,781,000	5,204,700			9,985,700			9,985,700
Cost and expenses:
Cost of contract research and development revenue	3,371,000	—			3,371,000			3,371,000
Cost of product sales	382,200	4,542,600	170,900	[1]	5,095,700	73,200 [5]		5,168,900
General and administrative expense (Note 6)	2,069,600	1,393,700	7,000	[1]	3,470,300	3,000 [5]		3,473,300
Research and development expense	69,400	—			69,400			69,400

Total costs and expenses	5,892,200	5,936,300			12,006,400			12,082,600

Loss from operations	(1,111,200)	(731,600)			(2,020,700)			(2,096,900)
Interest expense	(8,300)	(60,800)	(217,900	) [2]	(287,000)			(287,000)
Interest and other income	1,600	4,500			6,100			6,100

Loss from continuing operations before minority interest and provision for income taxes	(1,117,900)	(787,900)			(2,301,600)			(2,377,800)
Minority interest in loss (income) of subsidiaries	300	—	218,200	[3]	218,500	(218,200	) [6]	300
Provision for income taxes (Note 7)	(6,100)	—			(6,100)			(6,100)

Loss from continuing operations	$(1,123,700)	$(787,900)			$(2,089,200)			$(2,383,600)

Basic and diluted net loss per share information:
From continuing operations	$(0.06)				$(0.11)			$(0.11)

Weighted average number of common shares (Note 4)	19,194,300		36,600 [4]		19,230,900	2,692,300 [7]		21,923,200

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED OCTOBER 2, 2005

	Irvine Sensors	Optex	Pro Forma Adjustments to Reflect 70% Ownership of Optex (see Note 3)		Pro Forma Combined With 70% Ownership of Optex	Pro Forma Adjustments to Reflect 100% Ownership of Optex (see Note 3)		Pro Forma Combined With 100% Ownership of Optex
Revenues:
Contract research and development revenue	$20,664,300	$—			$20,664,300			$20,664,300
Product sales	2,287,700	17,697,000			19,984,700			19,984,700
Other revenue	97,000	—			97,000			97,000

Total revenues	23,049,000	17,697,000			40,746,000			40,746,000
Cost and expenses:
Cost of contract research and development revenue	15,310,100	—			15,310,100			15,310,100
Cost of product sales	1,944,100	13,617,000	683,400	(1)	16,244,500	292,900	(5)	16,537,400
General and administrative expense	6,447,000	1,578,300	28,000	(1)	8,053,300	12,000	(5)	8,065,300
Research and development expense	829,500	—			829,500			829,500

Total costs and expenses	24,530,700	15,195,300			40,437,400			40,742,300

Income (loss) from operations	(1,481,700)	2,501,700			308,600			3,700
Interest expense	(43,000)	(69,900)	(1,063,600	)(2)	(1,176,500)			(1,176,500)
Other expense	(94,800)	—			(94,800)			(94,800)
Interest and other income	13,100	4,400			17,500			17,500
Loss on disposal and impairment of assets	(5,800)	—			(5,800)			(5,800)

Loss from continuing operations before minority interest and provision for income taxes	(1,612,200)	2,436,200			(951,000)			(1,255,900)
Minority interest in loss (income) of subsidiaries	9,100	—	(751,800	)(3)	(742,700)	751,800	(6)	9,100
Provision for income taxes (Note 7)	(16,100)	—			(16,100)			(16,100)

Income (loss) from continuing operations	$(1,619,200)	$2,436,200			$(1,709,800)			$(1,262,900)

Basic and diluted net loss per share information:
From continuing operations	$(0.09)				$(0.09)			$(0.06)

Weighted average number of common shares (Note 4)	18,392,500		150,100	(4)	18,542,600	2,692,300	(7)	21,234,900

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information reflects the Initial Acquisition accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141, Business Combinations.

The unaudited pro forma condensed combined statement of operations for the 13 week-period ended January 1, 2006 and for the year ended October 2, 2005 give effect to the Initial Acquisition as if it had occurred on October 3, 2004. The pro forma financial statements reflect the fiscal period end dates of Irvine Sensors.

Note 2. Purchase Accounting

The total purchase price of the acquired assets and assumed liabilities is as follows:

	Purchase price of 70% of Optex	Purchase price of 30% of Optex (1)	Purchase price of 100% of Optex
Cash	$14,000,000		$14,000,000
Common Stock issued	—	$7,134,600	7,134,600
Transaction costs and expenses	902,700		902,700

	$14,902,700	$7,134,600	$22,037,300

(1)	The value of Irvine Sensors Common Stock issuable pursuant to the Buyer Option, assuming stockholder approval to exercise said Buyer Option, based on 2,692,308 shares of Common Stock with a per share value of $2.65, the closing sales price of the Company’s Common Stock on March 31, 2006 as reported by the Nasdaq Capital Market.

Under the purchase method of accounting, the purchase price is allocated to acquired tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the December 30, 2005 closing date of the Initial Acquisition, with any excess being ascribed to goodwill. Management is responsible for determining the fair values of these assets. The Company has allocated the purchase consideration for the Optex transaction among tangible and intangible assets acquired and liabilities assumed with the assistance of independent valuation specialists. The following represents the allocation of the purchase price based on the Initial Acquisition:

Current assets	$7,438,000
Goodwill	8,715,400
Identifiable intangible assets	2,226,000
Other non-current assets	455,100
Current liabilities	(2,234,000)
Minority interest	(1,697,800)

Total purchase price	$14,902,700

Identifiable intangible assets include non-competition agreements and customer backlog, and will be amortized over respective estimated useful lives as follows:

Useful Life
Non-competition agreement	2
Contractual backlog	2
Program backlog	8

Upon obtaining stockholder approval and purchasing the remaining 30% of Optex, the Company projects allocation of the purchase consideration of Optex as follows:

Current assets	$7,438,000
Goodwill	13,198,200
Identifiable intangible assets	3,180,000
Other non-current assets	455,100
Current liabilities	(2,234,000)

Total purchase price	$22,037,300

Note 3. Unaudited Pro Forma Combined Adjustments

The following adjustments are required to properly reflect the pro forma combination of Irvine Sensors and the acquired assets and assumed liabilities of Optex.

(1)	To amortize identifiable intangible assets with finite useful lives from the current transaction, discussed in Note 2 above, over respective useful lives. Amortization expense is recorded to individual financial statement line items based on the nature of the underlying asset. Goodwill and intangible assets related to the Optex acquisition have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

(2)	To record additional interest expense related to debt financing of the Optex acquisition. Stated interest rates ranging from 3.5% to 9.75% were used to determine the interest expense on the Series 1 and Series 2 Notes. Of the total additional interest expense, approximately $191,800 and $777,100 incurred in the 13-week period ended January 1, 2006 and in the fiscal year ended October 2, 2005, respectively, represent non-cash interest expense and imputed interest expense recognized due to amortization of derivatives imbedded in financing agreements related to the Optex acquisition.

(3)	To record minority interest in the results of operations of Optex resulting from the Company’s acquisition of only a 70% ownership interest in Optex.

(4)	To record additional shares of Irvine Sensors Common Stock issued to pay interest on debt financing related to the Initial Acquisition. Common Stock per-share prices ranging from $2.05 to $2.62 were used in computing additional shares issuable to pay interest expense.

(5)	To record additional amortization expense of identifiable assets with finite useful lives to be recorded upon obtaining stockholder approval to purchase the remaining 30% of Optex.

(6)	To record the elimination of minority interest in Optex to reflect the effect of obtaining stockholder approval and acquiring a 100% ownership interest in Optex.

(7)	To record additional shares of Irvine Sensors Common Stock to be issued upon obtaining stockholder approval to purchase the remaining 30% of Optex.

Note 4. Unaudited Pro Forma Shares for Earnings Per Share

The following table shows the calculation of shares used in computing the pro forma earnings per share in the Unaudited Pro Forma Condensed Combined Statement of Operations.

	13 Weeks Ended January 1, 2006	Fiscal Year Ended October 2, 2005
Irvine Sensors historical weighted average common shares used in computing basic income (loss) per share	19,194,300	18,392,500
Shares of Irvine Sensors Common Stock issued	36,600	150,100

Pro Forma weighted average common shares used in computing diluted income (loss) per share	19,230,900	18,542,600
Shares of Irvine Sensors Common Stock issued to acquire the remaining 30% of Optex upon exercise of Buyer Option	2,692,300	2,692,300

Pro Forma weighted average common shares used in computing diluted income (loss) per share with 100% ownership of Optex	21,923,200	21,234,900

Note 5. Derivatives

As a result of a liquidated damages feature originally contained in the agreements with accredited investors purchasing the Company’s Series 1 Note and Series 1 Warrants issued in conjunction with financing of the purchase of 70% of the capital stock of Optex Systems, Inc., both an embedded conversion option in the Series 1 Note and the Series 1 Warrants were required to be accounted for as derivative liabilities subject to SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and related accounting pronouncements. Accordingly, the Company’s initial accounting for these financial instruments bifurcated the embedded conversion option and the Series 1 Note and recorded the embedded conversion option as a separate liability at its fair value at date of issue, which was determined using an option-pricing model. The Company has also accounted for the Series 1 Warrants instrument as a separate liability at its fair value at date issue, which was determined using an option pricing model. Pursuant to SFAS 133, both of these derivative liabilities were required to be adjusted to current market value at each reporting date, with the offsetting adjustment recorded through earnings.

On March 31, 2006, the registration rights covenant contained in the agreements with accredited investors was amended to eliminate the liquidated damages feature that had caused the conversion feature of the Series 1 Note to be deemed to be an embedded derivative. As a result, the Company will cease accounting for the embedded conversion option in the Series 1 Note as a separate liability subject to SFAS 133 effective March 31, 2006, and the Company will no longer be required to adjust the carrying value of either the embedded conversion option or the Series 1 Warrants to current market value at each reporting date, with the offsetting adjustment recorded through earnings. The pro forma statements of operations do not include any pro forma adjustments to account for changes in the fair values of the embedded conversion option in the Series 1 Note and the Series 1 Warrants through earnings (as required for derivative liabilities) as a result of this agreement amendment.

Note 6. Unusual Charges

Included in general and administrative expense in Optex’s historical results of operations for the 13-week period ended January 1, 2006 and in the pro forma combined amounts for such period are acquisition related costs incurred by Optex of $1,055,000, of which approximately $730,000 are bonuses and fees to settle former partnerships, and approximately $325,000 are acquisition related legal services. Had Optex not incurred such costs, the pro forma combined loss from continuing operations would be $1,350,700, resulting in a basic and diluted loss per share of $.07.

Note 7. Income Taxes

Optex was formed in 1987 as a Texas S Corporation, and through December 30, 2005 it was not required to pay federal income taxes as a result of the election of S Corporation status. Optex’s taxable income or loss for such periods is reflected on the individual shareholder’s personal tax return. As a result of its former sole shareholder selling 70% of the outstanding common stock to the Company, Optex automatically converted to a Texas C Corporation effective December 31, 2005; however, Optex had no financial activity on December 31, 2005 or January 1, 2006. Accordingly, the historical statements of operations of Optex presented in the accompanying pro forma statements of operations contain no provision for federal income taxes.

Additionally, the pro forma statements of operations contain no adjustments to reflect on a pro forma basis any provision or benefit for federal income taxes for Optex’s income or loss. Management believes government contract accounting regulations require an allocation of parent company (Irvine Sensors) costs to a subsidiary such as Optex, and the amount of such required allocation would be in excess of Optex’s reported pre-tax income from continuing operations. Although such expense allocation could have resulted in the Company reporting taxable income on a separate tax filing basis, management believes the Company has available loss carryforwards to offset any provision for income taxes otherwise recordable.

Audited Financial Statements of Optex

The following financial statements of Optex as of and for each of the two years ended December 31, 2005 and December 31, 2004 have been derived from Optex’s audited historical financial statements, including the notes thereto, which were included in the Irvine Sensors Current Report on Form 8-K/A that was filed with the SEC on March 15, 2006 and which are also included in this proxy statement beginning at page F-1 on a comparative presentation basis. The financial statements for those periods were audited by Montgomery Coscia Greilich LLP, an independent registered public accounting firm.

Optex Systems, Inc.

Balance Sheets

	December 31
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$88,200	$309,400
Accounts receivable, net of allowance for doubtful accounts of $0	2,191,800	868,100
Inventory, net	5,102,200	5,279,700
Other current assets	55,800	73,700

Total current assets	7,438,000	6,530,900
Property and equipment:
Office furniture and equipment	50,500	47,400
Machinery and equipment	871,300	809,600
Leasehold improvements	115,800	94,700

	1,037,600	951,700
Accumulated depreciation	(602,600)	(641,000)

Property and equipment, net	435,000	310,700
Deposits	20,100	10,200

Total assets	$7,893,100	$6,851,800

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving line of credit	$—	$630,500
Accounts payable	1,638,900	$1,567,000
Accrued liabilities	467,000	338,400
Customer deposit	128,000	—

Total current liabilities	2,233,900	2,535,900
Shareholders’ equity:
Common stock, no par value, 100,000 shares authorized; 18,870 shares issued; and 10,000 shares outstanding	164,800	164,800
Treasury stock, 8,870 shares at cost	(1,217,400)	(1,217,400)
Retained earnings	6,711,800	5,368,500

Total shareholders’ equity	5,659,200	4,315,900

	$7,893,100	$6,851,800

Optex Systems, Inc.

Statements of Operations

	Fiscal Year Ended December 31,
	2005	2004
Sales	18,949,400	16,869,500
Cost of goods sold	15,305,700	12,003,800

Gross profit	3,643,700	4,865,700
General, selling and administrative expenses	2,343,800	1,504,700

Income from operations	1,299,900	3,361,000
Interest expense	(124,100)	(6,600)
Interest and other income	22,000	7,300

Net income	$1,197,800	$3,361,700

Management’s Discussion and Analysis of Optex’s Financial Condition and Results of Operations

Overview

Optex manufactures and sells optical sighting systems and assemblies, primarily for U.S. Department of Defense applications. Its products range from simple subassemblies to complex systems comprised of opto-mechanical and electro-optical products, virtually all of which are built pursuant to customer-supplied designs. Many of its products are sold pursuant to multi-year, fixed-price contracts, with pre-negotiated cost-inflation features, that are procured competitively by the military services or by prime contractors to the military services. In recent years, Optex has increased sales of its products both because of the increased attrition of equipment mounted on military land vehicles engaged in on-going conflicts and also because of increased market share resulting from successes in competitive procurements. Much of the recent growth in Optex’s sales has been realized from increases in sales to prime contractors. Optex has an extended history of profitable operations.

Until our purchase of 70% of Optex’s capital stock on December 30, 2005, Optex was a Subchapter S corporation, pursuant to which its net income was passed through to its shareholders for purposes of computing tax liability. At December 30, 2005, Timothy Looney, the President of Optex, was its sole shareholder. Because Irvine Sensors does not meet the criteria to be a stockholder of a Sub-chapter S corporation, our acquisition of its stock caused Optex to be reclassified as a general for-profit corporation that will be taxed at the corporate level in the future, effective December 30, 2005. Optex’s historical financial statements are presented as a Subchapter S corporation, with its net income shown on a pre-tax basis.

Optex’s historical fiscal year has been the calendar year, ended December 31. Its financial statements presented herein are shown on that fiscal year basis. As of January 2, 2006, Optex’s future financial statements will be consolidated and presented according to Irvine Sensors’ fiscal year which ends on the Sunday nearest September 30.

Critical Accounting Estimates

Optex’s consolidated financial statements presented in this proxy statement have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). As such, management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies that are most critical to aid in fully understanding and evaluating reported financial results include the following:

Revenue Recognition. Optex’s sales are derived from the sales of products, largely pursuant to fixed-price contracts or purchase orders. Optex recognizes revenue from product sales upon shipment, provided (1) there are no unfulfilled contingencies associated with the sale; (2) there is a sales contract or purchase order with the customer; and (3) the Optex management is reasonably assured that the sales price can be collected. The absence of any of these conditions would cause revenue recognition to be deferred.

Inventory. Optex’s inventories are stated at the lower of cost or market value. Each quarter, Optex evaluates its inventories for excess quantities and obsolescence. Optex writes off inventories that are considered obsolete and adjusts remaining inventory balances to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on Optex’s assessment of current and expected orders from customers.

Valuation Allowances. Optex maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As a Subchapter S corporation, Optex has not historically recorded a deferred tax valuation allowance.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

Sales. Optex’s total revenues are exclusively comprised of product sales, largely of optical sighting systems and equipment, including numerous periscope configurations, rifle and surveillance sights and night vision assemblies. Product sales for the 12 months ended December 31, 2004 and December 31, 2005 are shown in the following table:

Sales
2004	$16,869,500
Dollar increase in 2005	2,079,900

2005	$18,949,400
Percentage increase for 2005	12%

The increase in Optex’s product sales for 2005 primarily reflected an increase in sales to prime contractors resulting from successes in competitive procurements for existing military supply programs. Accordingly, Optex’s market share increased in 2005. Based upon our preliminary analysis of the U.S. Defense budget for 2006 and 2007, we believe that the replacement market for equipment mounted on military ground vehicles will increase, thereby setting the stage for possible further growth of Optex’s product sales if it can sustain its improved market share in the future.

Cost of Goods Sold. Cost of goods sold consists of labor, subcontractor and vendor expenses directly incurred in the manufacture of products sold, plus related overhead expenses. Optex’s cost of goods sold for 2004 and 2005, in absolute dollars and as a percentage of sales, is shown in the following table:

	Cost of Goods Sold	Percentage of Sales
2004	$12,003,800	71%
Dollar increase in 2005	3,291,600

2005	$15,295,400	81%
Percentage increase for 2005	27%

Both Optex’s dollar increase in cost of product sales and cost of sales as a percentage of product sales in 2005 were largely the result of a nearly $3.5 million inventory adjustment, effective December 31, 2004. This adjustment was recorded to recognize the effect of a change in 2004 to a new standard cost basis for recognizing cost of sales, a physical audit of inventory at December 31, 2004 and a reconciliation of inventory value at that date with inventory value at December 31, 2005 as determined by Optex’s 2005 audit. No comparable large adjustment was recorded at December 31, 2005, although a $150,000 inventory reserve was established at that date to reflect the expected market value variance resulting from Optex’s practice to buy some inventory items in bulk, thereby achieving lower initial unit costs, but incurring a valuation risk for items held in anticipation of future orders.

General and Administrative Expense. General and administrative expense consists of labor, subcontractor and vendor expenses not directly related to the production of revenue or to internally funded research and development. These expenses include internal expenses such as executive, administrative, financial and marketing labor and labor-related expenses as well as external expenses such as legal and accounting. General and administrative expense increased in 2005 from 2004 on both an absolute dollar basis and as a percentage of total revenue as shown in the following table:

	General and Administrative Expense	Percentage of Total Revenue
2004	$1,454,000	9%
Dollar increase in 2005	860,200

2005	$2,314,200	12%
Percentage increase for 2005	59%

Of the $860,200 increase in general and administrative expense in 2005, $659,200, or 77% was due to increases in external legal, accounting and contract services related to Optex positioning itself for sale. In addition, indirect labor increased $132,800 in 2005, also largely to support the additional administrative requirements associated with the Initial Acquisition. Although these specific general and administrative expenses were of a non-recurring nature, other Optex general and administrative expenses are expected to increase in 2006 and thereafter due to the requirements of incorporating the internal controls and disclosure requirements associated with being part of a publicly reporting company.

Research and Development Expense. Research and development expense consists of labor, subcontractor and vendor expenses directly incurred in support of internally funded research and development projects, plus associated overhead expenses. Since most of Optex’s sales relate to products built to customer-supplied designs, Optex conducts very minimal internal research and development. Research and development expense in 2005 decreased in absolute dollars and as a percentage of total revenue from research and development expense in fiscal 2004 as shown in the following table:

	Research and Development Expense	Percentage of Total Revenue
2004	$50,700	0.3%
Dollar decrease in 2005	(11,000)

Fiscal 2005	$39,700	0.2%
Percentage decrease for 2005	(22%)

Net Income. Largely due to the effects of the 2004 inventory adjustment and costs associated with the Initial Acquisition discussed above, Optex’s income from operations in 2005 was reduced from that of 2004. In addition, due to the use of a revolving line of credit in 2005, which increased interest expense by $117,500, net income for 2005 was reduced as shown in the following table:

Net Income
2004	$3,361,700
Dollar decrease in 2005	(2,163,700)

2005	$1,198,000
Percentage decrease in fiscal 2005	(64%)

Liquidity and Capital Resources

Under the terms of the stock purchase agreement in the Initial Acquisition, the seller, Timothy Looney, retained all cash on Optex’s balance sheet prior to the Initial Acquisition. However, to facilitate Optex’s immediate working capital needs subsequent to the Initial Acquisition, Mr. Looney left approximately $88,200 of cash in Optex’s accounts subsequent to December 30, 2005. After determination of balance sheet adjustments as established by Optex’s 2005 audit, $64,200 of this cash was paid to Mr. Looney. Under the terms of the stock purchase agreement, Optex’s debt was retired prior to December 31, 2005, as presented on the Optex balance sheet of December 31, 2005 contained in this proxy statement. Optex’s balance sheet of December 31, 2004 presented in this proxy statement has been adjusted to be comparable to the December 31, 2005 presentation. A liquidity comparison of the working capital reflected in the two balance sheets is shown in the following table:

Working Capital
December 31, 2004	$3,995,000
Increase in 2005	1,209,100

December 31, 2005	$5,204,100
Percentage increase in 2005	30%

Optex’s working capital increase in 2005 was largely due to a $1,323,700 increase in accounts receivable, offset by a $200,500 increase in accounts payable and accrued liabilities and a $177,500 net reduction in inventory. Although partially related to absolute dollar increase in product sales in 2005, the increase in accounts receivable at December 31, 2005 as compared to December 31, 2004 was primarily related to the increase in 2005 in Optex’s sales to prime contractors with payment terms that are longer than those typically associated with direct sales to government agencies.

Optex has a history of profitable operations and positive operational cash flow. At January 1, 2006, Optex had a funded backlog of orders totaling $26.1 million. These factors allowed us to negotiate a purchase structure with a $4 million earnout over a 3-year period, which the seller only earns as a percentage of surplus cash flow generated by Optex after cash service of the Initial Acquisition debt. Accordingly, both we and the seller believe that Optex will be a positive source of liquidity to Irvine Sensors over the next twelve months. However, it should be noted that contracts with government agencies may be suspended or terminated by the government at any time, subject to certain conditions. Similar termination provisions are typically included in agreements with prime contractors. We cannot assure you that Optex will not experience suspensions or terminations of its government business in the future. Any such termination, if material, could cause a disruption of our revenue stream and adversely affect our liquidity and results of operations.

Contractual Obligations and Commitments

The following table summarizes Optex’s contractual obligations as of December 31, 2005.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	1,387,800	319,900	1,010,900	57,000	—

Quantitative and Qualitative Disclosures About Optex’s Market Risk

Not applicable.

Optex’s Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Beneficial Owners of Optex Common Stock

As of March 31, 2006, the total issued and outstanding capital stock of Optex consists of 10,000 shares of common stock. As of March 31, 2006, we own 7,000 shares, or 70%, and Timothy Looney owns 3,000 shares, or 30%, of the issued and outstanding common stock of Optex. Pursuant to the terms of the buyer option agreement, we have the right to acquire the remaining 3,000 shares, or 30%, of the issued and outstanding common stock of Optex from Mr. Looney, upon approval of our stockholders of the issuance of Common Stock to Mr. Looney as consideration for the exercise of the Buyer Option.

PROPOSAL TWO:

APPROVAL OF THE ISSUANCE TO PEQUOT OF 982,503 SHARES OF COMMON STOCK UPON CONVERSION OF SERIES 2 SENIOR SUBORDINATED SECURED CONVERTIBLE NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $2,554,507 ISSUED TO FINANCE THE INITIAL ACQUISITION, THE ISSUANCE TO PEQUOT OF 343,876 SHARES OF COMMON STOCK UPON EXERCISE OF RELATED SERIES 2 WARRANTS AND THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK FOR THE CONVERSION AND EXERCISE OF SERIES 1 NOTES AND SERIES 1 WARRANTS EXCEEDING 3,865,929 SHARES, FOR THE REPAYMENT OF INTEREST UNDER ALL NOTES AND FOR ANY ANTI-DILUTION ADJUSTMENTS UNDER ALL NOTES AND ALL WARRANTS ISSUED TO PEQUOT

General

In order to finance the cash portion of the Initial Acquisition as described in more detail in Proposal One above, on December 30, 2005, the Company entered into a securities purchase agreement (as amended on March 31, 2006) with Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (collectively, “Pequot”), pursuant to which the Company closed a private placement (the “Private Placement”) of senior subordinated secured convertible notes in the original aggregate principal amount of $10 million (collectively, the “Notes”) and issued to Pequot four-year warrants (collectively, the “Warrants”) to purchase an aggregate of 1,346,154 shares of the Company’s Common Stock at an exercise price of $3.10 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances). Substantially all of the proceeds from the Private Placement were used to pay a significant part of the cash portion of the consideration for the Initial Acquisition described in Proposal One above.

The Notes were issued in two series, both of which bear interest at a rate of 3.5% per annum, which rate is subject to potential reduction over time. One series of Notes, with an aggregate face amount of $7,445,493, matures in four years (the “Series 1 Notes”). The other series of Notes, with an aggregate face amount of $2,554,507, currently matures in two years (the “Series 2 Notes”). The principal and interest under the Notes is convertible into shares of Common Stock at a conversion price per share of $2.60 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances). Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of Common Stock. As of March 31, 2006, the Company has issued 24,831 shares of Common Stock upon conversion of accrued interest under the Series 1 Notes. If accrued interest under all the Notes is repaid with shares of Common Stock, it is estimated that an aggregate of approximately an additional 373,951 shares of Common Stock could be issued for such purpose, which is estimated based upon the maximum interest rate of 3.5% per annum, multiplied by the aggregate original principal amount of the Notes on an amortized basis and divided by an assumed market price of $2.6238, which represents 93% of the arithmetic average of the volume weighted average price of the Company’s Common Stock for each of the 20 consecutive trading days prior to March 31, 2006. The actual number of shares of Common Stock that could be issued for repayment of accrued interest under the Notes may differ depending on the date of any such issuance, the volume weighted average price of the Company’s Common Stock for each of the 20 consecutive trading days prior to such date, and the interest rate in effect from time to time under the Notes. The Warrants also were issued in two series. One series of the Warrants is fully exercisable (the “Series 1 Warrants”) and the other series of Warrants is not exercisable unless stockholder approval is obtained (the “Series 2 Warrants”).

The Board recommends that the stockholders vote “FOR” approval of Proposal Two. The Company’s officers and directors holding an aggregate of approximately 1% of the Company’s currently outstanding Common Stock have agreed to vote in favor of Proposal Two at the 2006 Annual Meeting.

Reasons for the Private Placement and Use of Proceeds

The Company consummated the Private Placement in order to finance the initial cash portion of the Initial Acquisition described in Proposal One above. Substantially all of the proceeds from the Private Placement were used to pay a significant part of the initial cash consideration for the Initial Acquisition described in Proposal One above, and the remainder of the proceeds were used to finance the Company’s working capital needs.

Reasons for Issuance of Common Stock to Pequot

Under the terms of the Notes and Warrants, in the event that stockholder approval is not obtained, (i) not more than 3,865,929 shares of Common Stock will be issued under the Series 1 Notes and Series 1 Warrants, including upon conversion of accrued interest under the Series 1 Notes; (ii) the Series 2 Notes will be repayable only in cash on December 30, 2007 in accordance with their original terms and will not be convertible; (iii) the Series 2 Warrants will not be exercisable and will terminate ab initio; and (iv) the conversion price of the Notes and the exercise price of the Warrants will not be adjusted in connection with certain future dilutive issuances of stock if such adjustments would cause the aggregate amount of Common Stock issued under all Notes and Warrants to exceed 19.99% of the Company’s outstanding shares of Common Stock.

The indebtedness incurred with respect to the Notes is material in relation to the Company’s level of indebtedness prior to the Private Placement, the Company’s ability to service the debt from its operating cash flow and the Company’s ability to repay the debt in cash in full at maturity. The Series 2 Notes, with an aggregate face amount of $2,554,507, currently mature on December 30, 2007 and must be repaid in cash unless stockholder approval is obtained to repay the Series 2 Notes in shares of Common Stock. If such stockholder approval is not obtained, no assurance can be given that sufficient funds will be available to meet the Company’s operating needs, or to pay the principal or interest on the Series 2 Notes.

The Company and the Board believe that the issuance of Common Stock to Pequot will benefit the Company because otherwise the Company would have to repay the Series 2 Notes in cash, which cash the Company and the Board believe would be better used for the Company’s general working capital purposes.

Reasons for Stockholder Approval

The Company’s Common Stock is listed on The Nasdaq Capital Market and, as such, the Company is subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350(i)(1)(C) (the “Nasdaq 20% Rule”) requires that an issuer obtain stockholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of stock of another company if such issuance would equal 20% or more of the common stock or voting power of the issuer outstanding before the transaction.

Shares of our Common Stock issuable upon the conversion of the Notes or exercise of the Warrants issued in the Private Placement are considered Common Stock issued in connection with the acquisition of stock of another company for purposes of determining whether the 20% limit has been reached in the Private Placement. Initially, the Series 1 Notes were convertible into 2,863,651 shares of Common Stock and the Series 1 Warrants were exercisable for 1,002,278 shares of Common Stock. Because it is within the share issuance limitations of the Nasdaq 20% Rule, stockholders are not being asked to approve the issuance of 2,863,651 shares of Common Stock upon conversion of, and/or payment of accrued interest under, the Series 1 Notes or the issuance of 1,002,278 shares of Common Stock upon exercise of the Series 1 Warrants. However, because the issuance of 982,503 shares of Common Stock upon conversion of the Series 2 Notes and 343,876 shares of Common Stock upon exercise of the Series 2 Warrants, combined with the issuance of 2,863,651 shares of Common Stock upon conversion of the Series 1 Notes and 1,002,278 shares of Common Stock upon exercise of the Series 1 Warrants, together with the issuance of shares of Common Stock for repayment of interest under the Notes or potential future anti-dilution adjustments under all Notes and Warrants and the issuance of shares of Common Stock in connection with the other matters described in the other proposals set forth in this proxy statement, will exceed 20% of the outstanding shares of the Company’s Common Stock, the Company is seeking stockholder approval of Proposal Two in order to comply with the Nasdaq 20% Rule.

Nasdaq Marketplace Rule 4350(i)(1)(B) (the “Nasdaq Change of Control Rule”) requires listed issuers to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which may result in a change of control of the issuer. Generally, Nasdaq interpretations provide that a change of control would be deemed to occur, subject to certain limited exceptions, if after a transaction a person or an entity acquires 20% or more of an issuer’s then-outstanding capital stock. For the purposes of calculating the holding of such person or entity, Nasdaq would take into account, in addition to all of the shares of capital stock received by such person or entity in the transaction, all of the shares held by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities and exercise of any options or warrants held by such person or entity. While the Company does not believe that Pequot’s present ownership of the Series 1 Notes and Series 1 Warrants would be deemed to effect a change of control under the Nasdaq Change of Control Rule, the conversion of the Series 2 Notes or the exercise of the Series 2 Warrants, when coupled with Pequot’s current ownership of the Series 1 Notes and Series 1 Warrants, could be deemed to effect a change of control under the Nasdaq Change of Control Rule, and the Company is also seeking stockholder approval of Proposal Two in order to comply with the Nasdaq Change of Control Rule. Stockholders should note, however, that the change of control under Nasdaq interpretations applies only with respect to the Nasdaq Marketplace Rules and, notwithstanding those rules, the Company does not deem the Private Placement to be an actual change in control.

Pursuant to the securities purchase agreement, the Company agreed to use its best efforts to hold a stockholders’ meeting and to seek stockholders’ approval for Proposal Two as soon as practicable after the closing of the Private Placement. Approval of Proposal Two will constitute approval pursuant to each of the Nasdaq 20% Rule and the Nasdaq Change of Control Rule.

Effect upon Rights of Existing Stockholders

As a result of the Private Placement, Pequot potentially could own 15% or more of the Company’s outstanding voting stock, thus becoming an interested stockholder. Because the Board approved of the Private Placement prior to its consummation, Pequot will have the ability in the future to acquire, or engage in any other business combination with, the Company upon the affirmative vote of only a majority of the outstanding voting stock, including that owned by Pequot, as opposed to two-thirds of the Company’s outstanding voting stock that is not owned by Pequot as required by the Delaware anti-takeover laws. Upon conversion of the Notes and exercise of the Warrants, Pequot also will have significant ownership interests in the Company that may deter a third party from making an offer to buy the Company, which might involve a premium over the current stock price or other benefits for stockholders, or otherwise prevent changes in control of the Company or management.

Under certain circumstances, Pequot is entitled to have the number of shares issuable pursuant to the Notes and Warrants adjusted to correspond to Common Stock holders’ rights to any stock dividend, stock split, stock combination, reclassification of shares, consideration in certain changes of control, or pro rata distributions of property. The Company also may be required to repurchase the Notes and/or Warrants upon the occurrence of certain events. The securities purchase agreement includes a right of first offer in favor of Pequot on any subsequent issuances of capital stock, for so long as the Notes are outstanding. The shares of the Company’s Common Stock do not have such preemptive rights. In addition, on certain matters, the separate vote of the holders of a majority of the outstanding principal amount of the Notes may be required. See “Summary of Terms of the Notes and Warrants” below.

Existing stockholders also will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of the Company’s Common Stock to Pequot upon the conversion of the Notes or exercise of the Warrants. Upon conversion of the Series 1 Notes and exercise of the Series 1 Warrants (at the initial conversion price of $2.60 per share and the initial exercise price of $3.10 per share), Pequot will hold in the aggregate approximately 16.4% of the Company’s outstanding voting securities, and the ownership interest of the Company’s existing stockholders would be reduced by approximately 14.7% upon conversion and exercise of such Notes and Warrants. If stockholders approve the matters set forth in Proposal Two, Pequot will hold in the aggregate approximately 20.9% of the Company’s outstanding voting securities upon conversion of all Notes and exercise of all Warrants, and the ownership interest of the Company’s existing stockholders would be reduced by approximately 18.8% upon conversion and exercise of all such Notes and Warrants. The amounts and percentages described above do not give effect to (i) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, (ii) the issuance of shares of Common Stock for the repayment of interest under the Notes, (iii) the issuance of shares of Common Stock for potential future anti-dilution adjustments under all Notes and Warrants or (iv) the issuance of shares of Common Stock pursuant to other outstanding options and warrants of the Company. In the event of certain future dilutive issuances of stock, the actual conversion price of the Notes and exercise price of the Warrants may differ from the initial conversion price and exercise price, and the Notes and Warrants would become convertible and exercisable into a number of shares of Common Stock representing a higher percentage of the Company’s voting securities, which would cause additional dilution to the Company’s existing stockholders. The sale into the public market of these shares also could materially and adversely affect the market price of the Company’s Common Stock.

Interests of Directors, Officers and Affiliates

The interests of one of the Company’s directors, Chris Toffales, are described in Proposal One above and in “Executive Compensation and Other Information—Related Party Transactions” herein.

In addition, in connection with the Private Placement, the Board was expanded to nine members and Martin Hale, a Managing Director of Pequot Ventures, was appointed as a director to fill the newly created vacancy. In connection with the securities purchase agreement, so long as Pequot or their affiliates own or have the right to acquire in the aggregate not less than 500,000 shares of Common Stock issued or issuable upon conversion of the Notes, the Company has agreed to (i) cause an individual designated by Pequot Private Equity Fund III, L.P. and reasonably acceptable to the Company’s Nominating and Corporate Governance Committee to serve on the Board, (ii) nominate such designated director for reelection at each annual meeting of stockholders, (iii) provided that the designated director meets certain eligibility requirements, appoint such designated director to all committees of the Board and (iv) enter into an indemnification agreement with such director. For biographical information regarding Martin Hale, see “Proposal Six: Election of Directors – Nominees.”

Initially, the Series 1 Notes held by Pequot were convertible into 2,863,651 shares of Common Stock and the Series 1 Warrants held by Pequot were exercisable for 1,002,278 shares of Common Stock. The approval of Proposal Two will result in the potential issuance to Pequot of up to an aggregate of an additional 982,503 shares of Common Stock upon conversion of the Series 2 Notes and 343,876 shares of Common Stock upon exercise of the Series 2 Warrants (not giving effect to the issuance of shares of Common Stock for repayment of interest under the Notes or potential future anti-dilution adjustments under all Notes and Warrants). Under the beneficial ownership rules of the Securities and Exchange Commission, Pequot already beneficially owns approximately 16.4% of the Company’s Common Stock

(pursuant to the Series 1 Notes and Series 1 Warrants) as of March 31, 2006. If Proposal Two is approved by the Company’s stockholders, Pequot potentially could beneficially own up to approximately 20.9% of the Company’s Common Stock (assuming full conversion of all Notes and full exercise of all Warrants). The amounts and percentages described above do not give effect to (i) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, (ii) the issuance of shares of Common Stock for the repayment of interest under the Notes, (iii) the issuance of shares of Common Stock for potential future anti-dilution adjustments under all Notes and Warrants or (iv) the issuance of shares of Common Stock pursuant to other outstanding options and warrants of the Company. The approval of Proposal Two potentially would allow Pequot to significantly affect the outcome of all matters brought before stockholders. Pequot has agreed not to vote on the matters set forth in Proposal Two.

Stockholders are urged to carefully consider the present and future interests described above prior to voting on Proposal Two.

Voting Agreement

In connection with the Private Placement, each of the Company’s directors and officers have entered into a voting agreement with the Company for the benefit of Pequot pursuant to which they agreed to vote the shares of the Company’s Common Stock that they directly hold in favor of this proposal. The outstanding shares of the Company’s Common Stock subject to the voting agreement represented approximately 1% of the Company’s outstanding Common Stock on March 31, 2006.

Registration Rights Agreement

The shares of the Company’s Common Stock issued to Pequot in connection with the conversion of the Notes or exercise of the Warrants will be issued in reliance on one or more exemptions from the registration requirements of federal and state securities laws. As a result, Pequot may not sell any of the shares of the Company’s Common Stock they receive upon conversion of the Notes or exercise of the Warrants except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or an applicable exemption under the Securities Act.

Under the securities purchase agreement with Pequot, the Company has granted Pequot registration rights with respect to the shares of Common Stock they receive upon conversion of the Notes or exercise of the Warrants. Pursuant to this agreement with Pequot, the Company is required to register all or part of their shares on Form S-3. In addition, Pequot will be able to require the Company to include their shares in future registration statements that the Company files, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. The Company will be obligated under this agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to Pequot’s registration rights, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify and hold harmless Pequot (and their affiliates) holding registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Pequot (or their affiliates) may be required to make because of any of those liabilities. The Company also has agreed not to grant registration rights to any other persons to include securities in the registration statement registering Pequot’s shares, except pursuant to existing registration rights agreement or with the prior written consent of the holders of at least a majority of the registrable shares.

Information about Pequot

Pequot Private Equity Fund III, L.P. (“PPE3”), is a $640 million private equity fund formed in 2000. Its general partner is a Delaware limited liability company. PPE3’s investment objective is to invest in equity and equity-related investments in public and private companies in dynamic market sectors that are typically 12 to 24 months away from broad market acceptance, irrespective of the company’s ownership profile. The fund focuses primarily on companies in the infrastructure, software and services, healthcare and defense markets.

Pequot Offshore Private Equity Partners III, L.P. (“PPE3O”), is a $90 million private equity fund formed in 2000. Its general partner is a Delaware limited liability company. PPE3O’s investment objective is to invest in equity and equity-related investments in public and private companies in dynamic market sectors that are typically 12 to 24 months away from broad market acceptance, irrespective of the company’s ownership profile. The fund focuses primarily on companies in the infrastructure, software and services, healthcare and defense markets.

For biographical information regarding Martin Hale, see “Proposal Six: Election of Directors – Nominees.”

Summary of Terms of the Notes and Warrants

Interest

Interest on the Notes is payable at a rate of 3.5% per annum, which rate is subject to reduction from time to time by 50 basis points (0.5%) for every 25% increase in the 20-trading day volume weighted average price of the Company’s Common Stock from the then-applicable conversion price of the Notes, provided that the equity conditions described below were satisfied during the sixty day period preceding the applicable interest payment date. The interest rate will increase to 18% if the Company fails to pay any installment of principal or interest under the Notes when due. Interest is payable in cash quarterly in arrears commencing on March 31, 2006. Subject to certain share issuance limitations discussed more fully below, Pequot may require the Company to pay such interest in a number of shares of Common Stock equal to the aggregate interest divided by 93% of the arithmetic average of the volume weighted average price of the Company’s Common Stock for each of the 20 consecutive trading days prior to the applicable payment date.

Maturity of the Notes and Payment of Principal

The Series 1 Notes mature on December 30, 2009 and the Series 2 Notes mature on December 30, 2007, although the maturity of the Series 2 Notes may be extended by Pequot until December 30, 2009. The Company must pay the principal balance of the Series 1 Note in 24 equal monthly installments commencing on December 30, 2007 (or such later date as Pequot may, in its sole discretion, determine). The Company must pay the principal balance of the Series 2 Note in cash on December 30, 2007 (or such later date or dates (or schedule) as Pequot may, in its sole discretion, determine, but not later than December 30, 2009).

Subject to the share issuance limitations described below and unless Pequot otherwise consents, the Company must pay each monthly installment of principal under the Series 1 Notes by issuing a number of shares of Common Stock equal to the monthly installment divided by the conversion price, if (i) all of the equity conditions described below are satisfied on and at all times during the sixty days preceding the applicable payment date and (ii) the arithmetic average of the volume weighted average price of the Company’s Common Stock for each of the 15 consecutive trading days prior to such payment date is greater than $2.86 (as adjusted for any stock splits, stock combinations and similar events). However, unless waived by Pequot, the aggregate number of shares issuable by the Company to Pequot as payment in respect of a monthly installment can not exceed 25% of the arithmetic average of the daily trading volume for each of the 20 consecutive trading days preceding such payment date. Any monthly installment or any portion of a monthly installment that is not required or permitted to be paid in shares of Common Stock must be paid by the Company in cash.

Subject to the share issuance limitations described below, the Company may pay each monthly installment of principal under the Series 2 Notes by issuing a number of shares of Common Stock equal to the monthly installment divided by the conversion price, if (i) all of the equity conditions described below are satisfied on and at all times during the sixty days preceding the applicable payment date; and (ii) the arithmetic average of the volume weighted average price of the Company’s Common Stock for each of the 15 consecutive trading days prior to such payment date is greater than $2.86 (as adjusted for any stock splits, stock combinations and similar events). However, unless waived by Pequot, the aggregate number of shares issuable by the Company to Pequot as payment in respect of a monthly installment can not exceed 25% of the arithmetic average of the daily trading volume for each of the 20 consecutive trading days preceding such payment date. Any monthly installment or any portion of a monthly installment that is not permitted to be paid in shares of Common Stock must be paid by the Company in cash.

Prepayment

The principal and interest on the Notes may not be prepaid without the prior written consent of the holders of a majority of the then outstanding aggregate principal amount of the Notes.

Warrants

The Series 1 Warrants are exercisable for 1,002,278 shares of the Company’s Common Stock at an exercise price of $3.10 per share through December 30, 2009. Subject to the share issuance limitations discussed below, the Series 2 Warrants are exercisable for 343,876 shares of the Company’s Common Stock at an exercise price of $3.10 per share through December 30, 2009.

Subject to the share issuance limitations discussed below, upon the exercise of any Warrants, after the issuance of an aggregate of 1,002,278 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) pursuant to the Warrants, the Company may either (i) deliver the applicable shares of Common Stock or (ii) pay cash to Pequot in an amount equal to the Black Scholes value of the Warrant with respect to the portion exercised in excess of 1,002,278 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events), determined as of the date of exercise. The portion of the Warrant with respect to which the cash amount has been paid will be cancelled and retired.

Conversion and Certain Adjustments

The Series 1 Notes and the Series 1 Warrants are convertible and exercisable at any time. The Series 2 Notes are not convertible and the Series 2 Warrants are not exercisable unless the Company obtains the necessary stockholder approval for their conversion and exercise. Under certain circumstances, Pequot is entitled to have the number of shares issuable pursuant to the Notes and Warrants adjusted to correspond to Common Stock holders’ rights to any stock dividend, stock split, stock combination, reclassification of shares, consideration in certain changes of control, or pro rata distributions of property.

The Notes and Warrants require an automatic repricing of their conversion and exercise prices if the Company makes certain sales of its Common Stock or Common Stock equivalents on or prior to June 30, 2007 at a price below the Note conversion price or Warrant exercise price. If the Company makes certain sales of its Common Stock or Common Stock equivalents after June 30, 2007 at a price below the

Note conversion price or Warrant exercise price, their conversion and exercises prices will be adjusted on a broad-based weighted average basis. These adjustment provisions do not apply in the case of certain exempt issuances. In addition, such adjustments will not be made if they would cause the aggregate amount of Common Stock issued under all Notes and Warrants to exceed 19.99% of the Company’s outstanding shares of Common Stock, unless stockholder approval is obtained.

Repurchase, Redemption and Acceleration

The Company may be required to repurchase the Notes, upon the incurrence of debt other than Permitted Indebtedness (as described below) or the consummation of certain issuances of capital stock, at a price equal to the greater of (x) the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment, and (y) 125% of the average of the closing prices of the Common Stock for the five trading days preceding the repurchase date.

Upon the occurrence of an event of default, the Company may be required to repurchase the Notes at a price equal to the greater of (x) 125% of the outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, and (y) 125% of the average of the closing prices of the Common Stock for the five trading days preceding the repurchase date, and the Company may be required to repurchase the shares of Common Stock then held by Pequot pursuant to conversion of the Notes at a price per share equal to 125% of the average of the closing prices of the Common Stock for the five trading days preceding the repurchase date.

Upon the occurrence of a change of control, the Company may be required to repurchase the Notes at a price equal to the greater of (x) 125% of the outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, and (y) 125% of the average of the closing prices of the Common Stock for the five trading days preceding the repurchase date.

Upon the occurrence of certain bankruptcy-related events, all amounts payable under the Notes are accelerated.

Upon the occurrence of a change of control, the Company may be required to repurchase the Warrants at a price equal to the Black-Scholes value of the remaining unexercised portion of the Warrants.

Equity Conditions

In order for the Company to be able to use its Common Stock to repay the Notes or to pay interest in shares, certain equity conditions must be met, including the following: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by Pequot and may be sold by Pequot or its affiliate pursuant to an effective registration statement covering such shares or all such shares may be sold without volume restrictions pursuant to Rule 144 under the Securities Act or are eligible for sale under Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an eligible trading market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating the share issuance limitations described below or the rules or regulations of any trading market; (v) no event of default nor any event or circumstance that with the passage of time and without being cured would constitute an event of default has occurred and not been cured; (vi) neither the Company nor any of its subsidiaries is in default or has breached any material obligation under any agreement with Pequot in connection with the Private Placement; and (vii) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated.

Share Issuance Limitations

The Company’s ability to repay the principal and interest under the Notes in shares of the Company’s Common Stock, and Pequot’s ability to convert the Notes and to exercise the Warrants are also subject to certain share issuance limitations which are contractual requirements of the various agreements. Under the terms of the Notes and the Warrants, the Company is prohibited from issuing shares of the Company’s Common Stock to Pequot if the issuance would result in more than 2,863,651 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) having been issued under the Series 1 Notes and more than 1,002,278 shares of Common Stock shares (as adjusted for any stock splits, stock combinations and similar events) having been issued under the Series 1 Warrants (which in the aggregate equals 19.99% of the Company’s total number of shares of Common Stock outstanding on December 30, 2005), unless the Company’s stockholders have approved the Private Placement as required by the Nasdaq Marketplace rules.

If the Company’s stockholders approve Proposal Two, the 19.99% contractual limitation discussed above as to the number of shares of Common Stock that can be issued will no longer be applicable, and the Company will be able to issue additional shares of its Common Stock to Pequot in excess of 3,865,929 shares under the Series 1 Notes and Series 1 Warrants, upon conversion of the Series 2 Notes or exercise of the Series 2 Warrants, for repayment of interest under the Notes or in connection with potential future anti-dilution adjustments under all Notes and Warrants.

If the Company’s stockholders do not approve Proposal Two at the 2006 Annual Meeting, the Company is obligated to seek stockholder approval of such proposal at an additional meeting of stockholders.

Events of Default

An event of default will occur under the Notes upon the happening of any of the following events:

- a failure by the Company to pay its obligations under the Notes when due;

- an uncured default by the Company and/or its significant subsidiaries (the “Subsidiaries”) under certain third-party agreements;

- the entry of certain judgments against the Company or its Subsidiaries;

- debarment or suspension of the Company or its Subsidiaries from government contracting;

- the Company’s Common Stock is not listed or quoted, or is suspended from trading, on an eligible trading market for a period of five or more trading days (which need not be consecutive trading days) in any 180 trading day period;

- the exercise or conversion rights of Pequot with respect to the Notes and Warrants are suspended for any reason other than pursuant to the share issuance limitations described below;

- the Company’s failure to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available for issuance upon any exercise of the Notes and Warrants or the Company’s failure to have full authority, including under all laws, rules and regulations of any trading market, to issue such shares (other than stockholder approval);

- any Common Stock issuable pursuant to conversion of the Notes and exercise of the Warrants is not listed on an eligible market;

- after the effectiveness of the registration statement registering for resale the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, the equity conditions described below fail to be satisfied for five or more trading days (which need not be consecutive trading days) in any 180 trading day period;

- a breach of the representations and warranties made by the Company or its Subsidiaries to Pequot;

- the Company’s or its Subsidiaries’ uncured failure to perform material obligations to Pequot;

- a material adverse change to the Company and its Subsidiaries as a whole; and

- certain bankruptcy-related events.

Negative Covenants

The securities purchase agreement includes negative covenants that prohibit a variety of actions without the approval of the holders of a majority of the outstanding principal amount of the Notes, including covenants that limit the Company’s ability to (a) merge, consolidate, dissolve or liquidate, (b) repurchase or redeem shares of the Company’s capital stock, (c) declare or pay dividends or make similar distributions, (d) sell assets, (e) materially change the Company’s accounting or tax methods, (f) fail to maintain the Company’s corporate existence, or (g) make certain fundamental changes to the Company’s principal business.

Preemptive Rights

The securities purchase agreement also includes a right of first offer in favor of Pequot on any subsequent issuances of capital stock, for so long as the Notes are outstanding. The shares of the Company’s Common Stock do not have such preemptive rights.

Security Arrangements

Certain of the Company’s majority-owned subsidiaries have guaranteed the repayment of the Notes and provided a senior subordinated security interest in all or substantially all of their assets as collateral to secure such guarantees. The Company also has provided a senior subordinated security interest in all or substantially all of the Company’s assets, including the pledge of the Company’s shares of capital stock in certain of its subsidiaries, to secure its obligations under the Notes. The Notes and the liens securing the Notes are subordinated to the Company’s indebtedness to, and the security interests granted by the Company and its subsidiaries to, certain senior lenders, as described in “—Seniority and Subordination” below.

Seniority and Subordination

Repayment of the Notes ranks senior to any and all of the Company’s indebtedness other than (i) trade indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets, in each case, in the ordinary course of business consistent with past practice; (ii) indebtedness incurred pursuant to a loan and security agreement with Square 1 Bank in an aggregate amount not to exceed $7,000,000; (iii) extensions, refinancings and renewals of any items in (i) or (ii) above, provided that such extensions, refinancings or renewals do not or will not impose more burdensome terms, conditions or obligations upon the Company or any of its subsidiaries or increase the commitments or loan amounts thereunder; (iv) U.S. government accounts receivable financing of up to $2,000,000 to fund works-in-progress; and (v) intercompany indebtedness between the Company and its significant subsidiaries incurred in the ordinary course of business and consistent with past practice (collectively referred to in this proxy statement as the Permitted Indebtedness).

Stockholders are urged to carefully read the securities purchase agreement (as amended), the Notes and the Warrants that are attached to this Proxy Statement as Appendices C, D, E, F and G because they are the legal documents that govern the issuance of shares of Common Stock to Pequot.

Vote

The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the 2006 Annual Meeting is required by the Nasdaq Marketplace Rules to approve Proposal Two.

If Proposal Two is not approved by stockholders, the Company will be obligated to hold another meeting of stockholders to reconsider Proposal Two. In addition to the other information contained in this proxy statement, in determining whether or not to approve Proposal Two, stockholders also should consider the risks related to the Company’s failure to obtain the necessary vote to approve Proposal Two at the 2006 Annual Meeting. See “Summary of Terms of the Notes and Warrants—Events of Default.”

Recommendation of the Board

The Board, including each of the directors who have no interest in the Private Placement, has unanimously determined that Proposal Two is advisable and in the best interests of the Company and its stockholders. The Board unanimously recommends that the Company’s stockholders vote “FOR” Proposal Two.

The Company’s officers and directors (who directly hold an aggregate of approximately 115,000 shares of the Company’s Common Stock, exclusive of approximately 1,212,000 shares indirectly held) have agreed to vote “FOR” Proposal Two.

PROPOSAL THREE:

APPROVAL OF ISSUANCE OF A WARRANT TO PURCHASE UP TO 84,860 SHARES OF COMMON STOCK, AND THE ISSUANCE OF THE UNDERLYING SHARES OF COMMON STOCK UPON EXERCISE OF SUCH WARRANT, TO THE HOLDER OF THE COMPANY’S SENIOR SECURED BANK DEBT, WHICH DEBT WAS USED TO FINANCE THE INITIAL ACQUISITION

General

On December 30, 2005, the Company entered into a loan and security agreement with Square 1 Bank, pursuant to which the Company closed a four-year $4.9 million term loan and established a $2.0 million revolving credit facility. The term loan was used to finance the cash portion of the Initial Acquisition as described in more detail in Proposal One above. The term loan must be repaid in 48 equal monthly installments, and is subject to acceleration upon the occurrence of certain events of default. On the earlier of the end of the loan and security agreement term or repayment in full of the term loan, the Company is required to pay Square 1 Bank a loan pay-off success fee equal to the greater of 50 basis points on the amount of the term loan funded and an amount calculated based on the spread in the trailing 90-day average closing market price of 84,860 shares of the Company’s Common Stock between the date of the term loan funding and the date of the loan pay-off. At the Company’s option, this loan pay-off fee may be repaid by issuing Square 1 Bank a four-year warrant to purchase up to an aggregate of 84,860 shares of Common Stock at an exercise price per share of $3.10 (the “Bank Warrant”). The Company’s obligations under the loan and security agreement are secured by a first priority lien on all or substantially all of the Company’s assets, the assets of Optex and the capital stock of Optex acquired by the Company.

Because the issuance of 84,860 shares of Common Stock to Square 1 Bank upon exercise of the Bank Warrant, when aggregated with the issuance of other securities in connection with the financing raised to fund the acquisition of the capital stock of Optex, would exceed 20% of the Company’s outstanding capital stock, the Company is asking its stockholders to approve the issuance to Square 1 Bank of the Bank Warrant to purchase 84,860 shares of Common Stock and the issuance of 84,860 shares of Common Stock to Square 1 Bank upon exercise of such Bank Warrant in satisfaction of the loan payoff fee required under the terms of the loan and security agreement. Stockholder approval of this proposal is being sought solely to comply with the Nasdaq Marketplace Rules governing the issuance of securities in connection with the acquisition of stock of another company when any such issuances in the aggregate would exceed 20% of an issuer’s outstanding capital stock. The Company’s stockholders are not being asked to approve the terms of the Loan and Security Agreement.

The Board recommends that the stockholders vote “FOR” approval of the issuance to Square 1 Bank of the Bank Warrant to purchase 84,860 shares of Common Stock and the issuance of 84,860 shares of Common Stock to Square 1 Bank upon exercise of such Bank Warrant in satisfaction of the loan payoff fee required under the terms of the loan and security agreement.

Reasons for the Issuance to Square 1 Bank of the Bank Warrant and Common Stock Pursuant to the Bank Warrant

The Company entered into the loan and security agreement in order to finance the cash portion of the Initial Acquisition described in Proposal One above. The Company believes that the issuance of a four-year warrant to satisfy the loan payoff success fee eliminates the risk of a cash loan pay-off success fee if the market price of the Company’s Common Stock increases substantially over the term of the loan.

Effect upon Rights of Existing Stockholders

The Company’s current stockholders will continue to own their existing shares after the transaction described in this proposal. The Company’s stockholders are not participating in nor receiving any consideration from the transaction described in this proposal. The Company’s stockholders should not send in their share certificates because their share certificates will not be exchanged in connection with the transaction described in this proposal.

Interests of Directors, Officers and Affiliates

None of the Company’s officers, directors or affiliates has any interests in the transaction described in this proposal.

Vote

The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the 2006 Annual Meeting is required by the Nasdaq Marketplace Rules to approve Proposal Three. If stockholders do not approve Proposal Three, the Company will pay the loan pay-off fee in cash in accordance with the terms of the loan and security agreement.

Recommendation of the Board

The Board has unanimously determined that Proposal Three is advisable and in the best interests of the Company and its stockholders. The Board unanimously recommends that the Company’s stockholders vote “FOR” Proposal Three.

PROPOSAL FOUR:

APPROVAL OF ISSUANCE OF 192,308 SHARES OF COMMON STOCK TO ONE OF THE COMPANY’S DIRECTORS, CHRIS TOFFALES, OR HIS CONSULTING FIRM, IN LIEU OF PAYMENT OF A CASH SUCCESS FEE EARNED IN CONNECTION WITH THE INITIAL ACQUISITION, AND THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE SHOULD MR. TOFFALES, OR HIS CONSULTING FIRM, EARN ADDITIONAL SUCCESS FEES UNDER A CONSULTING AGREEMENT

General

The Company is a party to a consulting agreement with Chris Toffales and his affiliate, CTC Aero, LLC. Mr. Toffales is one of the Company’s directors and also is the manager of CTC Aero. Pursuant to his consulting agreement with the Company, Mr. Toffales and CTC Aero earned a success fee of $500,000 in connection with the Initial Acquisition. Currently, this consulting fee is payable in cash; however, the Company has decided to seek stockholder approval to enable the Company to pay the consulting fee with 192,308 shares of Common Stock in lieu of cash.

On December 30, 2005, the Company also entered into an amendment to the consulting agreement to extend its term for three years to December 30, 2008, and to make all future acquisition success fees, if any, payable in shares of Common Stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The success fee shall not be less than $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee.

Because the issuance of 192,308 shares of Common Stock to Mr. Toffales or CTC Aero, when aggregated with the issuance of other securities in connection with the Initial Acquisition and Buyer Option, would exceed 20% of the Company’s outstanding capital stock, the Company is asking its stockholders to approve the issuance of 192,308 shares of Common Stock to Mr. Toffales or CTC Aero. Stockholder approval of this proposal is being sought solely to comply with the Nasdaq Marketplace Rules governing the issuance of securities in connection with the acquisition of stock of another company when any such issuances in the aggregate would exceed 20% of an issuer’s outstanding capital stock. In addition, the Company is asking its stockholders to approve the issuance of additional shares of Common Stock to Mr. Toffales or CTC Aero under the terms of the amended consulting agreement described in this proposal so that the Company does not have to seek stockholder approval again if such issuances would be required to be approved by stockholders under the Nasdaq Marketplace Rules.

The Board recommends that the stockholders vote “FOR” approval of Proposal Four.

Reasons for the Issuance of Common Stock to Chris Toffales or CTC Aero

As described above, the Company is a party to a consulting agreement with Chris Toffales and CTC Aero, LLC, pursuant to which Mr. Toffales and CTC Aero earned a success fee of $500,000 in connection with the Initial Acquisition of Optex. Currently, this consulting fee is payable in cash; however, the Company has decided to seek stockholder approval to enable the Company to pay the consulting fee with 192,308 shares of Common Stock in lieu of cash. In addition, the Company entered into an amendment to the consulting agreement to make all future acquisition success fees, if any, payable in shares of Common Stock to Mr. Toffales or CTC Aero, as an incentive for facilitating future acquisitions.

Effect upon Rights of Existing Stockholders

The Company’s current stockholders will continue to own their existing shares after the transaction described in this proposal. The Company’s stockholders are not participating in nor receiving any consideration from the transaction described in this proposal.

Interests of Directors, Officers and Affiliates

The interests of Mr. Toffales are described in Proposal One above and in “Executive Compensation and Other Information—Related Party Transactions” herein.

Under the beneficial ownership rules of the Securities and Exchange Commission, Mr. Toffales already beneficially owns approximately 0.8% of the Company’s Common Stock (pursuant to immediately exercisable options to purchase 154,000 shares of the Company’s Common Stock) as of March 31, 2006. If this proposal is approved by the Company’s stockholders, Mr. Toffales will beneficially own up to approximately 1.7% of the Company’s Common Stock (not giving effect to any future issuances of Common Stock pursuant to the amended consulting agreement or any other issuances of Common Stock pursuant to Proposals One through Three or pursuant to other outstanding options and warrants of the Company). Because Mr. Toffales is a director of the Company, approval of this proposal will have the effect of increasing the aggregate beneficial ownership of all current directors and executive officers as a group from 6,707,719 shares of Common Stock, or 29.8% of the Company’s securities as of March 31, 2006, to 6,900,027 shares of Common Stock, or 30.4% of the Company’s securities as of March 31, 2006. The amounts and percentages described above do not give effect to any future issuances of Common Stock pursuant to the amended consulting agreement or any other issuances of Common Stock pursuant to Proposals One through Three or pursuant to other outstanding options and warrants of the Company.

Stockholders are urged to carefully consider the present and future interests of Mr. Toffales in the transaction described in this proposal prior to voting on this Proposal Four.

Registration Rights Agreement

Although the Company has no formal registration rights agreement with Mr. Toffales or CTC Aero, the Company intends to register for resale any shares of Common Stock issued now or in the future to Mr. Toffales or CTC Aero under a consulting agreement with the Company, including the shares of Common Stock described in this proposal.

Information About Mr. Toffales and CTC Aero

For biographical information regarding Mr. Toffales and his relationship with CTC Aero, see “Proposal Six: Election of Directors – Nominees.”

Vote

The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the 2006 Annual Meeting is required by the Nasdaq Marketplace Rules to approve Proposal Four. If stockholders do not approve Proposal Four, the Company will pay the success fee in cash in accordance with the original terms of the consulting agreement.

Recommendation of the Board

The Board, including each of the directors who have no interest in Proposal Four, has unanimously determined that Proposal Four is advisable and in the best interests of the Company and its stockholders. The Board unanimously recommends that the Company’s stockholders vote “FOR” Proposal Four.

PROPOSAL FIVE:

APPROVAL OF THE IRVINE SENSORS CORPORATION 2006 OMNIBUS INCENTIVE PLAN AND THE RESERVATION OF 1,900,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER

General

On April 13, 2006, the Board of Directors adopted the 2006 Omnibus Incentive Plan (the “2006 Plan”), subject to stockholder approval. If approved by the stockholders at the annual meeting, the 2006 Plan will become effective as of the time of such approval on June 28, 2006. When the 2006 Plan becomes effective, all outstanding awards under the Company’s 2003 Stock Incentive Plan, 2001 Compensation Plan, 2001 Non-Qualified Stock Option Plan, 2001 Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 1999 Stock Option Plan (the “Current Plans”) will remain outstanding, but no further awards will be made under the Current Plans and the Current Plans will be terminated. This proposal will not affect awards already granted under the Current Plans. As of March 31, 2006, there were options outstanding under the Current Plans to purchase 4,994,500 shares of Common Stock and aggregate remaining authority to grant awards for the issuance of 452,700 shares of Common Stock.

Under applicable Nasdaq Stock Market rules, the Company is required to obtain stockholder approval of the 2006 Plan. Such approval is also necessary to permit the Company to grant incentive stock options to employees under Section 422 of the Internal Revenue Code, as amended (the “Code”), and to ensure that compensation paid under the 2006 Plan is eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Code, which limits the deductibility of certain compensation paid to individuals who are, at the end of the tax year for which the Company would otherwise claim its tax deduction, the Company’s chief executive officer and its four other most highly paid executive officers.

The Company’s stockholders are being asked to approve the 2006 Plan, to authorize the issuance of 1,900,000 shares of Common Stock thereunder and to terminate the authority to issue new equity-based awards under the Current Plans. The Board believes that the 2006 Plan is necessary for the Company to be able to attract and retain the services of individuals essential to the Company’s long-term growth and success. The Board also believes that the flexibility of the 2006 Plan in types and specific terms of awards will allow the Company to better align incentive compensation with increases in stockholder value than the Company’s Current Plans.

2006 Omnibus Incentive Plan

The following is a summary of the principal features of the 2006 Plan and is qualified in its entirety by reference to the 2006 Plan. A copy of the 2006 Plan document as proposed to be adopted may be found at Appendix H at the end of this proxy. Any Company stockholder who wishes to obtain an additional copy of the actual plan document may do so upon written request to the Company at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, Attention: Corporate Secretary.

Purpose. The 2006 Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. Accordingly, the Company’s officers and other employees, non-employee directors and other consultants and advisors will have the opportunity to acquire a meaningful equity interest in the Company through their participation in the 2006 Plan.

Administration. Both the Board and the Compensation Committee have the authority to administer the 2006 Plan. The Board may at any time appoint a secondary committee comprised of two or more directors to have concurrent authority to make grants and issuances of any equity-based instruments permissible under the 2006 Plan, provided that such secondary committee will not have authority to make grants to executive officers and non-employee directors or in a manner that would cause the 2006 Plan not to comply with the requirements of Section 162(m) of the Code. The committee administering the 2006 Plan will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2006 Plan. Subject to the provisions of the 2006 Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2006 Plan, and establish rules and regulations for the administration of the 2006 Plan. In addition, the Board may exercise the powers of the committee at any time.

Eligible Participants. Any employee, officer, consultant, advisor or director providing services to the Company or any of its affiliates (including the Company’s current and future subsidiaries), who is selected by the committee, is eligible to receive awards under the 2006 Plan. As of March 31, 2006, approximately 167 employees, one independent consultant, five executive officers and nine directors were eligible to be selected by the committee to receive awards under the 2006 Plan.

Shares Available For Awards. The aggregate number of shares of Common Stock that may be issued under all stock-based awards made under the 2006 Plan will be 1,900,000 shares. In addition, the number of shares of Common Stock reserved under the 2006 Plan will automatically be increased on the first day of each fiscal year, beginning on October 2, 2006, in an amount equal to the lesser of (a) 1,000,000 shares or (b) such lesser number as determined by the Board. The shares of Common Stock issuable under the 2006 Plan may be drawn from shares of authorized but unissued Common Stock or from shares of Common Stock that the Company acquires.

A maximum of 1,900,000 shares, plus the automatic increase described above, will be available for granting incentive stock options under the 2006 Plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision. In addition, a maximum of 1,900,000 shares, plus the automatic increase described above, will be available for granting restricted stock and restricted stock units under the 2006 Plan. If the committee so provides for purposes of Section 162(m) of the Code, no award recipient may be granted (i) options or SARs (defined below) with respect to more than 500,000 shares of Common Stock in the aggregate within any fiscal year or (ii) qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, subject to certain adjustments as described in more detail below under the heading “Performance Awards.”

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2006 Plan.

If any shares of the Company’s Common Stock subject to any award or to which an award relates are forfeited or are reacquired by the Company, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2006 Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award will be available again for award grants other than an incentive stock option.

Types of Awards and Terms and Conditions. The 2006 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents; and

•	other stock grants.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2006 Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive shares of the Company’s Common Stock or other securities or property, or any combination of these, in a single payment or installments. The exercise price per share under any stock option and the grant price of any SAR will be determined by the committee and may not be less than the fair market value on the date of grant of such option or SAR, or less than 110% of fair market value for incentive stock options granted to holders of more than 10% of the Company’s Common Stock. Determinations of fair market value under the 2006 Plan will be made in accordance with methods and procedures established by the committee. The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of the Company’s Common Stock.

Stock Options. The holder of an option will be entitled to purchase a number of shares of the Company’s Common Stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. The Company receives no payment for the grant of an option. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of the Company’s Common Stock over the grant price of the SAR, as determined by the committee, paid solely in shares of Common Stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee. This type of SAR is sometimes described as a “stock only settled stock appreciation right.”

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of the Company’s Common Stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of the Company’s Common Stock at some future date determined by the committee. The committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in the Company’s best interest to waive the remaining restrictions.

Performance Awards. Performance awards give participants the right to receive payments in stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the 2006 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. From time to time, the committee may designate an award granted pursuant to the 2006 Plan as an award of qualified performance based compensation within the meaning of Section 162(m) of the Code. Such a qualified performance based award must, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective performance goals. The committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. If the committee so provides for purposes of Section 162(m) of the Code, no person may be granted under the 2006 Plan qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, except that if any other qualified performance based awards are outstanding for such person for a given fiscal year, such dollar limitation shall be reduced for each such fiscal year by the amount that could be received by the person under all such qualified performance based awards, divided, for each such qualified performance based award, by the number of full or partial fiscal years contained in the performance period of each such outstanding qualified performance based award (subject to adjustment in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, but only to the extent that such adjustment does not affect the status of any award intended to qualify as “performance based compensation” under Section 162(m) of the Code).

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments in shares of the Company’s Common Stock, other securities or other property equivalent to the amount of cash dividends paid by the Company to its stockholders, with respect to the number of shares determined by the committee. Dividend equivalents will be subject to other terms and conditions determined by the committee.

Stock Awards. The committee may grant unrestricted shares of the Company’s Common Stock, subject to terms and conditions determined by the committee and the 2006 Plan limitations.

Duration, Termination and Amendment. Unless earlier discontinued or terminated by the Board, the 2006 Plan will expire on the tenth anniversary of its adoption. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2006 Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and, pursuant to the delegation of its authority, the committee may amend, alter or discontinue the 2006 Plan at any time, although stockholder approval must be obtained for any action that would, absent such approval, (i) violate the rules or regulations of the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to the Company; (ii) cause the Company to be unable, under the Code, to grant incentive stock options under the 2006 Plan; (iii) increase the number of shares authorized under the 2006 Plan; (iv) permit the award of options or SARs at a price less than 100% of the fair market value of a share of Common Stock on the date of grant of such option or SAR, or the repricing of options or SARs; or (v) would prevent the grant of options or SARs that would qualify under Section 162(m) of the Code.

Acceleration. The committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Transferability of Awards. Unless otherwise provided by the committee, awards under the 2006 Plan may only be transferred by will or by the laws of descent and distribution.

Delivery of Shares for Tax Obligation. Under the 2006 Plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of the Company’s Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to the Company to satisfy federal and state income tax obligations.

Certain Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2006 Plan.

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares of the Company’s Common Stock acquired on the date of exercise over the exercise price, and the Company will generally be entitled at that time to an income tax deduction for the same amount. Upon exercising an incentive stock option, the optionee generally will not recognize taxable income (except that an alternative minimum tax liability may arise), and the Company will not be entitled to an income tax deduction. Upon exercising a SAR, the recipient of the SAR will recognize ordinary income in an amount equal to the fair market value on the exercise date of any shares of the Company’s Common Stock received, and the Company will receive an income tax deduction in the same amount.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option or SAR, except that the Company may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the 2006 Plan that are payable in either cash or shares of the Company’s Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. The Company will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of the Company’s Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. The Company will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2006 Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Company will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2006 Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of the Company’s income tax deduction will be determined as of the end of that period.

Deductibility of Executive Compensation Under Code Section 162(m). Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s other four most highly compensated executive officers. However, “qualified performance-based qualified compensation” is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (1) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any participant pursuant with respect to any performance period, must be approved by a majority of the Company’s stockholders and (3) the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation.

The 2006 Plan has been designed to permit grants of stock options and SARs issued under the 2006 Plan to qualify under the performance-based compensation rules so that income attributable to the exercise of a non-qualified stock option or a SAR may be exempt from $1,000,000 deduction limit. Grants of other awards under the 2006 Plan may not so qualify for this exemption. The 2006 Plan’s provisions are consistent in form with the performance-based compensation rules, so that if the committee that grants options or SARs consists exclusively of members of the Board of Directors of the Company who qualify as “outside directors,” and the exercise price (or deemed exercise price, with respect to SARs) is not less than the fair market value of the shares of Common Stock to which such grants relate, the compensation income arising on exercise of those options or SARs should qualify as performance-based compensation which is deductible even if that income would be in excess of the otherwise applicable limits on deductible compensation income under Code Section 162(m).

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2006 Plan. In addition, the committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2006 Plan were to be approved by the stockholders. The fair market value per share of Common Stock on any relevant date under the 2006 Plan will be the closing selling price per share on that date on the Nasdaq Stock Market. The closing sales price per share of the Company’s Common Stock as reported on the Nasdaq Capital Market on March 31, 2006 was $2.65. The Company does not have any specific current plans or commitments for any awards under the 2006 Plan.

Accounting Treatment

Effective October 3, 2005 (the “implementation date”), the beginning of fiscal 2006, the Company has accounted for stock-based compensation as contemplated under the 2006 Plan under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS 123(R)”). Pursuant to SFAS 123(R), the Company is required to expense against the Company’s reported earnings: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unvested portion of these share-based awards as of such implementation date. These amounts are expensed after the implementation date over the respective vesting periods of each award using the straight line attribution method. The Company is using the modified prospective method under SFAS 123(R), whereby no prior periods are restated; rather, the Company will continue to disclose prior period pro-forma net earnings and net earnings per share in footnote disclosure.

The number of outstanding options may affect the Company’s earnings per share on a fully diluted basis.

Option Transactions

The table below shows, as to the Company’s present and prior Chief Executive Officer, the Company’s two other most highly compensated executive officers (with base salary and bonus for fiscal 2005 in excess of $100,000) and the other individuals and groups indicated below, the number of shares of Common Stock subject to option grants made under the Company’s option plans from October 4, 2004 through March 31, 2006, together with the weighted average exercise price payable per share. Between October 4, 2004, and March 31, 2006, the Company issued 2,700 shares of Common Stock under direct stock issuance provisions of the Company’s option plans.

Name and Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price per Share ($)
John C. Carson Chief Executive Officer, President and Director	250,000	2.37
John J. Stuart, Jr. Sr. V.P., Chief Financial Officer and Secretary	225,000	2.34
Volkan Ozguz Sr. V.P., Chief Technical Officer	70,000	2.50
Robert G. Richards Director (Prior Chief Executive Officer)	74,000	2.34
Joseph Carleone Sr. V.P., Chief Product Officer	130,000	2.54
Mel R. Brashears Chairman of the Board	175,000	2.38
Marc Dumont Director	54,000	2.39
Martin Hale, Jr Director	25,000	3.16
Thomas M. Kelly Director	54,000	2.39
Clifford Pike Director	100,000	2.42
Frank Ragano Director	25,000	2.25
Chris Toffales Director	104,000	2.44
All current executive officers as a group (4 persons)	675,000	2.41
All nominees for election as director (9 persons)	861,000	2.41
All current directors who are not executive officers, as a group (8 persons)	611,000	2.42
All employees, including current officers who are not executive officers, as a group (167 persons)	1,158,600	2.29

As of March 31, 2006, options to purchase 4,994,500 shares of Common Stock were outstanding and 452,700 shares remained available for future grant under the Company’s option plans.

Vote Required

The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required for approval of the 2006 Plan. Should such stockholder approval not be obtained, then the 2006 Plan will not be adopted, the Company’s Current Plans will continue in effect and option grants and stock issuances may continue to be made under the Current Plans until all the shares of Common Stock authorized for issuance under those Current Plans have been issued or until such Current Plans otherwise terminate in accordance with their respective terms. Additionally, in the absence of an exemption from registration or waiver by regulatory authorities, in order to comply with California state securities laws, the 2006 Plan may also be required to be approved by the majority of outstanding shares entitled to vote.

Recommendation of the Board

The Board deems this proposal to be in the best interests of the Company and its stockholders and recommends a vote “FOR” approval of such proposal.

PROPOSAL SIX:

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. The Company’s By-Laws provide that the Board consists of not less than six nor more than eleven directors, with the exact number fixed at nine until changed. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Company’s nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve, as a director. However, in the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, the Company seeks discretionary authority to cumulate votes.

The names of the nominees for director, their ages as of March 31, 2006 and biographical information about them, are set forth below:

Name	Age	Position with Company/Principal Occupation
Mel R. Brashears (3)	60	Chairman of the Board

John C. Carson	67	Chief Executive Officer, President and Director

Marc Dumont (1)(2)(3)	62	Director

Martin Hale, Jr. (2)(3)	34	Director

Thomas M. Kelly (1)(2)	64	Director

Clifford Pike (1)(2)	63	Director

Frank Ragano (3)	77	Director

Robert G. Richards	77	Director

Chris Toffales	49	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Dr. Brashears has been a director of the Company since December 2000 and has served as the Chairman of the Board since March 2001. From October 2000 through December 2000, he was also a Senior Vice President of the Company, a position he resigned after becoming a director. He has also been Chairman of the Board of the Company’s subsidiary, iNetWorks Corporation, a development stage company organized to develop products for Internet and telecommunications networks, since October 2000. Since October 2000, he has also held the title of Chief Executive Officer of iNetWorks Corporation, although he has not been employed by the Company or its subsidiaries since March 2001. From January 1999 to September 2000, he was self-employed as a consultant. From January 1996 through December 1998, he was President and Chief Operating Officer of Lockheed Martin’s Space & Strategic Missiles Sector, an aerospace company. Prior to 1996, Dr. Brashears held numerous positions in a 27-year career of increasing management responsibility with Lockheed and its successors. Dr. Brashears is a graduate of the University of Missouri with B.S., M.S. and Ph.D. degrees in engineering.

Mr. Carson is a co-founder of the Company and has been a director of the Company from April 1982 through May 2002 and again from March 2003 to date. Mr. Carson has served as the Company’s Chief Executive Officer since April 2005, its President since May 2002 and, prior to that time, as a Senior Vice President from April 1982 through May 2002. He became Chief Technical Officer in February 1997 and Chief Operating Officer in October 2001. Mr. Carson also serves as a director of Optex (since December 30, 2005), MSI, a licensor of technology related to micromachined products (since October 1997), iNetWorks, a developer of technology related to Internet routing (since November 2000), Novalog, a provider of wireless infrared chip products (since May 2002), and RedHawk Vision, a provider of software products (since May 2002). He has also been Chief Executive Officer of MSI since May 2002 and Novalog and RedHawk since April 2005. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and single processing architectures, including neural networks. Mr. Carson holds a B. S. in Physics from the Massachusetts Institute of Technology.

Mr. Dumont has been a director of the Company since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Mr. Dumont has also been on the Board of Directors of Novalog since October 1996. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA from the University of Chicago.

Mr. Hale has been a director of the Company since January 2006. Mr. Hale is a Managing Director of Pequot Ventures and is a member of the Pequot Ventures’ Investment Committee. Mr. Hale joined Pequot Ventures in 1997 from Geocapital Partners, an early stage venture capital firm. Mr. Hale also serves on the Board of Directors of Analex (AMEX: NLX), Aurora Flight Sciences, Flarion Technologies and SkyOnline. Mr. Hale has a B.A. from Yale University.

Dr. Kelly has been a director of the Company since October 2000. Dr. Kelly was also a director of the Company’s former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held positions of increasing responsibility with Eastman Kodak Company, a photographic products and services company. Most recently, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. in Physics from LeMoyne College.

Mr. Pike has been a director of the Company since March 2003. From 1979 until his retirement in 2002, Mr. Pike was an assurance and business advisory services partner in the Orange County, California office of Ernst & Young, LLP, a public accounting firm. His primary responsibilities at Ernst & Young were to provide advice to that firm’s professionals and to its clients concerning financial accounting, auditing and SEC reporting issues. In 2002, he established and became principal of a consulting firm, presently known as Clifford Pike CPA, that provides advisory and corporate governance monitoring services to audit committees and boards of directors. Mr. Pike holds a B.S. in Business Administration and an MBA from the University of California Los Angeles.

General (Ret.) Ragano has been a director of the Company since November 2005. General Ragano formerly served as a director of the Company from June 1985 until March 2000. He presently is a defense advisory consultant through his wholly-owned consulting firm, F.P. Ragano Associates. Gen. Ragano retired from the U.S. Army to serve as Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company. Subsequently, he became Chairman and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH, and then Chairman of Skylynx Communications, Inc., a wireless communications company. Gen. Ragano holds a B.S. degree from Duquesne University and an MBA from Syracuse University.

Mr. Richards was Chief Executive Officer of the Company from June 2000 through March 2005 and has served as a director since January 2001. Mr. Richards also was a director of iNetWorks from October 2000 through March 2005 and Chairman of the Boards of the Company’s consolidated subsidiaries Novalog, MSI and RedHawk Vision from May 2002 through March 2005. He was also Chief Executive Officer of Novalog from October 2002 through March 2005. Since April 1999, Mr. Richards has also served as a member of the Company’s Scientific Advisory Board. Mr. Richards retired as President of Aerojet Electronic Systems Division, an aerospace company, in 1993. He is co-author of the book, Infrared Physics and Engineering, published by McGraw-Hill, and has a M.A. degree in Mathematical Statistics from the University of California at Berkeley.

Mr. Toffales has been a director of the Company since August 2004. Since 2004, Mr. Toffales has been President and Director of CTC Aero, LLC, a defense advisory consulting firm. Since 2004, Mr. Toffales has also served as Vice Chairman of Communications Power Industries, a provider of military and commercial electronic products. From 1999 to 2003, Mr. Toffales was a Senior Vice President of DRS Technologies, Inc., a supplier of military electronics systems, and also served as President of DRS Technologies Systems Company, a subsidiary of DRS. From 1998 to 1999, Mr. Toffales was Vice President for Business Development of Lockheed Martin Fairchild Systems, an aerospace firm. Prior to these positions, Mr. Toffales held various officer level positions at Lockheed Martin Corporation and Loral Fairchild Systems, both of which are aerospace firms. Mr. Toffales holds a B.S. in Electrical Engineering from City College of New York.

In connection with the financing of the Company’s Initial Acquisition, so long as Pequot or their affiliates own or have the right to acquire in the aggregate not less than 500,000 shares of Common Stock issued or issuable upon conversion of the Notes, the Company has agreed to (i) cause an individual designated by Pequot Private Equity Fund III, L.P. and reasonably acceptable to the Company’s Nominating and Corporate Governance Committee to serve on the Company’s Board of Directors; (ii) nominate such designated director for reelection at each annual meeting of stockholders; (iii) provided that the designated director meets certain eligibility requirements, appoint such designated director to all committees of the Board of Directors and (iv) enter into an indemnification agreement with such director. Mr. Hale was appointed to the Company’s Board, Compensation Committee and Nominating and Corporate Governance Committee in connection with this agreement.

Directors and officers are elected on an annual basis. The term of each director’s service expires at the Company’s next annual meeting of stockholders or at such time as his successor is duly elected and qualified or upon his earlier death, resignation or removal. Officers serve at the discretion of the Board.

There are no family relationships between any director nominee, executive officer or other key personnel and any other director nominee, executive officer or other key personnel of the Company.

The Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of the Company’s Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Company’s Secretary, with the assistance of the Company’s Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of the Company’s independent directors upon their request.

Corporate Governance

Board Committees and Meetings

The Board is composed of a majority of independent directors (as independence is defined under Nasdaq listing standards). Mr. Richards and Mr. Carson are not considered independent due to their employment with the Company during the past three fiscal years. Mr. Toffales is not considered independent due to payments made in the past fiscal year under his consulting agreement with the Company. Except for Mr. Richards, Mr. Carson and Mr. Toffales, all of the other directors are considered independent under Nasdaq listing standards. During the fiscal year ended October 2, 2005 (“fiscal 2005”), the Board held seven meetings and acted by unanimous written consent on three occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during fiscal 2005. The Company also encourages all members of the Board to attend the Company’s annual meeting of stockholders each year. All current directors attended the Company’s annual meeting in 2005, except Mr. Hale who was appointed to the Board subsequent to that date.

Audit Committee

The Audit Committee currently consists of three directors, Mr. Pike, who serves as its Chairman, Mr. Dumont and Dr. Kelly. During fiscal 2005, the Audit Committee consisted of Messrs. Pike and Dumont and Dr. Carleone who resigned from the Audit Committee upon his resignation as a director in November 2005. This Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to the Company’s independent auditors, the performance of the Company’s accountants, the Company’s accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. See “Related Party Transactions” below. The Audit Committee held eight meetings during fiscal 2005. The Board has determined that all members of the Audit Committee are “independent” as that term is defined under the Nasdaq listing standards and under special standards established by the Securities and Exchange Commission. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Pike, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in item 401(h) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Pike’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Pike any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board. The Board has adopted and approved a written charter for the Audit Committee, and a copy of this charter is included as an appendix to the Company’s definitive proxy statement for the March 2004 Annual Meeting filed with the Securities and Exchange Commission. A copy of this charter also is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Compensation Committee

The Compensation Committee currently consists of four directors, Mr. Dumont, who serves as its Chairman, Mr. Hale, Dr. Kelly and Mr. Pike. During fiscal 2005, the Compensation Committee consisted of Mr. Dumont, Dr. Kelly, and Dr. Carleone who resigned from the Compensation Committee upon his resignation as a director in November 2005. This Committee reviews and approves the Company’s general compensation policies, makes recommendations to the Board as to the salaries of the Company’s officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee held five meetings during fiscal 2005 and acted by unanimous consent on six occasions. The Board has determined that all members of the Compensation Committee are “independent” as defined under the Nasdaq listing standards. The Board has adopted and approved a written charter for the Compensation Committee. A copy of this charter is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of four directors, Dr. Brashears, Mr. Dumont, Mr. Hale and Gen. Ragano, each of whom is “independent” as defined under the Nasdaq listing standards. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection, either by a majority of the independent directors of the Board or this committee comprised solely of independent directors. This Committee also reviews and recommends Company policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during fiscal 2005. The Board has adopted and approved a written charter for the Nominating and Corporate Governance Committee, and a copy of this charter is included as an appendix to the Company’s definitive proxy statement for the March 2004 Annual Meeting filed with the Securities and Exchange Commission. A copy of this charter also is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

When considering a potential candidate for membership on the Company’s Board, the Nominating and Corporate Governance Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s stockholders in connection with this Annual Meeting. Gen. Ragano, who had previously served as a director, was appointed to fill the vacancy on the Board created by the resignation of Dr. Carleone in November 2005. Mr. Hale was initially suggested as a candidate for the Company’s Board and Board committees by Pequot and was appointed to the Company’s Board, Compensation Committee and Nominating and Corporate Governance Committee in connection with the financing of the Initial Acquisition. All other nominees for director in the current proxy are standing for re-election.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of the Company’s By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described above under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company’s books and (ii) the class and number of shares of the Company that are beneficially owned by such stockholder.

Code of Ethics

The Company has adopted a code of ethics and conduct that applies to all of its employees including its principal executive officer, its principal financial and accounting officer, and all members of its finance department performing similar functions. The full text of the Company’s code of ethics and conduct is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The Company intends to disclose future amendments to certain provisions of the Company’s code of ethics and conduct, or waivers of such provisions, applicable to the Company’s directors and executive officers, at the same location on the Company’s web site identified above. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Upon request, the Company will provide without charge to any person who so requests, a copy of its code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary,

at Irvine Sensors Corporation, 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California or by telephone at (714) 549-8211.

Director Compensation

Directors who are employees of the Company are not separately compensated for their services as directors or as members of committees of the Board. Directors who were not employees of the Company received a quarterly retainer of $2,500, $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee attended in fiscal 2005, except for Dr. Brashears, the Chairman of the Board, who waived cash compensation for his service as director during the first quarter of fiscal 2005, but received the same compensation as other non-employee directors during the balance of fiscal 2005. The Company’s 2003 Stock Incentive Plan provides that each non-employee director who has served as a director for more than six months and is re-elected for an additional term of service at an annual meeting, will receive an automatic grant of non-qualified options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such meeting. In addition, the Compensation Committee may elect to make discretionary grants of additional non-qualified stock options to directors pursuant to the Company’s stock option plans. All options granted to directors, whether pursuant to the automatic or discretionary provisions of the Company’s option plans, have a term of ten years and an exercise price equal to the then-current market price of the Company’s Common Stock. If Proposal Five adopting the 2006 Omnibus Incentive Plan is approved by stockholders at the 2006 Annual Meeting, the 2003 Stock Incentive Plan will terminate and the Company’s directors will not receive automatic option grants at the 2006 Annual Meeting. If Proposal Five adopting the 2006 Omnibus Incentive Plan is not approved by stockholders at the 2006 Annual Meeting, the Company’s 2003 Stock Incentive Plan will continue in force, and each non-employee director who has served as a director for more than six months and is re-elected for an additional term of service at the 2006 Annual Meeting will receive an automatic grant of non-qualified options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the 2006 Annual Meeting.

In March 2005, under the automatic grant provisions of the 2003 Stock Incentive Plan, four non-employee directors, Dr. Carleone, Mr. Dumont, Mr. Pike and Dr. Kelly, each received ten-year options, vesting upon completion of one year of service as director from the date of grant, to purchase 10,000 shares of the Company’s Common Stock at the exercise price of $2.19 per share, the fair market value of the Common Stock on the date of the grant. In November 2005, under the automatic grant provisions of the 2003 Stock Incentive Plan, Gen. Ragano, a new non-employee director, received an initial grant of a ten-year option, which will vest in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $2.25 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. In March 2005, Dr. Brashears, Mr. Richards, Mr. Carson, Mr. Pike, Dr. Carleone, Mr. Dumont, Dr. Kelly and Mr. Toffales received discretionary grants of options to purchase 100,000 shares, 50,000 shares, 150,000 shares, 40,000 shares, 20,000 shares, 20,000 shares, 20,000 shares and 20,000 shares, respectively. All of these discretionary option grants had ten-year terms, exercise prices of $2.19 per share and were immediately vested in full. In September 2005, Dr. Brashears, Mr. Richards, Mr. Carson, Mr. Pike, Dr. Carleone, Mr. Dumont, Dr. Kelly and Mr. Toffales, received discretionary grants of options to purchase 75,000 shares, 24,000 shares, 100,000 shares, 50,000 shares, 100,000 shares, 24,000 shares, 24,000 shares and 24,000 shares, respectively. All of these discretionary option grants had ten-year terms, exercise prices of $2.64 per share and were immediately vested in full. In November 2005, under the automatic grant provisions of the 2003 Stock Incentive Plan, Gen. Ragano, a new non-employee director, received an initial grant of a ten-year option, which will vest in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $2.25 per share, the fair market value of the

Common Stock on the date of the grant, as a result of his appointment to the Board. In January 2006, under the automatic grant provisions of the 2003 Stock Incentive Plan, Mr. Hale, a new non-employee director, received an initial grant of a ten-year option, which will vest in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.16 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. The beneficial interest, if any, in the shares of Common Stock underlying the options granted to Mr. Hale, and the right to vote or dispose of the shares of Common Stock issuable upon exercise of such options by Mr. Hale, is held by Pequot Capital Management, Inc. pursuant to a contractual relationship between Mr. Hale and Pequot Capital Management, Inc.

In addition, one of the Company’s Board members, Mr. Toffales, may from time to time assist the Company in searching for potential companies to acquire. If the Company acquires another company introduced by Mr. Toffales, the Company has agreed that it would pay Mr. Toffales a success fee or his consulting firm, CTC Aero, in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price. In connection with a previous form of this agreement, in September 2005, Mr. Toffales received a discretionary grant of a ten-year, fully vested option to purchase 50,000 shares of Common Stock at an exercise price of $1.77 per share.

Vote Required

Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The nine nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

PROPOSAL SEVEN:

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed the firm of Grant Thornton LLP, independent auditors for the Company during fiscal 2005, to serve in the same capacity for the 2006 fiscal year ending October 1, 2006, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is being sought for ratification of the selection of Grant Thornton LLP.

Stockholder ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors is not required by the Company’s By-Laws or otherwise. However, the Company is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board may reconsider its selection. Even if the selection is ratified, the Audit Committee of the Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders or required by law.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees

Audit Fees: Grant Thornton LLP, the Company’s independent auditors, billed the Company an aggregate of $422,100 for professional services rendered for the audit of the Company’s financial statements for fiscal 2005, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in fiscal 2005 and for consents issued in connection with the Company’s registration statements on Forms S-3 and S-8 in fiscal 2005. Grant Thornton LLP billed the Company an aggregate of $277,400 for such comparable professional services rendered for the fiscal year ended October 3, 2004 (“fiscal 2004”).

Audit-Related Fees: In fiscal 2005, Grant Thornton LLP billed the Company an aggregate of $38,500 for fees in connection with discussions related to the Company’s review in the context of the Sarbanes-Oxley Act. Grant Thornton LLP billed the Company an aggregate of $9,800 for such comparable professional services rendered for fiscal 2004.

Tax Fees: The Company did not engage Grant Thornton LLP to provide advice or assistance in tax compliance/preparation and other tax services for either fiscal 2005 or fiscal 2004.

All Other Fees: The Company did not engage Grant Thornton LLP to provide any other services for either fiscal 2005 or fiscal 2004.

Except for the fees for services described under “Audit Fees” and “Audit-Related Fees” above, the Company did not pay Grant Thornton LLP any other fees or engage Grant Thornton LLP for any other services during fiscal 2005 and fiscal 2004.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Vote

The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is being sought for ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending October 1, 2006.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent auditors for the fiscal year ending October 1, 2006.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

DESCRIPTION OF CAPITAL STOCK OF IRVINE SENSORS CORPORATION

General

The Company’s authorized capital stock consists of 80 million shares of Common Stock, $0.01 par value per share, and 500,000 shares of preferred stock, $0.01 par value per share. Based on the number of shares, options and warrants outstanding as of March 31, 2006, there were 19,681,206 outstanding shares of Common Stock, outstanding options to purchase 4,994,500 shares of Common Stock and outstanding warrants to purchase 1,020,000 shares of Common Stock (excluding warrants issued pursuant to the Private Placement or the loan and security agreement).

Common Stock

As of March 31, 2006, there were 19,681,206 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares issued by the Company upon approval of the proposals set forth in this proxy statement will be upon receipt of payment for such shares, fully paid and nonassessable. Assuming that Proposals One through Four are all approved by the Company’s stockholders, and that all related shares of the Company’s Common Stock are issued upon conversion or exercise of all convertible notes and warrants described in such proposals, then the Company would have outstanding an aggregate of approximately 28,241,772 shares of Common Stock. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is authorized without further stockholder approval to issue from time to time up to an aggregate of 500,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. As of March 31, 2006, there were no shares of preferred stock outstanding. The Company has no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on The Nasdaq Capital Market, from engaging in a business combination involving a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder, that is, a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The Company has not opted out of the provisions of this anti-takeover law. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Charter and Bylaw Provisions

There are provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws that may make it more difficult to acquire control of the Company by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of Common Stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

•	discourage the types of transactions which may involve an actual or threatened change in control of the Company;

•	discourage tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the Initial Acquisition of all the Company’s outstanding shares or that is otherwise unfair to the Company’s stockholders.

Filling Vacancies on the Board of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock, the bylaws authorize only the Board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board by enlarging the Board of Directors and filling the new directorships with its own nominees.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 120 days prior to the one year anniversary of the date on which the Company’s proxy statement for the prior year’s meeting was mailed to stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate Initial Acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

The Company has entered into a registration rights agreement with Richard Behfarin, one of the Company’s former consultants, providing Mr. Behfarin with rights to require the Company to register his shares of Common Stock with the Securities and Exchange Commission for resale. The Company also has entered into registration rights agreements with Timothy Looney, the Company’s Vice-President, and with Pequot, and intends to register certain shares of Common Stock issuable to Chris Toffales, the Company’s director, or CTC Aero, LLC, a consulting firm owned by Mr. Toffales, all as described in Proposals One, Two and Four of this proxy statement. In addition, the Company is a party to registration rights agreements with various other third parties, which registration rights have already been satisfied.

Warrants

As of March 31, 2006, various third parties held outstanding warrants to purchase 1,020,000 shares of the Company’s Common Stock at prices ranging from $1.00 to $27.00, excluding the Warrants issued to Pequot pursuant to the Private Placement and the Bank Warrant pursuant to the loan and security agreement.

As of March 31, 2006, Pequot held outstanding warrants to purchase shares of the Company’s Common Stock as described in Proposal Two of this proxy statement.

Senior Subordinated Secured Convertible Notes

As of March 31, 2006, Pequot held outstanding senior subordinated secured convertible notes convertible into shares of the Company’s Common Stock as described in Proposal Two of this proxy statement.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company’s Common Stock is Mellon Investor Services.

Listing

The Company’s shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “IRSN” and on The Boston Stock Exchange under the symbol “ISC.”

OWNERSHIP OF SECURITIES

The following table sets forth, as of March 31, 2006, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding classes of voting securities, (ii) each director and director nominee, (iii) the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such Initial Acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

Name	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Beneficial Ownership		Percent of Beneficial Ownership(1)
Mel R. Brashears	725,000	(2)	—		725,000		3.6%
Joseph Carleone	171,058	(3)	—		171,058		*
John C. Carson.	1,675,595	(4)(5)	2,458,267	(16)(17)(18)	4,133,862		20.5%
Marc Dumont	108,142	(6)	—		108,142		*
Martin Hale, Jr	35,000	(7)	—		35,000		*
Thomas M. Kelly	104,000	(8)	—		104,000		*
Volkan Ozguz	128,437	(9)	—		128,437		*
Clifford Pike	160,000	(10)	—		160,000		*
Frank Ragano	26,143	(11)	—		26,143		*
Robert G. Richards	478,431	(12)			478,431		2.4%
John J. Stuart, Jr.	637,646	(5)(13)	2,458,267	(16)(17)(18)	3,095,913		15.4%
Chris Toffales	154,000	(14)	—		154,000		*
All current directors and executive officers as a group (12 persons)	4,249,452	(15)(20)	2,458,267	(16)(17)(18)(20)	6,707,719	(20)	29.8%
5% Stockholders Not Listed Above:
Pequot Capital Management, Inc.	3,865,929	(19)	—		3,865,929		16.4%
American Stock Transfer & Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan	—		2,458,267	(17)	2,458,267		12.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)

Percentages have been calculated based upon 19,681,206 shares outstanding on March 31, 2006, plus Common Stock deemed outstanding at such date pursuant to Rule 13d-3(d)(1) under the Exchange Act. Percentages for Mr. Carson, Mr. Stuart and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by the Company’s Employee Stock Bonus Plan and the

Company’s Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson and Mr. Stuart are members, and by extension the group of all current directors and executive officers which includes Mr. Carson and Mr. Stuart, and are thereby deemed to each hold the voting or investment power of the shares of Common Stock held by those Plans. (See Footnotes 16, 17 and 18). Unless otherwise indicated, the address of each stockholder named above is c/o Irvine Sensors Corporation, 3001 Red Hill Ave., Costa Mesa, CA 92626.

(2)	Includes 725,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(3)	Includes 170,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(4)	Includes 486,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.
(5)	Reflects shares of Common Stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 17). Also reflects shares held by the Company’s Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 18).
(6)	Includes 104,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(7)	Includes 25,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006. The beneficial interest, if any, in the shares of Common Stock underlying these options, and the right to vote or dispose of the shares of Common Stock issuable upon exercise of such options by Mr. Hale is held by Pequot Capital Management, Inc. pursuant to a contractual relationship between Mr. Hale and Pequot Capital Management, Inc. Does not include 2,863,651 shares issuable upon conversion of Series 1 senior subordinated secured convertible notes and 1,002,278 shares issuable upon exercise of Series 1 warrants convertible and exercisable within 60 days of March 31, 2006, held of record by Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (collectively, “Pequot”), of which amounts 24,831 shares have already been issued upon conversion of accrued interest under the Series 1 notes. Does not include an additional 373,951 shares that may be issuable upon conversion of accrued interest under the Series 1 and Series 2 notes, 982,503 shares issuable upon conversion of Series 2 senior subordinated secured convertible notes or 343,876 shares issuable upon exercise of Series 2 warrants, held of record by Pequot, which shares are not currently issuable and are subject to stockholder approval. If stockholder approval is not obtained, the Series 1 notes and Series 1 warrants will be convertible and/or exercisable only for a remaining aggregate of 3,841,098 shares, the Series 2 warrants will be cancelled ab initio and the Series 2 notes will remain outstanding but will not be convertible into Common Stock. Pequot Capital Management, Inc. is the investment manager/advisor of, and exercises sole investment discretion over, Pequot, and as such, has voting and dispositive power over shares held of record by Pequot. One of the Company’s directors, Mr. Hale, is a Managing Director and serves on the investment committee of Pequot Ventures, is a member of the general partner of Pequot, and may be deemed to beneficially own the securities held of record by Pequot. Mr. Hale disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital Management, Inc.
(8)	Includes 104,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(9)	Includes 128,437 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(10)	Includes 160,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(11)	Includes 25,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(12)	Includes 409,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006. Also reflects shares of Common Stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 17).
(13)	Includes 45,290 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 467,750 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006.
(14)	Includes 154,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of March 31, 2006. Does not include 192,308 shares, which would represent a beneficial ownership of 1% of the outstanding shares as of March 31, 2006, that will be issued to Chris Toffales, one of the Company’s directors, or his consulting firm, CTC Aero, upon stockholder approval of Proposal Four.

(15)	Includes 2,922,414 shares issuable upon exercise of Common Stock options and warrants exercisable within 60 days of March 31, 2006, which represents the sum of all such shares issuable upon exercise of options and warrants held by all executive officers and directors as a group.
(16)	The named individual is a member of the Administrative Committee (see footnote 17) and the Deferred Plan Administrative Committee (see footnote 18), and has shared voting and investment power over the shares held by the Company’s Employee Stock Bonus Plan and Deferred Compensation Plan.
(17)	An administrative committee (the “Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of the Company’s employees. The Administrative Committee has voting and investment power over all securities held under such plan.
(18)	An administrative committee (the “Deferred Plan Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Deferred Compensation Plan, for the benefit of key Company employees. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.
(19)	Includes 2,863,651 shares issuable upon conversion of Series 1 senior subordinated secured convertible notes and 1,002,278 shares issuable upon exercise of Series 1 warrants convertible and exercisable within 60 days of March 31, 2006, held of record by Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (collectively, “Pequot”), of which amounts 24,831 shares have already been issued upon conversion of accrued interest under the Series 1 notes. Does not include an additional 373,951 shares that may be issuable upon conversion of accrued interest under the Series 1 and Series 2 notes, 982,503 shares issuable upon conversion of Series 2 senior subordinated secured convertible notes or 343,876 shares issuable upon exercise of Series 2 warrants, held of record by Pequot, which shares are not currently issuable and are subject to stockholder approval. If stockholder approval is not obtained, the Series 1 notes and Series 1 warrants will be convertible and/or exercisable only for a remaining aggregate of 3,841,098 shares, the Series 2 warrants will be cancelled ab initio and the Series 2 notes will remain outstanding but will not be convertible into Common Stock. Pequot Capital Management, Inc. is the investment manager/advisor of, and exercises sole investment discretion over, Pequot, and as such, has voting and dispositive power over these shares. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880. One of the Company’s directors, Mr. Hale, is a Managing Director and serves on the investment committee of Pequot Ventures, is a member of the general partner of Pequot, and may be deemed to beneficially own the securities held of record by Pequot. Mr. Hale disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital Management, Inc. Does not include the beneficial interest, if any, in (i) 25,000 shares of Common Stock underlying options granted to Mr. Hale; (ii) 10,000 shares of Common Stock held by Mr. Hale in a personal account; and (iii) 3,179,666 shares of Common Stock beneficially owned by the Company’s directors and officers that are subject to a voting agreement between the Company and its directors and officers relating to certain matters being submitted for approval at the 2006 Annual Meeting. Pequot does not affirm to be part of a group with respect to the shares identified in (ii) and (iii) above and expressly disclaims beneficial ownership of such shares.
(20)	Does not include 2,692,308 shares, which would represent a beneficial ownership of 12.0% of the outstanding shares as of March 31, 2006, that will be issued to Timothy Looney, Vice President of the Company and President and a director of Optex, upon stockholder approval of Proposal One.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2005 with respect to the shares of Company Common Stock that may be issued under the Company’s existing equity compensation plans. If Proposal Five adopting the 2006 Omnibus Incentive Plan is approved by stockholders at the 2006 Annual Meeting, the Company’s other existing stock option plans will be terminated and no future securities will be issued pursuant to those plans.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Plan Category
Equity Compensation Plans Approved by Stockholders(1)	4,186,300	2.43	390,700
Equity Compensation Plans Not Approved by Stockholders(2)(3)	936,700	2.17	56,300
Total	5,123,000	2.38	447,000

(1)	Consists of the 2003 Stock Incentive Plan, the 2001 Irvine Sensors Corporation Stock Option Plan and the 1999 Stock Option Plan.
(2)	Consists of the 2001 Non-Qualified Stock Option Plan (“2001 Supplemental Plan”) and the 2000 Non-Qualified Option Plan (“2000 Supplemental Plan”). Some of the Company’s directors and officers hold options issued under these plans.
(3)	Five hundred thousand shares have also been contributed by the Company to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined by the Company’s Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

Non-Stockholder Approved Plans

As of March 31, 2006, the Company has two non-stockholder approved equity incentive plans, the 2000 Supplemental Plan and the 2001 Supplemental Plan.

Under the 2001 Supplemental Plan, option grants may be made to employees of the Company (or any parent or subsidiary corporation) who are neither officers nor Board members at the time of the option grant. Under the 2000 Supplemental Plan, option grants may be made to employees, directors or consultants of the Company (or any parent or subsidiary corporation). Options under the 2000 Supplemental Plan and the 2001 Supplemental Plan (the “Supplemental Option Plans”) will typically vest and become exercisable in a series of installments over the optionee’s period of service with the Company. Each outstanding option under the 2000 Supplemental Plan will vest in full on an accelerated basis in the event the Company is acquired. Each outstanding option under the 2001 Supplemental Plan will vest in full on an accelerated basis in the event the Company is acquired and that option is not assumed or replaced by the acquiring entity. Each option granted under either of the Supplemental Option Plans will have a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under the Federal tax law.

As of October 2, 2005, options covering 40,000 shares of Common Stock, out of a total of 75,000 total shares reserved, were outstanding, no shares had been issued, there were no outstanding share right awards, and 35,000 shares remained available for future award under the 2000 Supplemental Plan, unless said Plan is terminated in connection with the adoption of the proposed 2006 Omnibus Incentive Plan. As of October 2, 2005, options covering 896,700 shares of Common Stock, out of a total of 1,500,000 total shares reserved, were outstanding, 582,000 shares had been issued, there were no outstanding share right awards, and 21,300 shares remained available for future award under the 2001 Supplemental Plan, unless said Plan is terminated in connection with the adoption of the proposed 2006 Omnibus Incentive Plan.

In September 2002, the Company authorized a non-qualified deferred compensation retirement plan for key employees with service then in excess of twelve years. Contributions to this plan are determined by the Company’s Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. 500,000 shares of the Company’s Common Stock have been contributed to the Rabbi Trust over the period June 2003 through October 2005. The plan is unfunded, and participants’ accounts represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service at a retirement age permitted under the Company’s Cash or Deferred and Stock Bonus Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Directors and Executive Officers

The following is a brief description of the capacities in which the Company’s executive officers who are not also a director of the Company have served during the past five years and other biographical information. The biographies of Messrs. Brashears, Carson, Dumont, Hale, Kelly, Pike, Ragano Richards, and Toffales appear earlier in this proxy statement under “Proposal Six: Election of Directors.”

Dr. Joseph Carleone, age 59, has been a Senior Vice President and Chief Product Officer of the Company since November 2005. At that time, he resigned as a director of the Company after service in that role since March 2003. Prior to that time, from September 2000, Dr. Carleone was Vice President of GenCorp, a major technology-based manufacturing company in aerospace and defense, pharmaceutical fine chemical and automotive businesses, and President of Aerojet Fine Chemicals LLC, a business unit of GenCorp. From 1999 to 2000, he was Vice President and General Manager, Remote Sensing Systems at Aerojet. In addition, he served as Vice President, Operations from 1997 to 2000. Dr. Carleone is also a member of the Board of Directors of Optex (since December 30, 2005). Dr. Carleone holds a B.S. in Mechanical Engineering, a M.S. in Applied Mechanics and a Ph.D. in Applied Mechanics from Drexel University.

Timothy L. Looney, age 54, has been a Vice President of the Company and a President of the Company’s subsidiary, Optex Systems, Inc., a military sights manufacturer, since January 2006. Prior to joining the Company, Mr. Looney served as President and Chief Executive Officer of Optex since December 2002, and he served as Vice President of Optex from June 1987 until December 2002. Mr. Looney has served as a director of Optex since December 1987. Mr. Looney attended the University of Texas at Arlington where he majored in business administration.

Dr. Volkan Ozguz, age 50, has been a Senior Vice President of the Company since March 2005 and Chief Technical Officer since March 2004. He has been with the Company since December 1995 in positions of increasing managerial responsibility for research and development activities. Prior to joining the Company, Dr. Ozguz was a research scientist and lecturer at the University of California, San Diego. He is the author of numerous technical publications and is the inventor on several patents assigned to the Company. Dr. Ozguz holds a B.S. and M.S. in Electrical Engineering from Istanbul Technical University and a Ph.D. in Electrical Engineering from North Carolina State University.

John J. Stuart, Jr., age 66, joined the Company in January 1983 as its Manager of Special Projects and Communications, became the Company’s Chief Financial Officer and Treasurer in July 1985, a Vice President in June 1995, a Senior Vice President in November 1998 and Secretary in March 2001. He relinquished the position of Treasurer in February 1995. Effective October 1998, Mr. Stuart re-assumed the position of Treasurer in addition to his other responsibilities. Mr. Stuart has been an Advisory Member of the Company’s Board since November 1998. Mr. Stuart is also a member of the Board of Directors of Optex (since December 30, 2005), Novalog (since October 1995), MSI (since October 1997), RedHawk Vision (since March 2000) and iNetWorks (since October 2000). During these periods Mr. Stuart has also served, and continues to serve, as Chief Financial Officer and Secretary of Optex, and as Chief Financial Officer of MSI, RedHawk Vision and iNetWorks. He was also Chief Financial Officer of Novalog from October 1995 to June 2001. In May 2002, he became Secretary of Novalog, and in October 2002 resumed the position of Chief Financial Officer of Novalog. Mr. Stuart is a director of EuroTrust A/S, a Danish company that is not affiliated with the Company. Mr. Stuart holds a B.S. in Industrial Management from the Massachusetts Institute of Technology.

Compensation of Executive Officers

For fiscal years ended October 2, 2005, October 3, 2004 and September 28, 2003, the compensation awarded or paid to, or earned by the Company’s Chief Executive Officers, and each of the two other executive officers of the Company whose annual salary and bonus exceeded $100,000 in fiscal 2005 (the “Named Executive Officers”) is shown in the following table:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation
Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Options /SARs (#)(1)	All Other Compensation ($)(2)
John C. Carson Chief Executive Officer and President	2005 2004 2003	232,536 200,572 177,396	— 100 —	250,000 150,000 50,000	87,884 93,138 87,195

John J. Stuart, Jr. Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2005 2004 2003	200,776 187,627 175,646	— 100 —	225,000 150,000 50,000	76,587 80,129 75,423

Volkan Ozguz. Senior Vice President, Chief Technical Officer (3)	2005 2004 2003	179,907 123,472 118,901	3,250 3,350 4,000	70,000 13,938 15,000	26,712 40,249 16,125

Robert G. Richards Chief Executive Officer (4)	2005 2004 2003	63,713 100,256 100,256	3,500 100 —	74,000 150,000 100,000	11,094 21,999 17,102

(1)	No SARs have been issued to the Named Executive Officers during the fiscal years represented.
(2)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. Such contribution amounts for the 2005 Fiscal Year are estimates pending completion of forfeiture allocations for the fiscal year to the accounts of Plan beneficiaries. See “Employee Stock Bonus Plan.” Amounts in this column also include the value of shares contributed to a Rabbi Trust to be held for the benefit of the named individuals pursuant to a non-qualified deferred compensation retirement plan. In November 2004, shares valued at $53,817 were contributed on behalf of Mr. Carson and shares valued at $43,458 were contributed on behalf of Mr. Stuart. In June 2004, shares valued at $56,753 were contributed on behalf of Mr. Carson and shares valued at $45,828 were contributed on behalf of Mr. Stuart. In September 2003, shares valued at $34,247 were contributed on behalf of Mr. Carson and shares valued at $27,655 were contributed on behalf of Mr. Stuart. In June 2003, shares valued at $26,909 were contributed on behalf of Mr. Carson and shares valued at $21,727 were contributed on behalf of Mr. Stuart. The plan is unfunded, and participants’ accounts represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares held by the Rabbi Trust may be distributed to each plan beneficiary when they retire from service at a retirement age permitted under the Company’s Employee Stock Bonus Plan.
(3)	The named individual became a Named Executive Officer in fiscal 2005.
(4)	The named individual retired as Chief Executive Officer in April 2005.

Employment, Termination of Employment and Change-in-Control Agreements

The Company has no other employment, termination of employment and change-in-control agreements with any of the Named Executive Officers.

Option Grants

The following table sets forth certain information regarding grants of stock options made during fiscal 2005 to the Named Executive Officers. No stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

OPTIONS GRANTED DURING LAST FISCAL YEAR

Name	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (3)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)		Exercise or Base Price ($/Share)		Expiration Date
							5%		10%
John C. Carson	150,000 100,000	6.3 4.2	% %	$ $	2.19 2.64	3/1/2015 9/15/2005	$ $	206,600 166,000	$ $	523,500 420,700
John J. Stuart, Jr.	150,000 75,000	6.3 3.2	% %	$ $	2.19 2.64	3/1/2015 9/15/2005	$ $	206,600 124,500	$ $	523,500 315,600
Volkan Ozguz	20,000 50,000	0.8 2.1	% %	$ $	2.15 2.64	3/15/2015 9/15/2015	$ $	27,000 83,000	$ $	68,500 210,400
Robert G. Richards(4)	50,000	2.1%			$2.19	3/1/2015		$68,900		$174,500

(1)	Options have a term of ten years, are immediately vested and have an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2)	Options to purchase an aggregate of 2,367,600 shares of the Company’s Common Stock were granted to the Company’s employees during fiscal 2005 at various exercise prices equal to the fair market value of the Common Stock on the date of grant.
(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are from the date the respective options were granted to their expiration date, are mandated by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder’s continued employment through the option vesting period and the date on which the options are exercised.
(4)	The named individual also received a grant of an option to purchase 24,000 shares in September 2005 for services as a director after his resignation as Chief Executive Officer.

Option Exercises During Last Fiscal Year and Fiscal Year-End Values

The following table contains information relating to the exercise of stock options by the Named Executive Officers in fiscal 2005, as well as the number and value of their unexercised options as of October 2, 2005. No stock appreciation rights were exercised during such fiscal year or held by any Named Executive Officer as of October 2, 2005.

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (2)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Carson	—	—	511,500	—	215,600	—
John J. Stuart, Jr.	—	—	467,750	—	191,900	—
Volkan Ozguz.			116,700	11,700	71,100	4,600
Robert G. Richards	—	—	409,000	—	305,600	—

(1)	Represents the fair market value of the Company’s Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq Capital Market, formerly known as the Nasdaq SmallCap Market), less the exercise price, multiplied by the number of options, and does not necessarily indicate that the shares were sold by the optionee.
(2)	Includes both in-the-money and out-of-the money options.
(3)	Based on the fair market value of the Company’s Common Stock on the last trading day of fiscal 2005 ($2.61 per share), less the applicable exercise prices, multiplied by the number of options.

Employee Stock Bonus Plan

All of the Company’s employees are eligible to participate in the Employee Stock Bonus Plan (the “ESBP”), which is a tax-qualified retirement plan. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in the Company’s contribution to the ESBP in any fiscal year of the ESBP (“Plan Year”), an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by the Company at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of the Company’s common and preferred stock; thus the Company has not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. Generally, an employee’s account vests at a rate of 20% per year and is 100% vested after five years of employment. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal years ended October 2, 2005, October 3, 2004 and September 28, 2003, the Company contributed approximately 401,500, 532,300 and 520,200 shares of Common Stock, respectively, to the ESBP, valued at $900,000, $725,000 and $695,000, respectively, as of the date of contribution. The value of contributions to the accounts of the Named Executive Officers for fiscal 2005 has been included in “All Other Compensation” in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Mr. Dumont, Dr. Carleone and Dr. Kelly served on the Compensation Committee. None of the members of the Compensation Committee was at any time during fiscal 2005 or at any other time an officer or employee of the Company. None of the Company’s executive officers has, during fiscal 2005, served on the board or the compensation committee of any other entity, any of whose officers served either on the Board or the Compensation Committee of the Company.

Related Party Transactions

In May 2005, the Company entered into a one-year consulting agreement with one of its directors, Chris Toffales, and CTC Aero, LLC, of which Mr. Toffales is sole owner, pursuant to which Mr. Toffales and CTC Aero would provide strategic planning and business development consulting services to the Company. Mr. Toffales earned $100,900 during fiscal 2005 for the provision of such services pursuant to this agreement. In August 2005, the Company amended and restated the agreement, pursuant to which amendment Mr. Toffales would provide services in connection with potential Initial Acquisition activities of the Company and the Company would pay a success fee in the event of the closure of such an Initial Acquisition. Mr. Toffales did not earn such a success fee during fiscal 2005; however, he earned a success fee of $500,000 in connection with the Initial Acquisition of Optex described below. Although this fee currently is payable in cash, the Company is seeking stockholder approval to pay the fee with 192,308 shares of Common Stock in lieu of cash. If stockholders approve this payment in Common Stock, the Company will also pay Mr. Toffales or CTC Aero a cash fee of $175,000 to offset the tax consequences of the stock payment. CTC Aero also earned a fee of approximately $127,500 in connection with the closing of the private placement described below, payable by Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., the purchasers of the senior subordinated secured convertible notes issued in such private placement.

On December 30, 2005, the Company entered into an amendment to the consulting agreement with Mr. Toffales and CTC Aero to extend its term for three years to December 30, 2008, and to make all future acquisition success fees, if any, payable in unregistered shares of Common Stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The success fee shall not be less than $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee.

In December 2005, the Company entered into the Initial Acquisition and purchased 70% of the issued and outstanding capital stock of Optex Systems, Inc. from Timothy Looney for the following consideration: (a) an initial cash payment of $14.0 million; (b) an additional $64,200 which was paid in April 2006 after completion of Optex’s 2005 audit; and (c) a potential payment of up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for each of the next three fiscal years. The Company also entered into a buyer option agreement with Mr. Looney, whereby the Company agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by the Company’s stockholders of the issuance to Mr. Looney of 2,692,308 shares of the Company’s Common Stock as consideration for the exercise of the Buyer Option. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remains an officer and director of Optex. If the issuance of stock to Mr. Looney is approved by the Company’s stockholders, Mr. Looney will become a greater than 5% stockholder of the Company. Mr. Looney’s spouse was an officer and director of Optex until the consummation of the Initial Acquisition in December 2005, and remains employed by Optex.

In December 2005, the Company also entered into an employment agreement with Mr. Looney. The term of the employment agreement is from January 3, 2006 through January 3, 2008. Under the employment agreement, Mr. Looney will receive an annual base salary of $180,000 and will be eligible to participate in the Company’s incentive stock option programs made available to the Company’s executive officers for which Mr. Looney qualifies. In the event of Mr. Looney’s termination of employment (i) by the Company without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, the Company will continue to pay Mr. Looney his base salary through January 3, 2008.

In order to finance the Initial Acquisition, in December 2005, the Company closed a private placement, with Pequot consisting of senior subordinated secured convertible notes in the original aggregate principal amount of $10.0 million (the “Notes”) and issued to Pequot four-year warrants to purchase an aggregate of 1,346,154 shares of the Company’s Common Stock at an exercise price of $3.10 per share (the “Warrants”). The Notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. One series of Notes, with an aggregate face amount of $7,445,493, matures in four years, and the other series of Notes, with an aggregate face amount of $2,554,507, currently matures in two years. The principal and interest under the Notes is convertible into shares of Common Stock at a conversion price per share of $2.60 and the Warrants are exercisable for shares of Common Stock at an exercise price per share of $3.10, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of Common Stock. The conversion and exercise of the Notes and Warrants into an aggregate number of shares of Common Stock exceeding 19.99% of the Company’s outstanding Common Stock prior to the closing of the private placement is subject to approval of the Company’s stockholders. As a result of the private placement, Pequot became a beneficial owner of greater than 5% of the Company’s Common Stock.

On November 14, 2005, Dr. Joseph Carleone commenced employment with the Company as a Senior Vice President and its Chief Product Officer pursuant to an offer of employment, the terms of which provide that Dr. Carleone will (i) receive an annual salary of $225,014, subject to annual performance and review; (ii) be eligible to participate in the Company’s bonus plan which will provide a target incentive bonus opportunity ranging from 10% to 100% of annual salary, depending on financial results; (iii) be reimbursed for selling costs from the sale of his home in connection with a relocation; and (iv) be entitled to severance pay equivalent to one year’s salary in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation.

Since the beginning of fiscal 2005, there was no other transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. It is anticipated that any future transactions between the Company and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and that such transaction will be reviewed and approved by the Company’s Audit Committee and a majority of the independent and disinterested members of the Board.

Indemnification of Directors and Executive Officers

In addition to the indemnification provisions contained in the Company’s certificate of incorporation and bylaws, the Company has entered into separate indemnification agreements with each of its directors and executive officers. These agreements require that the Company, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer of the Company (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that in large part recognize overall corporate performance as well as individual contributions. In addition, long-term equity compensation is awarded to align the interests of management and stockholders. The Company provides executive officers of the Company with a substantial economic interest in the long-term appreciation of the Company’s stock through the grant of stock options and participation in the Employee Stock Bonus Plan, subject to vesting restrictions.

To further these objectives, the compensation program for executive officers generally consists of four components: (i) base cash salaries, (ii) annual cash bonuses, (iii) stock options, and (iv) employee retirement plan. Total compensation paid by the Company to its executive officers is designed to be competitive with the compensation packages paid to the management of comparable companies in the electronic manufacturing industry. This group of companies is a subset of the SIC Code Index peer group that the Company compares itself to for stock performance purposes. The Compensation Committee generally evaluates corporate and individual performance based on several factors, including achievement of the annual operating plan, increasing stockholders’ value and continued growth. Moreover, the Committee does not base its recommendations on any single performance factor, nor does it specifically assign relative weight to factors, but rather considers a mix of factors and evaluates the Company and individual performance against that mix. Recommendations as to compensation are then submitted to the Company’s Board for final approval.

Base Salaries. The Committee determines and recommends salary changes for executive officers in accordance with the salary administrative policy. Approval of such salary changes is made by the full Board. Salary adjustments are generally made following the end of the fiscal year. The salary administrative policy is periodically reviewed by the Committee. The policy reflects both performance objectives and accomplishments and competitive salary data of other companies. Adjustments to base salaries are based on these factors.

Cash Bonuses. Executive officer cash bonuses, other than those to the Chief Executive Officer, are awarded based on the achievement of corporate and individual goals recommended by the Chief Executive Officer and approved by the Committee and Board, as well as the financial condition and prospects for the Company. The Chief Executive Officer’s cash bonus, if any, is based on the recommendation of the Compensation Committee taking into account the results, financial condition and prospects for the Company. Under the bonus plan applicable to executive officers, award levels range from zero to 50% of base salaries. For fiscal 2005, no bonuses were granted to executive officers. The Committee is reviewing the role of bonus compensation as an element of future executive compensation.

Stock Options. Long-term equity incentives are granted to executive officers from time to time on a discretionary basis. Options are typically granted with an exercise price equal to the Common Stock’s market value on the date of grant, and generally become incrementally exercisable after one year of continued employment following the grant date and expire up to nine years thereafter. Options are granted based upon recommendations of management (except with respect to option grants to the Chief Executive Officer, which are recommended by the Compensation Committee) as to the grantees, number of options that should be granted and other terms. Options are granted to key employees, including the executive officers, based on current performance, anticipated future contribution based on that performance and ability to impact corporate and/or business results. During fiscal 2005, options to purchase 250,000 shares of Common Stock, 225,000 shares of Common Stock, 74,000 shares of Common Stock and 70,000 shares of Common Stock were granted to the current Chief Executive Officer, the Chief Financial Officer, the retired Chief Executive Officer and the Chief Technical Officer, respectively.

Employee Retirement Plan. The Company maintains an employee retirement plan that provides for annual contributions to the Company’s Stock Bonus Trust on behalf of the employees, including executives. At the discretion of the Compensation Committee, contributions not to exceed 15% of total payroll are made in the Company’s Common Stock at market value. Individual employees gain a vested interest over a five-year period of service.

Deferred Compensation Plan. The Company maintains a deferred compensation plan for key employees with long term service. Annual contributions of Common Stock of the Company are made to a Rabbi Trust for the benefit of the deferred compensation plan participants. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service at an age permitted under the Company’s employee retirement plan.

Chief Executive Officer Compensation. The Compensation Committee recommends the salary, bonus and option grants of the Company’s Chief Executive Officer for determination by a majority of independent directors of the Board. The Company’s policy is to compensate its officers, including the Chief Executive Officer, with salary commensurate with the base compensation paid by competitive employers, supplemented by compensation in recognition of performance. John C. Carson, the Company’s present Chief Executive Officer, assumed this position in April 2005, the mid point of fiscal 2005. The Compensation Committee recommended that his base salary remain at $228,600 for the balance of fiscal 2005 pending a review of industry peer compensation expected to be available at that time. Pursuant to that review, the Compensation Committee recommended and the independent members of the Board approved an increase in Mr. Carson’s basic salary compensation to approximately $250,000 effective January 2006. The Compensation Committee is still reviewing appropriate performance goals for the establishment of a bonus package for Mr. Carson. The initial compensation package of Robert G. Richards, who retired as Chief Executive Officer in April 2005, consisted of base salary at an annualized rate of $250,000 and a supplemental package allowing for the possibility of bonuses of up to 50% of salary based on financial, operational and strategic objectives for the Company. This package was adjusted in fiscal 2002 to reflect the financial status and performance of the Company, resulting in a reduction in salary and no variable compensation. At the recommendation of the Compensation Committee, this package was continued for fiscal 2003, fiscal 2004 and fiscal 2005. In putting together and subsequently adjusting this package, the Committee considered executive compensation information from other companies in the industry, including industry surveys, publicly available information and reports from compensation consulting firms, as well as the Company’s recent compensation packages of its chief executive officers.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. The 2003 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors.” Non-performance based compensation paid to the Company’s executive officers for fiscal 2005 did not exceed the $1 million limit per officer. Because it is unlikely that non-performance-based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to recommend action to limit or restructure the elements of non-performance-based compensation payable to the Company’s executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Submitted by the fiscal 2005 Compensation Committee of the Company’s Board of Directors:

Marc Dumont (Chairman)

Martin Hale, Jr.

Thomas M. Kelly

Clifford Pike

AUDIT COMMITTEE REPORT

The members of the fiscal 2005 Audit Committee of the Company’s Board of Directors have prepared and submit this Audit Committee Report.

Among other things, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements and related schedules with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with audit committees by Statement on Auditing Standards No. 61 Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company; such discussions included matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Throughout the year and prior to the performance of any such services the Audit Committee also considered the compatibility of potential nonaudit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm its overall approach, scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination and reviews, its evaluation of the Company’s internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 2, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended, subject to stockholder approval, the selection of Grant Thornton LLP to continue as the Company’s independent registered public accounting firm for fiscal 2006.

The Audit Committee carries out its responsibilities pursuant to its written charter, which is included as Appendix A in the Company’s proxy statement dated January 26, 2004 for the Annual Meeting of Stockholders held March 2, 2004. Each Audit Committee member is considered independent because each member satisfies the independence requirements for Board members prescribed by the applicable rules of NASDAQ and Rule 10A-3 of the Exchange Act.

The Fiscal 2005 Audit Committee

Clifford Pike (Chairman)

Marc Dumont

Thomas M. Kelly

Stock Performance Graph

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG IRVINE SENSORS CORP.,

NASDAQ MARKET INDEX AND SIC CODE INDEX

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, reference to the independence of the Audit Committee members and of other Board members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a class of the Company’s equity securities registered under the Exchange Act, to file with the Securities and Exchange Commission (the “Commission”) reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of these forms, the Company believes that during the fiscal year ended October 2, 2005, each of the Company’s executive officers, directors and holders of ten percent or more of the Company’s Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act.

Annual Report

The Company filed an Annual Report on Form 10-K for fiscal 2005 with the Securities and Exchange Commission on December 15, 2005, a copy of which is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting, and filed an Amendment No. 1 to the Form 10-K with the Securities and Exchange Commission on January 30, 2006.

Material included in the Form 10-K, as amended, has been included in this proxy statement. Except as otherwise provided in this proxy statement, the Annual Report on Form 10-K, as amended, is not incorporated into this proxy statement and is not considered proxy solicitation material. The Company’s Annual Report on Form 10-K, as amended, as well as certain other reports, proxy statements and other information regarding the Company, are available on the SEC’s web site (http://www.sec.gov). In addition, the Company will provide without charge a copy of its Annual Report on Form 10-K to any stockholder upon written request addressed to Corporate Secretary, Irvine Sensors Corporation, 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of the Company’s reasonable expenses in furnishing such exhibits.

Incorporation by Reference

This proxy statement incorporates by reference important business and financial information about Irvine Sensors from documents we have filed with the SEC that are not included in or delivered with this proxy statement. Any statement contained in a document incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any subsequently filed document of the types described below. We incorporate into this proxy statement by reference the following information filed by us with the SEC:

•	the unaudited financial statements (including the notes thereto) of Irvine Sensors as of and for the 13-week period ended January 1, 2006 included in Irvine Sensors quarterly report on Form 10-Q for the 13-week period ended January 1, 2006 (SEC File No. 001-08402);

•	the audited financial statements (including the notes thereto) of Irvine Sensors as of and for the fiscal year ended October 2, 2005 included in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended October 2, 2005 (SEC File No. 001-08402); and

•	the information appearing under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” “Financial Statements and Supplementary Data,” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended October 2, 2005 (SEC File No. 001-08402).

You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the Securities and Exchange Commission are also available to the public at its web site at http://www.sec.gov/. You can obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626, or by telephone at (714) 549-8211.

BY ORDER OF THE BOARD

OF DIRECTORS OF

IRVINE SENSORS CORPORATION

John J. Stuart, Jr.

Chief Financial Officer, Senior Vice President

and Secretary

Dated: May [    ], 2006

OPTEX SYSTEMS, INC.

RICHARDSON, TEXAS

FINANCIAL STATEMENTS

WITH

REPORT OF INDEPENDENT AUDITORS

FOR THE YEARS ENDED

DECEMBER 31, 2005 AND 2004

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

F-1

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

2400 Dallas Parkway, Suite 180

Plano, Texas 75093

972.378.0400 p

972.378.0416 f

Thomas A. Montgomery, CPA

Matthew R. Coscia, CPA

Paul E. Greilich, CPA

Jeanette A. Musacchio

James M. Lyngholm

Report of Independent Auditors

To the Shareholders of

OPTEX SYSTEMS, INC.

We have audited the accompanying balance sheets of Optex Systems, Inc. (a Texas S Corporation) as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our report dated February 24, 2005, we expressed an opinion that the 2004 statements of income, changes in shareholder’s equity and cash flows did not fairly present the results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America because of a departure from such principles. We were not able to observe the physical inventory at December 31, 2003. As described in Note 8, the Company has been able to provide transactional data that allowed the Company to rollback inventory from December 31, 2004 to December 31, 2003 to allow audit procedures to be performed on the inventory balance at December 31, 2003. As a result of the Company creating this transactional data, the 2004 statements of income, changes in shareholder’s equity and cash flows have been restated. Accordingly, our present opinion on the 2004 financial statements, as presented herein, is different from that expressed in our previous report.

F-2

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Optex Systems, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 8, the 2004 financial statements have been restated.

MONTGOMERY COSCIA GREILICH LLP

Dallas, Texas

February 24, 2005 for our report on the financial statements as of and for the year ended December 31, 2004, except for Note 8 and 9 as to which the date is March 8, 2006; and March 3, 2006 for our report on the financial statements as of and for the year ended December 31, 2005

F-3

Optex Systems, Inc.

Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$88,182	$309,412
Accounts receivable, net of allowance for doubtful accounts of $0	2,191,801	868,116
Inventory, net	5,102,170	5,279,710
Other current assets	55,852	73,635

Total current assets	7,438,005	6,530,873
PROPERTY AND EQUIPMENT
Office furniture and equipment	50,490	47,376
Machinery and equipment	871,275	809,574
Leasehold improvements	115,772	94,730

	1,037,537	951,680
Accumulated depreciation	(602,548)	(640,960)

Property and equipment, net	434,989	310,720
DEPOSITS	20,154	10,228

Total assets	$7,893,148	$6,851,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving line of credit	$—	$630,555
Accounts payable	1,638,923	$1,566,990
Accrued liabilities	466,991	338,391
Customer deposit	128,050	—

Total current liabilities	2,233,964	2,535,936
SHAREHOLDERS’ EQUITY
Common stock, no par, 100,000 shares authorized; 18,870 shares issued; and 10,000 shares outstanding	164,834	164,834
Treasury stock, 8,870 shares at cost	(1,217,400)	(1,217,400)
Retained earnings	6,711,750	5,368,451

Total shareholders’ equity	5,659,184	4,315,885

	$7,893,148	$6,851,821

See Accompanying Notes to Financial Statements

F-4

Optex Systems, Inc.

Statements of Income

For the years ended December 31, 2005 and 2004

	2005	2004
		(as restated)
SALES	18,949,436	16,869,543
COST OF GOODS SOLD	15,305,761	13,744,846

Gross profit	3,643,675	3,124,697
GENERAL, SELLING AND ADMINISTRATIVE EXPENSES	2,343,803	1,508,780

Income from operations	1,299,872	1,615,917
OTHER INCOME (EXPENSE)
Interest expense	(124,125)	(6,640)
Interest and other income	22,007	7,264

NET INCOME	$1,197,754	$1,616,541

See Accompanying Notes to Financial Statements

F-5

Optex Systems, Inc.

Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2005 and 2004

	Common Stock		Treasury Stock		Retained Earnings	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2003 (as previously reported)	10,000	$164,834	8,870	$(1,217,400)	$2,541,700	$1,489,134
Effect on prior periods of restatement for December 31, 2003 inventory (see Note 8)	—	—	—	—	1,745,210	1,745,210

Balance, December 31, 2003 (as restated)	10,000	$164,834	8,870	$(1,217,400)	$4,286,910	$1,489,134
Distributions to shareholder	—	—	—	—	(535,000)	(535,000)
Net income (as restated)	—	—	—	—	1,616,541	1,616,541

Balance, December 31, 2004	10,000	$164,834	8,870	$(1,217,400)	$5,368,451	$4,315,885
Distributions to shareholder	—	—	—	—	(1,395,617)	(1,395,617)
Shareholder contributions	—	—	—	—	1,541,162	1,541,162
Net income	—	—	—	—	1,197,754	1,197,754

Balance, December 31, 2005	10,000	$164,834	8,870	$(1,217,400)	$6,711,750	$5,659,184

See Accompanying Notes to Financial Statements

F-6

Optex Systems, Inc.

Statements of Cash Flow

For the years ended December 31, 2005 and 2004

	2005		2004
			(as restated)
Cash flows from operating activities:
Net income		$1,197,754		$1,616,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$107,042		$99,051
Loss on disposition of assets	3,890		—
Inventory valuation allowance	150,000		—
Changes in operating assets and liabilities
Accounts receivable	(1,323,685)		282,193
Inventory	27,540		(2,206,423)
Prepaid expenses	17,783		(73,365)
Security deposits	(9,926)		—
Accounts payable	71,933		(106,648)
Accrued liabilities	128,600		235,765
Customer deposit	128,050		—

Total adjustments		(698,773)		(1,769,697)

Net cash provided by (used in) operating activities		498,981		(153,156)
Cash flows from investing activities:
Purchases of property and equipment	(104,497)		(275,988)
Proceeds on sale of property and equipment	219,827		—

Net cash provided by (used in) investing activities		115,330		(275,988)
Cash flows from financing activities:
Net proceeds on line of credit	(630,555)		630,555
Proceeds from term note	750,000		—
Repayments on term note	(750,000)		—
Repayments on capital lease obligations	(350,531)		—
Distributions to shareholder	(1,395,617)		(535,000)
Shareholder contributions	1,541,162		—

Net cash (used in) provided by financing activities		(835,541)		95,555

Net decrease in cash and cash equivalents		(221,230)		(333,589)
Cash and cash equivalents at beginning of period		309,412		643,001

Cash and cash equivalents at end of period		$88,182		$309,412

Supplemental cash flow information:
Cash paid for interest		$124,125		$6,640

Cash paid for income taxes		$—		$—

Non-cash investing and financing activities:
Capital leases		$350,531		$—

Deferral on gain on sale of property and equipment (Note 4)		$30,015		$—

See Accompanying Notes to Financial Statements

F-7

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1. ORGANIZATION AND CORPORATE OWNERSHIP

Organization

Optex System, Inc. (the “Company”) was formed in 1987 as a Texas S Corporation. As a result of the sold shareholder selling 70% of the outstanding common stock to a public entity, the Company automatically converted to a Texas C Corporation effective December 31, 2005. The Company is engaged in production of sighting systems for military applications. The Company sells its products primarily to the United States Government either as a prime or sub-contractor.

Corporate Ownership

Effective December 30, 2005, the sole shareholder (the “Seller”) of the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Irvine Sensors Corporation (the “Buyer”), whereas the seller agreed to sell all of the outstanding capital stock of the Company to the Buyer, based on the terms of the Purchase Agreement. The stock sale is to happen in two intervals, with the first 70% of the outstanding capital stock being sold to the buyer effective December 30, 2005 at a cash purchase price of $14,000,000, subject to adjustments as defined in the Purchase Agreement. The Buyer was issued an option to purchase the remaining 30% of the outstanding capital stock, which must be exercised upon approval by the Buyer’s stockholders. The remaining 30% will be paid in the form of the Buyer’s common stock in an aggregate value of $7,000,000. A condition of the Purchase Agreement required the Company to be debt free in the form of all Bank debt, including capital leases and any debt to former shareholders of the Company. Additionally, the Company agreed to terminate the Company’s sponsored 401(k) savings plan, effective December 30, 2005. As a result of the Company being partially owned by a public entity, the Company was required to convert to a C Corporation on December 31, 2005. The Company had no financial activity on December 31, 2005.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Product revenue and its related costs are recognized when a customer’s order is shipped. The Company receives deposits from customers and recognizes such deposits as revenue when product is shipped.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of goods sold.

F-8

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents at December 31, 2005 and December 31, 2004.

Inventory

Inventory is valued at the lower of cost or market on the first-in, first-out basis. Inventory includes direct material and labor costs as well as manufacturing overhead costs allocated based on direct labor dollars.

Property and Equipment

The Company records purchases of property and equipment at cost. Maintenance, repairs and renewals are expensed when incurred. Additions and significant improvements are capitalized. Depreciation is calculated using declining balance methods over the estimated useful lives ranging from five to seven years. Leasehold improvements are amortized using the straight-line method over the remaining life of the applicable lease. Disposals are removed at cost less accumulated depreciation and any gain or loss from dispositions is recognized in income. Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $107,042, net of the recognition of the deferred gain of $7,504 (see note 4), and $99,051, respectively.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. In such cases, if the future undiscounted cash flows of the underlying assets are less than the carrying amount, then the carrying amount of the long-lived asset will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying asset or its determinable fair value. There were no impairment charges for the years ended December 31, 2005 and 2004.

F-9

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Federal Income Taxes

The Company was an S Corporation from January 1, 2005 to December 30, 2005 and for the year ended December 31, 2004 and was not required to pay federal income taxes. The Company’s taxable income or loss for those periods is reflected on the individual shareholders’s personal tax return. Accordingly, no provision for federal income taxes has been recorded from January 1, 2005 to December 30, 2005 and for the year ended December 31, 2004 in the accompanying financial statements.

Effective December 31, 2005, the Company began being taxed as a C Corporation. As a result, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax status or tax rates is recognized in income in the period that includes the enactment date. The Company had no financial activity on December 31, 2005, accordingly, no provision for federal income taxes effective that date has been recorded in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used for such items as allowances for doubtful accounts and obsolete inventory.

F-10

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. Management believes that its contract acceptance, billing and collection policies are adequate to minimize potential credit risk. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral.

Revenues in 2005 and 2004 made directly to the United States Government and its agencies were approximately $9,900,000 or 52% of total revenues and $11,300,000 or 67% of total revenues, respectively. Revenues where the Company was the sub-contractor to the United States Government accounted for approximately $9,200,000 or 48% of total revenues and approximately $5,100,000 or 30% of total revenues in 2005 and 2004, respectively.

The Company maintains deposits with major financial institutions, which from time-to-time may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal.

NOTE 3. INVENTORY, NET

Inventory, net is summarized as follows:

	December 31,
	2005	2004
Raw materials	$2,053,501	$4,109,236
Work in process	4,286,507	1,310,180
Finished goods	90,763	913,472

	6,430,771	6,332,888
Less:
Inventory valuation allowance	(150,000)	—
Unliquidated progress payments	(1,178,601)	(1,053,178)

Inventory, net	$5,102,170	$5,279,710

Inventory valuation: The Company records an estimate for slow moving and obsolete inventory based upon product knowledge, physical inventory observation and backlog sales analysis.

Unliquidated progress payments: Under contractual arrangements by which progress payments were received, the customer had a security interest in the inventory identified with the related contracts. Payments received for such inventory are classified as unliquidated progress payments above.

F-11

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 4. DEBT

Loan Agreement

During August 2004, the Company entered into a loan agreement with Texas Capital Bank, National Association, (the “Bank”) to provide the Company with a revolving credit commitment of $1,000,000, subject to certain availability requirements based on eligible accounts receivable. Under this agreement, eligible accounts receivable did not include amounts due from the United States government or any department, agency or instrumentality thereof. Amounts drawn under the line bore interest (payable monthly) at the prime rate plus 1.5% (6.75% at December 31, 2004) and were due on or before August 2, 2005. The loan agreement was collateralized by all corporate assets. Additionally, the loan agreement contained various affirmative and negative covenants, pertaining to bank reporting requirements, fixed charge coverage ratio, tangible net worth, leverage ratio and limits on annual capital expenditures. The Company was in compliance with all bank covenants at December 31, 2004, except for the limits on annual capital expenditures, which the bank had waived. As of December 31, 2004, the outstanding balance on the line of credit was $630,555, with an availability of $72,590.

In May 2005, the Company amended its loan agreement with the Bank originally entered into during August 2004. The amended loan agreement provided a revolving credit commitment of $900,000, subject to certain availability requirements based on eligible accounts receivable, as defined in the agreement. Amounts drawn under the line bore interest (payable monthly) and were due on or before June 1, 2006

Additionally, the amended loan agreement provided a term note for $750,000. The term note matured on June 1, 2006. Monthly principal payments were due, beginning June 1, 2005 in the amount of $31,250 plus interest.

Effective December 30, 2005, the Company paid off all outstanding debt related to the revolving credit commitment and term note to the Bank. Additionally, the loan agreement was terminated as of December 30, 2005.

Capital Lease Agreements

During 2005, the Company entered into various equipment sale and leaseback agreements with the Bank. The aggregate amounts of the agreements were for $350,531. The agreements contained a bargain purchase option at the end of the lease terms and accordingly, the transactions qualified as capital leases. The Company recorded a $30,015 deferred gain in connection with the transactions, which will be amortized into depreciation expense over the life of the leases.

Effective December 30, 2005, the Company paid off all related obligations related to the capital leases to the Bank. As a result of the payoff, the lease agreements were terminated and the equipment became the property of the Company.

F-12

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 5. 401(K) PLAN

The Company provides a 401(k) savings plan to all employees who have met certain eligibility requirements, including performing one year of service and being at least twenty one years old. The Company matches 100% up to 4%, of employee contributions and at its sole discretion may make additional contributions. For the years ended December 31, 2005 and 2004, the Company made matching contributions of $53,310 and $47,687, respectively. The Company did not make any additional discretionary contribution for the years ended December 31, 2005 and 2004. Participants are 100% vested in the portion of the plan representing employee contributions and earnings thereon. Employees vest in Company contributions after providing three years of service.

Effective December 31, 2005, the Company terminated the 401(k) savings plan.

NOTE 6. LEASE COMMITMENTS

The Company leases its office and manufacturing facility under a non-cancelable operating lease expiring February 2010. Total expense under the lease for the years ended December 31, 2005 and 2004 was $309,123 and $212,449, respectively. Future minimum payments at December 31, 2005, for the next five years are as follows:

For the year ending December 31,
2006	$319,891
2007	329,659
2008	339,428
2009	341,870
2010	56,978

Totals	$1,387,826

NOTE 7. RESTRUCTURING

Effective December 23, 2002, the Company repurchased 8,000 shares of the Company’s no par common stock for $150 per share or $1,200,000, in accordance with the Stock Purchase Agreement (the “SPA”). The SPA called for the Company to issue warrants to those ex-shareholders that represent the right to repurchase 1,500 of the common shares repurchased should the sole shareholder transfer greater than 50% of the common stock to third parties. The strike price of such warrants was $150 per share. Additionally, the SPA called for those ex-shareholders to enter into a Separation Agreement and/or a Non-Disclosure and Non-Solicitation Agreement (the “Agreements”) for a four year period. The Agreements, in total, called for total payments of $1,440,000 to be paid out over a four year period beginning December 2003. For the year ended December 31, 2004, the Company recognized expense of $360,000.

F-13

OPTEX SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 7. RESTRUCTURING, Continued

In connection with the stock sale at December 30, 2005 (see Note 1), the sole shareholder repurchased all the outstanding warrants from the ex-shareholders and simultaneously cancelled the warrants with the Company. At December 31, 2005, there were no outstanding warrants from the Company. Additionally, the Company accelerated all payments related to the SPA and the Agreements and paid off all remaining balances as of December 31, 2005.

NOTE 8. RESTATEMENT

During 2006, the Company recreated their December 31, 2003 inventory balance by rolling backing inventory units physically counted at December 31, 2004. Prior to this, the Company did not maintain a perpetual inventory system that allowed outside auditors to perform audit procedures on the December 31, 2003 balance. As a result of the rollback procedures, the Company restated the 2004 financial statements. The cumulative effect of the restatement adjustment through the Company’s December 31, 2004 balance sheet was to increase retained earnings at December 31, 2003 by $1,745,210, with a related adjustment to 2004 cost of goods sold decreasing net income by $1,745,210 for 2004.

F-14

Appendix A

STOCK PURCHASE AGREEMENT

among

IRVINE SENSORS CORPORATION,

OPTEX SYSTEMS, INC.

and

TIMOTHY LOONEY

made as of

DECEMBER 30, 2005

Table of Contents

I. Definitions		1

II. Purchase of Shares and Closing		9
2.1	Purchase and Sale; Option	9
2.2	Purchase Price.	9
2.3	Estimated Closing Date Balance Sheet	12
2.4	Escrow	12
2.5	The Closing	13
2.6	Post-Closing Adjustment to Cash Purchase Price	16
2.7	Further Assurances	17

III. Representations and Warranties of Seller		18
3.1	Title to Shares	18
3.2	Power and Authority	18
3.3	Valid and Binding Agreement	18
3.4	No Breach; Consents	18
3.5	Brokerage	18
3.6	Investment	19
3.7	Personal Goodwill	19

IV. Representations and Warranties Regarding the Company		19
4.1	Incorporation; Power and Authority	19
4.2	Valid and Binding Agreement	19
4.3	No Breach; Consents	20
4.4	Capitalization	20
4.5	Subsidiaries	21
4.6	Financial Statements	21
4.7	Absence of Undisclosed Liabilities	21
4.8	Books and Records	22
4.9	Absence of Certain Developments	22
4.10	Property	24
4.11	Accounts Receivable	25
4.12	Inventory	25
4.13	Tax Matters	25
4.14	Intellectual Property Rights	28
4.15	Material Contracts	30
4.16	Litigation	32
4.17	Insurance	32
4.18	Compliance with Laws; Governmental Authorizations	32
4.19	Environmental Matters	33
4.20	Warranties	36
4.21	Employees	36
4.22	Employee Benefits	38
4.23	Customers	40
4.24	Suppliers	40
4.25	Affiliate Transactions	41

4.26	Brokerage	41
4.27	Availability of Documents	41
4.28	Solvency	41
4.29	Disclosure	41
4.30	Disclaimer	41

V. Representations and Warranties of Buyer		42
5.1	Incorporation; Power and Authority	42
5.2	Valid and Binding Agreement	42
5.3	No Breach; Consents	42
5.4	Brokerage	42
5.5	Investment Intent	42
5.6	Buyer Common Stock	42
5.7	SEC Filings; Financial Statements	43
5.8	Litigation	43

VI. Agreements of Seller		43
6.1	Conduct of the Business	43
6.2	Notice of Developments	44
6.3	Pre-Closing Access	44
6.4	Waivers; Payment of Indebtedness	45
6.5	Conditions	45
6.6	Consents and Authorizations; Regulatory Filings	45
6.7	No Sale	45
6.8	Litigation Support	45
6.9	Nondisparagement	46
6.10	Assignment of Confidentiality Agreements	46
6.11	Covenant Not to Compete	46
6.12	Release of Claims	46
6.13	401(k) Termination	46

VII. Agreements of Buyer		46
7.1	Conditions	46
7.2	Buyer Stockholders’ Meeting	47
7.3	Listing	47
7.4	Employment; Employee Benefits	47
7.5	Registration Statement	47

VIII. Conditions to Closing		47
8.1	Conditions to Buyer’s Obligations	47
8.2	Conditions to Seller’s Obligations	50

IX. Termination		51
9.1	Termination	51
9.2	Effect of Termination	52

X. Indemnification		52
10.1	Indemnification by Seller	52
10.2	Indemnification by Buyer	54
10.3	Third-Party Actions	55

10.4	Escrow	56
10.5	Sole and Exclusive Remedy	57
10.6	Tax Adjustment	57

XI. Allocation of Taxes; Tax Return		57
11.1	Allocation of Tax Liabilities	57
11.2	Tax Return	58
11.3	Income and Loss Allocation	58
11.4	Cooperation	58
11.5	Audits	58
11.6	Tax Refunds	59
11.7	Tax Sharing Agreements	59

XII. General		59
12.1	Press Releases and Announcements	59
12.2	Expenses	59
12.3	Amendment and Waiver	60
12.4	Notices	60
12.5	Assignment	61
12.6	No Third-Party Beneficiaries	61
12.7	Severability	61
12.8	Complete Agreement	61
12.9	Schedules	61
12.10	Signatures; Counterparts	62
12.11	Governing Law	62
12.12	Specific Performance	62
12.13	Jurisdiction	62
12.14	Construction	62
12.15	Time of Essence	63

Signatures		64

Exhibit A — Estimated Closing Date Balance Sheet

Exhibit B — Form of Escrow Agreement

Exhibit C — Form of Buyer Option Agreement

Exhibit D — Form of Registration Rights Agreement

Exhibit E — Form of Noncompetition Agreement

Exhibit F — Form of FIRPTA Certificate

Exhibit G — Form of Release (by Seller)

Exhibit H — Form of Opinion of Counsel for Seller

Exhibit I — Form of Opinion of Counsel for Buyer

Exhibit J — Form of Employment Agreement

Exhibit K — Form Proprietary Information Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) among Irvine Sensors Corporation, a Delaware corporation (“Buyer”), Optex Systems, Inc., a Texas corporation (the “Company”), and Timothy Looney (“Seller”) is made as of December 30, 2005.

Recitals

WHEREAS, Seller owns all of the outstanding capital stock and other equity interests of the Company.

WHEREAS, Seller desires to sell, and Buyer desires to buy from Seller, all of the outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, all other outstanding equity interests of the Company will be cancelled or redeemed immediately prior to any sale and purchase of the outstanding capital stock.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Definitions

The following terms have the meanings assigned to them below:

“Active Employee” means any employee employed on the Closing Date by the Company who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by the Company, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means the Escrow Agreement, the Buyer Option Agreement, the Registration Rights Agreement, the Non-Competition Agreement, the Employment Agreement, and the Proprietary Information Agreement in the forms attached hereto.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Basket Amount” has the meaning set forth in Section 10.1(b).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” has the meaning set forth in Section 10.1(d).

“Buyer Losses” has the meaning set forth in Section 10.1(a).

“Buyer Option Agreement” meaning that certain Buyer Option Agreement which is concurrently being entered into between Seller and Buyer in the form of Exhibit B attached hereto, which memorializes the Buyer Option.

“Buyer SEC Reports” has the meaning set forth in Section 5.7(a).

“Buyer Stockholders’ Meeting” has the meaning set forth in Section 7.2(a).

“Capital Lease” means a lease on which the Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Cash Escrow Termination Date” has the meaning set forth in Section 10.4(c).

“Change in Control” shall mean a change in ownership or control of the Buyer, or the Company at any time after the Closing Date, effected through either of the following transactions: (i) a merger, consolidation or other reorganization in which the Buyer or the Company, as the case may be, is not the surviving entity; or (ii) a sale, transfer or other disposition of all or substantially all of the Buyer’s assets, or the Company’s assets, as the case may be, to a person or entity other than one that directly or indirectly controls, is controlled by, or is under common control with, the Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Continuing Employee” has the meaning set forth in Section 7.4(a).

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Department” has the meaning set forth in Section 4.21(c).

“Disclosure Schedule” means the schedule delivered by Seller to Buyer on or prior to the date of this Agreement.

“Earnout” has the meeting set forth in Section 2.2(b).

“Earnout Consideration” has the meeting set forth in Section 2.2(b)(ii).

“Earnout Financials” has the meeting set forth in Section 2.2(c).

“Earnout Periods” has the meeting set forth in Section 2.2(b)(ii).

“Employment Loss” has the meaning set forth in Section 10.1(a).

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Costs” has the meaning set forth in Section 4.19(a)(ii).

“Environmental Law” has the meaning set forth in Section 4.19(a)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or government arbitrator.

“Hazardous Materials” has the meaning set forth in Section 4.19(a)(iv).

“Insider” means (i) a stockholder, officer, director or employee of the Company, (ii) any Member of the Immediate Family of any stockholder, officer or director of the Company or (iii) any entity in which any stockholder or officer of the Company owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and manufacturing processes, and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of Seller, Barbara H. Looney and Russell D. Jedlicka.

“Latest Balance Sheet” has the meaning set forth in Section 4.6.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.6.

“Latest Financial Statements” has the meaning set forth in Section 4.6.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute, directive or treaty of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

“List” has the meaning set forth in Section 4.19(a)(v).

“Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses, but excluding, for all purposes, incidental and consequential damages, losses, liabilities and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company, or on the Company’s relationships with its significant customers or suppliers.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Net Cash Flow” has the meaning set forth in Section 2.2(b)(iii).

“Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $500 for a single user license.

“Option Closing” means the closing of the transactions contemplated by the Buyer Option Agreement.

“Option Closing Date” means the date on which the transactions contemplated by the Buyer Option Agreement are closed.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Real Property and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Personal Goodwill” means all of Seller’s personal and ongoing business relationships, trade secrets, and knowledge arising from or related to the Company or the Company’s business through Seller’s personal ability, personality, reputation, skill and integrity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or the Company’s stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company does not have any present or potential liability.

“Proprietary Information Agreement” shall mean that certain Proprietary Information and Inventions Assignment Agreement which is concurrently being entered into between the Company and each of Seller, Barbara H. Looney and Russell D. Jedlicka, in the form attached hereto as Exhibit K.

“Reasonable Best Efforts” shall mean a party’s best efforts to the extent commercially reasonable.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Registration Rights Agreement” meaning that certain Registration Rights Agreement in the form of Exhibit D attached hereto, which memorializes the Seller’s registration rights related to the Buyer Common Stock that Seller receives in connection with the transactions contemplated in this Agreement or the Buyer Option Agreement.

“Regulatory Action” has the meaning set forth in Section 4.19(a)(vi).

“Release” has the meaning set forth in Section 4.19(a)(vii).

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 6.6.

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Claim” has the meaning set forth in Section 10.2(d).

“Seller Losses” has the meaning set forth in Section 10.2(a).

“Seller’s Basket Amount” has the meaning set forth in Section 10.2(b).

“Shares” shall mean all of the issued and outstanding shares of capital stock of the Company.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Subsidiary” means any Person in which any ownership interest is owned directly or indirectly by another Person . When used without reference to a particular Person, “Subsidiary” means a subsidiary of the Company.

“Stock Escrow Termination Date” has the meaning set forth in Section 10.4(c).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company.

“Third-Party Action” has the meaning set forth in Section 10.3(a).

“Third-Party Environmental Claim” has the meaning set forth in Section 4.19(a)(viii).

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company has any ownership interest.

“Treasury Regulations” means the rules and regulations under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Work Permits” has the meaning set forth in Section 4.21(c).

The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Accounting Firm	2.2	(c)
Buyer’s 401(k) Plan	8.1	(u)
Buyer Common Stock	2.2
Buyer Common Stock Price	2.2
Buyer Option	2.1
Buyer Stock Escrow Amount	2.4
Buyer Stock Escrow Fund	2.4
Cash Escrow Account	2.4
Cash Escrow Amount	2.4
Cash Escrow Fund	2.4
Cash Purchase Price	2.2
Closing	2.5	(a)
Closing Date	2.5	(a)
Closing Date Balance Sheet	2.6	(a)
Closing Date Net Book Value	2.6	(a)
Company’s 401(k) Plan	2.5	(c)(i)(U)
Company Common Stock	2.1
Company Warrants	2.5	(b)
Escrow Agent	2.4
Escrow Agreement	2.4
Estimated Closing Date Balance Sheet	2.3
Estimated Closing Date Net Book Value	2.3
Excess Net Book Value	2.6	(d)(i)
GD Payment	2.2	(a)
GD Payment Exception	2.3
Initial Shares	2.1
Option Purchase Price	2.2
Option Shares	2.1
Net Book Value Shortfall	2.6	(d)(ii)
Pre-Closing Indebtedness	2.2
Purchase Price	2.2
Review Accounting Firm	2.6	(b)
Seller Stock Escrow Account	2.4
Seller Stock Escrow Amount	2.4
Seller Stock Escrow Fund	2.4
Stock Escrow Fund	10.4	(b)
Target Net Book Value	2.2
Department	4.21	(c)

II. Purchase of Shares and Closing

2.1 Purchase and Sale; Option At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, seventy percent (70%) of the issued and outstanding Shares (the “Initial Shares”) of the common stock, no par value per share, of the Company (“the Company Common Stock”), and Seller agrees to grant to Buyer an option (the “Buyer Option”) to buy from Seller at the Option Closing all, but not less than all, of the remaining thirty percent (30%) of the Shares (the “Option Shares”), pursuant to the terms and conditions set forth in the Buyer Option Agreement. Seller waives any co-sale rights, rights of first refusal or similar rights that Seller (a) may have had with respect to all prior issuances and transfers of any shares of capital stock at the Company; and (b) may have relating to Buyer’s purchase of the Initial Shares and the Option Shares, whether conferred by the Company’s Organizational Documents, by Contract or otherwise.

2.2 Purchase Price.

(a) Shares and Options. The aggregate consideration for the Initial Shares (the “Cash Purchase Price”) is $14,000,000, plus the amount, if any, by which the Closing Date Net Book Value (as defined in Section 2.6(a)) exceeds $5,595,000 (the “Target Net Book Value”) or minus the amount, if any, by which the Target Net Book Value exceeds the Closing Date Net Book Value. The aggregate consideration for the Option Shares to be purchased at the Option Closing (the “Option Purchase Price”) is that number of shares of the common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) rounded down to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, equal to $7,000,000 (which shall be reduced by the amount of any escrow claims paid out of the Seller Stock Escrow Fund to Seller prior to the Option Closing). “Buyer Common Stock Price” means $2.60 per share (subject to adjustment in the event of a share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving Buyer Common Stock). The Cash Purchase Price and the Option Purchase Price are sometimes referred to herein collectively as the “Purchase Price.” Immediately prior to, or contemporaneously with, the Closing, (i) Seller shall cause all Pre-Closing Indebtedness (as defined below) to be discharged and satisfied in full; and (ii) any cash held by the Company after payment of the Pre-Closing Indebtedness and the cash in transit as of the Closing Date to be received from General Dynamics in the amount of $519,358 reflected by General Dynamics check number 764705 dated December 23, 2005 (the “GD Payment”) shall be disbursed to Seller. For the purposes of this Agreement, “Pre-Closing Indebtedness” shall mean all indebtedness of the Company as of the Closing Date including but not limited to all indebtedness under Capital Leases and all amounts payable to the former shareholders of the Company, but excluding trade accounts payable and accrued expenses incurred in the Ordinary Course of Business. The amount and payee of all Pre-Closing Indebtedness is set forth on Schedule 2.4 to this Agreement.

(b) Personal Goodwill; Earnout.

(i) Purchase and Sale of Personal Goodwill. As an additional incentive for Buyer to enter into this Agreement, at the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, all of Seller’s Personal Goodwill.

(ii) Personal Goodwill; Earnout Consideration. In consideration for Seller’s Personal Goodwill, the Seller shall be entitled to additional consideration for the Initial Shares of up to Four Million Dollars ($4,000,000) based upon the following percentage of the Net Cash Flow (as defined below) from the Company’s operations for the first three full fiscal years following the Closing (each, an “Earnout Period” and collectively, the “Earnout Periods”) as follows (the “Earnout Consideration”):

Earnout Period	Percent of Net Cash Flow	Maximum Earnout Payable for Fiscal Period
Year Ended October 1, 2006	75.0%	$2,000,000
Year Ended September 30, 2007	50.0%	$1,000,000
Year Ended September 28, 2008	50.0%	$1,000,000

Total Earnout Potential		$4,000,000

Notwithstanding the foregoing, in the event that Seller does not earn the full $2,000,000 Earnout Consideration for the first Earnout Period, the amount by which the Earnout Consideration is not achieved in the first Earnout Period up to a maximum of $500,000 may be carried over and earned in the second earnout period. For example, if Seller only earns $1,200,000 of the Earnout Consideration for the fiscal year ended September 30, 2006, then the maximum Earnout Consideration that may be earned for the year ended September 30, 2007 shall be increased to $1,500,000.

Seller agrees and acknowledges that the Buyer may, from time to time, make such business decisions as it deems appropriate in the conduct of the operation of the Company’s business, including actions that may have an impact on the Net Cash Flow of the Company’s business. The Seller will have no right to claim any lost Earnout Consideration or other damages as a result of such decisions so long as the actions (a) were taken in good faith by the Buyer, (b) were not taken by the Buyer for the purpose of avoiding or frustrating Seller’s ability to earn the Earnout Consideration; and (c) when viewed in light of all of the circumstances at that time, do not materially and adversely impair Seller’s ability to earn the Earnout Consideration.

(iii) Net Cash Flow Definition. For the purposes of this Agreement, “Net Cash Flow” shall mean the cash flow generated from operations of the Company’s business determined in accordance with GAAP on a basis consistent with Buyer’s audited financial statements after deducting (A) all operating expenses (as defined by GAAP) that relate to directly to the Company’s business on a standalone business without any charge for indirect corporate overhead other than operating expenses for direct services provided by Buyer to the Company such as billing, payroll or treasury functions or auditor and attorney fees incurred directly by or directly for the Company; and (B) all payments made by Buyer from time to time to creditors of indebtedness incurred to fund Buyer’s acquisition of the Company, which indebtedness shall include payments from the Company to Square1 Bank and Pequot Capital and their respective successors and assigns (the “Transaction Indebtedness”), which in no event will exceed $2.25 million in any fiscal year. Notwithstanding the foregoing, the calculation of Net Cash Flow shall be adjusted so that all products manufactured for, or components supplied to, Buyer or its Affiliates by the Company shall be accounted for as if such transactions were conducted on an arm’s length basis with market pricing and terms provided to the Company’s other similarly-situated, third party customers.

(iv) In the event of a Change in Control prior to the end of the third Earnout Period, then within five business days following the date of any such Change in Control, Seller shall be entitled to receive the balance of the Earnout Consideration that has not yet been paid but may still be earned as of the date of the Change in Control. For example, if a Change in Control occurs on September 1, 2008, then the balance of the Earnout Consideration that shall be payable to Seller shall be equal $1.0 million.

(c) Payment of Earnout; Dispute. Within ten (10) business days following the filing by Buyer of its Annual Report on Form 10-K with the Securities and Exchange Commission, Buyer shall deliver to Seller the financial statements for the Company for the applicable Earnout Period set forth above (the “Earnout Financials”). The Earnout Financials will include a determination of Net Cash Flow for such Earnout Period calculated in accordance with Section 2.2(b)(iii) above. Buyer shall pay to Seller the Earnout Consideration within five (5) business days after Seller agrees in writing with the Earnout Financials. In the event Seller disagrees with the calculation of Net Cash Flow for purposes of this Section 2.2(b), Seller may, on or before thirty (30) calendar days immediately following the date the Earnout Financials are given to Seller, give Buyer written notice of such disagreement. If Buyer and Seller are unable to resolve this dispute within twenty (20) calendar days after written notice is given to the Buyer, the dispute shall be definitively and finally resolved by a nationally recognized accounting firm that is certified by the Public Company Accounting Oversight Board (“PCAOB”), which is mutually acceptable to Buyer and Seller (the “Accounting Firm”), which firm shall act as experts, not as arbitrators, and whose determination shall be final and binding. If Buyer and Seller are unable to agree on the choice of an Accounting Firm, they will select by random drawing a nationally recognized accounting firm that is certified by the Public Company Accounting Oversight Board (after excluding the regular outside accounting firms of Buyer, Seller and the Company) to act as the Accounting Firm. The random drawing shall be made based upon two such firms proposed by Buyer and two such firms proposed by Seller. The Accounting Firm shall make a determination of the Net Cash Flow for Earnout Period in dispute within forty-five (45) calendar days after the engagement of such firm. The Accounting Firm’s determination of the Net Cash Flow for the Earnout Period in dispute shall be determined in a manner consistent with the principles set forth in this Section 2.2(b)(iii). The Accounting Firm shall allocate the cost of its service against the party against whom the dispute is decided. If Buyer and Seller submit any unresolved objections to the Accounting Firm for resolution as provided in this Section, (i) Buyer and Seller will each bear their respective costs and expenses, (ii) Buyer will bear the fees and expenses of the Accounting Firm in the event that the Earnout Consideration determined by the Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of the Earnout Consideration (calculated based on Buyer’s position regarding the Earnout Financials) by $75,000 or more and (iii) Seller will bear the fees and expenses of the Accounting Firm in the event that the Earnout Consideration determined by the Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Earnout Consideration by less than $75,000.

2.3 Estimated Closing Date Balance Sheet. Attached hereto as Exhibit A is Seller’s estimated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Company determined in accordance with GAAP consistently applied as of the close of business on the Closing Date, except for the allocation of the GD Payment to Seller as reflected on the Estimated Closing Date Balance Sheet (the “GD Payment Exception”). The Estimated Closing Date Balance Sheet includes a determination of the Estimated Closing Date Net Book Value as of the close of business on the Closing Date, subject to the GD Payment Exception. “Estimated Closing Date Net Book Value” means the excess of the Company’s total assets over its total liabilities shown on the Estimated Closing Date Balance Sheet after giving effect to the repayment of the Pre-Closing Indebtedness on or before the Closing Date and calculated in accordance with GAAP consistently applied, subject to the GD Payment Exception. The calculation of the Estimated Closing Date Net Book Value is set forth on Exhibit A.

2.4 Escrow. At the Closing, $1,000,000 of the Cash Purchase Price (the “Cash Escrow Amount”) will be withheld from the Cash Purchase Price and deposited by Buyer with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), to be held in escrow (the “Cash Escrow Fund”) in a separate account (the “Cash Escrow Account”) pursuant to the terms of the Escrow Agreement, in the form attached as Exhibit A (the “Escrow Agreement”), among Buyer, Seller and the Escrow Agent. The Cash Escrow Amount will be held by the Escrow Agent solely for payment pursuant to Section 2.6 of this Agreement and the Escrow Agreement until the Cash Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)). In addition, at the Closing, Seller initially shall deposit that number of Shares, not sold to Buyer at the Closing, equal to fourteen percent (14%) of the total number of Shares issued and outstanding immediately prior to the Closing (the “Seller Stock Escrow Amount”), with the Escrow Agent, to be held in escrow (the “Seller Stock Escrow Fund”) in a separate account (the “Seller Stock Escrow Account”) pursuant to the terms of the Escrow Agreement. The Seller Stock Escrow Amount will be held by the Escrow Agent for payment pursuant to the terms of Article X of this Agreement and the Escrow Agreement until the Stock Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)). At the Option Closing, a portion of the shares of Buyer Common Stock constituting the Option Purchase Price equal to that number of shares of Buyer Common Stock rounded to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, of $4,000,000 minus the value of any portion of the Seller Stock Escrow Amount that may have been released to Buyer prior to the Option Closing (the “Buyer Stock Escrow Amount”) will be withheld from the Option Purchase Price and deposited by Buyer with the Escrow Agent, to be held in escrow (the “Buyer Stock Escrow Fund”) pursuant to the terms of the Escrow Agreement. The Buyer Stock Escrow Amount will be held by the Escrow Agent for payment pursuant to the terms of Article X of this Agreement and the Escrow Agreement until the Stock Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)).

2.5 The Closing.

(a) The closing of the purchase by Buyer of the Initial Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 38 Technology Drive, Irvine, California 92618 (facsimile: 949-932-3601), at 9:00 a.m. on December 31, 2005, or as soon thereafter as reasonably possible following satisfaction of the conditions set forth in Article VII of this Agreement (the “Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of the close of business on the Closing Date.

(b) Immediately prior to the Closing, Seller will cause all outstanding warrants to purchase capital stock of the Company (the “Company Warrants”) to be redeemed or cancelled.

(c) Subject to the conditions set forth in this Agreement, at the Closing:

(i) Seller will deliver to Buyer:

(A) certificates representing all of the applicable Shares being purchased at the Closing, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers attached in a form reasonably satisfactory to Buyer;

(B) a certificate of Seller dated as of the Closing Date stating that the conditions set forth in subsections (a) through (t) of Section 8.1 have been satisfied;

(C) an updated Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Buyer no later than five business days prior to the Closing Date;

(D) the text of the resolutions adopted by the board of directors (or similar body) of the Company authorizing the execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which the Company is a party, certified by the Secretary of the Seller;

(E) agreements duly executed by each holder of the Company Warrants (1) canceling all Company Warrants; (2) waiving all preemptive or similar rights to purchase any shares of capital stock of the Company; and (3) confirming that such holder has no equity interest in any shares of capital stock of the Company and has no right to obligate the Company to issue to such holder any capital stock of the Company;

(F) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Company;

(G) resignations in writing (effective as of the Closing Date) from such of the officers and directors of the Company as Buyer may have requested prior to the Closing Date;

(H) each Ancillary Agreement to which Seller is a party, duly executed by Seller in the form attached as Exhibits hereto;

(I) each Ancillary Agreement to which the Company is a party, duly executed by the Company in the form attached as Exhibits hereto;

(J) evidence of the following in a form reasonably satisfactory to Buyer: (i) termination of that certain Voting Agreement among the Company and its shareholders and (ii) amendment of the Company’s bylaws to permit corporate shareholders;

(K) all Required Consents, duly executed by all appropriate parties;

(L) any other instruments of transfer reasonably requested by Buyer, duly executed by the Seller;

(M) evidence of payment or cancellation of the Pre-Closing Indebtedness that is to be discharged on or prior to the Closing;

(N) executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer’s counsel, to release any and all Encumbrances against the assets of the Company, other than Permitted Encumbrances;

(O) a FIRPTA certificate in the form of Exhibit F, duly executed by the Seller for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2;

(P) affidavits;

(Q) estoppel certificates;

(R) a Release by Seller in the form of Exhibit G as of the Closing Date;

(S) a tax clearance certificate or other evidence reasonably satisfactory to Buyer from the taxing authority of the State of Texas, evidencing payment in full by the Company of all income or franchise taxes and sales and use taxes imposed by the State of Texas with respect to the business of the Company for all periods prior to the Closing Date;

(T) such other certificates, documents and instruments that Buyer reasonably requests for the purpose of (1) evidencing the accuracy of Seller’s representations and warranties; (2) evidencing the performance and compliance by Seller with the agreements contained in this Agreement and the Buyer Option Agreement; (3) evidencing the satisfaction of any condition referred to in Section 8.1; or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement.

(U) the text of the resolution adopted by the board of directors (or similar body) of the Company dated at least one business day prior to the Closing Date terminating the 401(k) plan maintained by the Company on the date immediately before the Closing Date (the “Company’s 401(k) Plan”) in accordance with the terms of the plan documents for such plan.

All actions to be taken by Seller in connection with consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement and the Buyer Option Agreement will be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel.

(ii) Buyer will deliver to Seller:

(A) the Cash Purchase Price, less the Cash Escrow Amount to be deposited in the Cash Escrow Fund, by wire transfer of immediately available funds to the account or accounts, which have been designated by Seller to Buyer no later than three business days prior to the Closing;

(B) a certificate of an appropriate officer of Buyer dated the applicable Closing Date stating that the conditions set forth in subsections (a) through (f) of Section 8.2 have been satisfied;

(C) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party, certified by the Secretary of Buyer; and

(D) each Ancillary Agreement to which Buyer is a party, duly executed by Buyer; in the forms attached as Exhibits hereto.

All actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated by this Agreement and the Buyer Option Agreement will be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

(iii) Buyer will deposit the Cash Escrow Amount by wire transfer of immediately available funds into the Cash Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. Seller will deposit the Seller Stock Escrow Amount into the Seller Stock Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, together with executed stock powers relating thereto in a form reasonably satisfactory to Buyer. Buyer will deposit the Buyer Stock Escrow Amount into the Buyer Stock Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

2.6 Post-Closing Adjustment to Cash Purchase Price

(a) Buyer will promptly prepare and deliver within 75 days after the Closing Date to Seller a balance sheet (the “Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date (determined in accordance with GAAP consistently applied). The Closing Date Balance Sheet will include a determination of the Closing Date Net Book Value of the Company as of the close of business on the Closing Date. “Closing Date Net Book Value” means the excess of total assets over total liabilities shown on the Closing Date Balance Sheet determined in accordance with GAAP consistently applied. Buyer will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Seller and Seller’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Seller of the Closing Date Balance Sheet and (ii) the resolution by Buyer and Seller of any objections to the Closing Date Balance Sheet.

(b) If Seller objects to the calculation of the Closing Date Balance Sheet or the Closing Date Net Book Value, Seller shall deliver a detailed statement describing such objections to Buyer within 30 days after receiving the Closing Date Balance Sheet. Buyer and Seller will attempt in good faith to resolve any such objections. If Buyer and Seller do not reach a resolution of all objections within 30 days after Buyer has received the statement of objections, Buyer and Seller will select a mutually acceptable accounting firm (the “Review Accounting Firm”) to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of the Review Accounting Firm , they will select by random drawing a nationally recognized accounting firm that is certified by the PCAOB (after excluding the regular outside accounting firms of Buyer, Seller and the Company) to serve as the Review Accounting Firm. The random drawing shall be made based upon two such firms proposed by Buyer and two such firms proposed by Seller. The Review Accounting Firm will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Book Value. The parties will provide the accounting firm, within ten (10) days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer will provide the Review Accounting Firm access to the books and records of the Company. The Review Accounting Firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of the Review Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Closing Date Balance Sheet and the determination of the Closing Date Net Book Value as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 2.6(b).

(c) If Buyer and Seller submit any unresolved objections to an accounting firm for resolution as provided in Section 2.6(b), (i) Buyer and Seller will each bear their respective costs and expenses, (ii) Seller will bear the fees and expenses of the Review Accounting Firm in the event that the Closing Date Net Book Value determined by the accounting firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Closing Date Net Book Value by less than $75,000 and (iii) Buyer will bear the fees and expenses of the Review Accounting Firm in the event that the Closing Date Net Book Value determined by the Review Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Closing Date Net Book Value by $75,000 or more.

(d) Within 10 business days after the date on which the Closing Date Net Book Value is finally determined pursuant to this Section 2.6:

(i) If the Closing Date Net Book Value exceeds the Target Net Book Value (the amount of such excess, the “Excess Net Book Value”), (A) Buyer will pay to Seller an aggregate amount equal to the Excess Net Book Value, and (B) subject to the payment of any Buyer Claims, the Cash Escrow Amount will be released by the Escrow Agent from the Cash Escrow Account to Seller in accordance with the Escrow Agreement.

(ii) If the Closing Date Net Book Value is less than the Target Net Book Value, an amount equal to such deficiency (the amount of such deficiency, the “Net Book Value Shortfall”) will be withdrawn by the Escrow Agent from the Cash Escrow Account and paid to Buyer. If the Net Book Value Shortfall is less than the Cash Escrow Amount, the amount remaining in the Cash Escrow Account (after release of the Net Book Value Shortfall to Buyer) will be retained by the Escrow Agent for payment pursuant to Article X of this Agreement and in accordance with the Escrow Agreement.

(e) All payments to be made to Buyer or Seller pursuant to Section 2.6(d) will be made by wire transfer of immediately available funds to the accounts designated by Buyer or Seller, as applicable, no later than three business days after the date on which the Closing Date Net Book Value is finally determined, and all such payments will include simple interest thereon at the annual rate of 6% from the Closing Date to the date of payment.

(f) Any payment made pursuant to this Section 2.6 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.6. Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

2.7 Further Assurances On and after the Closing Date, (i) the parties hereto will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to effect the sale of the Shares hereunder or pursuant to the Buyer Option Agreement, and (ii) cooperate in good faith to obtain a termination of that certain Right of First Refusal Agreement between the Company and Tyrolit Company, Inc.

III. Representations and Warranties of Seller

Seller represents and warrants to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

3.1 Title to Shares Seller owns, of record and beneficially, the number of Shares listed opposite Seller’s name on Schedule 3.1, free and clear of any Encumbrance and such shares represent all of the issued and outstanding capital stock of the Company. At the Closing, Buyer will obtain good and valid title to the Initial Shares, of record and beneficially, free and clear of any Encumbrance. As of the Closing, no Person will own or hold any outstanding options, warrants or other rights to purchase or acquire any Shares or any other capital stock or equity interest in the Company. There are no restrictions on Seller’s right to transfer the Shares of Buyer pursuant to this Agreement. As of the Closing, the Company Warrants will have been cancelled, and the Seller will have paid or concurrent with the Closing will pay all consideration required to be delivered to the Holders of the Company Warrants in connection with the cancellation of the Company Warrants.

3.2 Power and Authority Seller has all necessary power and authority to execute, deliver and perform this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which it will become a party.

3.3 Valid and Binding Agreement Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Seller will become a party, when executed and delivered by or on behalf of Seller, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

3.4 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which the Seller will become a party will not (a) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the Closing Date; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller; (c) result in the creation of any Encumbrance upon the Shares held by Seller; (d) require any Governmental Authorization; (e) cause Buyer to become subject to, or to become liable for the payment of, any sales tax or transfer tax; or (f) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights.

3.5 Brokerage No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any

Contract made by or on behalf of Seller for which Buyer or the Company is or could become liable or obligated.

3.6 Investment Seller (a) understands that the shares of Buyer Common Stock have not been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the shares of Buyer Common Stock solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

3.7 Personal Goodwill. Seller owns all right to and interest in the Personal Goodwill for which he is receiving the Earnout Consideration from Buyer. No other Person, including, without limitation, the Company, has any right, interest or claim with respect to such Personal Goodwill, and there are no agreements, written or verbal, that would indicate otherwise.

IV. Representations and Warranties Regarding the Company

Seller represents and warrants to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1 Incorporation; Power and Authority

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership or leasing of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 4.1 lists the jurisdiction of the Company’s organization and each jurisdiction in which it is so qualified. Schedule 4.1 also identifies all locations where the Company maintains offices, and transacts businesses. The Company has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

(b) The Company has provided to Buyer and Buyer’s counsel complete and accurate copies of the Company’s organizational documents. The Company is in compliance with all provisions of its Organizational Documents.

4.2 Valid and Binding Agreement The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the Ancillary Agreements to which it will become a party by the Company have been duly and validly authorized by all necessary corporate action. Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which the Company will become a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

4.3 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the Ancillary Agreements to which the Company will become a party will not (a) contravene any provision of the Organizational Documents of the Company as in effect as of the Closing Date; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the Closing Date, (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against the Company or any Governmental Authorization that is held by the Company except in the case of (c) where such conflict, default, violation or result would not have a Material Adverse Effect; (d) result in the creation of any Encumbrance upon the Company or any of the assets of the Company; (e) require any Governmental Authorization; or (f) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; (g) cause Buyer to become subject to, or to become liable for the payment of any sales tax or transfer tax; or (h) result in any stockholder of the Company having the right to exercise dissenters’ appraisal rights.

4.4 Capitalization

(a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 10,000 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held in treasury. There are no shares of Preferred Stock of the Company that are authorized or outstanding. Seller is the record holder of all the issued and outstanding Company Common Stock. There are no repurchase or redemption rights in favor of the Company, vesting schedules or forfeiture provisions applicable to the Shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents or otherwise provided by Law.

(b) No Person owns or holds any outstanding options or similar rights to purchase shares of Company Common Stock. As of the Closing, all Company Warrants with respect to shares of Company Common Stock will be cancelled or redeemed. Schedule 4.4(b) lists the name and addresses of each holder of an outstanding Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price of such Company Warrant, the expiration date of such Company Warrant and any effect of the transactions contemplated by this Agreement and the Buyer Option Agreement on such Company Warrant. All outstanding

Company Warrants have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. All of the Company Warrants shall be cancelled or redeemed on or before the Closing. The cancellation or redemption of the Company Warrants will be in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. Upon such cancellation or redemption of the Company Warrants, the holders of such Company Warrants shall have no further rights to purchase any equity interest in the Company, and the Company shall have no further obligation or Liability to such holders.

(c) Except for the Company Warrants listed on Schedule 4.4(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

4.5 Subsidiaries The Company does not own any Subsidiary.

4.6 Financial Statements The unaudited balance sheet as of November 30, 2005 of the Company; the unaudited statements of income, changes in stockholders’ equity and cash flows of the Company for the eleven-month period then ended (such statements and balance sheet, the “Unaudited Financial Statements”); the audited balance sheet as of October 31, 2005 (the “Latest Balance Sheet Date”) of the Company (the “Latest Balance Sheet”) and the Company’s audited statements of income, changes in stockholder’s equity and cash flows for the ten months ended October 31, 2005, including the notes thereto (the “Latest Financial Statements”); and the audited balance sheet, as of December 31, 2004 (the “Last Fiscal Year End”), of the Company; and the audited statements of income, changes in stockholders’ equity and cash flows, including the notes thereto, of the Company for the Last Fiscal Year End (collectively, the “Annual Financial Statements”) are set forth on Schedule 4.6. The Unaudited Financial Statements, the Latest Financial Statements and the Annual Financial Statements, are based upon the books and records of the Company, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated, except that the Unaudited Financial Statements may not contain all notes and are subject to year end adjustments, none of which are material.

4.7 Absence of Undisclosed Liabilities Except as reflected or expressly reserved against in the Latest Balance Sheet, the Company does not have any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (provided that such Liability is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law that would have a Material Adverse Effect) or (b) obligations incurred in the Ordinary

Course of Business under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule.

4.8 Books and Records Each transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain materially accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of the Company, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

4.9 Absence of Certain Developments Since October 31, 2005, there has not been any Material Adverse Effect and, other than pursuant to the obligations and agreements of this Agreement,:

(a) the Company has not sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract (or series of related Contracts) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, suspended, terminated, modified or cancelled any Contract to which the Company is a party or by which the Company is bound that would have been a Material Contract at the time of any such action;

(d) no Encumbrance has been imposed on any assets of the Company;

(e) except as set forth on Schedule 4.9(e), the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person except with respect to the trade receivables generated, or assets purchased, by the Company in the Ordinary Course of Business;

(g) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $25,000 individually or $50,000 in the aggregate;

(h) the Company has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i) the Company has not cancelled, compromised, waived or released any material right or claim (or series of related rights or claims) outside the Ordinary Course of Business;

(j) as incidental to the sale of products or services, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights outside the Ordinary Course of Business;

(k) there has been no change made or authorized in the Organizational Documents of the Company;

(l) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than pursuant to this Agreement;

(m) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(p) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(q) the Company has not adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(r) the Company has not discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $25,000 individually or $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business or the Pre-Closing Liabilities;

(s) the Company has not disclosed to any Person other than Buyer and authorized representatives of Buyer any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreements are listed on Schedule 4.9 and is in full force and effect;

(t) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; and

(u) the Company has not committed to take any of the actions described in this Section 4.9.

4.10 Property

(a) The Company owns no real property. The real properties demised by the leases listed on Schedule 4.10 constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company.

(b) The leases of real property listed on Schedule 4.10 as being leased by the Company (the “Leased Real Property”) and are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.10. The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(c) Each parcel of Leased Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Company on such parcel of Leased Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Leased Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. The Company is not in violation of any applicable zoning ordinance or other Law relating to the Leased Real Property, except where such violation would not have a Material Adverse Effect, and the Company has not received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Leased Real Property.

(d) The Company has good and indefeasible title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, that individually, or in the aggregate, are material to conduct the business of the Company, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on Schedule 4.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(e) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties material to the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it is used and is proposed to be used, is free from defects (patent and latent), and has been maintained in accordance with normal industry practices. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its business as conducted and as proposed to be conducted.

(f) The fixed asset listing attached as Schedule 4.10(f) includes all buildings, machinery, equipment and other tangible assets and properties of the Company as of the date of this Agreement.

(g) The Company owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Company’s business in the manner operated by the Company, except where the failure to own such assets would not have a Material Adverse Effect.

4.11 Accounts Receivable All notes and accounts receivable of the Company are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are current and collectible, and, to the Knowledge of Seller, are not subject to any setoff or counterclaim. Such notes and accounts receivable may be collected, except for returns in the Ordinary Course of Business that are consistent with past practices, in accordance with their terms (none of which is beyond 90 days) at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business.

4.12 Inventory All inventory of the Company, whether or not reflected in the Estimated Closing Date Balance Sheet or the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Estimated Closing Date Balance Sheet or the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis in accordance with GAAP consistently applied. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and are consistent with the Company’s past practices.

4.13 Tax Matters

(a) The Company has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed in all material respects and accurately reflected any liability for Taxes of the Company covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) The Company has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c) There are no Encumbrances for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due.

(d) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of the Company. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f) The unpaid Taxes of the Company for Tax periods up to the Closing Date do not exceed the accruals and reserves for Taxes set forth on the Estimated Closing Balance Sheet.

(g) Schedule 4.13 lists all federal, state, local and foreign income Returns filed with respect to the Company for the past six taxable fiscal years, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(h) The Company does not have any liability for Taxes in a jurisdiction where it does not file a Return, nor has the Company received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i) The Company is not a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j) No property of the Company is (i) property that the Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)”tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k) The Company is not required to include in income any adjustment under either Section 481(a) of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(l) All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m) The Company is not a party to any Tax indemnity, allocation or sharing agreement.

(n) The Company (i) has not been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o) The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p) None of the indebtedness of the Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q) The Company has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r) There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of the Company would be entitled to receive any payment from the Company as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s) The Company has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t) Neither the Company nor Seller is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u) The Company has evidence of payment for all Taxes of a foreign country paid or accrued from the date of the formation of the Company.

(v) The Company, to the extent they are “controlled foreign corporations” within the meaning of Section 957 of the Code, has not had “subpart F income” within the meaning of Section 952 of the Code since the date of formation of the Company.

(w) The Company does not have an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury Regulations Section 1.1503-2.

(x) The Company is not a “passive foreign investment corporation” as defined in Section 1297 of the Code or a “foreign personal holding company” as defined in Section 552 of the Code.

(y) The Company does not participate in or cooperate with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Code.

(z) Since its formation, the Company has been a corporation or association taxable as a corporation for United States income tax purposes.

(aa) All deductions claimed or reported on each Return of the Company on account of royalties or similar fees payable with respect to any Intellectual Property Rights are allowable in full.

(bb) The Company is not and has not been a member of an affiliated, combined or unitary group with any Person for the purposes of any Tax Return or liability for Taxes.

(cc) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1989, and the Company will be an S corporation up to and including the day before the Closing Date.

4.14 Intellectual Property Rights

(a) Schedule 4.14(a)(i) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Schedule 4.14(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 4.14(a)(ii) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 4.14(a)(iii) lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Schedule 4.14(a)(iii) lists the licensor and describes the Software so licensed. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the business of the Company as currently conducted, except where the failure to have such rights would not have a Material Adverse Effect.

(b) The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 4.14(b). The Company is the official and sole owner of record of all Registered Intellectual Property Rights. To the Knowledge of Seller, no Owned Intellectual Property Right has been infringed by any Person. The Company owns all Intellectual Property Rights developed specifically for exclusive use by the Company by its current and former employees during the period of and within the scope of their employment and its independent contractors within the scope of their contracting or consulting relationship, as the case may be, with the Company. No employee or former employee or independent contractor of the Company has any valid and enforceable claim with respect to (i) any Intellectual Property Right of the Company that is necessary for the Company’s business as currently conducted; or (ii) any Registered Intellectual Property Right that is necessary for the Company’s business as currently conducted.

(c) All Owned Intellectual Property Rights are valid and enforceable except where the failure to be valid or enforceable would not have a Material Adverse Effect, and no Person has asserted to the Company that any Owned Intellectual Property Right is invalid or not enforceable. All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent and trademark markings.

(d) All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company, the public disclosure of which would constitute a Material Adverse Effect. The Company has the right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights.

(e) The Company has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person (i) that are Registered Intellectual Property Rights; or (ii) that are necessary for the Company’s business as is currently conducted, except where the action or failure to take such action would not have a Material Adverse Effect.

(f) The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any license, and to the Knowledge of Seller, there is no breach, anticipated breach or default by any other party to any license. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license. All rights under each license will be fully available to the Company after the Closing.

(g) Each Licensed-in Intellectual Property Right for which the Company has an exclusive right is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect, and all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. To the Knowledge of Seller, no Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which the Company has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.

(h) The Company has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right except as would not result in a Material Adverse Effect, and the Company has not received any notice of any infringement, misappropriation or violation by the Company of any Third-Party Intellectual Property Right. To the Knowledge of Seller, no infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Company or with respect to the conduct of the business of the Company as currently conducted.

(i) All Software that is used by the Company is owned by the Company or is subject to a current license agreement that covers all use of the Software in the business of the Company as currently conducted. The Company has the right to use the Software used in its business as it is being used, without any conflict with the rights of others. The Company is not in breach of any license to, or license of, any Software. The Company does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to their respective use of the Software. Following the Closing, the Company will have sufficient rights to all necessary Software, to operate its business as it is currently conducted.

4.15 Material Contracts

(a) Schedule 4.15 lists the following Contracts to which the Company is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 4.14, the “Material Contracts”):

(i) each employment, agency, collective bargaining or consulting Contract;

(ii) each Contract (A) with any Insider; or (B) between or among any Insiders relating in any way to the Company;

(iii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract (A) that is material to the Company’s business as is currently conducted; or (B) that involves or involved payments to or from the Company in the aggregate in excess of $50,000.

(iv) each franchise agreement;

(v) each Contract or group of related Contracts with the same party for the purchase of products or services that is material to the Company’s business as is currently conducted or has an undelivered balance in excess of $50,000;

(vi) each Contract or group of related Contracts with the same party for the sale of products or services that is material to the Company’s business as is currently conducted or has an undelivered balance in excess of $50,000;

(vii) each lease of real or personal property with aggregate annual payments in excess of $50,000;

(viii) each Contract for the sale of any capital assets;

(ix) each Contract for capital expenditures in excess of $10,000;

(x) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company;

(xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xii) each Contract relating to any surety bond or letter of credit required to be maintained by the Company;

(xiii) each Contract that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xiv) each Contract concerning a partnership or joint venture;

(xv) each Contract providing for the development of any products or Software or Intellectual Property Rights for or with any third party;

(xvi) each Contract providing for the delivery of services for or with any third party other than in the Ordinary Course of Business;

(xvii) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xviii) each Contract pertaining to confidentiality or non-disclosure;

(xix) each Capital Lease;

(xx) each Contract terminable by any other party upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such Contract;

(xxi) each stock purchase, stock option and stock incentive plan (other than a Plan);

(xxii) each power of attorney that is currently in effect; and

(xxiii) each other Contract of the Company not entered into in the Ordinary Course of Business or that is material to the business, financial condition or results of operations of the Company.

(b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception except where the failure to be valid, binding, in force or enforceable would not have a Material Adverse Effect. The Company has performed in all material respects all obligations required to be performed by it in connection with each Material Contract, except where the failure to perform would not have a Material Adverse Effect. The Company has not received any notice of any claim of default by it under or termination of any Material Contract. The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and, to the Knowledge of Seller, there is no breach, anticipated breach or default by the Company or any other party to any Material Contract. To the Knowledge of Seller, there is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. The Company can perform in all material respects each Material Contract for the sale of products or services.

4.16 Litigation No Litigation is pending or, to the Knowledge of Seller, threatened against the Company. The Company is not subject to any outstanding Governmental Order.

4.17 Insurance

(a) The Company has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) to the knowledge of Seller, provides adequate insurance coverage for the activities of the Company. Schedule 4.17 lists each policy of insurance in effect, and the Company has not received notice of the cancellation of any such insurance policy.

(b) Schedule 4.17 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $10,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 4.17 also describes the loss experience for all claims in excess of $10,000 that were self-insured, including the aggregate cost of such claims.

4.18 Compliance with Laws; Governmental Authorizations The terms of the representations in this Section 4.18 do not apply to Environmental Matters, which are governed by Section 4.19.

(a) The Company has complied with all applicable Laws and Governmental Orders, except where the failure to comply would not have a Material Adverse Effect. The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to Buyer after the Closing.

(b) The Company has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties, except where the failure to have such Governmental Authorizations would not have a Material Adverse Effect. Schedule 4.18(b) lists each Governmental Authorization held by the Company. The Company has complied with all Governmental Authorizations applicable to it.

(c) The Company has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

(d) The Company has complied with all applicable export control and trade embargo Laws in connection with any actual or proposed transaction, except where the failure to comply would not have a Material Adverse Effect.

(e) The Company has complied with all applicable antiboycott Laws in connection with any actual or proposed transaction, except where the failure to comply would not have a Material Adverse Effect.

(f) The Company has never had a legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, nor has the Company filed with the SEC any such form, report, schedule, proxy statement or other document.

(g) The Company has complied with all applicable state and federal securities laws in connection with the issue, sale, cancellation or repurchase of any of the Company’s capital stock, options, warrants or other securities, except where such failure would not have a Material Adverse Effect. No Person has any rescission rights, repurchase rights or other equity interest in the Company as a result of the Company’s failure to comply with such state and federal securities laws.

4.19 Environmental Matters

(a) As used in this Section 4.19, the following terms have the following meanings:

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, or any fees, fines, penalties or charges associated with any Governmental Authorization.

(iii) “Environmental Law” shall mean any Law, Governmental Authorization or Governmental Order, directive or permit relating to the environment, pollution, occupational health and safety, or the exposure of persons, living beings or property to Hazardous Materials, including but not limited to any Law, Governmental Authorization or Governmental Order, directive or permit pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release into the environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wildlife, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles containing Hazardous Materials; and (ix) the health and safety of employees and other persons or living beings.

(iv) “Hazardous Materials” shall mean shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA); pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act); solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act); chemicals, PCBs, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof); or any other material (or article containing such material) subject to regulation under any Law, Government Authorization, Government Order or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

(v) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites, or any other list, schedule, log, inventory or record that is known by the Company and is maintained by any Governmental Entity with respect any Hazardous Materials.

(vi) “Regulatory Action” means any Litigation brought or instigated by any Governmental Entity in connection with any Environmental Costs, the Release of Hazardous Materials or any Environmental Law.

(vii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release (as defined in CERCLA), threatened release or accidental release of any Hazardous Material.

(viii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action that could give rise to any Environmental Costs, or relates to the Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Seller, threatened against the Company.

(c) No Property is listed on a List.

(d) All transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company has been in compliance with applicable Environmental Law, except where the failure to comply would not have a Material Adverse Effect. The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed on a List, or, to the Knowledge of Seller is (i) listed for possible inclusion on any List or (ii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e) Except as in compliance with Environmental Law, the Company has not used the Property as, nor to the Knowledge of the Seller, has any Person used the Property as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials.

(f) Except as in compliance with Environmental Law, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(g) The Company at all times complied with all applicable Environmental Law, except where the failure to comply would not have a Material Adverse Effect.

(h) The Company has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company, each of which is listed on Schedule 4.19(h), except where the failure to hold such Governmental Authorizations would not have a Material Adverse Effect. All Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement, except as would not have a Material Adverse Effect. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, except where the failure to file would not have a Material Adverse Effect.

(i) The Company does not have any liabilities or obligations arising from the Release of any Hazardous Materials prior to the date of this Agreement or the storage of Hazardous Materials on the Property. No aboveground or underground storage tanks are located on, under or about the Property, or have been located on, under or about the Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.

(j) No expenditure will be required in order for Buyer or the Company to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Company in a manner consistent with the present operation thereof.

(k) All environmental reports and investigations that Seller or the Company has obtained or ordered with respect to the Company or the Real Property are listed on Schedule 4.19(j).

(l) No Encumbrance has been attached or filed against the Company in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.20 Warranties.

The Company does not have any claims in excess of $5,000 individually or $25,000 in the aggregate pending or, to the Knowledge of Seller, threatened, for product liability or for breach of any warranty relating to any products sold or services performed by the Company. Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet.

4.21 Employees.

(a) Schedule 4.21 (a) lists each employee of the Company as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status.

(b) Schedule 4.21(b) lists each salaried employee of the Company as of the date of this Agreement and shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of Seller, no executive employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment. The Company has complied in all material respects at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. To the Knowledge of Seller, its labor relations are satisfactory. There are no workers’ compensation claims pending against the Company, or, to the Knowledge of Seller, any undisclosed workplace injuries that would give rise to such a claim. To the Knowledge of Seller, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(c) Schedule 4.21(c), Part 1, lists each employee of the Company as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was, to the Knowledge of Seller, true and complete at the time of filing. The Company received the appropriate notice of approval from the Department with respect to each such Work Permit. The Company has not received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Seller, threatened, to revoke or adversely modify the terms of any Work Permit. Except as set disclosed in Schedule 4.21(c), Part 2, to the Knowledge of Seller, no employee of the Company is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the Company hired after November 6, 1986, the Company has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(d) The employment of any terminated former employee of the Company has been terminated in accordance with any applicable Contract terms and applicable Law, except as would not have a Material Adverse Effect, and the Company does not have any liability under any Contract or applicable Law toward any such terminated employee. The transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(e) Since October 31, 2005, the Company has not made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company and all such loans made prior to October 31, 2005 have been repaid in full.

(f) Within the last five years, the Company has not experienced any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Seller, threatened. No Litigation is pending respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv) the Office of Federal Contract Compliance or any corresponding state agency; and

(v) the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation, and to the Knowledge of Seller, there is no reasonable basis for any such Litigation.

(g) No employee of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(h) The Company has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(i) There has been no lay-off of employees or work reduction program undertaken by or on behalf of the Company in the past two years, and no such program has been adopted by the Company or publicly announced.

4.22 Employee Benefits

(a) Schedule 4.22 lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b) No corporation, trade or business (separately for each category below that applies): (i) is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code; (ii) is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code; (iii) is (or was during the preceding five years) the legal employer of Persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which the Company is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.

(c) Schedule 4.22 lists, (i) the most recent determination letter received by the Company from the IRS regarding each Plan, where applicable, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), (iv) where required, the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

(d) Schedule 4.22 lists each employee of the Company who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(e) With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 4.22 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f) (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in all material respects in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of the Company for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code,

the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(i) (i) No Litigation is pending, and to the Knowledge of the Seller, is threatened, with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) the Company has no actual or, to the Knowledge of Seller, potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) the Company has no actual or, to the Knowledge of Seller, potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, the Company has no material liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any material liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements and (vii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code or under any applicable state Law that requires health care continuation.

4.23 Customers Schedule 4.23 lists the 5 largest customers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the percentage of net sales by the Company attributable to such customer for each such period. No other customer during any of the foregoing periods generated more than five percent (5%) of the Company’s revenues in each such period. To the Knowledge of Seller, no customer listed on Schedule 4.23 has indicated that it will stop or decrease the rate of business done with the Company within the twelve month period prior to the Closing.

4.24 Suppliers Schedule 4.24 lists the 5 largest suppliers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company attributable to such supplier for each such period. No supplier listed on Schedule 4.24 is a sole source of supply for the Company. No other supplier represented more than five percent (5%)of the Company’s purchases from all of its suppliers in any such period. To the Knowledge of Seller, no supplier listed on Schedule 4.24 has indicated to Seller or the Company that it will stop or decrease the rate of business done with the Company within the twelve month period prior to Closing.

4.25 Affiliate Transactions No Insider has any Contract with the Company (other than employment not represented by a written Contract and terminable at will), any loan to or from the Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither the Seller, nor to the Knowledge of Seller, any other Insider, has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company otherwise transacts business of any nature. Schedule 4.25 lists all transactions between the Company and each Insider for each of the last two fiscal years and since the Last Fiscal Year End.

4.26 Brokerage No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

4.27 Availability of Documents Seller has delivered to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement.

4.28 Solvency The Company is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.28, “insolvent” means that the sum of the debts and other probable liabilities of the Company exceeds the present fair saleable value of its assets.

4.29 Disclosure This Agreement, the exhibits, the Disclosure Schedule, the Annual Financial Statements or the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.30 Disclaimer. THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER OR THE COMPANY MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND EACH OF SELLER AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO THE MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE OF ANY O F THE EQUIPMENT, FIXTURES, SUPPLIES OR OTHER PERSONAL PROPERTY OWNED BY THE COMPANY.

V. Representations and Warranties of Buyer

Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

5.1 Incorporation; Power and Authority Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all necessary power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it will become a party and, upon approval by Buyer’s stockholders, the Buyer Option Agreement.

5.2 Valid and Binding Agreement The execution, delivery and performance of this Agreement, and the Ancillary Agreement to which Buyer will become a party have been duly and validly authorized by all necessary corporate action, except for approval of the issuance of Buyer Common Stock pursuant to the Buyer Option Agreement by the Buyer’s stockholders. Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each other Ancillary Agreement to which Buyer will become a party, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

5.3 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which Buyer will become a party will not (a) contravene any provision of the Organizational Documents of Buyer; (b) assuming approval of Buyer’s stockholders with respect to the Buyer Option Agreement, violate or conflict with any Law, Governmental Order or Governmental Authority in each case as in effect as of the date of this Agreement; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization, except for such filings as are required by the Nasdaq Capital Market or pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required regulatory or statutory period.

5.4 Brokerage Except for payments as may be due to Chris Toffales, a member of the Buyer’s board of directors, or companies affiliated with Mr. Toffales, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated.

5.5 Investment Intent Buyer is acquiring the Shares for its own account for investment purposes, and not with a view to the distribution thereof.

5.6 Buyer Common Stock The shares of Buyer Common Stock will, upon approval of Buyer’s stockholders and when issued and delivered in accordance with this Agreement and the Buyer Option Agreement, be duly authorized, validly issued, fully-paid and nonassessable.

5.7 SEC Filings; Financial Statements

(a) Buyer has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Buyer SEC Reports”). The Buyer SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatements or omission in any Buyer SEC Report that was superseded by subsequent Buyer SEC Reports filed prior to October 10, 2005.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its consolidated Subsidiaries for the past three fiscal years included or incorporated by reference in the Buyer SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Buyer and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

5.8 Litigation. Except as disclosed in Buyer SEC Reports, no Litigation is pending or, to the Knowledge of the Buyer, threatened against Buyer. Buyer is not subject to any outstanding Governmental Order.

VI. Agreements of Seller

Seller agrees with Buyer that:

6.1 Conduct of the Business Seller will cause the Company to observe the following provisions to and including the Closing Date:

(a) the Company will conduct its business only (i) in the Ordinary Course of Business and in accordance with applicable Law; (ii) with written consent of Buyer; or (iii) as otherwise required in accordance with this Agreement;

(b) the Company will not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except with written consent of Buyer or in accordance with Seller’s and the Company’s obligations under this Agreement;

(c) the Company will (i) use its Reasonable Best Efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it; (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer; and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Seller in this Agreement untrue at the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 4.9;

(d) except with the consent of Buyer or in the Ordinary Course of Business, the Company will not use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(e) except with written consent of Buyer, the Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return; (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns;

(f) the Company will not change any of its methods of accounting in effect on the Latest Balance Sheet Date, other than changes required by GAAP; and

(g) except with written consent of Buyer, the Company will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

6.2 Notice of Developments Prior to the termination or closing of the Buyer Option Agreement, Seller will promptly notify Buyer in writing if Seller should discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become as of the Closing Date, untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.3 Pre-Closing Access Through the Closing Date, Seller will cause the Company to afford to Buyer and its authorized representatives reasonable access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, customers, suppliers and other information of the Company, and the workpapers of the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company, provided that such access will not unduly interrupt the operations of the business of the Company. In addition, Seller will cause the Company to reasonably cooperate (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including employees, suppliers, customers and prospective customers of the Company, and to offer employment to employees of the Company. Subject to Laws, Buyer will have reasonable access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company for the purpose of preparing for and conducting employment interviews with all Active Employees. The Company will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Section 7.4.

6.4 Waivers; Payment of Indebtedness To assure that Buyer obtains the full benefit of this Agreement, effective as of the Closing Date, Seller waives any claim it might have against the Company except as otherwise provided in this Section 6.4, whether arising out of this Agreement or otherwise, and irrevocably offers to terminate any Contract between Seller and the Company at no cost to the Company. Seller will cause the Members of the Immediate Family of Seller and any Person controlled by Seller to repay, in full, prior to the Closing, all indebtedness owed to the Company by such Person. Except for third-party actions which are covered and paid by the Company’s insurance, effective as of the Closing Date, Seller agrees that Seller will not make any claim for indemnification against the Company by reason of the fact that Seller was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity for any Loss (whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Litigation (whether such Litigation is pursuant to this Agreement, applicable Law or otherwise) and, except for third-party actions which are covered and paid by the Company’s insurance, waives and releases any claim for indemnification Seller may have against the Company. In order to assure that Buyer achieves the full benefit of this Agreement, effective as of the Closing, Seller waives any claim it might have against the Company by virtue of the representations and warranties pertaining to the Company under this Agreement.

6.5 Conditions Seller will use his Reasonable Best Efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the applicable Closing Date.

6.6 Consents and Authorizations; Regulatory Filings Seller will use Reasonable Best Efforts to obtain, and to cause the Company to obtain, on or before the Closing, all Consents and Governmental Authorizations necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement or that could, if not obtained, adversely affect the conduct of the business of the Company as it is conducted or proposed to be conducted, including those listed on Schedule 4.3 and Schedule 6.6 (the “Required Consents”).

6.7 No Sale Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Shares owned by Seller other than the Buyer Option pursuant to the terms and conditions of the Buyer Option Agreement.

6.8 Litigation Support In the event and for so long as Buyer or the Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Seller will reasonably cooperate in the contest or defense as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article X of this Agreement).

6.9 Nondisparagement Seller will not take any action without Buyer’s prior written consent that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing. At Buyer’s request, Seller will refer all customer inquiries relating to the business of the Company to Buyer from and after the Closing.

6.10 Assignment of Confidentiality Agreements Effective upon the Closing, to the fullest extent permitted by law (and assuming the terms are assignable), Seller hereby assigns all of Seller’s right, title and interest in and to any confidentiality agreement to which Seller or the agent of Seller may be a party pertaining to the confidentiality of information relating to the Company or the hiring of employees of the Company. Seller will request the return or destruction of information covered by any such agreement within two business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreement.

6.11 Covenant Not to Compete As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement for the goodwill of the business of the Company, Buyer shall execute and deliver the Noncompetition Agreement in the form attached hereto as Exhibit E.

6.12 Release of Claims Seller and his successors and assigns waive, release and agree not to bring any claim, demand, cause of action or proceeding, including any cost recovery action against Buyer under CERCLA, as amended, or any state equivalent or any similar Law now existing or hereinafter enacted, which relates to, or is found to have related to, the use of the Company’s properties by the Company or Seller.

6.13 401(k) Termination The Company will take all actions necessary to terminate the Company’s 401(k) Plan at least one business day prior to the Closing Date. To the extent permitted by law and the terms of the defined contribution plan maintained by Buyer (“Buyer’s 401(k) Plan”), Buyer shall permit (but not require) the participants in the Company’s 401(k) Plan to elect to roll over such assets (including any notes representing participant loans) directly to Buyer’s 401(k) Plan. In the event any participant under the Company’s 401(k) plan elects not to roll over the funds held in such plan on his or her behalf, then Seller agrees to cause the Company’s 401(k) Plan to make a lump sum distribution to such participant in such plan. Buyer shall be solely responsible for all costs and expenses incurred to terminate the Company’s 401(k) Plan.

VII. Agreements of Buyer

Buyer agrees with Seller that:

7.1 Conditions Buyer will use its Reasonable Best Efforts to cause the conditions set forth in Section 8.2 (other than Section 8.2(a)) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the applicable Closing Date.

7.2 Buyer Stockholders’ Meeting

(a) Buyer will take all action necessary under all applicable Laws to call, give notice of and hold a meeting of its stockholders to vote on a proposal to approve the issuance of the Buyer Common Stock to be issued pursuant to the Buyer Option Agreement (the “Buyer Stockholders’ Meeting”). The Buyer Stockholders’ Meeting will be held on a date selected by the Buyer as promptly as practicable after the date of this Agreement (subject to any applicable Nasdaq limitations). The Seller or a representative of the Seller shall be allowed to attend the Buyer Stockholders’ Meeting. Buyer will ensure that all proxies solicited in connection with the Buyer Stockholders’ Meeting are solicited in compliance with all applicable Laws. Prior to distribution of the proxy solicitation materials, the Seller shall have the right to review and suggest changes to the proxy solicitation materials. The board of directors of Buyer shall recommend to the Buyer’s stockholders that they approve the issuance of Buyer Common Stock pursuant to the Buyer Option Agreement unless such recommendation shall constitute a breach of a director’s fiduciary duties to the Buyer or its stockholders based on the facts and circumstances at that time.

7.3 Listing Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to the Buyer Option Agreement to be approved for listing (subject to notice of issuance) on the Nasdaq Capital Market.

7.4 Employment; Employee Benefits

(a) Nothing in this Agreement will be construed to create a right in any employee of the Company to employment with Buyer, the Company or any Subsidiary of Buyer, and, subject to any agreement between an employee and Buyer, the Company or any Subsidiary of Buyer, the employment of each employee of the Company who continues employment with Buyer, the Company or any Subsidiary of Buyer after the Closing Date (a “Continuing Employee”) will be “at will” employment.

(b) Each Continuing Employee will be eligible to continue to participate in the Company’s health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 7.4(b) or elsewhere in this Agreement will limit the right of Buyer or the Company to amend or terminate any such health, vacation or other employee benefit plan at any time. Nothing in this Section 7.4(b) will be interpreted to require Buyer to provide for the participation of any Continuing Employee in any Buyer Plan.

7.5 Registration Statement Buyer agrees to enter into that certain Registration Statement with Seller in the form attached hereto as Exhibit D at the Closing.

VIII. Conditions to Closing

8.1 Conditions to Buyer’s Obligations The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Buyer (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties of the Company and Seller set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.4 and any representations and warranties of the

Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties. All other representations and warranties set forth in Articles III and IV of this Agreement were true and correct when made and will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case without taking into account any supplemental disclosures after the date of this Agreement by Seller or the Company or the discovery of information by Buyer);

(b) Seller will have performed and complied with each of his agreements contained in this Agreement in all material respects;

(c) Seller will have obtained all of the Required Consents;

(d) Buyer will have obtained each Governmental Authorization required to operate the business of the Company in the manner it was operated prior to the Closing Date and as proposed to be conducted;

(e) The Company shall have provided to Seller a satisfactory Phase 1 environmental study on the Company’s facility;

(f) Buyer will have received evidence satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement and the Buyer Option Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Buyer Option Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement and the Buyer Option Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement or the Buyer Option Agreement on Buyer or the Company or any of their respective officers or directors;

(g) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Buyer Option Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(h) No Material Adverse Effect will have occurred;

(i) No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price;

(j) Buyer will have received from counsel for Seller and the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer’s counsel, in the form set forth in Exhibit I;

(k) Buyer, one of its Subsidiaries and/or the Company will have entered into an Employment Agreement and Non-Competition Agreement with Seller, in the forms of Exhibit J and Exhibit E, respectively, such agreements will be in full force and effect and none of such Persons will have indicated any intention of not fulfilling his or her obligations under any such agreement;

(l) The Company will have entered into Proprietary Information Agreements with Seller, Barbara H. Looney and Russell D. Jedlicka, in the form of Exhibit K;.

(m) The Company will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.5(c)(i), and such agreements so delivered will be in full force and effect;

(n) The Company will not have been, or will not have been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature;

(o) Not more than 5% of the full time employees of the Company and none of the members of the senior management team of the Company (excluding Russell D. Jedlicka) will have indicated that they will not continue their employment after the Closing Date;

(p) The Company Warrants shall have been cancelled or redeemed, and the consideration for such cancellation or redemption shall have been paid by Seller.

(q) Buyer will have received a statement from the holder of each debt of the Pre-Closing Indebtedness of the Company listed on Schedule 2.2(a)or such other evidence as may be reasonably acceptable, if any, dated the Closing Date, confirming that such indebtedness, including all accrued interest thereon, has been satisfied or repaid in full;

(r) Buyer will have received certificates dated as of a date not earlier than five business days prior to the Closing Date as to the good standing of the Company and payment of all applicable state Taxes by the Company, executed by the appropriate officials of the States of Texas and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 4.1;

(s) Those key employees of the Company identified on Schedule 8.1(s), or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date; and

(t) No Person shall have obtained a temporary or permanent injunction that relates to any of the Intellectual Property presently used or embodied, or currently proposed to be used or embodied, in the Company’s products, or shall have claimed that the Company’s products otherwise violate the Intellectual Property rights of such Person.

(u) Buyer will have received the text of the resolution adopted by the board of directors (or similar body) of the Company dated at least one business day prior to the Closing Date terminating the Company’s 401(k) Plan on the date immediately before the Closing Date in accordance with the terms of the plan documents for such plan.

Upon Closing, any of the foregoing conditions that has not been satisfied shall be deemed irrevocably waived but shall not impact the enforceability of the representations and warranties contained herein.

8.2 Conditions to Seller’s Obligations The obligation of Seller to take the actions required to be taken by him at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Seller (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article V of this Agreement were true and correct when made and will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(b) Buyer will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(d) Seller will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement and the Buyer Option Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Buyer Option Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement and the Buyer Option Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this

Agreement or the Buyer Option Agreement on Buyer or the Company or any of their respective officers or directors;

(e) Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.5(c)(ii); and

(f) Seller will have received from counsel for Buyer a written opinion, dated the Closing Date, addressed to Seller and satisfactory to Seller’s counsel, in form set forth in Exhibit I.

Upon Closing, any of the foregoing conditions that has not been satisfied shall be deemed irrevocably waived but shall not impact the enforceability of the representations and warranties contained herein. .

IX. Termination

9.1 Termination This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller, if

(i) Buyer has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii) the transactions contemplated by this Agreement, other than the Option Closing, will not have been consummated on or before the Closing Date; provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if Seller’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(iv) any of the conditions set forth in Section 8.2 will have become impossible to satisfy; or

(v) the Closing has not occurred on or before December 31, 2005.

(c) by Buyer, if

(i) Seller has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii) the transactions contemplated by this Agreement, other than the Option Closing, will not have been consummated on the Closing Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 8.1(c);

(iv) a Material Adverse Effect will have occurred;

(v) any of the conditions set forth in Section 8.1 will have become impossible to satisfy;

(vi) the Company will have been materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature; or

(vii) any Person shall have obtained a temporary or permanent injunction that relates to any of the Intellectual Property presently used or embodied, or currently proposed to be used or embodied, in the Company’s products, or shall have claimed that the Company’s products otherwise violate the Intellectual Property rights of such Person.

9.2 Effect of Termination The right of termination under Section 9.1 is in addition to any other rights Buyer or Seller may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article XII of this Agreement will survive indefinitely unless sooner terminated or modified by the parties in writing.

X. Indemnification

10.1 Indemnification by Seller

(a) For matters for which notice is provided during the applicable periods set out in Section 10.1(d) and except as further modified by other provisions of this Section 10.1, Seller will indemnify Buyer and hold it harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Seller or the Company contained in this Agreement or in the Disclosure Schedule as of the Closing Date or in any closing certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) any matter disclosed on Schedule 10.1; (iii) Seller’s failure to discharge any Pre-Closing Indebtedness; (iv) Seller’s failure to effectuate the cancellation or redemption of Company

Warrants; (v) any liability of the Company for Taxes incurred on or prior to the Closing Date, except for Taxes covered by reserves or accruals on the Closing Date Balance Sheet; (vi) any claim by a customer of the Company for a credit, discount or payment arising out of any sales made by the Company on or prior to the Closing Date; (vii) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of the Company prior to the Closing; (viii) any Plan established or maintained by the Company, but only to the extent that such Loss arises or is incurred prior to the Closing Date or the facts giving rise to such loss occurred prior to the Closing Date; (ix) any breach of any of the agreements of Seller contained in this Agreement or the Buyer Option Agreement; (x) failure to convey to Buyer good, valid and marketable title to the Shares, free and clear of all Encumbrances ; (xi) any former shareholder of the Company or other Person shall have asserted any rights in the assets of the Company or with respect to the ownership of any equity interest in the Company; (xii) the inquiry or resulting action taken by the Department of Labor set forth on Schedule 4.16 hereto, or (xiii) any Losses related to the recharacterization or revaluation of Seller’s Personal Goodwill. All of such Losses set forth in this Section 10.1(a) are referred to as “Buyer Losses”.

(b) Seller’s obligation to indemnify Buyer for Buyer Losses resulting from breaches or inaccuracies of Section 3.4, Section 4.3and Sections 4.6 through 4.29 will arise only if the aggregate amount of all Buyer Losses from breaches or inaccuracies of Section 3.4, Section 4.3 and Sections 4.6 through 4.29 (without regard to any materiality qualifiers) exceeds $100,000 (the “Basket Amount”), in which case Seller will be liable for the aggregate amount of all Buyer Losses from breaches or inaccuracies of Section 3.4, Section 4.3and Sections 4.6 through 4.29 in excess of $25,000.

(c) Seller’s liability under this Article X of this Agreement will not exceed 60% of the total consideration actually received by Seller or held in escrow on account of the sale of Shares to Buyer.

(d) If Buyer has a claim for indemnification under this Section 10.1, Buyer must give to Seller one or more written notices of Buyer Losses or a notice that, as a result of a proceeding instituted or written claim made for which Buyer reasonably expects to incur Buyer Losses for which Buyer is entitled to indemnification hereunder (each a “Buyer Claim”), with a copy to the Escrow Agent, prior to the first anniversary of the Closing Date, except for: (i) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 4.14 or 4.19, for which Buyer must give notice of a Buyer Claim prior to the third anniversary of the Closing Date, (ii) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 4.13, 4.21, or 4.22, for which Buyer must give notice to Seller of a Buyer Claim prior to six months after the expiration of the applicable statute of limitations, and (iii) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.4, 4.5 or 4.10, or any breach of any of the agreements by Seller contained in this Agreement, for which there shall be no deadline for giving notice of a Buyer Claim. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed prior to the Closing Date, unless Buyer has given notice of a Buyer Claim to Seller within the time limitations set forth in this Section 10.1(d). Any notice of a Buyer Claim shall state in reasonable detail with supporting documentation the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it shall state the claimed amount of the Buyer Loss to the extent then known by Buyer. If Seller notifies Buyer that Seller does not dispute the claim described in such notice or fails to notify Buyer within 20 business days after Seller has given such notice to Buyer whether Seller disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be admitted by Seller, and Seller will pay the amount of such Buyer Loss to Buyer pursuant to the procedures in this Section and the Escrow Agreement. If Seller has timely disputed the liability of Seller with respect to a Buyer Claim (or an amended Buyer Claim), Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after Buyer gives notice of the Buyer Claim to Seller, Buyer may seek judicial recourse. In order to assert its right to indemnification under this Article X, Buyer will not be required to provide any notice except as provided in this Section 10.1(d). If a written notice does not state the amount of Buyer Losses claimed, such omission will not preclude Buyer from recovering from Seller the amount of Buyer Losses with respect to the Buyer Claim described in such notice if any such amount is determined.

(e) Subject to Section 10.4(b) below, Buyer Losses will be paid to Buyer first out of out of the Seller Stock Escrow Fund and then out of the Buyer Stock Escrow Fund in accordance with Section 10.4 of this Agreement and the Escrow Agreement. In the event that any Buyer Losses exceed the aggregate of the Seller Stock Escrow Amount and the Buyer Stock Escrow Amount, (i) Seller will pay the excess amount of any Buyer Loss to Buyer within 10 days following the determination of Seller’s liability for, and the amount of, a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.1, by agreement between Buyer and Seller, by arbitration award or by final adjudication), and (ii) Buyer may, at its sole option, elect to recoup all or any part of any Buyer Loss it suffers which is in excess of the Seller Stock Escrow Amount and the Buyer Stock Escrow Amount (in lieu of seeking any further indemnification to which it is entitled under this Article X) by providing prior written notice to Seller of such election and offsetting the amount of any payment Buyer is required to make pursuant to Section 2.6 or Section 2.2(b)(ii) of this Agreement or by offsetting payments to be made to Seller under the Buyer Option Agreement, or any combination of the foregoing. In the event Buyer elects to offset payments required to be made by Buyer under the Buyer Option, the Option Purchase Price shall be reduced by the amount of such offset.

10.2 Indemnification by Buyer

(a) Buyer will indemnify Seller and hold him harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement or arising from the operation of the Company by Buyer after the Closing Date; or (ii) any breach of any of the agreements of Buyer contained in this Agreement or the Buyer Option Agreement. All of such Losses set forth in this Section 10.2(a) are referred to as “Seller Losses”). Notwithstanding the foregoing, Seller Losses shall not include any Losses that are or at any time were Buyer Losses hereunder.

(b) Buyer’s obligation to indemnify Seller for the Seller Losses will arise only if the aggregate amount of all Seller Losses exceeds $100,000 (the “Seller’s Basket Amount”), in which case Buyer will be liable for the aggregate amount of all Seller Losses in excess of $25,000.

(c) Buyer’s liability under this Article X will not exceed 60% of the total consideration actually received by Seller or held in escrow on account of the sale of the Shares to Buyer.

(d) If Seller has a claim for indemnification under this Section , Seller must deliver to Buyer one or more written notices of Seller Losses or a notice that, as a result of a proceeding instituted or written claim made for which Seller reasonably expects to incur Seller Losses for which Seller is entitled to indemnification hereunder(a “Seller Claim”), prior to the first anniversary of the Closing Date. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed prior to the Closing Date, unless Seller has given written notice of the Seller Claim to Buyer in a timely manner. Any written notice of a Seller Claim shall state in reasonable detail the basis for such Seller Losses to the extent then known by Seller and the nature of Seller Losses for which indemnification is sought, and it shall state the amount of Seller Losses claimed. If Buyer notifies Seller that Buyer does not dispute the Seller Claim described in such notice or fails to give notice to Seller within 20 business days after receipt of such notice by Buyer whether Buyer disputes the claim described in such notice, Seller Losses in the amount specified in Seller’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Losses to Seller. If Buyer has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after Seller has given notice of the Seller Claim to Buyer, Seller may seek judicial recourse. If a written notice does not state the amount of Seller Losses claimed, such omission will not preclude Seller from recovering from Buyer the amount of Seller Losses with respect to the claim described in such notice if any such amount is promptly once determined. In order to assert its right to indemnification under this Article X, Seller will not be required to provide any notice except as provided in this Section 10.2.

(e) Buyer will pay the amount of any Seller Losses to Seller within 10 days following the determination of Buyer’s liability for and the amount of the Seller Losses (whether such determination is made pursuant to the procedures set forth in this Section 10.2, by agreement between Seller and Buyer, by arbitration award or by final adjudication).

10.3 Third-Party Actions

(a) Either Seller or Buyer shall provide to the other, as applicable, prompt written notice of the commencement of any Litigation initiated by any third party for which indemnification may be owed (a “Third-Party Action”). At Seller’s option, Seller may, with the consent of Buyer (which consent shall not be unreasonably withheld), contest and defend any indemnified Loss from any Third Party Action for which Seller has an obligation to provide indemnity or in which Seller is a party. Notice of the intention to so contest and defend will be given by Seller to Buyer within 20 business days after giving of notice of such Third-Party Action (but, in all events, at least ten (10) business days prior to the date that a response to such Third-Party Action is due to be filed). If Seller assumes such contest and defense, it will be conducted by reputable attorneys retained by Seller, which attorneys must be reasonably acceptable to Buyer. Buyer will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. The parties will cooperate with one another in the conduct of defense of any Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Company if relevant to the defense of such Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of Buyer or the Company or cause either party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such party to become public.

(b) If Seller does not contest and defend a Third-Party Action, Buyer will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Seller’s cost and expense. Seller will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Buyer Indemnified Party with claims for reimbursement subject to other provisions of this Section.

(c) Neither Buyer nor Seller may concede, settle or compromise any Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld.

10.4 Escrow

(a) Except as set forth in Section 10.4(b) below, the indemnification obligations of Seller will be satisfied first from the Seller Stock Escrow Fund and then from the Buyer Stock Escrow Fund; provided that Seller will remain responsible for any liability (including the costs and expenses of defense and the cost of any judgment or settlement) in excess of the assets that are available in the Seller Stock Escrow Fund and the Buyer Stock Escrow Fund (collectively, the “Stock Escrow Fund”). The availability of the Stock Escrow Fund will not affect Buyer’s rights and remedies under this Article X.

(b) Notwithstanding Section 10.4(a) above, Seller’s obligations under the post-closing adjustment described in Section 2.6 shall first be satisfied by transfer of monies in the Cash Escrow Fund to Buyer. The Cash Escrow Fund shall not be available to satisfy any other Buyer Losses. If the funds available in the Cash Escrow Fund are not sufficient to satisfy Seller’s obligations under Section 2.6, then such obligations shall be satisfied first from the Seller Stock Escrow Fund and then from the Buyer Stock Escrow Fund; and Seller will remain responsible for any liability (including the costs and expenses of defense and the cost of any judgment or settlement) arising from Seller’s obligations under Section 2.6 in excess of the assets are available in the Stock Escrow Fund.

(c) Any Buyer Claim against the Cash Escrow Fund must be made on or before the earlier of (i) thirty (30) days following the filing of Buyer’s consolidated financial statements with the SEC which include the Company’s revenues for the quarter ended December 31, 2005 or (ii) ninety (90) days after the Closing Date (the “Cash Escrow Termination Date”). Any Buyer Claim against the Stock Escrow Fund must be made on or before the date that is eighteen (18) months after the Closing (the “Stock Escrow Termination Date”). Notwithstanding the foregoing, a portion of the Cash Escrow Fund or the Stock Escrow Fund shall be required to remain in escrow after the Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable, in an amount sufficient to satisfy any unsatisfied claims specified in a written notice tendered to the escrow agent in accordance with the terms of the Escrow Agreement, prior to the

Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable (in which case any representation or warranty to which such claim applies shall continue to survive until such time as the claim is settled or a final award or judgment has been issued with respect thereto).

(d) Subject to Section 10.4(c), Seller shall be entitled to receive, upon the Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable, any Cash Escrow Amount, Seller Stock Escrow Amount or Buyer Stock Escrow Amount, as applicable, not applied by Buyer to the payment of a claim in a manner consistent with this Article X, the Escrow Agreement. As a condition to the release of the balance of the Cash Escrow Fund to Seller after the Cash Escrow Termination Date, however, Seller shall deposit into the Seller Stock Escrow Account all of Seller’s remaining Shares unless the Buyer Option has already been exercised by Buyer by such time.

(e) In the event that a claim for indemnification is paid out of the Seller Stock Escrow Fund, such shares of Company Common Stock shall be valued for the purpose of discharging such indemnification liability at $2,333.33 per share. In the event that a claim for indemnification is paid out of the Buyer Stock Escrow Fund, such shares of Buyer Common Stock shall be valued for the purpose of discharging such indemnification liability at the higher of (i) the Buyer Common Stock Price or at Seller’s option, (ii) the closing price of Buyer’s Common Stock on the Nasdaq Capital Market on the date of such payment if such Closing price exceeds the Buyer Common Stock price.

10.5 Sole and Exclusive Remedy Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 10.1, 10.2 and, to the extent applicable, 10.3 will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

10.6 Tax Adjustment Any payment to Buyer under this Article X will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss to the extent actually received by Buyer.

XI. Allocation of Taxes; Tax Return

11.1 Allocation of Tax Liabilities Seller will be responsible for all Taxes incurred by the Company regardless of when due and payable, with respect to all Tax periods ending on or prior to the Closing Date; provided, however, Seller will not be responsible for property Taxes to the extent such Taxes are accrued or reserved on the Closing Date Balance Sheet. The Company will be liable for all Taxes incurred beginning the day after the Closing Date.

11.2 Tax Return

(a) Seller will include the income or loss of the Company for all Tax periods ending on or before the Closing Date on Seller’s timely filed income Return and will file all such Return when due (including extensions). Seller will cause to be prepared, and will cause to be filed when due (including any extensions), all other Returns of the Company for all Tax periods ending on or before the Closing Date for which Returns have not been filed as of such date. Where such other Return must be filed by the Company, upon the request of Seller, Buyer will cause such Return to be filed when due (including any extensions). Seller will submit copies to Buyer at least 10 days prior to the due date, as it may be extended, for Buyer’s review and approval, which will not be unreasonably delayed or withheld. Seller will cause all such Return to be accurate and complete in accordance with applicable Laws and to be prepared on a basis consistent with the Return filed by or on behalf of the Company for the preceding Tax period.

(b) Buyer will prepare and file when due (including any extensions) all Returns of the Company for Tax periods ending after the Closing Date; provided, however, that Seller will have the right to review and approve prior to filing all Return for any Tax period that includes the Closing Date or any period prior to the Closing Date, which approval shall not be unreasonably withheld.

11.3 Income and Loss Allocation For purposes of this Article XI, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Tax period ending on the Closing Date will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

11.4 Cooperation After the Closing Date, Buyer and Seller will make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Company with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Buyer and Seller will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. Buyer will prepare and provide to Seller any information or documents reasonably requested by Seller for Seller’s use in preparing or reviewing the Return referred to in Section 11.2. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

11.5 Audits Each party will promptly notify the other in writing upon receipt by such party of notice of any pending or threatened Tax liabilities of the Company for any (i) Tax period ending on or before the applicable Closing Date or (ii) Tax Period ending after the applicable Closing Date but which includes the applicable Closing Date. Seller will have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding for Tax periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense, and Buyer and Seller agree to cooperate in the defense of any claim in such proceeding. Seller will have the right to participate at its expense in representing the interests of the Company and in any Tax audit or administrative or court proceeding for any Tax period ending after the Closing Date, if and to the extent that such period includes any Tax Period before the Closing Date, and to employ counsel of its choice at its expense. Seller and Buyer agree to cooperate in the defense of any claim in such proceeding.

11.6 Tax Refunds

(a) All refunds of Taxes relating to the Company received by Seller or Buyer with respect to Tax periods ending on or before the Closing Date and involving Seller’s tax returns will be for the account of Seller. Upon Buyer’s receipt of any such tax refund, Buyer will pay over to Seller any such refunds that Buyer may receive.

(b) All other refunds of Taxes with respect to the Company with respect to Tax periods beginning on or after December 31, 2005, will be for the account of the Company.

11.7 Tax Sharing Agreements All tax sharing agreements between Seller, on the one hand, and the Company, on the other hand, will be terminated as of the Closing Date.

XII. General

12.1 Press Releases and Announcements The transactions contemplated by this Agreement will be publicly announced by Buyer within four (4) business days after execution of this Agreement. Prior to such announcement, Buyer shall provide Seller with a copy of the press release and related SEC Form 8-K and Seller shall have an opportunity to make reasonable comments on, and consent to, the content of the press release, which consent shall not be unreasonably withheld. Any other public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, shall only be issued, if at all, at such time and in such manner as the parties mutually determine and approve. All parties will have the right to be present for any in-person announcement by the Company. Unless consented to by Buyer or required by Law, Seller will keep, and Seller will cause the Company to keep, this Agreement and the transactions contemplated by this Agreement strictly confidential.

12.2 Expenses Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Seller, the expenses incurred by the Company and Seller) in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

Seller agrees that the Company will not bear, after the Closing Date, any of Seller’s expenses in connection with the transactions contemplated by this Agreement. Seller will pay all amounts payable to Waterview Advisors. Prior to the Closing, the Company will pay all expenses incurred in connection with the Phase 1 environmental report on current or prior facilities. Buyer will pay all amounts payable to Chris Toffales or his affiliates. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. All amounts payable by Seller and the Company shall be paid prior to or at the Closing.

12.3 Amendment and Waiver This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.4 Notices All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) one business day after deposit with a nationally recognized overnight courier service (which is prepaid and provides for next day package delivery), or (iii) five business days after being mailed, if sent by first class mail, certified mail, return receipt requested and postage prepaid. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing in accordance with this Section 12.4, be sent to the address indicated below:

If to Buyer:

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

Attn: Chief Executive Officer

With a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

Attn: Ellen S. Bancroft, Esq.

If to Seller:

Timothy Looney

4306 Savannah Circle

Parker, TX 75002

With a copy to:

Haynes Boone LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

Attn: Stephen M. Pezanosky, Esq.

12.5 Assignment Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Persons, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.6 No Third-Party Beneficiaries Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

12.7 Severability Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.8 Complete Agreement This Agreement, the Buyer Option Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Each party acknowledges that the other parties have made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement

12.9 Schedules The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Articles III and IV of this Agreement. The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement unless it is clear from a reading of the disclosure that such disclosure is applicable to other schedules as well.

12.10 Signatures; Counterparts This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

12.11 Governing Law THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT; PROVIDED, HOWEVER, THAT FOR ENVIRONMENTAL MATTERS, TEXAS LAW AND FEDERAL LAW SHALL GOVERN.

12.12 Specific Performance Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.13 Jurisdiction Subject to the procedures specified in Article II of this Agreement, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Irvine, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. Nothing in this Section 12.13 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

12.14 Construction The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

12.15 Time of Essence With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, Buyer, Seller and the Company have executed this Stock Purchase Agreement as of the date first above written.

BUYER:		COMPANY:

IRVINE SENSORS CORPORATION, a Delaware corporation		OPTEX SYSTEMS, INC., a Texas corporation

By:	/s/ JOHN CARSON	By:	/s/ TIMOTHY LOONEY
	John Carson,		Timothy Looney,
	Chief Executive Officer		Chief Executive Officer

SELLER:

/s/ TIMOTHY LOONEY
Name:	Timothy Looney

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SPOUSAL ACKNOWLEDGMENT

The undersigned is the spouse of Timothy Looney (the “Seller”) and has read and hereby approves the foregoing Stock Purchase Agreement among Irvine Sensors Corporation, a Delaware corporation, Optex Systems, Inc., a Texas corporation (the “Company”), and the Seller (the “Agreement”). The undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the sale of all of Seller’s interest in the Company and its securities, which shall include all of such spouse’s community property interests therein, for no additional payment to spouse.

/s/ BARBARA LOONEY
BARBARA LOONEY

Appendix B

BUYER OPTION AGREEMENT

This BUYER OPTION AGREEMENT (the “Agreement”) between Irvine Sensors Corporation, a Delaware corporation (“Buyer”) and Timothy Looney, an individual (“Seller”) is made and entered into as of December 30, 2005.

Recitals

WHEREAS, Buyer, Seller and Optex Systems, Inc, a Texas corporation (the “Company”), have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which Seller agreed to sell and Buyer agreed to buy all of the outstanding capital stock of the Company on the terms and conditions set forth therein and herein. Defined terms not otherwise defined herein shall have the meaning as set forth in the Stock Purchase Agreement.

WHEREAS, as a condition to consummation of the transactions contemplated by the Stock Purchase Agreement, the parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Buyer Option. Subject to the terms and conditions set forth herein and in the Stock Purchase Agreement, Seller hereby grants to Buyer an option (the “Buyer Option”) to purchase from Seller Three Thousand (3,000) shares of the Company’s common stock, no par value (the “Common Stock”) or such lesser number of shares of Common Stock as Seller may then own as a result of any claim paid to Buyer from the Seller Stock Escrow Fund as set forth in the Escrow Agreement of even date herewith among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”) and the Stock Purchase Agreement (the “Option Shares”), regardless if the Option Shares are held by Seller or in escrow under the terms of the Stock Purchase Agreement and the Escrow Agreement. The aggregate purchase price for the Option Shares shall be equal to the number of shares of Buyer’s common stock, par value $0.01 per share (“Buyer Common Stock”) having an aggregate value equal to $7,000,000.00 (the “Option Purchase Price”) rounded down to the nearest whole share, based upon a $2.60 per share price (the “Buyer Common Stock Price”) of Buyer’s common stock, $.10 par value (the “Buyer Common Stock”).

2. Term of Buyer Option; Exercisability. The Buyer Option shall expire twelve (12) months from the date hereof. Subject to the satisfaction of the conditions set forth in Section 9 of this Agreement, Buyer shall be obligated to exercise the Buyer Option, in whole but not in part, by giving written notice to Seller (the “Exercise Notice”) within ten (10) business days after the approval by Buyer’s stockholders of the issuance of the Buyer Common Stock to Seller pursuant to the terms of this Agreement (the “Stockholder Approval”). Buyer’s failure to timely exercise the Buyer Option following Stockholder Approval shall constitute a material breach of this Agreement by Buyer, and Seller shall have all rights and remedies available to him for Buyer’s breach of this Agreement.

3. Closing of Buyer Option.

(a) The closing of the transactions contemplated by this Agreement (the “Option Closing”) will take place at the offices of Dorsey & Whitney LLP at 38 Technology Drive, Irvine, California 92618 (facsimile: 949-932-3601), at 9:00 a.m. on the tenth (10th) business day after Buyer gives the Exercise Notice to Seller (the “Option Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Option Closing Date means the date so agreed. The failure of the Option Closing will not ipso facto result in termination of this Agreement and will not relieve any party hereto of any obligation under this Agreement or the Stock Purchase Agreement.

(b) At the Option Closing:

(i) Seller will deliver, or cause to be delivered, to Buyer the original stock certificates representing all of the Option Shares being purchased at the Option Closing, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers in a form reasonably acceptable to Buyer; and

(ii) Buyer will:

(A) deliver to Seller stock certificates evidencing the number of shares of Buyer Common Stock equal to $3,000,000 divided by the Buyer Common Stock Price, or 1,153,846 shares, of which the number of shares of Buyer Common Stock equal to $1,000,000 divided by the Buyer Common Stock Price, or 384,615 shares (the “Block Trade Shares”), will be sold in a block trade transaction in accordance with Section 7 of this Agreement; and

(B) deposit with the Escrow Agent, to be held in escrow pursuant to the terms of the Escrow Agreement, a portion of the shares of Buyer Common Stock constituting the Option Purchase Price equal to that number of shares of Buyer Common Stock rounded to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, of $4,000,000 minus the value of any portion of the Seller Stock Escrow Amount that may have been released to Buyer prior to the Option Closing in accordance with the Stock Purchase Agreement and the Escrow Agreement.

4. Representations and Warranties.

(a) Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Option Closing Date (as though made then and as though the Option Closing Date were substituted for the date of this Agreement):

(i) Title to Shares; Capitalization. Seller owns, of record and beneficially, the Option Shares, free and clear of any Encumbrance and such shares represent all of Seller’s equity interest in the Company, after giving effect to the sale of the Initial Shares pursuant to the Stock Purchase Agreement. At the Option Closing, Buyer will obtain good and valid title to the Option Shares, of record and beneficially, free and clear of any Encumbrance. Other than pursuant to this Agreement, no Person owns or holds any outstanding options or similar rights to purchase the Option Shares. Except pursuant to this Agreement or the Stock Purchase Agreement, Seller has not entered into any agreement to sell or transfer any of the

Option Shares. There are no restrictions on Seller’s right to transfer the Option Shares to Buyer pursuant to this Agreement. The Company Warrants shall have been cancelled as of the Closing, and the Seller shall have paid all consideration required to be delivered to the Holders of the Company Warrants in connection with the cancellation of the Company Warrants.

(ii) Power and Authority. Seller has all necessary power and authority to execute, deliver and perform this Agreement and to transfer the Option Shares to Buyer.

(iii) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the Remedies Exception.

(iv) No Breach; Consents. The execution, delivery and performance of this Agreement and the transfer of the Option Shares to Buyer will not (a) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the date of this Agreement; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller; (c) result in the creation of any Encumbrance upon the Option Shares held by Seller; (d) require any Governmental Authorization; (e) cause Buyer to become subject to, or to become liable for the payment of, any sales tax or transfer tax; or (f) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights.

(v) Brokerage. No Person other than Waterview Advisors, Inc. will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Seller for which Buyer or the Company is or could become liable or obligated. As of the Closing, Seller shall have paid all such fees payable to Waterview Advisors, Inc. in full and no further payment to Waterview Advisors, Inc. shall be due and payable.

(vi) Investment. Seller (a) understands that the shares of Buyer Common Stock have not been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the shares of Buyer Common Stock solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

(vii) Securities Law Compliance. All of the Option Shares have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. To the Knowledge of Seller, no Person has any rescission rights, repurchase rights or other equity interest in the Company as a result of the Company’s failure to comply with applicable state and federal securities laws prior to the date of the Stock Purchase Agreement.

(viii) Litigation. To the Knowledge of Seller, no Litigation is pending or threatened against the Company or Seller. To the Knowledge of Seller, the Company is not subject to any outstanding Governmental Order.

(b) Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Option Closing Date (as though made then and as though the Option Closing Date were substituted for the date of this Agreement):

(i) Incorporation; Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all necessary power and authority to execute, deliver and perform this Agreement upon Stockholder Approval.

(ii) Valid and Binding Agreement. Assuming Stockholder Approval, the execution, delivery and performance of this Agreement by Buyer will be duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(iii) No Breach; Consents. Upon Stockholder Approval, the execution, delivery and performance of this Agreement will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any Law, Governmental Order or Governmental Authority in each case as in effect as of the date of this Agreement or the Option Closing Date; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization, except for such filings as are required by the Nasdaq Capital Market or pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required regulatory or statutory period.

(iv) Brokerage. Except for payments as may be due to CTC Aero, LLC, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated. Seller has paid or will pay all such fees payable to CTC Aero, LLC in full.

(v) Investment Intent. Buyer is acquiring the Option Shares for its own account for investment purposes, and not with a view to the distribution thereof.

(vi) Buyer Common Stock. The shares of Buyer Common Stock issuable upon exercise of the Buyer Option will, upon Stockholder Approval and upon issuance and delivery in accordance with this Agreement, be duly authorized, validly issued, fully-paid and nonassessable.

(vii) Litigation. Except as disclosed in Buyer SEC Reports, no Litigation is pending or, to the Knowledge of the Buyer, threatened against Buyer. Buyer is not subject to any outstanding Governmental Order.

5. Agreements of Seller. Seller agrees with Buyer that:

(a) Notice of Developments. Prior to the earlier of the termination of this Agreement or the Option Closing Date, Seller will promptly notify Buyer in writing if Seller should discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 5 will be deemed to amend or supplement the Disclosure Schedule to the Stock Purchase Agreement or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

(b) Conditions. Seller will use his Reasonable Best Efforts (as defined in the Stock Purchase Agreement) to cause the conditions set forth in Section 9 of this Agreement to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Option Closing Date.

(c) No Sale or Transfer. Seller will not sell, pledge, transfer, assign, gift or otherwise place any Encumbrance on any Option Shares, other than the Buyer Option pursuant to the terms and conditions of this Agreement.

6. Agreements of Buyer. Buyer agrees with Seller that:

(a) Conditions. Buyer will use its Reasonable Best Efforts to cause the conditions set forth in Section 10 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Option Closing Date.

(b) Buyer Stockholders’ Approval; Exercise of Buyer Option. Buyer will use its Reasonable Best Efforts to (i) obtain the Stockholder Approval and (ii) exercise the Buyer Option in accordance with this Agreement. Buyer will take all action reasonably necessary under all applicable Laws to call, give notice of and hold a meeting of its stockholders to vote on a proposal to approve the issuance of the Buyer Common Stock to be issued pursuant to this Agreement (the “Buyer Stockholders’ Meeting”). The Buyer Stockholders’ Meeting will be held on a date selected by the Buyer for its annual meeting of stockholders and shall be as promptly as reasonably practicable after the date of this Agreement (subject to any applicable

Nasdaq limitations). The Seller or a representative of the Seller shall be allowed to attend the Buyer Stockholders’ Meeting. Buyer shall solicit all proxies in connection with the Buyer Stockholders’ Meeting in compliance with all applicable Laws, except where the failure to comply would not impact the validity of the Buyer Stockholders’ Meeting. Prior to distribution of the proxy solicitation materials, the Seller shall have the right to review and comment on the proxy solicitation materials. The board of directors of Buyer shall recommend to the Buyer’s stockholders that they approve the issuance of the Buyer Common Stock in accordance with this Agreement, unless such recommendation shall constitute a breach of a director’s fiduciary duties to the Buyer or its stockholders based on the facts and circumstances at that time.

(c) Listing. Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to this Agreement to be approved for listing (subject to notice of issuance) on the Nasdaq Capital Market.

(d) Registration of Shares. Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to this Agreement to be registered with the Securities and Exchange Commission, and any applicable state regulatory agency, in accordance with the Registration Rights Agreement dated as of the date hereof between Seller and the Buyer.

7. Block Trade. Buyer shall cooperate in good faith with Seller to retain a mutually acceptable investment bank or broker to facilitate a block trade of all of the Block Trade Shares in an orderly fashion (the “Block Trade”) as soon as reasonably practicable following the effective date of the registration of the Block Trade Shares in accordance with the Registration Rights Agreement, but in no event later than thirty (30) days after such effective date. The Block Trade shall be conducted pursuant to terms and conditions mutually acceptable to Buyer and Seller so as to minimize the price pressure on the Buyer Common Stock; provided, however, neither Buyer nor Seller shall unreasonably withhold their acceptance of such terms and conditions. Seller will pay all brokerage fees, investment banking fees and other fees, commissions and expenses of the investment bank or broker in connection with the Block Trade (the “Block Trade Expenses”); provided, however, if the net proceeds to the Seller from the sale of the Block Trade Shares after deducting the Block Trade Expenses (the “Net Block Trade Proceeds”) is less than $1,000,000, then Buyer will pay to Seller in cash, an amount equal to the difference between $1,000,000 and the Net Block Trade Proceeds.

8. Buyer Common Stock. Each certificate representing Buyer Common Stock will be imprinted with one or more legends substantially in the following forms, in addition to any legends required under applicable state securities or blue sky laws (and stop transfer orders shall be placed against the transfer thereof with Buyer’s transfer agent):

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the shares under such Act or an opinion of counsel satisfactory to the issuer of the shares that such registration is not required or unless sold pursuant to Rule 144 of such Act.

The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d) or pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Act.

Each holder desiring to transfer Buyer Common Stock first must furnish Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer such Buyer Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

9. Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Option Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Buyer (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Option Closing:

(a) The representations and warranties of Seller and the Company set forth in Articles III and IV of the Stock Purchase Agreement were true and correct when made and (i) with respect to those that are not subject to materiality qualifications, were true and correct in all material respects as though the Closing Date had been substituted for the date of the Stock Purchase Agreement in such representations and warranties, and (ii) with respect to those that are subject to materiality exceptions, were true and correct in all respects as of the Closing Date. Notwithstanding the foregoing, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section if Buyer has actual specific knowledge of any such inaccuracies as of the date of this Agreement unless such inaccuracies have resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) The representations and warranties set forth in Section 4(a) of this Agreement were true and correct when made and as of the Option Closing Date as though then made and as though the Option Closing Date had been substituted for the date of this Agreement in such representations and warranties.

(c) Seller will have performed and complied with each of its agreements and covenants contained in the Stock Purchase Agreement and this Agreement in all material respects;

(d) Buyer will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its

Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Option Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(e) No Person will have asserted or threatened that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Buyer Common Stock;

(f) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(g) All of the Company Warrants have been cancelled; and

(h) Buyer shall have received Stockholder Approval.

9. Conditions to Seller’s Obligations. The obligation of Seller to take the actions required to be taken by him at the Option Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Seller (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Option Closing:

(a) The representations and warranties set forth in Article V of the Stock Purchase Agreement were true and correct when made and were true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Stock Purchase Agreement in such representations and warranties. Notwithstanding the foregoing, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section if Seller has actual specific knowledge of any such inaccuracies as of the date of this Agreement unless such inaccuracies have resulted or could reasonably be expected to result in a Material Adverse Effect;

(b) The representations and warranties set forth in Section 4(b) of this Agreement were true and correct when made and are true and correct in all material respects as of the Option Closing Date as though then made and as though the Option Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(c) Buyer will have performed and complied with each of its agreements contained in the Stock Purchase Agreement and this Agreement in all material respects;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e) Seller will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement; (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement; (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, or incur any burden; (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Option Shares; or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Seller or the Company or any of their respective officers or directors;

10. Miscellaneous.

(a) Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any parties having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) one business day after deposit with a nationally recognized overnight courier service (which is prepaid and provides for next day package delivery), or (iii) five business days after being mailed, if sent by first class mail, certified mail, return receipt requested and postage prepaid. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing in accordance with this Section 10(b) be sent to the addresses indicated below:

If to Buyer:

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

Attn: John J. Stuart, Jr.

With a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

Attn: Ellen S. Bancroft, Esq.

If to Seller:

Timothy Looney

4306 Savannah Circle

Parker, TX 75002

With a copy to:

Haynes Boone LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

Attn: Stephen M. Pezanosky, Esq.

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more parties, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(d) Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

(e) Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF CALIFORNIA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND

INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

(f) Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(g) Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. Nothing in this section will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

(h) Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

(i) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, Buyer and Seller have executed this Buyer Option Agreement as of the date first above written.

BUYER:		SELLER:

IRVINE SENSORS CORPORATION, a Delaware corporation

By:	/s/ JOHN CARSON	/s/ TIMOTHY LOONEY
	John Carson, Chief Executive Officer	Timothy Looney

SPOUSAL ACKNOWLEDGMENT

The undersigned is the spouse of Timothy Looney (the “Seller”) and has read and hereby approves the foregoing Buyer Option Agreement between Irvine Sensors Corporation, a Delaware corporation and the Seller (the “Agreement”). The undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the sale of all of Seller’s interest in the Company and its securities, which shall include all of such spouse’s community property interests therein, for no additional payment to spouse.

/s/ BARBARA LOONEY
BARBARA LOONEY

Appendix C

AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

This Amendment (this “Amendment”) to the Securities Purchase Agreement by and among the Company and the Purchasers dated as of December 30, 2005 (the “Agreement”), is made as of March 31, 2006 by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”) and each of the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Company is obligated to file a Registration Statement and to cause it to be declared effective by the Commission pursuant to the Agreement;

WHEREAS, the Company acknowledges that a failure to comply with its obligations relating to the Registration Statement described in Section 6.1(d) of the Agreement, and without limitation, the failure of the Registration Statement to be declared effective by the Commission by the Required Effectiveness Date, would be a default in the performance of a material obligation of the Company under the Agreement;

WHEREAS, pursuant to Section 6.1(d) of the Agreement the parties had agreed that, in addition to all other available remedies, the Company would pay certain payments (the “Event Payments”) for failure to perform the Events described in Section 6.1(d) of the Agreement; and

WHEREAS, the parties wish to amend the Agreement to eliminate any and all obligations of the Company to pay any Event Payments.

NOW, THEREFORE, the parties agree that Section 6.1(d) of the Agreement shall be amended and restated in its entirety to read as follows:

“(d) The Company shall: (i) file a Registration Statement on or prior to the Filing Date (if the Company files such Registration Statement without affording the Purchasers the opportunity to review and comment on the same as required by Section 6.2(a) hereof, the Company shall not be deemed to have satisfied this clause (i)); (ii) file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five Trading Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed,” or will not be subject to further review; (iii) respond to any comments made by the Commission within 10 Trading Days after the receipt of such comments; (iv) cause a Registration Statement filed hereunder to be declared effective by the Commission by the Required Effectiveness Date; (v) after a Registration Statement is filed with and declared effective by the Commission, if such Registration Statement ceases to be effective as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period, file within 10 Trading Days an amendment to such Registration Statement or a subsequent Registration Statement and cause it to be declared effective by the Commission; (vi) file an amendment to a Registration Statement with the Commission within ten Trading Days after the Commission’s having notified the Company that such amendment is required in order for such Registration Statement to be declared effective; and (vii) cause the Common Stock to be listed or quoted, and not to be suspended from trading on an Eligible Market for a period of three consecutive Trading Days or five Trading Days (which need not be consecutive) in any 180 day period. The Company shall not be in breach of this Section 6.1(d) to the extent any delays hereunder are caused by (i) the Purchasers or (ii) the Company’s independent auditors, if such delay is outside the control of the Company and not related to any action or inaction on the part of the Company, the Subsidiaries or any of their respective officers or directors.”

Except as specifically set forth in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be part of the Agreement as if contained therein.

[Remainder of page intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

IRVINE SENSORS CORPORATION

By:	/s/ JOHN J. STUART, JR.
Name: John J. Stuart, Jr.
Title: Sr. VP & Chief Financial Officer

PURCHASERS: PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc.,
its Investment Manager

By:	/s/ ARYEH DAVIS
Name: Aryeh Davis
Title: COO/General Counsel

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc.,
its Investment Manager

By:	/s/ ARYEH DAVIS
Name: Aryeh Davis
Title: COO/General Counsel

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into and dated as of December 30, 2005 (this “Agreement”), by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”), and each of the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Significant Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Significant Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Significant Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the voting rights or equity interests in the Company; (ii) a replacement of more than 50% of the members of the Company’s board of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Company or a sale of 50% or more of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes or could result in a transfer of more than 50% of the voting rights or equity interests in the Company; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or that will result in any of the foregoing events.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Purchasers.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means, collectively, Options and Convertible Securities.

“Company Counsel” means Dorsey & Whitney LLP, counsel to the Company.

“Company Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Company, Pequot Private Equity Fund III, L.P., as agent, and each of the Purchasers, as the same be amended, modified or supplemented from time to time, substantially in the form of Exhibit C.

“Conversion Price” means $2.60, subject to adjustment from time to time in accordance with the terms of the Notes.

“Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

“Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Capital Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Stock” means (A) the issuance of Common Stock or Common Stock Equivalents, restricted stock, stock options or stock appreciation rights to employees, consultants or directors of the Company pursuant to a stock option plan, stock purchase plan, stock bonus plan, deferred compensation plan, employee benefit plan (including but not limited to the Company’s Non-Qualified Deferred

Compensation Plan and the Company’s Cash or Deferred & Stock Bonus Plan) or management grant (“Incentives”), in each case as in effect on the Closing Date and specified in Schedule 3.1(g) or as approved by the Board, and in an aggregate amount not to exceed 5% of the outstanding capital stock of the Company (or equivalent) on a fully-diluted basis in any calendar year, or the issuance of Common Stock upon exercise of any of the foregoing Incentives, (B) the issuance of Common Stock or Common Stock Equivalents (other than Incentives or pursuant to Incentives) in an amount not exceeding $2,000,000 in the aggregate in any calendar year, issued at not less than 80% of the Closing Price at such time, (C) the issuance of Common Stock upon exercise of the warrants listed on Schedule 3.1(g), (D) the issuance of Common Stock or Common Stock Equivalents in connection with a bona fide business acquisition by the Company of another company or entity, not principally for the purpose of acquiring cash, (E) the issuance of Common Stock pursuant to a transaction described in Sections 10(a) and 10(b) of the Notes and Sections 9(a) and 9(b) of the Warrants; (F) the issuance of Common Stock as a result of an adjustment of the Conversion Price or Exercise Price of the Notes or Warrants pursuant to Section 10(d) of the Notes and Section 9(d) of the Warrants; (G) the issuance of the Securities; and (H) the issuance of Common Stock or Common Stock Equivalents in connection with the acquisition of Optex Systems, Inc. in accordance with the Optex Agreement.

“Filing Date” means the 45th day following the Closing Date with respect to the initial Registration Statement required to be filed hereunder, and, with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the 30th day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required under such Section.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Government Bid” shall mean any offer to sell made by the Company or a Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been issued 30 days or more prior to the date of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind in excess of $1,000,000, between the Company or a Subsidiary on one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to a contract with a Governmental Authority if such subcontractor is acting in its capacity as a subcontractor, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guaranty” means that certain guaranty executed by each of the Subsidiaries in favor of the Purchasers each in the form of Exhibit A hereto.

“Indebtedness” of any Person means (i) all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (ii) any direct or contingent obligations of such person arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments, and (iii) all Indebtedness of another entity secured by any Lien existing on property or assets owned by such Person.

“Intellectual Property” means all U.S. and foreign (a) inventions (whether patentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications) (“Patents”), invention disclosures and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof) and design rights, (b) trademarks, trademark applications (including intent to use filings), trade names and service marks (whether or not registered), trade dress, logos, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all registered copyrights, sui generis database rights and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including source code, unpatented inventions, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial information and business and marketing plans and proposals) (all of the foregoing collectively, “Trade Secrets”), (f) all computer software programs or applications (including data and related documentation) in both source and object code forms, (g) all copies and tangible embodiments of all of the foregoing (in whatever form or medium), and registrations and applications for any of the foregoing assets listed above in (a) through (g) and all other tangible and intangible proprietary information, materials and associated goodwill.

“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, or any other expenses of litigation or other Proceedings or of any default or assessment).

“Material Contract” means (A) any agreement which requires future expenditures by the Company or any Subsidiary in excess of $1,000,000 or which might result in payments to the Company or any Subsidiary in excess of $1,000,000, (B) any purchase or task order which might result in payments to the Company or any Subsidiary in excess of $1,000,000, (C) any employment agreements, and (D) any agreement that is or would be required to be filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the Commission.

“Notes” means (i) the Series 1 Senior Subordinated Secured Convertible Notes due December 30, 2009 with an aggregate principal face amount of $7,445,493.00 and (ii) the Series 2 Senior Subordinated Secured Convertible Notes due December 30, 2007 with an aggregate principal face amount of $2,554,507.00, issued by the Company to the Purchasers hereunder in the forms of Exhibit B and B-1 hereto.

“Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchaser Counsel” means Proskauer Rose LLP, counsel to Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

“Registrable Securities” means the Underlying Shares issued or issuable pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means the initial registration statement required to be filed under Article VI and any additional registration statements contemplated by Section 6.1(f), including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Effectiveness Date” means (i) with respect to the initial Registration Statement required to be filed hereunder, the 120th day following the Closing Date, and (ii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the 45th day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required under such Section.

“Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means the Notes, the Warrants and the Underlying Shares issued or issuable (as applicable) to the applicable Purchaser pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means, collectively, the Company Security Agreement and the Subsidiary Security Agreements.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 3b-3 of the Exchange Act and include all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the Securities or investment made under this Agreement.

“Side Letter” means that certain side letter dated as of the Closing Date between the Company and Pequot Private Equity Fund III, L.P. in the form of Exhibit E.

“Significant Subsidiary” shall have the meaning given to it under Regulation S-X Section 210.1-02(w).

“Subsequent Placement” means any instance in which the Company or any Subsidiary offers, sells, grants any option to purchase, or otherwise disposes of (or announces any offer, sale, grant or any option to purchase or other disposition of) any of its or any Subsidiary’s equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents.

“Subsidiary Security Agreements” means, collectively, those certain Subsidiary Security Agreements, dated as of the Closing Date, by and among each of the Subsidiaries, Pequot Private Equity Fund III, L.P., as agent, and each of the Purchasers, as the same be amended, modified or supplemented from time to time, substantially in the form of Exhibit D.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

“Trading Market” means Nasdaq Capital Market or any other primary Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the Notes, the Warrants, the Guaranty, the Security Agreements, the Side Letter, the Letter Agreement and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated hereby.

“Underlying Shares” means the shares of Common Stock issuable (i) upon conversion of the Notes, (ii) upon exercise of the Warrants, and (iii) in satisfaction of any other obligation or right of the Company to issue shares of Common Stock pursuant to the Transaction Documents (including as payment of principal and/or interest under the Notes), and in each case, any securities issued or issuable in exchange for or in respect of such securities.

“VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

“Warrants” means the Series 1 and Series 2 Common Stock purchase warrants in the forms of Exhibit G and G-1.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, the Notes and Warrants for an aggregate purchase price of $10,000,000, allocated among the Notes and Warrants as reflected on Schedule 2.1. The Closing shall take place on December 30, 2005 at the offices of the Purchaser Counsel or at such other location or time as the parties may agree.

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) a Series 1 Note and a Series 2 Note, each registered in the name of such Purchaser, in the principal amount indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Note Principal Amount”;

(ii) a Series 1 Warrant and a Series 2 Warrant, each registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Warrant Shares”.

(iii) the Side Letter duly executed by the Company;

(iv) the Company Security Agreement duly executed by the Company in favor of the Purchasers;

(v) the Subsidiary Security Agreements duly executed by the applicable Subsidiary in favor of the Purchasers;

(vi) the Guaranty executed by each Subsidiary;

(vii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Purchasers may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreements, covering the collateral described in the Security Agreements;

(viii) the legal opinion of Company Counsel, in the form of Exhibit H, executed by such counsel and delivered to the Purchasers;

(ix) the Letter Agreement in the form of Exhibit F (the “Letter Agreement”), executed by each of the directors and officers of the Company; and

(x) any other document reasonably requested by the Purchasers or Purchaser Counsel.

(b) At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following: (i) the purchase price indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Purchase Price”, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and (ii) each Transaction Document to which such Purchaser is a signatory, duly executed by such Purchaser.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchasers:

(a) Subsidiaries. The Company does not directly or indirectly control or own any interest in any other corporation, partnership, joint venture or other business association or entity, other than those listed in Schedule 3.1(a) (each of which is referred to in the Transaction Documents as a “Subsidiary” and collectively as the “Subsidiaries”). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction, other than restrictions on transfer under the Transaction Documents and the S1B Facility or arising under federal or state securities laws and regulations (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. 3D Microelectronics, Inc. and 3D Microsystems, Inc. are wholly-owned subsidiaries of the Company that do not have any assets.

(b) Organization and Qualification. Except as disclosed in Schedule 3.1(b), each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws. Except as disclosed in Schedule 3.1(b), each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s or any Subsidiary’s ability to perform fully on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders (except as contemplated by Section 11 of the Warrants and Section 6 of the Notes). Each Transaction Document has

been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries and the consummation by them of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (ii) or (iii) above, as could not, individually or in the aggregate, have, or could reasonably be expected to result in, a Material Adverse Effect.

(e) Filings, Consents and Approvals. Except as disclosed in Schedule 3.1(e), neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing by the Company with the Commission of the Registration Statement, the filing by the Company of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, the application(s) by the Company to each Trading Market for the listing of the Underlying Shares for trading thereon, the obtaining by the Company of stockholder approval as contemplated by Section 4.22 below, Section 11 of the Warrants and Section 6 of the Notes, and applicable Blue Sky filings (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Securities have been duly authorized. The Notes and the Warrants have been, and the Underlying Shares or other securities issuable upon conversion of the Notes and upon exercise of the Warrants, when so issued in accordance with the terms of the Notes or the Warrants, as the case may be, will be, validly issued. The Notes and the Warrants are, and the Underlying Shares or other securities issuable upon conversion of the Notes or Warrants, when so issued in accordance with the terms of the Notes or Warrants, as the case may be, will be, fully paid and nonassessable and free of preemptive or similar rights. The Notes and the Warrants have been, and the Underlying Shares or other securities issuable upon conversion of the Notes and upon exercise of the Warrants, when so issued in accordance with the terms of the Notes or the Warrants, as the case may be, will be, issued in compliance with applicable securities laws, rules and regulations. The issuance and sale of the Securities contemplated hereby does not conflict with or violate any rules or regulations of the Trading Market. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock to be issued to the Purchasers upon conversion of the Notes, exercise of the Warrants or that are otherwise issuable pursuant to the other Transaction Documents.

(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in Schedule 3.1(g). No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as disclosed in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth in Schedule 3.1(g), the issue and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities, or to take any other action punitive to the Company or any Subsidiary. Schedule 3.1(g) contains a list of all stock option plans, stock purchase plans and management grants, in each case as reflected on the Closing Date, true and complete copies of which have been delivered to the Purchasers.

(h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such materials) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial (individually and in the aggregate), year-end audit adjustments and the absence of footnotes.

(i) Taxes. Except as set forth in Schedule 3.1(i), the Company and the Subsidiaries have prepared and timely filed all income tax returns and other material tax returns that are required to be filed, and have paid, or made provision in accordance with GAAP for the payment of, all taxes that have or may have become due pursuant to said returns or pursuant to any assessments that have been received by the Company or the Subsidiaries. All tax returns are true and correct in all material respects. All taxes shown to be due and payable by the Company or the Subsidiaries have been paid or will be paid prior to the time they become delinquent. To the Company’s knowledge there is no liability for any tax to be imposed upon its or any of its Subsidiaries’ properties or assets as of the date of this Agreement for which adequate provision has not been made. No material tax returns of the Company have been audited, and to the Company’s knowledge, no deficiency assessment or proposed adjustment of the Company’s or the Subsidiaries material taxes is pending.

(j) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP (including, without limitation, the footnotes thereto) or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, other than the Incentives specified in Schedule 3.1(j).

The Company does not have pending before the Commission any request for confidential treatment of information. Neither the Company nor any Affiliate of the Company (including, without limitation, any pension plan, employee stock option plan or similar plan) has purchased or sold any securities of the Company within the 90 days preceding the date hereof.

(k) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as disclosed in Schedule 3.1(k), could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically set forth in Schedule 3.1(k). There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(l) Labor Relations. Except as set forth in Schedule 3.1(l), no material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(m) Employee Benefit Plans.

(i) Except as set forth in Schedule 3.1(m)(i), the Company and the Subsidiaries have no employment agreements, labor or collective bargaining agreements and there are no material employee benefit or compensation plans, agreements, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to any obligation that has been undertaken) by the Company, any Subsidiary or any entity that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 4001 of ERISA (an “ERISA Affiliate”) for any employee, officer, director, consultant or stockholder or their beneficiaries of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions on behalf of any such employee, officer, director, consultant or stockholder or beneficiary (each a “Company Employee Plan” and collectively the “Company Employee Plans”).

(ii) Except as set forth in Schedule 3.1(m)(ii), and except for medical reimbursement spending accounts under Code Section 125, each Company Employee Plan that is an employee welfare benefit plan as defined under Section 3(1) of ERISA is funded through an insurance company contract. Except as set forth in Schedule 3.1(m)(ii), each Company Employee Plan by its terms and operation is in material compliance with all applicable laws and all required filings, if any, with respect to such Company Employee Plan have been timely made. Except as set forth in Schedule 3.1(m)(ii), neither the Company, any Subsidiary nor any ERISA Affiliate has at any time maintained, contributed to or been required to contribute to or has (or has had) any liability with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA. The Company’s various non-qualified deferred compensation plans satisfy the requirements of

Section 201(2) of ERISA. Except as set forth in Schedule 3.1(m)(ii), the events contemplated by this Agreement (either alone or together with any other event) will not (A) entitle any employees, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries to severance pay, unemployment compensation, or other similar payments under any Company Employee Plan or law, (B) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any employees of the Company or any Subsidiary or (C) result in any payments (including any payment that could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code)) under any Company Employee Plan or Law becoming due to any employee, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries. Except as set forth in Schedule 3.1(m)(ii), no amount payable under any Company Employee Plan would fail to be deductible under Code Section 162(m).

(iii) Except as set forth in Schedule 3.1(m)(iii), with respect to each of the Company Employee Plans: (1) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter, opinion letter, advisory letter or notification letter, as applicable, from the Internal Revenue Service (the “IRS”) regarding its qualified status under the Code for all amendments required prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or, if reliance is permitted, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such plan, and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or tax liability; (2) all payments required by the Company Employee Plans, any collective bargaining agreement or other agreement, or by applicable law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all periods through the date of the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, in accordance with the provisions of each of the Company Employee Plans, applicable law and GAAP; (3) no action has been instituted or commenced or, to the knowledge of the Company, has been threatened or is anticipated against any of the Company Employee Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any Subsidiary or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Company Employee Plans; and (4) no Company Employee Plan is or is expected to be under audit or investigation by the IRS, Department of Labor or any other governmental entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(n) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case as could not, individually or in the aggregate, have, or could reasonably be expected to result in, a Material Adverse Effect.

(o) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(p) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(q) Patents and Trademarks. Except as set forth in Schedule 3.1(q), the Company and the Subsidiaries own, or possesses a valid and enforceable written license to use, all Intellectual Property that is used or held for use in connection with their respective businesses as described in the SEC Reports, as currently conducted (collectively, the “Company Intellectual Property Rights”). To the Company’s knowledge, the operation of the business of the Company and the Subsidiaries, and the products or services in development or which are marketed or sold (or proposed to be marketed or sold) by the Company or any Subsidiary, do not violate any license or infringe any Intellectual Property rights of any party. To the knowledge of the Company and the Subsidiaries, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party. Except as set forth in Schedule 3.1(q), other than with respect to commercially available software products which the Company or the Subsidiaries license under standard end-user object code license agreements, there are no outstanding material options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Company Intellectual Property. Except as set forth in Schedule 3.1(q), neither the Company nor any the Subsidiary is obligated to make to any third party any payments related to the Company Intellectual Property. Except as set forth in Schedule 3.1(q), neither the Company nor any Subsidiary has agreed to indemnify any third party with respect to any Intellectual Property. No third party has made a claim that the Company or any Subsidiary has violated or, by conducting their business, would violate any Intellectual Property rights of any other person or entity and no such claim has been threatened. Each employee, former employee, contract worker, agent, consultant other service provider and contractor who has contributed to or participated in the conception or development of the Company Intellectual Property Rights has assigned to the Company or the Subsidiaries all Intellectual Property rights he or she owns that are related to the respective businesses of the Company and the Subsidiaries as now conducted or as now proposed to be conducted. Schedule 3.1(q) lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names included in the Company Intellectual Property. Except as set forth in Schedule 3.1(q), all of the Company Intellectual Property Rights which is registered or has been filed for registration with any third party (including as listed on Schedule 3.1(q)) are in good standing and all of the fees and filings due with respect thereto have been duly made, and the Company has previously provided true and correct copies of all of the foregoing to Purchasers. No claims or, to the Company’s knowledge, investigations challenging or threatening the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any Company Intellectual Property Rights have been made or are outstanding. No open source or public library software, including any version of any software licensed pursuant to any GNU or other public license, is, in whole or in part, embodied or incorporated in the Company Intellectual Property, and the Companies are not otherwise bound by any terms thereof. Neither the Company nor any of its Subsidiaries is or, as a result of the execution or delivery of this Agreement, or the performance of the Company’s obligations hereunder, will be in violation of any license, sublicense, agreement or instrument involving Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (an “Intellectual Property Agreement”), nor will the execution or delivery of this Agreement, or the performance of the Company’s obligations hereunder, cause the diminution, license, transfer, termination or forfeiture of the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property Rights. Each of the Company and the Subsidiaries has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries. The source code and system documentation relating to any software programs included in or developed for inclusion in the Company’s or any of its Subsidiaries’ products (including all software programs embedded or incorporated in the Company’s or any of its Subsidiaries’ products) (i) have at all times been maintained in confidence, (ii) have been disclosed by the Company and its Subsidiaries only to employees or third parties who are bound by appropriate nondisclosure obligations, (iii) have not been licensed, sold or disclosed to any third party, and (iv) are not the subject of any escrow or similar agreement or arrangement giving any third party rights in or to such source code and/or system documentation upon the occurrence of certain events.

(r) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with the market for the Company’s and such Subsidiaries’ respective lines of business.

(s) Transactions With Affiliates and Employees. Except as set forth in Schedule 3.1(s), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(t) Internal Accounting Controls. Except as set forth in Schedule 3.1(t), the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Solvency. The Company is able to pay its debts (including trade debts) as they mature; the fair saleable value of the Company’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and the Company is not left with unreasonably small capital after the transactions contemplated by the Transaction Documents.

(v) Certain Fees. Except as payable to CTC Aero, LLC, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

(w) Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2(b)-(f), (i) no registration under the Securities Act is required for the offer and sale of the

Securities by the Company to the Purchasers under the Transaction Documents, and (ii) the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(x) Form S-3 Eligibility. The Company is eligible to register the resale of its Common Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

(y) Listing and Maintenance Requirements. The Company has not, in the two years preceding the date hereof, received notice (written or oral) from any Eligible Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Eligible Market. The Company is in compliance with all such listing and maintenance requirements.

(z) Registration Rights. Except as described in Schedule 3.1(z), the Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(aa) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(bb) Disclosure. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(cc) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives. The Company further acknowledges that no Purchaser has made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any such Purchaser in the Company.

(dd) Investment Company. The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(ee) Ranking. Except as set forth on Schedule 3.1(ee) and except for Indebtedness permitted under Section 4.10(a) of this Agreement, as of the date of this Agreement, no Indebtedness of the Company is senior to or pari passu with the Notes in right of payment, whether with respect to principal, interest or upon liquidation or dissolution, or otherwise.

(ff) Sarbanes-Oxley Act. Except as set forth in Schedule 3.1(ff), the Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(gg) Material Contracts.

(i) Assuming the due execution and delivery by the other parties thereto, each of the Material Contracts is as of the date hereof legal, valid and binding, and in full force and effect, and enforceable in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and relief of debtors, and (B) rules of law governing specific performance, injunctive relief, or other equitable remedies. There is no material breach, violation or default by the Company or any of the Subsidiaries (or, to the Company’s knowledge, any other party) under any such Material Contract, and no event (including, without limitation, the transactions contemplated by the Transaction Documents) has occurred which, with notice or lapse of time or both, would (1) constitute a material breach, violation or default by the Company or any Subsidiary (or, to the Company’s knowledge, any other party) under any such Material Contract, or (2) give rise to any Lien (other than a Lien permitted pursuant to Section 4.10(b)) or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any Subsidiary under any such Material Contract. Except as set forth in Schedule 3.1(gg)(i), neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party to any such Material Contract is in arrears in respect of the performance or satisfaction of any material terms or conditions on its part to be performed or satisfied under any of such Material Contract, and neither the Company nor any Subsidiary has and, to the Company’s knowledge, no other party thereto has granted or been granted any material waiver or indulgence under any of such Material Contract or repudiated any provision thereof.

(ii) The Company has provided or made available to the Purchasers complete copies of each of the Material Contracts, including all schedules, exhibits and attachments thereto.

(hh) Suppliers and Customers. Since December 31, 2004 none of the Company’s or any Subsidiaries’ suppliers, vendors, or customers has: (i) terminated or cancelled a Material Contract or material business relationship; (ii) threatened to terminate or cancel a Material Contract or material business relationship; (iii) expressed dissatisfaction with the performance of the Company or any Subsidiary with respect to a Material Contract or material business relationship; or (iv) demanded any material modification, termination or limitation of a Material Contract or material business relationship with the Company or any Subsidiary (excluding any contracts or business relationship which, if so terminated, cancelled, modified or limited, would not result in a Material Adverse Effect). Schedule 3.1(hh) sets forth the 10 largest suppliers and 10 largest customers of the Company and the Subsidiaries as of the date hereof, based on the dollar amount of sales for the period from January 1, 2004 through December 31, 2005.

(ii) Government Contracts.

(i) A true and correct list of each material Government Contract which is in effect as of the date of this Agreement and Government Bid is set forth in Schedule 3.1(ii)(i).

(ii) Except as set forth in Schedule 3.1(ii)(ii), (A) the Company and each Subsidiary has fully complied with the terms and conditions of each Government Contract and Government Bid to which it is a party; (B) the Company and each Subsidiary has complied with all requirements of any law pertaining to such Government Contract or Government Bid; (C) all representations and certifications made by the Company and each Subsidiary with respect to such Government Contract or Government Bid were accurate, current and complete in all material respects as of their effective date; (D) neither the Company nor any Subsidiary is in violation, or currently alleged to be in violation, in any material respect of the False Statements Act, as amended, the False Claims Act, as amended, or any other federal requirement relating to the communication of false statements or submission of false claims to a Governmental Authority; and (E) no termination or default notice, cure notice or show cause notice has been issued to the Company or any Subsidiary and remains unresolved, and the Company has no knowledge of any plan or proposal of any entity to issue any such notice.

(iii) Except as set forth in Schedule 3.1(ii)(iii), (A) to the Company’s knowledge, none of the Company’s or a Subsidiary’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company or a Subsidiary; (B) to the Company’s knowledge, there is no pending audit or investigation of the Company or any of its officers, employees or representatives or a Subsidiary or any of its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company or any of its officers, employees or representatives or a Subsidiary or any of its officers, employees or representatives resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, neither the Company nor any Subsidiary has made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(iv) Except as set forth in Schedule 3.1(ii)(iv), there are (A) no outstanding written claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (B) to the Company’s knowledge, no outstanding disputes (i) between the Company or a Subsidiary, on the one hand, and the Government or any Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute, or (ii) between the Company or a Subsidiary, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Bid.

(v) The rates and rate schedules submitted to the Government with respect to the Government Contracts have been audited and closed out for all years prior to 2003.

(vi) None of the Government Contracts are subject to termination by a Governmental Authority as a result of the consummation of the transactions contemplated by the Transaction Documents.

(jj) No Suspension or Debarment. Neither the Company nor any Subsidiary during the last five (5) years has been and, to the Company’s knowledge, none of their respective employees, consultants or agents during the last five (5) years has been suspended or debarred from eligibility for award of contracts with any Governmental Authority or is or was the subject of a finding of non-responsibility or ineligibility for government contracting. During the past five (5) years, no government contracting suspension or debarment action has been threatened or commenced against the Company or a Subsidiary, or, to the Company’s knowledge, any of its officers or employees. The Company does not have knowledge of a valid basis, nor specific circumstances that are or, with the passage of time, would likely become a basis for the Company’s or a Subsidiary’s suspension or debarment from award of contracts with the Government.

(kk) Environmental Matters.

(i) The Company and the Subsidiaries comply and have at all times complied with all federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety matters of humans and other living organisms, including the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state and local analogue (hereinafter “Environmental Laws”), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(ii) Except as set forth in Schedule 3.1(kk), (A) the Company has no knowledge of any claim, and neither it nor any Subsidiary has received notice of a written complaint, order, directive, claim, request for information or citation, and to the Company’s knowledge no proceeding has been instituted raising a claim against the Company or any predecessor or any of their respective real properties, formerly owned, leased or operated or other assets indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Law and (B) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other directive of any Governmental Authority.

(iii) Except as set forth in Schedule 3.1(kk), (A) neither the Company nor any Subsidiary has used and, to the Company’s knowledge, no other person has used any portion of any property currently used or formerly owned, operated or leased by the Company or any Subsidiary for the generation, handling, processing, treatment, storage or disposal of any hazardous materials except in accordance with applicable Environmental Laws; (B) neither the Company nor any Subsidiary owns or operates any underground tank or other underground storage receptacle for hazardous materials, any asbestos-containing materials or polychlorinated biphenyls, and, to the Company’s knowledge, no underground tank or other underground storage receptacle for hazardous materials, asbestos-containing materials or polychlorinated biphenyls is located in any portion of any property currently owned, operated or leased by the Company and (C) to the Company’s knowledge, the Company has not caused or suffered to occur any releases or threatened releases of hazardous materials on, at, in, under, above, to, from or about any property currently used or formerly owned, operated or leased by the Company or any Subsidiary.

(ll) Export Controls. None of the Company, any Subsidiary or, to the Company’s knowledge, the Company’s or a Subsidiary’s employees have violated any law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended, the International Emergency Economic Powers Act, as amended, the Arms Export Control Act, as amended, the National Industrial Security Program Operating Manual, as amended, or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including, without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations). Neither the Company, any Subsidiary nor, to the Company’s knowledge, any employee of the Company or any Subsidiary is the subject of an action by a Governmental Authority that restricts such person’s ability to engage in export transactions.

(mm) Foreign Corrupt Practices Act. Neither the Company, any Subsidiary nor, to the Company’ knowledge, any employee of the Company or any Subsidiary has violated the United States Foreign Corrupt Practices Act, as amended, in any material respect. To the Company’s knowledge, no stockholder, director, officer, employee or agent of the Company or of a Subsidiary has, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or a Subsidiary.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed by such Purchaser and, when delivered by such Purchaser in accordance with terms hereof, will constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b) Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account for investment purposes and not with a view to distributing or reselling such Securities or any part thereof in violation of applicable securities laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser understands that the Securities have not been registered under the Securities Act, and therefore the Securities may not be sold, assigned or transferred unless (i) a registration statement under the Securities Act is in effect with respect thereto or (ii) an exemption from registration is found to be available to the reasonable satisfaction of the Company.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Certain Trading Activities. Such Purchaser has not directly or indirectly, nor has any Person acting at the direction of such Purchaser, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since August 11, 2005. Such Purchaser covenants that neither it nor any Person acting at the direction of such Purchaser will engage in any transactions in the securities of the Company (including Short Sales) after the date hereof and prior to the date of the press release described in Section 4.8. Each Purchaser represents that as of the date of this Agreement and without giving effect to the purchase of Securities hereunder, it holds no Common Stock or other securities of the Company (it being acknowledged that one managing director of an entity affiliated with the Purchasers holds 10,000 shares of Common Stock of the Company purchased in 2004).

The Company acknowledges and agrees that each Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company or pursuant to Rule 144(k), except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, any transfer of Securities by a Purchaser to an Affiliate of such

Purchaser, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement (and any other applicable Transaction Document) and shall have the rights of a Purchaser under this Agreement.

(b) The Purchasers agree to the imprinting on any certificate evidencing Securities, except as otherwise permitted by Section 4.1(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Securities may be listed:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

(c) Certificates evidencing Securities shall not be required to contain the legend set forth in Section 4.1(b) (i) following any sale of such Securities pursuant to the “Plan of Distribution” of an effective Registration Statement covering the resale of such Securities under the Securities Act and compliance with the prospectus delivery requirements of Section 5 of the Securities Act in connection with such resale, (ii) following any sale of such Securities in compliance with Rule 144, (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent in connection with any transfer occurring after the Effective Date. Following the Effective Date or at such earlier time as a legend is no longer required for certain Securities, the Company will no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends provided in this Agreement. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 4.1(b).

(d) The Company acknowledges and agrees that a Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement secured by the Securities and, if required under the terms of such agreement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities (including the Underlying Shares) will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities (including the Underlying Shares) pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim that the Company may have against any Purchaser.

4.3 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

4.4 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market, except for the offer and sale of securities in connection with the acquisition of Optex Systems, Inc.

4.5 Reservation and Listing of Securities.

(a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b) The Company shall (i) prepare and timely file with each Trading Market an additional shares listing application covering all of the shares of Common Stock issued or issuable under the Transaction Documents, (ii) use reasonable best efforts to cause such shares of Common Stock to be approved for listing on each Trading Market as soon as practicable thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) use reasonable best efforts to maintain the listing of such Common Stock on each such Trading Market or another Eligible Market.

(c) In the case of a breach by the Company of Section 4.5(a), in addition to the other remedies available to the Purchasers, the Purchasers shall have the right to require the Company to either: (i) use its best efforts to obtain the required shareholder approval necessary to permit the issuance of such shares of Common Stock as soon as is possible, but in any event not later than the 90th day after such notice, or (ii) within five Trading Days after delivery of a written notice, pay cash to such Purchaser, as liquidated damages and not as a penalty, in an amount equal to the number of shares of Common Stock not issuable by the Company times 115% of the average Closing Price over the five Trading Days immediately prior to the date of such notice or, if greater, the five Trading Days immediately prior to the date of payment (the “Cash Amount”). If the exercising or converting Purchaser elects the first option under the preceding sentence and the Company fails to obtain the required shareholder approval on or prior to the 90th day after such notice, then within three Trading Days after such 90th day, the Company shall pay the Cash Amount to such Purchaser, as liquidated damages and not as a penalty or as an exclusive remedy hereunder.

4.6 Subsequent Placements.

(a) From the date hereof until the Effective Date, the Company will not, directly or indirectly, effect any Subsequent Placement.

(b) From the Effective Date and for so long as the Notes are outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4.6.

(i) The Company shall deliver to each Purchaser a written notice (the “Offer”) of any proposed or intended issuance or sale or exchange of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with each Purchaser (A) a pro rata portion of the Offered Securities based on such Purchaser’s pro rata portion of the aggregate principal amount of the Notes purchased hereunder (the “Basic Amount”), and (B) with respect to each Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Purchasers as such Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(ii) To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the 10 Trading Day period after the Offer, setting forth the portion of the Purchaser’s Basic Amount that such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Purchaser elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Purchasers are less than the total of all of the Basic Amounts, then each Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase on that portion of the Available Undersubscription Amount as the Basic Amount of such Purchaser bears to the total Basic Amounts of all Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Board of Directors to the extent its deems reasonably necessary.

(iii) The Company shall have fifteen (15) Trading Days from the expiration of the period set forth in Section 4.6(d)(ii) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the “Refused Securities”), but only to the offerees described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Company than those set forth in the Offer.

(iv) In the event the Company shall propose to sell less than all of the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.6(d)(iii) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 4.6(d)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Purchasers pursuant to Section 4.6(c)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with Section 4.6(d)(i) above.

(v) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.6(d)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

(vi) Any Offered Securities not acquired by the Purchasers or other persons in accordance with Section 4.6(d)(iii) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement.

(c) The restrictions contained in this Section 4.6 shall not apply to issuances of Excluded Stock.

(d) If at any time while any Note is outstanding the Company proposes to directly or indirectly effect a Subsequent Placement pursuant to which securities will be issued at an Effective Price to the Company per share of Common Stock less than the Conversion Price (as defined in the Note), then the Company shall offer to repurchase an amount of each Purchaser’s Note for an aggregate price (as determined below) equal to the lesser of (A) the aggregate amount of the Subsequent Placement, and (B) the aggregate amount required to repurchase all of the Notes pursuant to this Section 4.6(d). All Notes repurchased under this Section 4.6(d) shall be repurchased at a price equal to the greater of (x) the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares then issuable upon conversion of the Notes purchased (without regard to any restrictions on conversion).

4.7 Conversion and Exercise Procedures. The form of Exercise Notice included in the Warrants and the form of Holder Conversion Notice included in the Notes set forth the totality of the procedures required by the Purchasers in order to exercise the Warrants or convert the Notes. No additional legal opinion or other information or instructions shall be necessary to enable the Purchasers to convert their Notes. The Company shall honor exercises of the Warrants and conversions of the Notes and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.8 Securities Laws Disclosure; Publicity. On the Business Day following the Closing Date, the Company shall issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby. Within one Business Day of the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the material terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the form of Notes and Warrants, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. The Company shall, at least two Trading Days prior to the filing or dissemination of any disclosure required by the foregoing, provide a copy thereof to the Purchasers for their review; provided, however, that the Company shall only be required to provide a copy of the 8-K Filing to the Purchasers one day prior to such filing. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or Trading Market with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange

Act, the proxy statement to be filed pursuant to Section 4.22 and any application to list additional shares filed with the Trading Market), without the prior written consent of such Purchaser, except to the extent such disclosure is required by law, Trading Market regulations or the Commission or Nasdaq, in which case the Company shall provide the Purchasers with prior notice of such disclosure. If at any time the Purchasers do not have a designee on the Company’s Board of Directors, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing without the express written consent of such Purchaser. No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Each press release disseminated by the Company during the 12 months prior to the Closing Date did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9 Use of Proceeds. The Company shall use substantially all of the net proceeds from the sale of the Securities hereunder to acquire Optex Inc., pursuant to that certain Stock Purchase Agreement and Buyer Option Agreement dated on or about December 30, 2005 by and between the Company and Optex Systems, Inc. (the “Optex Agreement”).

4.10 Indebtedness; Liens.

(a) At any time after the date of this Agreement, neither the Company nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, other than: (i) trade Indebtedness incurred to finance the purchase of equipment, components and other similar property and operating assets, in each case, in the ordinary course of business consistent with past practice; (ii) Indebtedness incurred pursuant to that certain Loan and Security Agreement dated as of December 30, 2005 between the Company and Square 1 Bank in an aggregate amount not to exceed $7,000,000 (the “S1B Facility”); (iii) extensions, refinancings and renewals of any items in (i) or (ii) above, provided that such extensions, refinancings or renewals do not or will not impose more burdensome terms, conditions or obligations upon the Company or any Subsidiary or increase the commitments or loan amounts thereunder; (iv) U.S. government accounts receivable financing of up to $2,000,000 to fund works-in-progress; and (v) inter-company Indebtedness between the Company and any Significant Subsidiary incurred in the ordinary course of business and consistent with past practice.

(b) At any time after the date of this Agreement, neither the Company nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than: (i) Liens incurred by the Company or the Subsidiaries, pursuant to the financings permitted under Section 4.10(a) above; (ii) Liens pursuant to the Security Agreements; (iii) Liens arising from taxes, assessments, charges or claims that are not yet due or that remain payable without penalty; and (iv) Liens on real property that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.

(c) The provisions of this Section 4.10 shall terminate and be of no further force or effect upon the conversion or indefeasible repayment in full of the Notes and all accrued interest thereon and any and all expenses or liabilities relating thereto.

4.11 Repayment of Notes. Each of the parties hereto agrees that (a) all repayments of the Notes (including any accrued interest thereon) by the Company (other than by conversion of the Notes) will be paid pro rata to the holders thereof based upon the principal amount then outstanding to each of such holders, and (b) except as otherwise set forth herein, all payments on the Notes shall be applied to the payment of accrued but unpaid interest before being applied to the payment of the principal.

4.12 No Impairment. At all times after the date hereof, the Company will not take or permit any action, or cause or permit any Subsidiary to take or permit any action that impairs or adversely affects the rights of the Purchasers under any Transaction Document.

4.13 Fundamental Changes. In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as any Note remains outstanding, neither the Company nor any Subsidiary shall, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding principal face amount of the Notes:

(a) dissolve, liquidate or merge or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person;

(b) purchase, redeem (other than pursuant to the Company’s stock option plan or similar employee incentive plan as described in Schedule 3.1(g) giving the Company the right to repurchase shares at cost upon the termination of an employee’s or director’s services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Company) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock;

(c) sell, dispose or otherwise transfer any assets or property with a value equal to or greater than $500,000, except in the ordinary course of business consistent with past practice;

(d) make any material change to its accounting or tax methods;

(e) fail to maintain its corporate existence, or change the nature of the Company’s principal business to any business which is fundamentally distinct and separate from the business currently conducted by the Company;

(f) cause or permit any Subsidiary of the Company directly or indirectly to take any actions described in clauses (a) through (e) above; or

(g) enter into any agreement to do any of the foregoing.

4.14 Indemnification.

(a) If any Purchaser or any of its Affiliates or any officer, director, partner, controlling person, employee or agent of a Purchaser or any of its Affiliates (a “Related Person”) becomes involved in any capacity in any Proceeding brought by or against any Person in connection with or as a result of any breach or failure to comply by the Company or any officer, director, employee or agent of the Company or any of its Affiliates with any representation, warranty or covenant in the Transaction Documents, the Company will indemnify and hold harmless such Purchaser or Related Person for its reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection therewith, as such expenses or Losses are incurred, excluding only Losses that result directly from such Purchaser’s or Related Person’s gross negligence or willful misconduct. In addition, the Company shall indemnify and hold harmless each Purchaser and Related Person from and against any and all Losses, as incurred, arising out of or relating to any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document, or any allegation by a third party that, if true, would constitute such a breach. The conduct of any Proceedings for which indemnification is available under this paragraph shall be governed by Section 6.4(c) below. The indemnification obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchasers and any such Related Persons. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Purchasers on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchasers on demand for all costs of enforcing the indemnification obligations in this paragraph.

4.15 D & O Insurance. So long as the Purchasers have a designee on the Company’s Board of Directors, the Company shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for a publicly traded company of similar size to the Company but in no event in an amount less than $3,000,000. Such insurance shall include coverage for all directors of the Company, including any director designated by the Purchasers.

4.16 Shareholders Rights Plan. No claim will be made or enforced by the Company or any other Person that any Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Underlying Shares under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.17 Delivery of Certificates. In addition to any other rights available to a Purchaser, if the Company fails to deliver or to cause to be delivered to such Purchaser a certificate representing Common Stock on the date on which delivery of such certificate is required by any Transaction Document, and if after such date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares that the Purchaser anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after such Purchaser’s request and in such Purchaser’s discretion, either (i) pay cash to such Purchaser in an amount equal to such Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

4.18 Access. In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as any Note remains outstanding, the Company shall, and shall cause each of the Subsidiaries, to give each Purchaser and its representatives, at the request of the Purchasers, access during reasonable business hours to (a) all properties, assets, books, contracts, commitments, reports and records relating to the Company and the Subsidiaries, and (b) the management, accountants, lenders, customers and suppliers of the Company and the Subsidiaries; provided, however, that the Company shall not be required to provide such Purchaser access to any information or Persons if the Company reasonably determines that access to such information or Persons (x) would adversely affect the attorney-client privilege between the Company and its counsel, and (y) would result in the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information, and, in each case, cannot be provided to the Purchasers in a manner that would avoid the adverse affect on the attorney-client privilege between the Company and its counsel or the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information, as applicable.

4.19 Amendments to S1B Facility; Transaction Documents. So long as any Note remains outstanding (a) neither the Company nor any subsidiary shall amend, supplement or otherwise modify any of the documents comprising the S1B Facility, and (b) the Company shall provide the Purchasers with copies of (i) any and all written communication with S1B, including, without limitation, any request, demand, authorization, direction, notice, consent or waiver, in each case whether delivered by or to S1B, and (ii) any document or financial or other report delivered by the Company or any Subsidiary or any of their respective representatives or accountants to S1B to the extent such document or financial or other report was not previously delivered to the Purchasers. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Transaction Documents.

4.20 New Subsidiaries. After the date hereof, if the Company or any Subsidiary forms, creates or acquires a subsidiary or if at any time either 3D Microelectronics, Inc. or 3D Microsystems, Inc. holds any material assets (in each case, a “New Subsidiary”), the Company shall immediately provide written notice thereof to the Purchasers, and shall promptly cause, or cause a Subsidiary to cause, such New Subsidiary to guarantee all of the Company’s obligations to the Purchasers by executing and delivering (i) a joinder to the Guaranty, and (ii) a security agreement substantially in the form of the Subsidiary Security Agreements attached hereto as Exhibit D. The Company shall also deliver to the Purchasers an opinion of counsel to such New Subsidiary that is reasonably satisfactory to the Purchasers covering such legal matters with respect to such New Subsidiary becoming a guarantor of the Company’s obligations, executing and delivering a security agreement in favor of the Purchasers and any other matters that the Purchasers may reasonably request. The stock or other equity interests of a New Subsidiary shall be pledged to the Purchasers pursuant to the applicable Security Agreement, and, if at any time the Indebtedness permitted under to Section 4.10(a)(ii) is not outstanding, the Company shall deliver, or cause the applicable Subsidiary to deliver, each of the physical stock certificates of such New Subsidiary, along with undated stock powers for each such certificates, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Purchasers that the security interest in such uncertificated securities has been transferred to and perfected by the Purchasers, in accordance with Sections 8-313, 8-321 and 9-115 of the Uniform Commercial Code or any other similar or local or foreign law that may be applicable).

4.21 Employee Compensation. Promptly after the Closing Date and until June 30, 2007, the Company shall engage an independent compensation consultant reasonably acceptable to the Purchasers, who shall advise the Company’s Board of Directors and compensation committee on compensation policies.

4.22 Stockholder Approval.

(a) The Company shall seek, and use its best efforts to obtain as soon as possible, but in no event later than 90 days following the date hereof, or 120 days in the event the proxy materials shall be reviewed by the Commission, stockholder approval of the issuance of the Underlying Shares, including, without limitation, all shares issuable without regard to Section 6(b) of the Notes and Section 11 of the Warrants (the “Proposal”), which approval shall meet the requirements of Nasdaq’s Rule 4350(i) set forth in the NASD Manual (the “Stockholder Approval Date”).

(b) As soon as practicable following the date of this Agreement, but in no event later than 30 days following the date of this Agreement, the Company shall prepare and file with the Commission preliminary proxy materials in connection with the annual meeting (the “Annual Meeting”) of its stockholders, seeking approval of the Proposal. The Company shall use its reasonable best efforts to cause such proxy materials to reach the “no further comment” stage as soon as possible (the “Clearance Date”) and to hold the Annual Meeting as soon as possible following the Clearance Date, but in no event later than 60 days following the Clearance Date.

(c) The Company’s Board of Directors shall recommend approval of the Proposal by the Company’s stockholders, provided that such recommendation shall not as a result of events occurring after the date hereof, in the sole determination of the Company’s Board of Directors, constitute a breach of a directors’ fiduciary duties to the Company or its stockholders. The Company shall mail and distribute its proxy materials for the Annual Meeting to its stockholders at least 30 days prior to the date of the Annual Meeting and shall actively solicit proxies to vote for the Proposal. The Company shall provide the Purchasers an opportunity to review and comment on such proxy materials by providing copies of such proxy materials and any revised version of such materials to the Purchasers at least three (3) days prior to its filing with the Commission. The Company shall provide the Purchasers excerpts of all correspondence from or to the Commission or its staff concerning the Proposal promptly after the same is sent or received by the Company and summaries of any comments of the Commission’s staff concerning the Proposal which the Company receives orally promptly after receiving such oral comments. The Company shall (i) furnish to the Purchasers and their Counsel a copy of its definitive proxy materials for the Annual Meeting and any amendments or supplements thereto promptly after the same are first mailed to stockholders or filed with the Commission, (ii) inform the Purchasers of the progress of solicitation of proxies for such meeting and (iii) inform the Purchasers of any adjournment of the Annual Meeting and report the result of the vote of stockholders on the Proposal at the conclusion of the Annual Meeting.

(d) If for any reason the Proposal is not approved at the Annual Meeting, the Company will take such additional acts or actions as are necessary to hold an additional special meeting of its stockholders to consider the Proposal and in conjunction therewith shall hire a nationally recognized proxy solicitation firm, selected by the Purchasers which is reasonably satisfactory to the Company, to assist the Company in obtaining the necessary stockholder votes to approve the Proposal. The Company shall bear all costs and expenses of the preparation and filing of any and all proxy materials and Special Meetings, including but not limited to the costs and expenses of the proxy solicitation firm if needed.

4.23 Material Weakness. The Company shall use commercially reasonable efforts to resolve the material weaknesses identified in the Company’s Form 10-K filed with the Commission on December 12, 2005.

4.24 Recordation of Patents and Patent Applications. Promptly after the Closing Date but in no event later than February 15, 2006, the Company shall or shall cause the Patents and Patent Applications set forth in Schedule 4.24 to be properly recorded in the name of the Company or a Subsidiary, as applicable, with the United States Patent & Trademark Office.

ARTICLE V.

CONDITIONS

5.1 Conditions Precedent to the Obligations of the Purchasers. The obligation of each Purchaser to acquire Securities at the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (without giving effect to any qualifications as to materiality herein) as of the date when made and as of the Closing as though made on and as of such date;

(b) Performance. The Company and each other Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that has had or reasonably would be expected to have or result in a Material Adverse Effect; and

(e) No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on an Eligible Market.

5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or prior to the Closing; and

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

ARTICLE VI.

REGISTRATION RIGHTS

6.1 Shelf Registration.

(a) As promptly as possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a “shelf” Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. If for any reason the Commission does not permit all of the Registrable Securities to be included in such Registration Statement, then the Company shall prepare and file with the Commission a separate Registration Statement with respect to any such Registrable Securities not included with the initial Registration Statements, as expeditiously as possible, but in no event later than the date which is 30 days after the date on which the Commission shall indicate as being the first date such filing may be made. The Registration Statement shall be on Form S-3 and shall contain (except if otherwise directed by the Purchasers) the “Plan of Distribution”, substantially as attached hereto as Exhibit I. In the event the Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form in accordance herewith as the Purchasers may consent and (ii) attempt to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statements then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(b) The Company shall use reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the fifth anniversary of the Effective Date, (ii) such time as all Registrable Securities covered by such Registration Statement have been sold publicly or (iii) such time as all of the Registrable Securities covered by such Registration Statement may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect (the “Effectiveness Period”).

(c) The Company shall notify each Purchaser in writing promptly (and in any event within one business day) after receiving notification from the Commission that the Registration Statement has been declared effective.

(d) If: (i) any Registration Statement is not filed on or prior to the Filing Date (if the Company files such Registration Statement without affording the Purchasers the opportunity to review and comment on the same as required by Section 6.2(a) hereof, the Company shall not be deemed to have satisfied this clause (i)), or (ii) the

Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five Trading Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed,” or will not be subject to further review, or (iii) the Company fails to respond to any comments made by the Commission within 10 Trading Days after the receipt of such comments, or (iv) a Registration Statement filed hereunder is not declared effective by the Commission by the Required Effectiveness Date, or (v) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within 10 Trading Days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission, or (vi) an amendment to a Registration Statement is not filed by the Company with the Commission within ten Trading Days after the Commission’s having notified the Company that such amendment is required in order for such Registration Statement to be declared effective, or (vii) the Common Stock is not listed or quoted, or is suspended from trading on an Eligible Market for a period of three consecutive Trading Days or five Trading Days (which need not be consecutive) in any 180 day period, (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five Trading Day period is exceeded, or for purposes of clauses (iii), (v) or (vi) the date which such ten Trading Day-period is exceeded, or for purposes of clause (vii) the date on which such three or five (as the case may be) Trading Day period is exceeded, being referred to as “Event Date”), then: (x) on each such Event Date the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement; and (y) on each monthly anniversary of each such Event Date thereof (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement. Such payments shall be in partial compensation to the Purchasers and shall not constitute the Purchaser’s exclusive remedy for such events. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. This Section 6.1(d) shall not apply to a delay to the extent caused by (i) the Purchasers or (ii) the Company’s independent auditors, if such delay is outside the control of the Company and not related to any action or inaction on the part of the Company, the Subsidiaries or any of their respective officers or directors.

(e) The Company shall not, prior to the Effective Date of the Registration Statement, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than those Persons identified in Schedule 3.1(y) whom the Company intends to include in the Registration Statement.

(f) If the Company issues to the Purchasers any Common Stock pursuant to the Transaction Documents that is not included in the initial Registration Statement, then the Company shall file an additional Registration Statement covering such number of shares of Common Stock on or prior to the Filing Date and shall use reasonable best efforts to cause such additional Registration Statement to become effective by the Commission by the Required Effectiveness Date.

(g) Each Purchaser agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Exhibit J (a “Selling Stockholder Questionnaire”). The Company shall not be required to include the Registrable Securities of a Purchaser in a Registration Statement if such Purchaser fails to furnish to the Company a Selling Stockholder Questionnaire at least two Trading Days prior to the Filing Date.

6.2 Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than six Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish to the Purchasers and Purchaser Counsel copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Purchasers and Purchaser Counsel. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Purchasers holding a majority of the Registrable Securities shall reasonably object.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Purchasers true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; provided, however, the Company will not be required to provide copies of any correspondence that would result in the disclosure to a Purchaser of material and non-public information concerning the Company unless such Purchaser has executed a confidentiality agreement with the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchasers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c) Notify the Purchasers of Registrable Securities to be sold and Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the Commission notifies the Company whether there will be a “review” of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Purchaser a copy of such comments and of all written responses thereto; provided, however, the Company will not be required to provide copies of any responses that would result in the disclosure to a Purchaser of material and non-public information concerning the Company unless such Purchaser has executed a confidentiality agreement with the Company); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Use reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(e) Furnish to each Purchaser and Purchaser Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(f) Promptly deliver to each Purchaser and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Purchasers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g) (i) Prepare and timely file with each Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) use reasonable best efforts to cause such Registrable Securities to be approved for listing on each Trading Market as soon as practicable thereafter; (iii) provide to the Purchasers evidence of such listing; and (iv) use reasonable best efforts to maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h) Prior to any public offering of Registrable Securities, use reasonable best efforts to register or qualify or cooperate with the selling Purchasers and Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i) Cooperate with the Purchasers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Purchasers may request.

(j) Upon the occurrence of any event described in Section 6.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.3 Registration Expenses. The Company shall pay (or reimburse the Purchasers for) all fees and expenses incident to the performance of or compliance with this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Purchasers), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company and the reasonable fees and disbursements of the Purchaser Counsel, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market. Discounts, concessions, commissions and similar selling expenses, if any, payable to an underwriter and specifically attributable to the sale of Registrable Securities by a Purchaser will be borne by such Purchaser.

6.4 Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the officers, directors, partners, members, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees of each of them, each Person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(v)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5.

(b) Indemnification by Purchasers. Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that (i) such untrue statement or omission is based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use in such Registration Statement or Prospectus, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(iv)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5. In no event shall the liability of any selling Purchaser hereunder be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 6.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.4(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Purchaser from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.5 Dispositions. Each Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. Each Purchaser further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 6.2(c)(iv)-(vii), such Purchaser will discontinue disposition of such Registrable Securities under the Registration Statement until such Purchaser’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 6.2(j), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

6.6 No Piggyback on Registrations. Except as set forth on Schedule 3.1(y) or with the prior written consent of the holders of a majority of the Registrable Securities or as permitted by Section 6.7 below, neither the Company nor any of its security holders (other than the Purchasers in such capacity pursuant hereto) may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not during the Effectiveness Period enter into any agreement providing any such right to any of its security holders to be included in the Registration Statement for the Registrable Securities.

6.7 Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, any such Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Purchaser requests to be registered, subject to customary underwriter cutbacks applied on a pro rata basis to all holders of registration rights.

ARTICLE VII.

MISCELLANEOUS

7.1 Termination. This Agreement may be terminated by the Company or any Purchaser, by written notice to the other parties, if the Closing has not been consummated by the fifth Trading Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

7.2 Fees and Expenses. At the Closing, the Company shall pay to the Purchasers the legal and accounting fees and expenses incurred by them in connection with due diligence and the preparation and negotiation of the Transaction Documents not to exceed $227,500, of which amount $25,000 has been previously paid by the Company. The Company shall satisfy this obligation by directing funds to Purchaser Counsel at the Closing. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

7.3 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Purchasers such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

7.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, California 92626
Attn: John J. Stuart, Jr.
Fax No.: (714) 444-8773

With a copy to:	With a copy to:
Dorsey & Whitney LLP
38 Technology Drive
Irvine, California 92618-5310
Attn: Ellen Bancroft, Esq.
Fax No.: (949) 932-3601

If to the Purchasers:	To the address set forth under such Purchaser’s name on the signature pages attached hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person by two Trading Days’ prior notice to the other party in accordance with this Section 7.4.

7.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers who hold a majority of the outstanding principal balance on the Notes (the “Majority Purchasers”), or, in the case of a waiver, by the Majority Purchasers. Any waiver executed by the Majority Purchasers shall be binding on the Company and all holders of Notes. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Purchasers under Article VI and that does not directly or indirectly affect the rights of other Purchasers may be given by Purchasers holding at least a majority of the Registrable Securities to which such waiver or consent relates.

7.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchasers.” Notwithstanding anything to the contrary herein, Securities may be pledged to any Person in connection with a bona fide margin account secured by such Securities.

7.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third party beneficiary of Section 6.4 and (in each case) may enforce the provisions of such Sections directly against the parties with obligations thereunder.

7.9 Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE TRANSACTION DOCUMENTS (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IF EITHER PARTY SHALL COMMENCE AN ACTION OR PROCEEDING TO ENFORCE ANY PROVISIONS OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, THEN THE PREVAILING PARTY IN SUCH

ACTION OR PROCEEDING SHALL BE REIMBURSED BY THE OTHER PARTY FOR ITS REASONABLE ATTORNEYS FEES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED WITH THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

7.10 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

7.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

7.18 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Notes pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of the Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. The Company hereby confirms that it understands and agrees that the Purchasers are not acting as a “group” as that term is used in Section 13(d) of the Exchange Act. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

7.19 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IRVINE SENSORS CORPORATION

By:	/S/ JOHN J. STUART, JR.
Name:	John J. Stuart, Jr.
Title:	SVP/CFO

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SIGNATURE PAGES OF PURCHASERS FOLLOW.]

Securities Purchase Agreement

PURCHASERS:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

By:	/S/ CARLOS RODRIGUES
Name:	Carlos Rodrigues
Title:	Chief Financial Officer

Purchase Price: $8,764,490

Notes Principal Amount:
Series 1 Note $6,525,595
Series 2 Note $2,238,895

Warrant Shares:
Series 1 Warrant 878,446
Series 2 Warrant 301,390

Address for Notice:

Pequot Private Equity Fund III, L.P.

c/o Pequot Capital Management, Inc.

500 Nyala Farm Road

Westport, CT 06880

Facsimile No.:   203-429-2400

Telephone No.: 203-429-2200

Attn: Aryeh Davis

         Carlos Rodrigues

With a copy to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Facsimile No.: (212) 969-2900 Attn: Adam J. Kansler, Esq.

Securities Purchase Agreement

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

By:	/S/ CARLOS RODRIGUES
Name: Title:	Carlos Rodrigues Chief Financial Officer

Purchase Price: $1,235,510

Notes Principal Amount:
Series 1 Note $919,898
Series 2 Note $315,612

Warrant Shares:
Series 1 Warrant 123,832
Series 2 Warrant 42,486

Address for Notice:

Pequot Offshore Private Equity Partners III, L.P.

c/o Pequot Capital Management, Inc.

500 Nyala Farm Road

Westport, CT 06880

Facsimile No.: 203-429-2400

Telephone No.: 203-429-2200

Attn: Aryeh Davis

          Carlos Rodrigues

With a copy to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Facsimile No.: (212) 969-2900

Attn: Adam J. Kansler, Esq.

Securities Purchase Agreement

Appendix D

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

THIS SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF DECEMBER 30, 2005 BY AND AMONG SQUARE 1 BANK, PEQUOT PRIVATE EQUITY FUND III, L.P. AND PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P., TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR DEBT (AS DEFINED THEREIN).

No. [NOTE NO.]	$[PRINCIPAL AMOUNT]
Date: December 30, 2005

IRVINE SENSORS CORPORATION

SERIES 1 SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE DUE

December 30, 2009

THIS NOTE is one of a series of duly authorized and issued senior secured promissory notes of Irvine Sensors Corporation, a Delaware corporation (the “Company”), designated as its Series 1 Senior Subordinated Secured Convertible Notes due December 30, 2009, in the aggregate principal amount of $7,445,493.00 (collectively, the “Series 1 Notes”).

FOR VALUE RECEIVED, the Company promises to pay to the order of [HOLDER] or its registered assigns (the “Holder”), the principal sum of [PRINCIPAL AMOUNT] Dollars $([PRINCIPAL AMOUNT]), on December 30, 2009 (the “Maturity Date”), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. In addition, the Company shall pay to the order of the Holder interest on any principal or interest payable hereunder that is not paid in full when due, whether at the time of any stated interest payment date or maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of 18% per annum (but in no event in excess of the maximum rate permitted under applicable law).

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 12 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 12.

The Holder is entitled to the benefits of the Security Agreements and the Guaranty.

1. Definitions. In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of December 30, 2005, among the Company and the Purchasers identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated:

“Conversion Date” means the date a Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) together with a Conversion Schedule pursuant to Section 6(a).

“Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

“Conversion Price” means $2.60, subject to adjustment from time to time pursuant to Section 10.

“Current Market Price” means, on any calculation date, the arithmetic average of the VWAPs for each of the 20 consecutive Trading Days immediately preceding the applicable date.

“Daily Trading Volume” means on any given Trading Day the total volume of Common Stock traded on an Eligible Market as reported by Bloomberg L.P.

“Equity Conditions” means, with respect to Common Stock issuable pursuant to the Transaction Documents (including, without limitation, upon conversion or exercise in full of the Notes and Warrants), that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder and may be sold by the Holder pursuant to an effective Registration Statement covering the Underlying Shares or all such shares may be sold without volume restrictions pursuant to Rule 144 under the Securities Act or are eligible for sale under Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 6(b) hereof or the rules or regulations of any Trading Market; (v) no Event of Default nor any event or circumstance that with the passage of time and without being cured would constitute an Event of Default has occurred and not been cured; (vi) neither the Company nor any Subsidiary is in default or has breached any material obligation under any Transaction Document; and (vii) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event Equity Value” means 125% of the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be 125% of the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

“Factor” means 1.25, increased by 0.25 for each Interest Rate Adjustment Event occurring after the original issue of this Note.

“Interest Rate” has the meaning set forth in Section 2(a) herein.

“Interest Rate Adjustment Event” means any Interest Payment Date on which the Current Market Price exceeds the product of the Conversion Price and the Factor.

“Majority Holders” means Holders of a majority of the outstanding principal amount of all Notes.

“Original Issue Date” means December 30, 2005, regardless of the number of transfers of any particular Note and regardless of the number of New Notes that may be issued in respect of such transfers.

“Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (b) the exercise or conversion rights of the Holders pursuant to any Transaction Document are suspended for any reason other than pursuant to Section 6(b) of the Notes and Section 11 of the Warrants; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Notes and Warrants or fails to have full authority, including under all laws, rules and regulations of any Trading Market, to issue such Underlying Shares (other than stockholder approval); (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (e) after the effectiveness of the Registration Statement, the Equity Conditions fail to be satisfied for five or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (f) the Company or any Subsidiary fails to make any cash payment required under any Transaction Document to which it is a party and such failure is not cured within five days after notice of such default is first given to the Company by a Holder; (g) the Company or any Subsidiary defaults in the timely performance of any other material obligation under any Transaction Document to which it is a party and such default continues uncured for a period of fifteen days after the date on which notice of such default is first given to the Company by a Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within fifteen days); (h) the Company or any Subsidiary breaches in any material respect any of its representations or warranties under any Transaction Document to which it is a party; or (i) any change, event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect.

2. Principal and Interest.

(a) The Company shall pay interest to the Holder on the then outstanding principal amount of this Note at a rate of 3.5% per annum, as the same may be adjusted from time to time pursuant to the terms hereof (the “Interest Rate”). The Interest Rate shall be reduced from time to time by 50 basis points (0.5%) for each Interest Rate Adjustment Event (if any), as of the date of that Interest Rate Adjustment Event, but in no event below zero, provided that the Equity Conditions are satisfied on, and at all times during the sixty day period preceding, the applicable Interest Payment Date. Once reduced the Interest Rate shall not be subsequently increased as a result of an Interest Rate Adjustment Event. Interest shall be payable quarterly in arrears in cash on each of March 31, June 30, September 30 and December 31, except if such date is not a Trading Day in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be March 31, 2006. Subject to the limitations set forth in Section 6(b) below, the Holder may, upon written notice to the Company not less than 10 Trading Days prior to an Interest Payment Date, require the Company to pay such interest payable on such Interest Payment Date in shares of Common Stock in accordance with Section 2(d) below.

(b) The Company shall pay the principal balance of this Note to the Holder in 24 equal monthly installments (each, a “Monthly Installment”) commencing on December 30, 2007 (or such later date as the Holder may, in its sole discretion, determine by written notice to the Company) and continuing each month thereafter, except if such date is not a Trading Day in which case such Monthly Installment shall be payable on the next succeeding Trading Day (each, a “Principal Payment Date”), until the outstanding principal balance of this Note has been paid in full. If the Holder elects to convert any portion of the principal amount of this Note, that amount shall be applied as a credit to the next succeeding Monthly Installment or Monthly Installments, as applicable.

(c) Unless the Holder otherwise consents in writing, and subject to the limitations set forth in Section 6(b) below, the Company shall pay each Monthly Installment by issuing shares of Common Stock if (i) all of the Equity Conditions are satisfied on and at all times during the sixty days preceding the applicable Principal Payment Date (or the Holder otherwise waives in writing the Equity Conditions), and (ii) the arithmetic average of the VWAP for each of the 15 consecutive Trading Days prior to such Principal Payment Date is greater than $2.86 (as adjusted for any stock splits, stock combinations and similar events); provided, however, that, unless and to the extent waived by the Holder, the aggregate number of shares issuable by the Company to the Holder as payment in respect of such Monthly Installment shall not exceed 25% of the arithmetic average of the Daily Trading Volume for each of the 20 consecutive Trading Days preceding such Principal Payment Date. Any Monthly Installment or any portion thereof that is not required or permitted to be paid in Common Stock pursuant to this Section 2(c) shall be paid by the Company in cash on the applicable Principal Payment Date.

(d) In the event that the Company pays a Monthly Installment (or any portion thereof) in shares of Common Stock or the Holder elects to have interest paid in shares of Common Stock, the number of shares of Common Stock to be issued to the Holder as payment for such interest or Monthly Installment (or any portion thereof) shall be (i) with respect to interest, determined by dividing the aggregate amount of interest payable to the Holder by the Market Price (as defined below) as of the applicable Interest Payment Date, and rounding up to the nearest whole share, (ii) with respect to a Monthly Installment, determined by dividing the Monthly Installment (or any portion thereof) by the Conversion Price (as adjusted in accordance herewith) and rounding up to the nearest whole share, and (iii) paid to the Holder in accordance with Section 2(e) below. The term “Market Price” shall mean 93% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days prior to the applicable Principal Payment Date (not including such date).

(e) In the event that any interest or a Monthly Installment (or any portion thereof) is paid in Common Stock, the Company shall on such Interest Payment Date or Principal Payment Date, as applicable, (i) issue (or cause to be issued) and deliver (or cause to be delivered) to the Holder a certificate, bearing the restrictive legends set forth herein, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) at all times after (x) the Company is eligible to deliver its Common Stock electronically through The Depository Trust Company (the “DTC”) in connection with a resale by the Holder of such shares pursuant to the Registration Statement and (y) the Holder has notified the Company that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with the DTC through its Deposit Withdrawal Agent Commission System.

(f) Notwithstanding the foregoing, the Holder may elect to defer (i) any Monthly Installment prior to its Principal Payment Date and/or (ii) any interest payment prior to its Interest Payment Date. If the Holder elects to defer a Monthly Installment and/or an interest payment, the Company shall pay such deferred Monthly Installment and/or interest payment (together with all other amounts that may be due and payable by the Company) on the Maturity Date or such earlier date as the Holder may otherwise elect in writing (but not prior to the Principal Payment Date or, if applicable, the Interest Payment Date, when it was otherwise due). If the Holder elects to defer a Monthly Installment and/or an interest payment, no interest shall accrue on any such deferred amounts.

(g) This Note may not be prepaid in whole or in part absent the consent of the Majority Holders.

3. Ranking and Covenants.

(a) Except as permitted in Section 4.10(a) of the Purchase Agreement, (i) no Indebtedness of the Company is senior to or on a parity with this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, and (ii) the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

(b) So long as any Notes are outstanding, neither the Company nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition of its capital stock (other than pursuant to the Company’s stock option plan or similar employee incentive plan as described in Section 3.1(g) of the Purchase Agreement) or (ii) issue any Floating Price Security (as defined in Section 10(d)(ii)).

(c) If, at any time while any Note is outstanding, the Company or any Subsidiary (i) issues or incurs any Indebtedness for borrowed money, including, without limitation, Indebtedness evidenced by notes, bonds, debentures or other similar instruments, but excluding Indebtedness permitted in Section 4.10(a) of the Purchase Agreement, or (ii) effects any Subsequent Placement (other than the issuance of Common Stock pursuant to the definition of Excluded Stock except for clause (D) thereof), the Company shall notify the Holder of such event and offer to repurchase an amount of this Note from the Holder having an aggregate price (as determined below) equal to the lesser of (A) the aggregate amount of such Indebtedness or Subsequent Placement, and (B) the aggregate amount required to repurchase this entire Note pursuant to this Section 3(c). All Notes repurchased under this Section 3(c) shall be repurchased at a price equal to the greater of (x) the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares then issuable upon conversion of the Notes purchased (without regard to any restrictions on conversion) and the closing of such repurchase shall occur promptly upon notice from the Holder of an exercise of rights hereunder.

(d) The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) each Note (taking into account the adjustments set forth in Section 10 and subject to the limitations set forth in Section 6(b)), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

4. Registration of Notes. The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers and Exchanges. This Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Note and the Purchase Agreement. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6. Conversion.

(a) At the Option of the Holder. All or any portion of this Note shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 6(b)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date. The Holder shall effect conversions under this Section 6(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 2 attached hereto (the “Conversion Schedule”). If the Holder is converting less than all of the principal amount of this Note, or if a conversion hereunder may not be effected in full due to the application of Section 6(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount (and accrued interest) which has not been converted.

(b) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein or in the Transaction Documents, the maximum number of shares of Common Stock that the Company may issue in the aggregate pursuant to the Series 1 Notes shall equal 2,863,651 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) and the maximum number of shares of Common Stock that the Company may issue in the aggregate pursuant to the Series 1 Warrants shall equal 1,002,278 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) (collectively, the “Issuable Maximum,” which does not exceed 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date), unless the Company obtains stockholder approval. If, at the time any Holder requests an exercise of any of the Series 1 Warrants and/or a conversion of any of the Series 1 Notes (or the Company is required or permitted to pay in shares of Common Stock any principal or interest due under the Series 1 Notes), the Actual Minimum would cause the Issuable Maximum to be exceeded (and the Company has not previously obtained the required stockholder approval), then the Company shall issue to the Holder requesting such exercise and/or such conversion (and/or such payment of principal or interest) a number of shares of Common Stock not exceeding such Holder’s pro-rata portion of the Issuable Maximum (based on such Holder’s share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Underlying Shares previously issued to such Holder). With respect to the remainder of the unconverted principal amount (and accrued and unpaid interest thereon) of Notes then held by such Holder for which a conversion or a payment of principal or interest in Common Stock would result in an issuance of shares of Common Stock in excess of such Holder’s pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the “Excess Amount”), the applicable Holder shall have the right to require the Company to either: (1) obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) pay cash, in an amount equal to the Excess Amount (and accrued and unpaid interest thereon). If a Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed to obtain the Stockholder Approval on or prior to the 60th day after such request, then within three (3) days of such 60th day, the Company shall pay cash to such Holder an amount equal to Excess Amount (and accrued and unpaid interest thereon). Notwithstanding anything herein to the contrary, if on any date other than a Conversion Date: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum, and (B) the Company shall not have previously obtained the Stockholder Approval, then, the Holder shall be entitled to require the Company to pay to it in cash an amount equal to the principal amount of Notes (and accrued and unpaid interest thereon) then held by such Holder for which a potential conversion on such date would result in an issuance of shares of Common Stock in excess of such Holder’s pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum. The outstanding principal amount of Notes shall be reduced by the Excess Amount upon the Holder’s receipt of the Excess Amount pursuant to the terms hereof. For the purposes hereof, “Actual Minimum” shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, upon conversion in full of all Notes and upon any payment of principal or interest under the Notes.

(c) Limited Agreement Not to Vote Underlying Shares. Notwithstanding anything else to the contrary herein, in the event that the Company solicits the vote of its stockholders on any proposal to (i) issue any Underlying Shares in excess of the Issuable Maximum or (ii) issue securities of the Company in connection with the acquisition of the stock of Optex Systems, Inc., any Underlying Shares issued and outstanding at such time shall not be entitled to be voted to approve such proposals.

7. Mechanics of Conversion; Restrictive Legends.

(a) Upon conversion of this Note, the Company shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its reasonable best efforts to deliver the Underlying Shares hereunder electronically through the DTC in connection with a resale by the Holder of such shares pursuant to the Registration Statement.

(b) The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a New Note representing the remaining outstanding principal amount; provided that the cancellation of the original Note shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with the DTC through its Deposit Withdrawal Agent Commission System. Upon surrender of this Note following one or more partial conversions, the Company shall promptly deliver to the Holder a New Note representing the remaining outstanding principal amount.

(c) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares (other than such limitations contemplated by this Note).

(d) If by the fifth Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion.

(e) If by the third Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall either (i) pay cash to the Holder (in addition to any other remedies available to or elected by the Holder) in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(f) Each certificate for Underlying Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend, shall also bear such legend, unless, in the opinion of counsel for the holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

8. Events of Default.

(a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise);

(ii) the Company or any Significant Subsidiary defaults in any of its covenants or other obligations in respect of (A) any Indebtedness permitted by Section 4.10(a) of the Purchase Agreement, or (B) any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary in an amount exceeding $500,000, whether such Indebtedness now exists or is hereafter created, and any such default is not cured within the time permitted by such agreements; or any event or circumstance occurs that with notice or lapse of time would constitute such a default.

(iii) the Company or any Significant Subsidiary is in default under any contract or agreement, financial or otherwise, between the Company or any Significant Subsidiary, as applicable, and any other Person and such default involves claimed actual damages in excess of $1,000,000 or the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default and such default is not waived or cured within 90 days of the occurrence thereof;

(iv) there is entered against the Company or any Significant Subsidiary (A) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000, or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any Significant Subsidiary;

(v) (i) the Company or any Significant Subsidiary is (A) debarred from contracting with any Government Authority, (B) suspended from contracting with any part of any Government Authority for more than 60 days, or (C) subject to a suspension which prevents the Company or any Significant Subsidiary from being granted an award, extension or renewal of a material Government Contract sought by the Company; (ii) a notice of termination for default shall have been issued under any material Government Contract and such notice has not been withdrawn in 60 days; (iii) an investigation by a Government Authority shall have been commenced in connection with any Government Contract or the Company which could result in criminal liability, suspension or debarment; or (iv) the termination of any material Government Contract due to fraud or willful misconduct;

(vi) any provision of any Transaction Document, at any time after the Original Issue Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document or any provision thereof; or the Company or any Subsidiary denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Documents;

(vii) any Security Agreement ceases to give the Agent (as defined in the Security Agreements) the primary benefits thereof, including a perfected, enforceable first priority security interest in, and Lien on, all of the Collateral (as defined therein) subject to the priority of security interests of the Indebtedness permitted under Section 4.10(a) of the Purchase Agreement;

(viii) the occurrence of a Triggering Event; or

(ix) the occurrence of a Bankruptcy Event.

(b) At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of (i) the outstanding principal amount of this Note, at a repurchase price equal to the greater of (A) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon, and (ii) any Underlying Shares issued to the Holder upon conversion of Notes and then owned by the Holder, at a price per share equal to the Event Equity Value of such issuable and issued Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note and certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such certificates have been delivered to the Holder).

(c) Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 8(b) shall immediately become due and payable in full in cash, without any further action by the Holder.

(d) In connection with any Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right incidental thereto.

9. Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

10. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 10(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 10(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in Section 10(a)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property (without giving effect to any limitation on conversion in Section 6(b)).

(c) Fundamental Changes. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 10(a)), or (v) there is a Change of Control (each case in clauses (i) through (v) above, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive (except to the extent previously distributed to the Holder pursuant to Section 10(b)), for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change (without giving effect to any limitation on conversion in Section 6(b)), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Note shall thereafter entitle the Holder to purchase the Alternate Consideration;

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Note and the other Transaction Documents; and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Change, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 10(c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change. If any Fundamental Change constitutes or results in a Change of Control, then at the request of the Holder, the Company (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request, equal to the greater of (x) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon.

(d) Subsequent Equity Sales.

(i) If, at any time while this Note is outstanding, the Company directly or indirectly issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common

Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal (A) the Effective Price, if such issuance or deemed issuance occurs on or prior to June 30, 2007, or (B) if such issuance or deemed issuance occurs after June 30, 2007, an amount equal to the product of the Conversion Price then in effect multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock which the aggregate purchase price or exercise price for such Common Stock (plus, if applicable, the aggregate consideration received from the issuance of the Common Stock Equivalents) would purchase at the then current Conversion Price and the denominator shall be the number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) If, at any time while this Note is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock and Common Stock Equivalents made pursuant to the definition of Excluded Stock, except for clause (D) thereof.

(e) Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (other than Incentives or pursuant to Incentives), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction.

11. No Fractional Shares. The Company shall not issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section 11, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12. Notices. Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 12.

13. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the restrictions on transfer set forth herein, this Note may be assigned by the Holder. The Company shall not be permitted to assign this Note absent the prior written consent of the Holder.

(b) Subject to Section 12(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

(c) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price (if not otherwise adjusted) shall be amended to appropriately account for such event.

(g) This Note, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Holders or, in the case of a waiver, by the Majority Holders. Any waiver executed by the Majority Holders shall be binding on the Company and all Holders. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. The restrictions set forth in Section 6(b) and 6(c) hereof may not be amended or waived.

(h) The Holder shall have no rights as a holder of Common Stock as a result of being a holder of this Note, except as required by law or rights expressly provided in this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

IRVINE SENSORS CORPORATION

By
Name:
Title:

Schedule 1

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of Senior Secured Convertible Notes (the “Notes”) into shares of common stock, no par value (the “Common Stock”), of Irvine Sensors Corporation, a Delaware corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Notes owned prior to conversion

Principal amount of Notes to be converted
(including accrued but unpaid interest thereon)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Principal amount of Notes owned subsequent to Conversion

Name of Holder

By
Name:
Title:

Schedule 2

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions of the Senior Secured Convertible Notes issued by Irvine Sensors Corporation

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion

SCHEDULE OF MATERIAL DIFFERENCES

Note No.	Name of Holder	Principal Amount
S-I-1	Pequot Private Equity Fund III, L.P.	$6,525,595.00
S-I-2	Pequot Offshore Private Equity Partners III, L.P.	$919,898.00

Appendix E

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

THIS SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF DECEMBER 30, 2005 BY AND AMONG SQUARE 1 BANK, PEQUOT PRIVATE EQUITY FUND III, L.P. AND PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P., TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR DEBT (AS DEFINED THEREIN).

No. [NOTE NO.]	$[PRINCIPAL AMOUNT]
Date: December 30, 2005

IRVINE SENSORS CORPORATION

SERIES 2 SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE DUE

December 30, 2007

THIS NOTE is one of a series of duly authorized and issued senior secured promissory notes of Irvine Sensors Corporation, a Delaware corporation (the “Company”), designated as its Series 2 Senior Subordinated Secured Convertible Notes due December 30, 2007, in the aggregate principal amount of $2,554,507.00 (collectively, the “Series 2 Notes”).

FOR VALUE RECEIVED, the Company promises to pay to the order of [HOLDER] or its registered assigns (the “Holder”), the principal sum of [PRINCIPAL AMOUNT] Dollars $([PRINCIPAL AMOUNT]), on December 30, 2007 (the “Maturity Date”), or such other date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. In addition, the Company shall pay to the order of the Holder interest on any principal or interest payable hereunder that is not paid in full when due, whether at the time of any stated interest payment date or maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of 18% per annum (but in no event in excess of the maximum rate permitted under applicable law).

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 12 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 12.

The Holder is entitled to the benefits of the Security Agreements and the Guaranty.

1. Definitions. In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of December 30, 2005, among the Company and the Purchasers identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated:

“Conversion Date” means the date a Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) together with a Conversion Schedule pursuant to Section 6(a).

“Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

“Conversion Price” means $2.60, subject to adjustment from time to time pursuant to Section 10.

“Current Market Price” means, on any calculation date, the arithmetic average of the VWAPs for each of the 20 consecutive Trading Days immediately preceding the applicable date.

“Daily Trading Volume” means on any given Trading Day the total volume of Common Stock traded on an Eligible Market as reported by Bloomberg L.P.

“Equity Conditions” means, with respect to Common Stock issuable pursuant to the Transaction Documents (including, without limitation, upon conversion or exercise in full of the Notes and Warrants), that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder and may be sold by the Holder pursuant to an effective Registration Statement covering the Underlying Shares or all such shares may be sold without volume restrictions pursuant to Rule 144 under the Securities Act or are eligible for sale under Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 6(b) hereof or the rules or regulations of any Trading Market; (v) no Event of Default nor any event or circumstance that with the passage of time and without being cured would constitute an Event of Default has occurred and not been cured; (vi) neither the Company nor any Subsidiary is in default or has breached any material obligation under any Transaction Document; and (vii) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event Equity Value” means 125% of the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be 125% of the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

“Factor” means 1.25, increased by 0.25 for each Interest Rate Adjustment Event occurring after the original issue of this Note.

“Interest Rate” has the meaning set forth in Section 2(a) herein.

“Interest Rate Adjustment Event” means any Interest Payment Date on which the Current Market Price exceeds the product of the Conversion Price and the Factor.

“Majority Holders” means Holders of a majority of the outstanding principal amount of all Notes.

“Original Issue Date” means December 30, 2005, regardless of the number of transfers of any particular Note and regardless of the number of New Notes that may be issued in respect of such transfers.

“Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (b) the exercise or conversion rights of the Holders pursuant to any Transaction Document are suspended for any reason other than pursuant to Section 6(b) of the Notes and Section 11 of the Warrants; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Notes and Warrants or fails to have full authority, including under all laws, rules and regulations of any Trading Market, to issue such Underlying Shares (other than stockholder approval); (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (e) after the effectiveness of the Registration Statement, the Equity Conditions fail to be satisfied for five or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (f) the Company or any Subsidiary fails to make any cash payment required under any Transaction Document to which it is a party and such failure is not cured within five days after notice of such default is first given to the Company by a Holder; (g) the Company or any Subsidiary defaults in the timely performance of any other material obligation under any Transaction Document to which it is a party and such default continues uncured for a period of fifteen days after the date on which notice of such default is first given to the Company by a Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within fifteen days); (h) the Company or any Subsidiary breaches in any material respect any of its representations or warranties under any Transaction Document to which it is a party; or (i) any change, event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect.

2. Principal and Interest.

(a) The Company shall pay interest to the Holder on the then outstanding principal amount of this Note at a rate of 3.5% per annum, as the same may be adjusted from time to time pursuant to the terms hereof (the “Interest Rate”). The Interest Rate shall be reduced from time to time by 50 basis points (0.5%) for each Interest Rate Adjustment Event (if any), as of the date of that Interest Rate Adjustment Event, but in no event below zero, provided that the Equity Conditions are satisfied on, and at all times during the sixty day period preceding, the applicable Interest Payment Date. Once reduced the Interest Rate shall not be subsequently increased as a result of an Interest Rate Adjustment Event. Interest shall be payable quarterly in arrears in cash on each of March 31, June 30, September 30 and December 31, except if such date is not a Trading Day in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be March 31, 2006. Subject to the limitations set forth in Section 6(b) below, the Holder may, upon written notice to the Company not less than 10 Trading Days prior to an Interest Payment Date, require the Company to pay such interest payable on such Interest Payment Date in shares of Common Stock in accordance with Section 2(c) below.

(b) The Company shall pay the principal balance of this Note to the Holder on the Maturity Date (or such later date or dates (or schedule) as the Holder may, in its sole discretion, determine by written notice to the Company, but not later than December 30, 2009) (the “Principal Payment Date(s)”) in cash. Subject to the limitations set forth in Sections 2(c), 2(d) and 6(b) below, the Company may, upon written notice to the Holder not less than 10 Trading Days prior to a Principal Payment Date, pay the principal due on such Principal Payment Date in shares of Common Stock in accordance with Sections 2(c) and 2(d) below.

(c) In the event that principal or interest is to be paid in shares of Common Stock (subject to the limitations set forth in Section 6(b) below), the number of shares of Common Stock to be issued to the Holder as payment for such interest or principal shall be (i) with respect to interest, determined by dividing the aggregate amount of interest payable to the Holder by the Market Price (as defined below) as of the applicable Interest Payment Date, and rounding up to the nearest whole share, (ii) with respect to principal, determined by dividing the principal balance by the Conversion Price (as adjusted in accordance herewith) and rounding up to the nearest whole share, and paid to the Holder in accordance with Section 2(e) below. The term “Market Price” shall mean 93% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days prior to the applicable Principal Payment Date (not including such date).

(d) The Company may make payments of the principal amount of this Note on a Principal Payment Date in shares of Common Stock pursuant to Section 2(b) if, and only if, (i) all of the Equity Conditions are satisfied on and at all times during the sixty days preceding such Principal Payment Date (or the Holder otherwise waives in writing the Equity Conditions), and (ii) the arithmetic average of the VWAP for each of the 15 consecutive Trading Days prior to such Principal Payment Date is greater than $2.86 (as adjusted for any stock splits, stock combinations and similar events); and in each case only to the extent that (unless and to the extent waived by the Holder) the aggregate number of shares issuable by the Company to the Holder as payment in respect of such Principal Payment Date does not exceed 25% of the arithmetic average of the Daily Trading Volume for each of the 20 consecutive Trading Days preceding such Principal Payment Date. Any payment of principal (or portion thereof) that is not permitted to be paid in Common Stock pursuant to this Section 2(d) shall be paid in cash by the Company on the applicable Principal Payment Date.

(e) In the event that any interest is paid in Common Stock, the Company shall on such Interest Payment Date or Principal Payment Date, as applicable, (i) issue (or cause to be issued) and deliver (or cause to be delivered) to the Holder a certificate, bearing the restrictive legends set forth herein, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) at all times after (x) the Company is eligible to deliver its Common Stock electronically through The Depository Trust Company (the “DTC”) in connection with a resale by the Holder of such shares pursuant to the Registration Statement and (y) the Holder has notified the Company that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with the DTC through its Deposit Withdrawal Agent Commission System.

(f) Notwithstanding the foregoing, the Holder may elect to defer (i) any principal payment prior to the Principal Payment Date and/or (ii) any interest payment prior to its Interest Payment Date. If the Holder elects to defer an interest payment, the Company shall pay such deferred interest payment (together with all other amounts that may be due and payable by the Company) on the Maturity Date or such earlier date as the Holder may otherwise elect in writing (but not prior to the applicable Interest Payment Date when it was otherwise due). If the Holder elects to defer an interest payment, no interest shall accrue on any such deferred amounts.

(g) This Note may not be prepaid in whole or in part absent the consent of the Majority Holders.

3. Ranking and Covenants.

(a) Except as permitted in Section 4.10(a) of the Purchase Agreement, (i) no Indebtedness of the Company is senior to or on a parity with this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, and (ii) the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

(b) So long as any Notes are outstanding, neither the Company nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition of its capital stock (other than pursuant to the Company’s stock option plan or similar employee incentive plan as described in Section 3.1(g) of the Purchase Agreement) or (ii) issue any Floating Price Security (as defined in Section 10(d)(ii)).

(c) If, at any time while any Note is outstanding, the Company or any Subsidiary (i) issues or incurs any Indebtedness for borrowed money, including, without limitation, Indebtedness evidenced by notes, bonds, debentures or other similar instruments, but excluding Indebtedness permitted in Section 4.10(a) of the Purchase Agreement, or (ii) effects any Subsequent Placement (other than the issuance of Common Stock pursuant to the definition of Excluded Stock except for clause (D) thereof), the Company shall notify the Holder of such event and offer to repurchase an amount of this Note from the Holder having an aggregate price (as determined below)

equal to the lesser of (A) the aggregate amount of such Indebtedness or Subsequent Placement, and (B) the aggregate amount required to repurchase this entire Note pursuant to this Section 3(c). All Notes repurchased under this Section 3(c) shall be repurchased at a price equal to the greater of (x) the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares then issuable upon conversion of the Notes purchased (without regard to any restrictions on conversion) and the closing of such repurchase shall occur promptly upon notice from the Holder of an exercise of rights hereunder.

(d) The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) each Note (taking into account the adjustments set forth in Section 10 and subject to the limitations set forth in Section 6(b)), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

4. Registration of Notes. The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers and Exchanges. This Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Note and the Purchase Agreement. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6. Conversion.

(a) At the Option of the Holder. All or any portion of this Note shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 6(b)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date. The Holder shall effect conversions under this Section 6(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 2 attached hereto (the “Conversion Schedule”). If the Holder is converting less than all of the principal amount of this Note, or if a conversion hereunder may not be effected in full due to the application of Section 6(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount (and accrued interest) which has not been converted.

(b) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein or in the Transaction Documents, this Series 2 Note shall not be convertible for any number of shares of Common Stock (nor shall the Company be required or permitted to pay in shares of Common Stock any principal or interest due under the Series 2 Notes), unless the Company obtains stockholder approval. The Holder acknowledges that if such stockholder approval is not obtained, the principal amount (and accrued and unpaid interest thereon) of this Series 2 Note shall be paid only in cash as, if and when due and payable in accordance with the terms of this Series 2 Note.

7. Mechanics of Conversion; Restrictive Legends.

(a) Upon conversion of this Note, the Company shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its reasonable best efforts to deliver the Underlying Shares hereunder electronically through the DTC in connection with a resale by the Holder of such shares pursuant to the Registration Statement.

(b) The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a New Note representing the remaining outstanding principal amount; provided that the cancellation of the original Note shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with the DTC through its Deposit Withdrawal Agent Commission System. Upon surrender of this Note following one or more partial conversions, the Company shall promptly deliver to the Holder a New Note representing the remaining outstanding principal amount.

(c) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares (other than such limitations contemplated by this Note).

(d) If by the fifth Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion.

(e) If by the third Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall either (i) pay cash to the Holder (in addition to any other remedies available to or elected by the Holder) in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(f) Each certificate for Underlying Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend, shall also bear such legend, unless, in the opinion of counsel for the holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

8. Events of Default.

(a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise);

(ii) the Company or any Significant Subsidiary defaults in any of its covenants or other obligations in respect of (A) any Indebtedness permitted by Section 4.10(a) of the Purchase Agreement, or (B) any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary in an amount exceeding $500,000, whether such Indebtedness now exists or is hereafter created, and any such default is not cured within the time permitted by such agreements; or any event or circumstance occurs that with notice or lapse of time would constitute such a default.

(iii) the Company or any Significant Subsidiary is in default under any contract or agreement, financial or otherwise, between the Company or any Significant Subsidiary, as applicable, and any other Person and such default involves claimed actual damages in excess of $1,000,000 or the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default and such default is not waived or cured within 90 days of the occurrence thereof;

(iv) there is entered against the Company or any Significant Subsidiary (A) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000, or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any Significant Subsidiary;

(v) (i) the Company or any Significant Subsidiary is (A) debarred from contracting with any Government Authority, (B) suspended from contracting with any part of any Government Authority for more than 60 days, or (C) subject to a suspension which prevents the Company or any Significant Subsidiary from being granted an award, extension or renewal of a material Government Contract sought by the Company; (ii) a notice of termination for default shall have been issued under any material Government Contract and such notice has not been withdrawn in 60 days; (iii) an investigation by a Government Authority shall have been commenced in connection with any Government Contract or the Company which could result in criminal liability, suspension or debarment; or (iv) the termination of any material Government Contract due to fraud or willful misconduct;

(vi) any provision of any Transaction Document, at any time after the Original Issue Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document or any provision thereof; or the Company or any Subsidiary denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Documents;

(vii) any Security Agreement ceases to give the Agent (as defined in the Security Agreements) the primary benefits thereof, including a perfected, enforceable first priority security interest in, and Lien on, all of the Collateral (as defined therein) subject to the priority of security interests of the Indebtedness permitted under Section 4.10(a) of the Purchase Agreement;

(viii) the occurrence of a Triggering Event; or

(ix) the occurrence of a Bankruptcy Event.

(b) At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of (i) the outstanding principal amount of this Note, at a repurchase price equal to the greater of (A) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon, and (ii) any Underlying Shares issued to the Holder upon conversion of Notes and then owned by the Holder, at a price per share equal to the Event Equity Value of such issuable and issued Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note and certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such certificates have been delivered to the Holder).

(c) Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 8(b) shall immediately become due and payable in full in cash, without any further action by the Holder.

(d) In connection with any Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right incidental thereto.

9. Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

10. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 10(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 10(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in Section 10(a)), (iii) rights or warrants to subscribe for or purchase any security, or

(iv) cash or any other asset (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property (without giving effect to any limitation on conversion in Section 6(b)).

(c) Fundamental Changes. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 10(a)), or (v) there is a Change of Control (each case in clauses (i) through (v) above, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive (except to the extent previously distributed to the Holder pursuant to Section 10(b)), for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change (without giving effect to any limitation on conversion in Section 6(b)), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Note shall thereafter entitle the Holder to purchase the Alternate Consideration;

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Note and the other Transaction Documents; and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Change, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 10(c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change. If any Fundamental Change constitutes or results in a Change of Control, then at the request of the Holder, the Company (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request, equal to the greater of (x) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon.

(d) Subsequent Equity Sales.

(i) If, at any time while this Note is outstanding, the Company directly or indirectly issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal (A) the Effective Price, if such issuance or deemed issuance occurs on or prior to June 30, 2007, or (B) if such issuance or deemed issuance occurs after June 30, 2007, an amount equal to the product of the Conversion Price then in effect multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock which the aggregate purchase price or exercise price for such Common Stock (plus, if applicable, the aggregate consideration received from the issuance of the Common Stock Equivalents) would purchase at the then current Conversion Price and the denominator shall be the number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) If, at any time while this Note is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock and Common Stock Equivalents made pursuant to the definition of Excluded Stock, except for clause (D) thereof.

(e) Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (other than Incentives or pursuant to Incentives), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction.

11. No Fractional Shares. The Company shall not issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section 11, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12. Notices. Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 12.

13. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the restrictions on transfer set forth herein, this Note may be assigned by the Holder. The Company shall not be permitted to assign this Note absent the prior written consent of the Holder.

(b) Subject to Section 12(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

(c) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price (if not otherwise adjusted) shall be amended to appropriately account for such event.

(g) This Note, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Holders or, in the case of a waiver, by the Majority Holders. Any waiver executed by the Majority Holders shall be binding on the Company and all Holders. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. The restrictions set forth in Section 6(b) hereof may not be amended or waived.

(h) The Holder shall have no rights as a holder of Common Stock as a result of being a holder of this Note, except as required by law or rights expressly provided in this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

IRVINE SENSORS CORPORATION

By
Name:
Title:

Schedule 1

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of Senior Secured Convertible Notes (the “Notes”) into shares of common stock, no par value (the “Common Stock”), of Irvine Sensors Corporation, a Delaware corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Notes owned prior to conversion

Principal amount of Notes to be converted (including accrued but unpaid interest thereon)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Principal amount of Notes owned subsequent to Conversion

Name of Holder

By
Name:
Title:

Schedule 2

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions of the Senior Secured Convertible Notes issued by Irvine Sensors Corporation

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion

SCHEDULE OF MATERIAL DIFFERENCES

Note No.	Name of Holder	Principal Amount
S-II-1	Pequot Private Equity Fund III, L.P.	$2,238,895.00
S-II-2	Pequot Offshore Private Equity Partners III, L.P.	$315,612.00

Appendix F

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

IRVINE SENSORS CORPORATION

SERIES 1 WARRANT

Warrant No. [WARRANT NO.]	Dated: December 30, 2005

Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby certifies that, for value received, [NAME OF HOLDER] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [WARRANT SHARES] shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $3.10 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the date that is four years from the date of issuance hereof (the “Expiration Date”), and subject to the following terms and conditions. This Warrant (this “Warrant”) is one of a series of similar Warrants issued pursuant to that certain Securities Purchase Agreement, dated as of December 30, 2005, by and among the Company and the Purchasers identified therein (the “Purchase Agreement”). All such Warrants are referred to herein, collectively, as the “Series 1 Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant and the Purchase Agreement. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4. Exercise and Duration of Warrants.

(a) Subject to the limitations set forth in Section 11 hereof, this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised, and subject to the limitations set forth in Section 11 hereof) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date. Notwithstanding anything to the contrary herein, the Expiration Date shall be extended for each day following the Effective Date that the Registration Statement is not effective.

(b) A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to this Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Delivery of Warrant Shares.

(a) Subject to Section 5(c) below and the limitations set forth in Section 11, upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue (or cause to be issued) and deliver (or cause to be delivered) to the Holder a certificate for Warrant Shares issuable upon such exercise, bearing the restrictive legends as set forth herein. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. The Company shall, upon request of the Holder, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions in connection with a resale by the Holder of such shares pursuant to the Registration Statement.

(b) Subject to Section 5(c) below and the limitations set forth in Section 11 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) Notwithstanding anything to the contrary herein (but subject to the limitations in Section 11), upon any exercise of this Warrant, after the issuance of an aggregate of [WARRANT SHARES] shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) pursuant to this Warrant, the Company shall, at its election, either (i) deliver the applicable Warrant Shares or (ii) pay cash to such Holder in an amount equal to the Black Scholes value of this Warrant with respect to the portion of this Warrant so exercised in excess of [WARRANT SHARES] shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events), determined as of the date of exercise (the “Cash Amount”). The portion of this Warrant in respect of which the Cash Amount has been paid shall be cancelled and retired and the Company shall have no further obligation with respect thereto.

(d) In addition to any other rights available to a Holder, if the Company fails to deliver or cause to be delivered to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the

Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(e) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(f) Each certificate for Warrant Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend, unless, in the opinion of counsel for the Holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (unless previously distributed pursuant to Section 9(c)) (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above), or (v) there is a Change of Control (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive), upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. In the event of a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 9(c),

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant and the Purchase Agreement, and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such request.

(d) Subsequent Equity Sales.

(i) If, at any time while this Warrant is outstanding, the Company directly or indirectly issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Exercise Price (as adjusted hereunder to such date), then, subject to the limitations set forth in Section 11 below, the Exercise Price shall be reduced to equal (x) the Effective Price, if such issuance occurs on or prior to June 30, 2007, or (y) if such issuance occurs after June 30, 2007, an amount equal to the product of the Exercise Price then in effect multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock which the aggregate purchase price or exercise price for such Common Stock (plus, if applicable, the aggregate consideration received from the issuance of the Common Stock Equivalents) would purchase at the then current Exercise Price and the denominator shall be the number of shares of Common Stock outstanding or deemed outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) If, at any time while this Warrant is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a

“Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock or Common Stock Equivalents made pursuant to the definition of Excluded Stock except for clause (D) thereof.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a), (b) or (d) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (other than Incentives or pursuant to Incentives), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price. The Holder, at its election, may either pay the Exercise Price in immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock .

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange or through the Nasdaq Stock Market, the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the five consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and asked prices as of five business days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of the Common Stock as of the date of exercise, as determined by an independent appraiser selected in good faith by the Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

11. Limitation on Exercise. Notwithstanding anything to the contrary contained herein or in the Transaction Documents, the maximum number of shares of Common Stock that the Company may issue in the aggregate pursuant to the Series 1 Notes shall equal 2,863,651 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) and the maximum number of shares of Common Stock that the Company may issue in the aggregate pursuant to the Series 1 Warrants shall equal 1,002,278 shares of Common Stock (as adjusted for any stock splits, stock combinations and similar events) (collectively, the “Issuable Maximum,” which does not exceed 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date), unless the Company obtains stockholder approval. If, at the time any Holder requests an exercise of any of the Series 1 Warrants and/or a conversion of any of the Series 1 Notes (or the Company is required or permitted to pay in shares of Common Stock any principal or interest due under the Series 1 Notes), the Actual Minimum would cause the Issuable Maximum to be exceeded (and if the Company has not previously obtained the required stockholder approval), then the Company shall issue to the Holder requesting such exercise and/or such conversion (and/or such payment of principal or interest) a number of shares of Common Stock not exceeding such Holder’s pro-rata portion of the Issuable Maximum (based on such Holder’s share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Warrant Shares previously issued to such Holder), and the balance shall be paid in cash as provided in Section 5(c) above. For the purposes hereof, “Actual Minimum” shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, without giving effect to (x) any limits on the number of shares of Common Stock that may be owned by a Holder at any one time, or (y) any additional Underlying Shares that could be issuable as a result of any future possible adjustments made under Section 9(d).

12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share or right to purchase the nearest whole share, as the case may be.

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by a nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 13.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days during any period occurring after the Required Effectiveness Date in which (i) trading in the Common Stock is suspended by any Trading Market, (ii) the Registration Statement is not effective, or (iii) the prospectus included in the Registration Statement may not be used by the Holders for the resale of Registrable Securities thereunder.

16. Miscellaneous.

(a) Notwithstanding anything else to the contrary herein, in the event that the Company solicits the vote of its stockholders on any proposal to (i) issue any Underlying Shares in excess of the Issuable Maximum or (ii) issue securities of the Company in connection with the acquisition of Optex Systems, Inc., any Underlying Shares issued and outstanding at such time shall not be entitled to be voted to approve such proposals, to the extent required by the rules and regulations of the Trading Market.

(b) Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction or with the prior written consent of the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The restrictions set forth in Sections 11 and 16(a) hereof may not be amended or waived.

(c) The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(d) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE). EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(e) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(f) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(g) The Holder shall have no rights as a holder of Common Stock as a result of being a holder of this Warrant, except as required by law or rights expressly provided in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

IRVINE SENSORS CORPORATION

By:
Name:
Title:

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: IRVINE SENSORS CORPORATION

The undersigned is the Holder of Warrant No.             (the “Warrant”) issued by Irvine Sensors Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	“Cash Exercise” under Section 10

☐	“Cashless Exercise” under Section 10

4.	If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the Holder Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of Warrant Shares.

7.	The undersigned hereby represents and warrants that the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and that the undersigned is acquiring the Warrant Shares for its own account for investment purposes only, and not for resale or with a view to distribution of such Warrant Shares or any part thereof in violation of applicable securities laws, without prejudice, however, to the undersigned’s rights at all times to sell or otherwise dispose of all or any part of such Warrant Shares in compliance with applicable federal and state securities laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be duly executed as of the date indicated below.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                              the right represented by the within Warrant to purchase                      shares of Common Stock of Irvine Sensors Corporation to which the within Warrant relates and appoints                              attorney to transfer said right on the books of Irvine Sensors Corporation with full power of substitution in the premises.

Dated:                             ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

SCHEDULE OF MATERIAL DIFFERENCES

Warrant No.	Name of Holder	Warrant Shares
S-I-1	Pequot Private Equity Fund III, L.P.	878,446
S-I-2	Pequot Offshore Private Equity Partners III, L.P.	123,832

Appendix G

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

IRVINE SENSORS CORPORATION

SERIES 2 WARRANT

Warrant No. [WARRANT NO.]	Dated: December 30, 2005

Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby certifies that, for value received, [NAME OF HOLDER] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [WARRANT SHARES] shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $3.10 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the date that is four years from the date of issuance hereof (the “Expiration Date”), and subject to the following terms and conditions. This Warrant (this “Warrant”) is one of a series of similar Warrants issued pursuant to that certain Securities Purchase Agreement, dated as of December 30, 2005, by and among the Company and the Purchasers identified therein (the “Purchase Agreement”). All such Warrants are referred to herein, collectively, as the “Series 2 Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant and the Purchase Agreement. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4. Exercise and Duration of Warrants.

(a) Subject to the limitations set forth in Section 11 hereof, this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised, and subject to the limitations set forth in Section 11 hereof) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date. Notwithstanding anything to the contrary herein, the Expiration Date shall be extended for each day following the Effective Date that the Registration Statement is not effective.

(b) A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to this Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue (or cause to be issued) and deliver (or cause to be delivered) to the Holder a certificate for Warrant Shares issuable upon such exercise, bearing the restrictive legends as set forth herein. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. The Company shall, upon request of the Holder, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions in connection with a resale by the Holder of such shares pursuant to the Registration Statement.

(b) Subject to the limitations set forth in Section 11 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) In addition to any other rights available to a Holder, if the Company fails to deliver or cause to be delivered to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(d) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e) Each certificate for Warrant Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend, unless, in the opinion of counsel for the Holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (unless previously distributed pursuant to Section 9(c)) (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above), or (v) there is a Change of Control (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive), upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. In the event of a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 9(c),

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger,

statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant and the Purchase Agreement, and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing

Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such request.

(d) Subsequent Equity Sales.

(i) If, at any time while this Warrant is outstanding, the Company directly or indirectly issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Exercise Price (as adjusted hereunder to such date), then, subject to the limitations set forth in Section 11 below, the Exercise Price shall be reduced to equal (x) the Effective Price, if such issuance occurs on or prior to June 30, 2007, or (y) if such issuance occurs after June 30, 2007, an amount equal to the product of the Exercise Price then in effect multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock which the aggregate purchase price or exercise price for such Common Stock (plus, if applicable, the aggregate consideration received from the issuance of the Common Stock Equivalents) would purchase at the then current Exercise Price and the denominator shall be the number of shares of Common Stock outstanding or deemed outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) If, at any time while this Warrant is outstanding, the Company directly or indirectly issues

Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock or Common Stock Equivalents made pursuant to the definition of Excluded Stock except for clause (D) thereof.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a), (b) or (d) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (other than Incentives or pursuant to Incentives), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price. The Holder, at its election, may either pay the Exercise Price in immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock .

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange or through the Nasdaq Stock Market, the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the five consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and asked prices as of five business days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of the Common Stock as of the date of exercise, as determined by an independent appraiser selected in good faith by the Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

11. Limitation on Exercise. Notwithstanding anything to the contrary contained herein or in the Transaction Documents, this Series 2 Warrant shall not be exercisable for any number of shares of Common Stock, unless the Company obtains stockholder approval. The Holder acknowledges that if such stockholder approval is not obtained prior to the expiration of this Series 2 Warrant, it shall become null and void without ever having been exercisable by the Holder.

12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share or right to purchase the nearest whole share, as the case may be.

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any

Trading Day, (iii) the Trading Day following the date of mailing, if sent by a nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 13.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days during any period occurring after the Required Effectiveness Date in which (i) trading in the Common Stock is suspended by any Trading Market, (ii) the Registration Statement is not effective, or (iii) the prospectus included in the Registration Statement may not be used by the Holders for the resale of Registrable Securities thereunder.

16. Miscellaneous.

(a) Notwithstanding anything else to the contrary herein, in the event that the Company solicits the vote of its stockholders on any proposal to (i) issue any Underlying Shares in excess of the Issuable Maximum or (ii) issue securities of the Company in connection with the acquisition of Optex Systems, Inc., any Underlying Shares issued and outstanding at such time shall not be entitled to be voted to approve such proposals, to the extent required by the rules and regulations of the Trading Market.

(b) Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction or with the prior written consent of the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The restrictions set forth in Sections 11 and 16(a) hereof may not be amended or waived.

(c) The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(d) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS GOVERNED BY CORPORATE LAW IN THE STATE OF DELAWARE). EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(e) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(f) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(g) The Holder shall have no rights as a holder of Common Stock as a result of being a holder of this Warrant, except as required by law or rights expressly provided in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

IRVINE SENSORS CORPORATION

By:
Name:
Title:

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: IRVINE SENSORS CORPORATION

The undersigned is the Holder of Warrant No.                      (the “Warrant”) issued by Irvine Sensors Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	“Cash Exercise” under Section 10

☐	“Cashless Exercise” under Section 10

4.	If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the Holder Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of Warrant Shares.

7.	The undersigned hereby represents and warrants that the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and that the undersigned is acquiring the Warrant Shares for its own account for investment purposes only, and not for resale or with a view to distribution of such Warrant Shares or any part thereof in violation of applicable securities laws, without prejudice, however, to the undersigned’s rights at all times to sell or otherwise dispose of all or any part of such Warrant Shares in compliance with applicable federal and state securities laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be duly executed as of the date indicated below.

Dated:	,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      the right represented by the within Warrant to purchase                      shares of Common Stock of Irvine Sensors Corporation to which the within Warrant relates and appoints                      attorney to transfer said right on the books of Irvine Sensors Corporation with full power of substitution in the premises.

Dated:                    ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

SCHEDULE OF MATERIAL DIFFERENCES

Warrant No.	Name of Holder	Warrant Shares
S-II-1	Pequot Private Equity Fund III, L.P.	301,390
S-II-2	Pequot Offshore Private Equity Partners III, L.P.	42,486

Appendix H

IRVINE SENSORS CORPORATION

2006 OMNIBUS INCENTIVE PLAN

Table of Contents

Section 1.	Purpose	H-1

Section 2.	Definitions	H-1

Section 3.	Administration	H-4
(a)	Power and Authority of the Committee	H-4
(b)	Power and Authority of the Board	H-5

Section 4.	Shares Available for Awards	H-5
(a)	Shares Available	H-5
(b)	Accounting for Awards	H-5
(c)	Adjustments	H-5
(d)	Section 162(m) Award Limitations Under the Plan	H-6

Section 5.	Eligibility	H-6

Section 6.	Awards	H-7
(a)	Options	H-7
(b)	Stock Appreciation Rights	H-8
(c)	Restricted Stock and Restricted Stock Units	H-8
(d)	Performance Awards	H-9
(e)	Dividend Equivalents	H-9
(f)	Other Stock Grants	H-9
(g)	Other Stock-Based Awards	H-10
(h)	General	H-10

Section 7.	Amendment and Termination; Adjustments	H-13
(a)	Amendments to the Plan	H-13
(b)	Amendments to Awards	H-14
(c)	Correction of Defects, Omissions and Inconsistencies	H-14

Section 8.	Income Tax Withholding	H-14

Section 9.	General Provisions	H-14
(a)	No Rights to Awards	H-14
(b)	Award Agreements	H-14
(c)	Plan Provisions Control	H-14
(d)	No Rights of Stockholders	H-15
(e)	No Limit on Other Compensation Arrangements	H-15
(f)	No Right to Employment	H-15
(g)	Governing Law	H-15
(h)	Severability	H-15
(i)	No Trust or Fund Created	H-16
(j)	Other Benefits	H-16

ii

(k)	No Fractional Shares	H-16
(l)	Headings	H-16
(m)	Section 16 Compliance; Section 162(m) Administration	H-16
(n)	Conditions Precedent to Issuance of Shares	H-16

Section 10.	Effective Date of the Plan	H-16

Section 11.	Term of the Plan	H-17

iii

IRVINE SENSORS CORPORATION

2006 OMNIBUS INCENTIVE PLAN

Section 1.	Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of the Company, to offer such persons incentives to continue in the Company’s employ or service and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company.

Section 2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean one or more committees of Directors designated by the Board to administer the Plan, of which the Company’s compensation committee shall initially be the primary committee. The primary Committee shall be comprised of at least two Directors but not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the primary Committee shall be a “Non-Employee Director” and an “Outside Director.” Any secondary Committee shall be comprised of at least two Directors.

(g) “Company” shall mean Irvine Sensors Corporation, a Delaware corporation, and any successor corporation.

(h) “Director” shall mean a member of the Board, including any Non-Employee Director.

(i) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(j) “Eligible Person” shall mean any employee, officer, consultant, advisor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, and unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then listed on the Nasdaq Capital Market, the average of the high and low sales price of one Share as reported on the Nasdaq Capital Market on such date or, if the Nasdaq Capital Market is not open for trading on such date, on the most recent preceding date when it is open for trading.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(n) “Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by Participant, (ii) any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or of any Affiliate), or (iii) any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner. However, if the term or concept has been defined in an employment agreement between the Company and Participant, then Misconduct shall have the definition set forth in such employment agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss any Participant or other person in the Service of the Company (or any Affiliate) for any other acts or omissions but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(o) “Non-Employee Director” shall mean any Director who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3 (which term “Non-Employee Director” is defined in this paragraph for purposes of the definition of “Committee” only and is not intended to define such term as used elsewhere in the Plan).

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Other Stock Grant” shall mean any right granted under Section 6(f) of the Plan.

(s) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(t) “Outside Director” shall mean any Director who is an “outside director” within the meaning of Section 162(m) of the Code.

(u) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(v) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(w) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(x) “Permanent Disability” shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

(y) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(z) “Plan” shall mean the Irvine Sensors Corporation 2006 Omnibus Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(aa) “Qualified Performance Based Award” shall have the meaning set forth in Section 6(d) of the Plan.

(bb) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(cc) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or evidencing the right to receive a cash payment equal to the Fair Market Value of a Share if explicitly so provided in the Award Agreement) at some future date.

(dd) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(ee) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(ff) “Securities Act” shall mean the Securities Act of 1933, as amended.

(gg) “Service” shall mean the performance of services for the Company (or any Affiliate) by a person in the capacity of an employee, a member of the board of directors or a consultant, except to the extent otherwise specifically provided in the Award Agreement.

(hh) “Share” or “Shares” shall mean a share or shares of common stock, $0.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ii) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.	Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Board and the primary Committee. The Board may designate a secondary Committee to have concurrent authority to administer the Plan, provided that the secondary Committee shall not have any authority (i) with regard to grants of Options to be made to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code or (iii) in such a manner as would contravene Section 157 of the Delaware General Corporation Law. Any Awards made to members of the Committee, however, should be authorized by a disinterested majority of the Board. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award

Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 4.	Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 1,900,000, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on October 2, 2006 equal to the lesser of (i) 1,000,000 Shares or (ii) such lesser number as determined by the Board. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,900,000, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 1,900,000, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d) Section 162(m) Award Limitations Under the Plan.

Notwithstanding any other provision of the Plan other than Section 4(c), if the Committee provides that this Section 4(d) is applicable to a particular Award, no Participant receiving such an Award shall be granted: (i) Options or SARs with respect to more than 500,000 Shares in the aggregate within any fiscal year of the Company; or (ii) Qualified Performance Based Awards which could result in such Participant receiving more than $1,500,000 in cash or the equivalent Fair Market Value of Shares determined at the date of grant for each full or partial fiscal year of the Company contained in the performance period of a particular Qualified Performance Based Award, provided, however, that, if any other Qualified Performance Based Awards are outstanding for such Participant for a given fiscal year, such dollar limitation shall be reduced for each such given fiscal year by the amount that could be received by the Participant under all such Qualified Performance Based Awards, divided, for each such Qualified Performance Based Award, by the number of full or partial fiscal years of the Company contained in the performance period of each such outstanding Qualified Performance Based Award; provided, however, that the limitations set forth in this Section 4(d) shall be subject to adjustment under Section 4(c) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under Section 6(d) to qualify as “performance based compensation” under Section 162(m) of the Code.

Section 5.	Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.	Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee shall have the discretion to grant Options that are exercisable for unvested Shares. Should the Participant’s Service cease while the Shares issued upon the early exercise of the Participant’s Options are still unvested, the Company shall have the right to repurchase any or all of those unvested Shares at a price per share determined by the Committee. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the Award Agreement. Any repurchases must be made in compliance with the relevant provisions of Delaware law.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A) The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of

Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

(D) The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Inventive Stock Option.

(E) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive a number of Shares equal to the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (b) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii) Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of Service (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. From time to time, the Committee may designate an Award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Based Award”). Qualified Performance Based Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Qualified Performance Based Awards to the extent required by Section 162(m).

(e) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f) Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(g) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Limits on Transfer of Awards. No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided, further, that, if so determined by the Committee, a Participant may, at any time that such Participant holds such Option, transfer a Non-Qualified Stock Option to any “Family Member” (as such term is defined in the General

Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act), or to an inter vivos or testamentary trust in which Family Members have a beneficial interest of more than 50% and which provides that such Option is to be transferred to the beneficiaries upon Participant’s death, provided that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer, provided, further, that, if so determined by the Committee and except in the case of an Incentive Stock Option, Awards may be transferable as determined by the Committee. Except as otherwise determined by the Committee, each Award (other than an Incentive Stock Option) or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee, no Award (other than an Incentive Stock Option) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Term of Awards. The term of each Award shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange. No Shares or other assets shall be issued or delivered pursuant to the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable pursuant to the Plan, and all applicable listing requirements of any stock exchange or trading system, including the Nasdaq Stock Market, on which Common Stock is then traded. No Shares shall be issued or delivered pursuant to the Plan if doing so would violate any internal policies of the Company.

(vii) Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled and replaced with Options or Stock Appreciation Rights having a lower exercise or grant price, without the approval of the stockholders of the Company.

(viii) Additional California Restrictions on Exercise, Minimum Vesting and Transferability; California Information Requirements. If the Award is not exempt from California securities laws, the following additional provisions shall apply to such Award granted to an Eligible Person who resides in the State of California:

(A) The Committee may not impose a vesting schedule upon any Award which is more restrictive than 20% per year vesting, with the initial vesting to occur not later than one year after the grant date. However, such limitation shall not apply to any Awards made to Participants who are officers, directors or consultants of the Company.

(B) With respect to Options granted to a Participant who, at the time such Option is granted, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company or of its Affiliates possessing voting power, the purchase price per Share purchasable under such Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Option.

(C) With respect to Awards other than Options, the purchase price per Share issued shall not be less than 85% of the Fair Market Value per Share of Common Stock at the time such Award is granted or at the time the purchase is consummated. However, the purchase price per Share of Common Stock issued, under an Award other than an Option, to a Participant who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company or of its Affiliates possessing voting power, shall not be less than 100% of such Fair Market Value.

(D) With respect to Options, unless Participant’s Service is terminated for Misconduct (in which case the Option shall terminate immediately), the Option (to the extent it is vested and exercisable at the time Optionee’s Service ceases) must remain exercisable, following Participant’s termination of Service, for at least (a) six months if Participant’s Service terminates due to death or Permanent Disability or (b) thirty days in all other cases.

(E) To the extent it is specified in an Award Agreement that the Company and/or its stockholders shall have the right to repurchase any or all of the unvested Shares held by a Participant when such person’s Service ceases, the repurchase right must satisfy the following conditions: (i) the repurchase price shall not be less than the original purchase price, (ii) the Company’s right to repurchase the unvested Shares must lapse at the rate of at least 20% per year over five years from the grant date; (ii) the Company’s repurchase right must be exercised within ninety days of the date that Service ceased (or of the date the shares were purchased, if later); and (iii) the repurchase price must be paid in the form of cash or cancellation of the purchase money indebtedness for the Shares.

(F) Awards shall not be transferable other than by will, by the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act.

(G) At no time shall the total number of securities issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan or agreement of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of California Code of Regulations Title 10, Section 260.140.45, based on the securities of the Company which are outstanding at the time the calculation is made, unless a higher percentage is approved by at least two-thirds of the outstanding securities entitled to vote.

(H) Annually, the Company shall deliver or cause to be delivered to each Participant, no later than such information is delivered to the Company’s security holders, one of the following: (i) the Company’s annual report to security holders containing the information required by Rule 14a-3(b) under the Exchange Act for its latest fiscal year; (ii) the Company’s annual report on Form 10-K for its latest fiscal year; (iii) the Company’s latest prospectus filed pursuant to 424(b) under the Securities Act that contains audited financial statements for the latest fiscal year, provided that the financial statements are not incorporated by reference from another filing, and provided further that such prospectus contains substantially the information required by Rule 14a-3(b); or (iv) the Company’s effective Exchange Act registration statement containing audited financial statements for the latest fiscal year.

Section 7.	Amendment and Termination; Adjustments

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i) violates the rules or regulations of the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to the Company;

(ii) causes the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan;

(iii) increases the number of shares authorized under the Plan as specified in Section 4(a);

(iv) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i) and 6(b) of the Plan or the repricing of Options or Stock Appreciation Rights, as prohibited by Section 6(h)(vii) of the Plan; or

(v) would prevent the grant of Options or Stock Appreciation Rights that would qualify under Section 162(m) of the Code.

(b) Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.	Income Tax Withholding

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal, state and local taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.	General Provisions

(a) No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Stockholders. Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or Service at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Awards granted hereunder shall not form any part of the wages or salary of any Eligible Person for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m) Section 16 Compliance; Section 162(m) Administration. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Persons. With respect to Options and Stock Appreciation Rights, the Company intends to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(n) Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to the exercise or payment of the purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable Stock Exchange and the Delaware General Corporation Law. As a condition to the exercise or payment of the purchase price relating to such Award, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

Section 10.	Effective Date of the Plan

The Plan shall be effective upon approval by the Company’s stockholders.

Section 11.	Term of the Plan

No Award shall be granted under the Plan after the tenth anniversary of the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company, or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF IRVINE SENSORS CORPORATION

2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 26, 2006, and the Annual Report on Form 10-K for the fiscal year ended October 2, 2005, and hereby appoints Robert G. Richards and John C. Carson, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 28, 2006 at 1:00 p.m., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, and at any adjournment or adjournments thereof, and to vote all shares of equity securities to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 5 AND FOR PROPOSALS 1, 2, 3, 4, 6 AND 7, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, signed and dated on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Approval of issuance of 2,692,308 shares of common stock to Timothy Looney upon exercise of the buyer option	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.     Approval of issuance of 192,308 shares of common stock to one of the company’s directors, Chris Toffales, or his consulting firm, in lieu of payment of a cash success fee earned in connection with the initial acquisition, and the issuance of additional shares of common stock in the future should Mr. Toffalles, or his consulting firm, earn additional success fees under a consulting agreement

						FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR	AGAINST	ABSTAIN

2.     Approval of the issuance to Pequot of 982,503 shares of common stock upon conversion of series 2 senior subordinated secured convertible notes in the aggregate principal amount of $2,554,507 issued to finance the initial acquisition, the issuance to Pequot of 343,876 shares of common stock upon exercise of related series 2 warrants and the issuance of additional shares of common stock for the conversion and exercise of the series 1 notes and series 1 warrants exceeding 3,865,929 shares, for the repayment of interest under all notes and for any anti-dilution adjustments under all notes and all warrants issued to pequot

	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				5. Approval of the Irvine Sensors Corporation 2006 Omnibus Incentive Plan and the reservation of 1,900,000 shares of common stock for issuance thereunder		☐	☐	☐

				6. To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified.		FOR ALL nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for ALL nominees listed below

	FOR	AGAINST	ABSTAIN

3.     Approval of issuance of a warrant to purchase up to 84,860 shares of common stock, and the issuance of the underlying shares of common stock upon exercise of such warrant, to the holder of the company’s senior secured bank debt, which debt was used to finance the initial acquisition

	☐	☐	☐	01 Mel R. Brashears 02 John C. Carson 03 Marc Dumont 04 Martin Hale, Jr. 05 Thomas M. Kelly	06 Clifford Pike 07 Frank Ragano 08 Robert G. Richards 09 Chris Toffales	☐	☐
(Instruction: To withhold the authority to vote for any individual nominee, write the number of that nominee in the space provided below.) _______________________________________________________
						FOR	AGAINST	ABSTAIN
				7. To ratify the appointment of Grant Thornton LLP as the independent auditors of the company for the fiscal year ending October 1, 2006; and		☐	☐	☐
8. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

Signature	Date	Signature	Date

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his name appears hereon and returned promptly in the enclosed envelope. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

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